     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 11, 2003



                                                      REGISTRATION NO. 333-97849
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                 ---------------


                         POST-EFFECTIVE AMENDMENT NO. 3
                                       ON
                                    FORM S-1
                                       TO
                                    FORM S-4
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                 ---------------
                           BERRY PLASTICS CORPORATION
                     GUARANTORS LISTED ON SCHEDULE A HERETO
           (Exact Name of Registrants as Specified in their Charters)


            DELAWARE                            3089                      35-1813706
(State or Other Jurisdiction of     (Primary Standard Industrial       (I.R.S. Employer
 Incorporation or Organization)      Classification Code Number)     Identification No.)

                                101 OAKLEY STREET
                            EVANSVILLE, INDIANA 47710
                                 (812) 424-2904
  (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                   Registrant's Principal Executive Offices)
                                 ---------------
                               JAMES M. KRATOCHVIL
               EXECUTIVE VICE PRESIDENT, CHIEF FINANCIAL OFFICER,
                             TREASURER AND SECRETARY
                           BERRY PLASTICS CORPORATION
                                101 OAKLEY STREET
                            EVANSVILLE, INDIANA 47710
                                 (812) 424-2904
 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                             of Agent for Service)
                                 ---------------

                                    COPY TO:
                             STUART H. GELFOND, ESQ.
                    FRIED, FRANK, HARRIS, SHRIVER & JACOBSON
                               ONE NEW YORK PLAZA
                            NEW YORK, NEW YORK 10004
                                 (212) 859-8000
      APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: As soon as practicable after the effective date of this amended Registration Statement.



      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]



      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]



      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]



      If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]



      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]



                         CALCULATION OF REGISTRATION FEE



                                                                            PROPOSED            PROPOSED
                                                                             MAXIMUM             MAXIMUM             AMOUNT OF
          TITLE OF EACH CLASS OF                       AMOUNT TO BE       OFFERING PRICE        AGGREGATE          REGISTRATION
        SECURITIES TO BE REGISTERED                     REGISTERED          PER NOTE(1)       OFFERING PRICE            FEE
-------------------------------------------------      -------------      --------------      --------------       ---------------
10 3/4% Senior Subordinated Notes due 2012 ......      $ 250,000,000                100%       $ 250,000,000       $      23,000(3)
                                                       -------------      -------------        -------------       -------------
Guarantees of 10 3/4% Senior Subordinated Notes
  due 2012 ......................................      $ 250,000,000                 (2)                  (2)                 (2)
                                                       -------------      -------------        -------------       -------------



----------
(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(f) under the Securities Act.

(2) No separate filing fee is required pursuant to Rule 457(n) under the Securities Act.
(3) The securities covered by the market-making prospectus contained in this registration statement have been previously registered under the Securities Act of 1933, under the registration statement on Form S-4 filed by the Registrants (File No. 333-97849). In accordance with Rule 457(a), registration fees have been previously paid with respect thereto.

                                 ---------------

      THE REGISTRANTS HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANTS SHALL FILE A FURTHER AMENDMENT WHICH SHALL SPECIFICALLY STATE THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
================================================================================

                                   SCHEDULE A

                                   GUARANTORS

                             BPC Holding Corporation
                             Berry Iowa Corporation
                             Packerware Corporation
                              Knight Plastics, Inc.
                           Berry Sterling Corporation
                        Berry Plastics Design Corporation
                              Poly-Seal Corporation
                             Venture Packaging, Inc.
                            Venture Packaging Midwest
                     Berry Plastics Technical Services, Inc.
                             CPI Holding Corporation
                            Cardinal Packaging, Inc.
                                 Aero Con, Inc.
                           Berry Tri-Plas Corporation
                   Berry Plastics Acquisition Corporation III
                                  Pescor, Inc.
                    Berry Plastics Acquisition Corporation IV
                    Berry Plastics Acquisition Corporation V
                    Berry Plastics Acquisition Corporation VI
                   Berry Plastics Acquisition Corporation VII
                   Berry Plastics Acquisition Corporation VIII
                    Berry Plastics Acquisition Corporation IX
                    Berry Plastics Acquisition Corporation X
                    Berry Plastics Acquisition Corporation XI
                   Berry Plastics Acquisition Corporation XII
                   Berry Plastics Acquisition Corporation XIII
                 Berry Plastics Acquisition Corporation XIV, LLC Berry Plastics Acquisition Corporation XV, LLC

                                EXPLANATORY NOTE

This registration statement contains a form of prospectus supplement that may be used by J.P. Morgan Securities Inc. and Goldman, Sachs & Co. in connection with offers and sales of the notes in market-making transactions.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.



                   SUBJECT TO COMPLETION. DATED JUNE 11, 2003



Preliminary Prospectus

[BERRY PLASTICS CORPORATION LOGO]

Berry Plastics Corporation

$250,000,000
10 3/4% Senior Subordinated Notes Due 2012

Interest payable January 15 and July 15

The 10 3/4% senior subordinated notes due 2012 offered hereby were issued on or about September 17, 2002 in exchange for the 10 3/4% senior subordinated notes due 2012 originally issued on July 22, 2002. We refer to the notes issued in the exchange and the original notes collectively as the notes.

The notes will mature on July 15, 2012. Interest accrues from July 22, 2002, and the first interest payment date was January 15, 2003.

We may redeem the notes, in whole or part, at any time beginning on July 15, 2007. In addition, before July 15, 2005, we may redeem up to 35% of the notes with the net cash proceeds of certain equity offerings. The redemption prices are described on page 53. If we sell certain of our assets or experience specific kinds of changes in control, we must offer to purchase the notes.

The notes are guaranteed by BPC Holding Corporation, and all of our existing and future domestic subsidiaries, except as provided herein. The notes are not guaranteed by our foreign subsidiaries: Berry Plastics Acquisition Corporation II, NIM Holdings Limited, Berry Plastics U.K. Limited, Norwich Acquisition Limited, Capsol Berry Plastics S.p.a. or Ociesse S.r.l. The notes will not be guaranteed by any foreign subsidiaries in the future unless any such foreign subsidiary guarantees any senior indebtedness of ours or any of our subsidiaries (other than that of another foreign subsidiary). The notes are subordinated in right of payment to all obligations of our non-guarantors subsidiaries. The notes are also subordinated in right of payment to all existing and future senior indebtedness, rank equally in right of payment with any existing and future senior subordinated indebtedness and are senior in right of payment to all future subordinated obligations. The notes are also effectively subordinated to all of our and our subsidiaries' secured indebtedness to the extent of the value of the assets securing such indebtedness.

We do not intend to apply for listing of the notes on any securities exchange or automated quotation system.

Certain private equity funds managed by affiliates of Goldman, Sachs & Co. and J.P. Morgan Securities Inc. own a substantial majority of the equity of BPC Holding, our parent company.

SEE "RISK FACTORS" BEGINNING ON PAGE 6 FOR A DISCUSSION OF CERTAIN RISKS THAT YOU SHOULD CONSIDER IN CONNECTION WITH AN INVESTMENT IN THE NOTES.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

---------------
This prospectus has been prepared for and will be used by J.P. Morgan Securities Inc. and Goldman, Sachs & Co. in connection with offers and sales of the notes in market-making transactions in the notes. These transactions may occur at prices related to prevailing market prices at the time of sales or at negotiated prices. J.P. Morgan Securities Inc. and Goldman, Sachs & Co. may act as principal or agent in these transactions. We will not receive any proceeds of such sales.

JPMORGAN                                                    GOLDMAN, SACHS & CO.

         ,  2003

                                TABLE OF CONTENTS

IN MAKING YOUR INVESTMENT DECISION REGARDING THE NOTES, YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH ANY OTHER INFORMATION. IF YOU RECEIVE ANY OTHER INFORMATION YOU SHOULD NOT RELY ON IT.

YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE AS OF ANY OTHER DATE THAN THAT ON THE FRONT COVER OF THIS PROSPECTUS.



                                                                                                                                PAGE
                                                                                                                                ----
Prospectus summary................................................................................................................1
Risk factors......................................................................................................................6
The acquisition..................................................................................................................13
Use of proceeds..................................................................................................................14
Capitalization...................................................................................................................15
Unaudited pro forma financial information........................................................................................16
Selected consolidated financial data.............................................................................................18
Management's discussion and analysis of financial condition and results of operations............................................20
Business.........................................................................................................................27
Management.......................................................................................................................37
Principal Stockholders...........................................................................................................43
Related party transactions.......................................................................................................45
Description of other indebtedness................................................................................................48
Description of the notes.........................................................................................................52
Material U.S. federal tax considerations.........................................................................................92
ERISA considerations.............................................................................................................97
Plan of distribution.............................................................................................................99
Legal matters....................................................................................................................99
Independent auditors.............................................................................................................99
Where you can find more information..............................................................................................99
Index to Financial Statements...................................................................................................F-1



                                 ---------------
Berry Plastics Corporation is a Delaware corporation. Our principal executive offices are located at 101 Oakley Street, Evansville, Indiana, 47710, and our telephone number at that address is 812-424-2904.

In this prospectus, unless the context otherwise requires, "BPC Holding" or "Holding" refer to BPC Holding Corporation, "we," "our" or "us" refer to BPC Holding Corporation together with its consolidated subsidiaries, "Berry Plastics" or "the company" refer to Berry Plastics Corporation, a wholly owned subsidiary of BPC Holding and the issuer of the notes, and "initial purchasers" refers to the firms listed on the cover of this prospectus. Unless otherwise indicated, all references in this prospectus to fiscal years are to the 52/53 week period ending on the Saturday closest to December 31. Unless the context requires otherwise, all references in this prospectus to "2002," "2001," "2000," "1999" and "1998," or to such periods as fiscal years, relate to the fiscal years ended December 28, 2002, December 29, 2001, December 30, 2000, January 1, 2000 and January 2, 1999, respectively. For 2002, the results under Holding's prior ownership have been combined with results subsequent to the merger of GS Berry Acquisition Corp. with and into BPC Holding on July 22, 2002, which is referred to in this prospectus as "the Acquisition." The "notes" refers to the 10-3/4% senior subordinated notes due 2012 offered pursuant to this prospectus. In addition, we may issue additional notes, under the indenture governing the notes subject to the terms of the indenture, and these additional notes would also be included in the term "notes".

                                 ---------------
NO DEALER, SALESPERSON, OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY US. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR SOLICITATION OF AN OFFER TO BUY, TO ANY PERSON IN ANY JURISDICTION IN WHICH SUCH AN OFFER TO SELL OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE OF THIS PROSPECTUS.

                         CAUTIONARY STATEMENT REGARDING
                           FORWARD-LOOKING STATEMENTS


This prospectus includes "forward-looking statements," within the meaning of
Section 27A of the Securities Act and Section 21E of the Exchange Act, with respect to our financial condition, results of operations and business and our expectations or beliefs concerning future events. Such statements include, in particular, statements about our plans, strategies and prospects under the headings "Prospectus summary," "Management's discussion and analysis of financial condition and results of operations" and "Business." You can identify certain forward-looking statements by our use of forward-looking terminology such as, but not limited to, "believes," "expects," "anticipates," "estimates," "intends," "plans," "targets," "likely," "will," "would," "could" and similar expressions identify forward-looking statements.

All forward-looking statements involve risks and uncertainties. Many risks and uncertainties are inherent in our industry and markets. Others are more specific to our operations. The occurrence of the events described and the achievement of the expected results depend on many events, some or all of which are not predictable or within our control. Actual results may differ materially from the forward-looking statements contained in this prospectus.

Factors that could cause actual results to differ materially from those expressed or implied by the forward-looking statements include:

      -     risks associated with our substantial indebtedness and debt service;

      -     performance of our business and future operating results;

      -     risks of competition in our existing and future markets;

      - changes in prices and availability of resin and other raw materials and our ability to pass on changes in raw material prices;

      -     catastrophic loss of our key manufacturing facility;

      - risks related to our acquisition strategy and integration of acquired businesses;

      - general business and economic conditions, particularly an economic downturn;

      - increases in the cost of compliance with laws and regulations, including environmental laws and regulations; and

      - the other risks described under the heading "Risk factors" beginning on page 6.

All future written and verbal forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained in or referred to in this section. We undertake no obligation, and specifically decline any obligation, to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus might not occur.

                                   MARKET DATA



The data included in this prospectus regarding markets, product categories and ranking, including, but not limited to, the size of certain markets and product categories and our position and the positions of our competitors within these markets and product categories, are based on our estimates and definitions, which have been derived from our management's knowledge and experience in the areas in which we operate, and information obtained from our customers, distributors, suppliers, trade and business organizations and other contacts in the areas in which we operate. Unless otherwise specified, all our market share and product category data relate to the injection-molding segment of the plastics packaging industry. Although we believe that these sources are generally reliable, we have not independently verified data from these sources or obtained third party verification of this data. In addition, data within our industry are intended to provide general guidance but is inherently imprecise. References herein to our being a leader in a product segment or product category refer to our having a leading position based on sales in 2002 of injected-molded plastic products in such segment or product category, unless the context otherwise requires.



The plastics packaging industry consists of rigid and non-rigid plastic products. There are three primary manufacturing processes used in the rigid plastics packaging segment of the plastics packaging industry: injection-molding and thermoforming, which we use, and blow molding, which we currently do not use. Each of these processes may be interchangeable depending on the product and the cost. Blow molding is used to produce most plastic drinking bottles, which constitutes approximately three-fourths of the U.S. plastic container demand by weight.

                               PROSPECTUS SUMMARY



This summary highlights material information contained elsewhere in this prospectus. This summary of material information contained elsewhere in this prospectus is not complete and does not contain all of the information that may be important to you. We urge you to read this entire prospectus carefully, including the "Risk factors" section and our consolidated financial statements and related notes included elsewhere in this prospectus.



                                   THE COMPANY

We are one of the world's leading manufacturers and suppliers of a diverse mix of injection-molded plastics packaging products focusing on the open-top container, closure, aerosol overcap, drink cup and housewares markets. We sell a broad product line to over 12,000 customers. We concentrate on manufacturing higher quality, value-added products sold to image-conscious marketers of institutional and consumer products. We believe that our large operating scale, low-cost manufacturing capabilities, purchasing leverage, proprietary thermoforming technology and extensive collection of over 1,000 active proprietary molds provide us with a competitive advantage in the marketplace. We have been able to leverage our broad product offering, value-added manufacturing capabilities and long-standing customer relationships into leading positions across a number of products. The average length of our relationship with our top 10 customers in fiscal 2002 was over 15 years, and these customers represented approximately 19% of our fiscal 2002 net sales with no customer accounting for more than 4% of our fiscal 2002 net sales. We believe that over 58% of our 2002 revenues were generated from the sale of products that held a number one position relative to competing injection-molded products. Our products are primarily sold to customers in industries that exhibit relatively stable demand characteristics and are considered less sensitive to overall economic conditions, such as pharmaceuticals, food, dairy and health and beauty. Additionally, we operate 12 high-volume manufacturing facilities and have extensive distribution capabilities.

We organize our product categories into three business divisions: containers, closures, and consumer products. The following table displays our net sales by division for each of the past five fiscal years.

   ($ IN MILLIONS)             1998       1999       2000       2001       2002
-------------------------     ------     ------     ------     ------     ------
Containers ..............     $154.0     $188.7     $231.2     $234.5     $250.4
Closures ................       56.4       81.0      112.2      132.4      133.9
Consumer products .......       61.4       59.1       64.7       94.8      110.0
                              ------     ------     ------     ------     ------
Total net sales .........     $271.8     $328.8     $408.1     $461.7     $494.3
                              ======     ======     ======     ======     ======



Our business is subject to significant risks. We may not be able to arrange for sources of resin in the event of an industry-wide general shortage of resins used by us, or a shortage or discontinuation of certain types of resins. Any such shortage may negatively impact our competitive position versus other companies that are able to better or more cheaply source resin. Additionally, increases in the cost of resin may significantly impact our financial condition to the extent we are not able to pass through any such cost increase. Our Evansville, Indiana facility produces approximately one-third of our products. A catastrophic loss of all or a part of the facility could have a material adverse effect on us. In addition, we face intense competition in the sale of our products. Competition could result in our products losing market share or our having to reduce our prices, either of which would have a material adverse effect on our business and results of operations and financial condition. We have substantial debt, and we may incur substantial additional debt in the future under the terms of our indebtedness. As of March 29, 2003, we had total indebtedness of approximately $613.1 million, excluding $9.5 million in letters of credit under our revolving credit facility and, subject to certain conditions to borrowing, $135.5 million available for future borrowings under our revolving credit facility and delayed draw term loan facility. See "Risk factors."



                                BUSINESS STRATEGY

Our goal is to maintain and enhance our market position and leverage our core strengths to increase profitability. Our strategy to achieve this goal includes the following elements:
      -     increase sales to our existing customers;

      -     aggressively pursue new customers;

      -     continue to effectively manage costs; and

      -     selectively pursue strategic acquisitions in our core businesses.

                                    THE NOTES

The following is a brief summary of the terms of the notes. For a more complete description of the terms of the notes, see "Description of the notes" in this prospectus.

ISSUER........................  Berry Plastics Corporation, a Delaware
                                Corporation

SECURITIES OFFERED............  $250,000,000 in aggregate principal amount of
                                10 3/4% senior subordinated notes due 2012

MATURITY DATE.................  July 15, 2012

INTEREST PAYMENT
DATES.........................  January 15 and July 15, commencing on January
                                15, 2003
GUARANTORS....................  The notes are fully and unconditionally guaranteed by BPC Holding Corporation, our parent company, and each of our and future domestic subsidiaries. These guarantees can be released upon the circumstances described under "Description of the notes -- Certain covenants -- Future note guarantors and release of note guarantees." If we cannot make payments on the notes when they are due, the note guarantors are obligated to make them instead.

RANKING.......................  The notes are unsecured and:

                                - are subordinated in right of payment to all existing and future senior debt;

                                - rank equally in right of payment with any existing and future senior subordinated debt;

                                -   rank senior in right of payment to all
                                    future subordinated debt;

                                - are effectively subordinated to our secured debt to the extent of the value of the assets securing such debt;


                                -   are effectively subordinated to all
                                    liabilities and preferred stock of our
                                    subsidiaries that do not guarantee the
                                    notes; and



                                - any debt that could be incurred under the indenture may be deemed senior debt.



                                Similarly, the guarantees of the notes by BPC Holding and our guarantor subsidiaries are unsecured and:

                                - are subordinated in right of payment to all of the applicable note guarantor's existing and future senior debt;

                                - rank equally in right of payment with any of the applicable note guarantors' existing and future senior subordinated debt;

                                - rank senior in right of payment to all of the applicable note guarantors' future subordinated debt;

                                - are effectively subordinated to all secured debt of such note guarantor to the extent of the value of the assets securing such debt; and

                                -   are effectively subordinated to the
                                    obligations of any subsidiary of a note
                                    guarantor if that subsidiary is not a note guarantor.

                             As of March 29, 2003:

                                -   we had approximately $363.1 million of
                                    senior debt to which the notes and the note guarantees would be subordinated (which amount excludes $9.5 million of letters of credit and the remaining availability of $135.5 million under our revolving credit facility and delayed draw term loan facility);


                                - we did not have any senior subordinated debt (other than the notes);

                                -   we did not have any subordinated debt; and


                                - our subsidiaries that are not guarantors of the notes had $10.2 million of liabilities including trade payables, but excluding liabilities owed to us.



                                As of June 10, 2003, we could incur
                                approximately $140.5 million in additional senior debt under our senior secured credit facility, subject to conditions to borrowing; however, the covenants under our senior secured credit facility may limit our ability to make such borrowings.



OPTIONAL REDEMPTION...........  We may redeem the notes, in whole or in part, at any time beginning on July 15, 2007 at the redemption prices listed under "Description of the notes -- Optional redemption."

                                In addition, before July 15, 2005, we may redeem up to 35% of the notes with the net cash proceeds from certain equity offerings at the price listed under "Description of the notes -- Optional redemption."



CHANGE OF CONTROL.............  Upon the occurrence of a change of control, unless we have exercised our right to redeem all of the notes as described above, you will have the right to require us to purchase all or a portion of your notes at a purchase price in cash equal to 101% of the principal amount plus accrued and unpaid interest to the date of purchase. The occurrence of a change of control will also result in an event of default under our new senior secured credit facility, which would allow the lenders under that facility to accelerate their debt. Such acceleration will be considered an event of default under the notes. See "Description of the notes -- Change of control."



BASIC COVENANTS...............  The indenture governing the notes contains covenants that impose significant restrictions on our business. The restrictions these covenants place on us and our restricted subsidiaries include limitations on our ability and the ability of our restricted subsidiaries to:

                                -   incur indebtedness;

                                -   pay dividends or make distributions in
                                    respect of our capital stock or to make
                                    certain other restricted payments or
                                    investments;

                                -   sell assets, including capital stock of
                                    restricted subsidiaries;

                                - agree to payment restrictions affecting our restricted subsidiaries;

                                -   consolidate, merge, sell or otherwise
                                    dispose of all or substantially all of our assets;

                                -   enter into transactions with our affiliates;
                                    and

                                - designate our subsidiaries as unrestricted subsidiaries.
                                These covenants are subject to important exceptions and qualifications, which are described under "Description of the notes -- Certain covenants."

PUBLIC MARKET FOR THE NOTES...  Goldman, Sachs & Co. and J.P. Morgan Securities
                                Inc. currently make a market in the notes.
                                However, you should be aware that they are not obligated to do so and may discontinue their market-making activities at any time without notice. As a result, the liquidity of the market for the notes may not be available if you try to sell your notes. In addition, we cannot guarantee when, or even if, another market for the notes will develop. We do not intend to apply for a listing of the notes on any securities exchange or any automated dealer quotation system.

RISK FACTORS

You should carefully consider all the information in this prospectus prior to deciding whether to invest in the notes. In particular, we urge you to consider carefully the factors set forth under "Risk factors" beginning on page 6 of this prospectus.

                                  RISK FACTORS
You should read and consider carefully each of the following factors, as well as the other information contained in this prospectus before deciding whether to invest in the notes. The risks and uncertainties described below are not the only ones we face. Additional risk and uncertainties not presently known to us or that we currently believe to be immaterial may also adversely affect our business.

RISKS RELATED TO THE NOTES

WE HAVE SUBSTANTIAL DEBT AND WE MAY INCUR SUBSTANTIALLY MORE DEBT, WHICH COULD AFFECT OUR ABILITY TO MEET OUR OBLIGATIONS UNDER THE NOTES AND MAY OTHERWISE RESTRICT OUR ACTIVITIES.



We have substantial debt, and we may incur substantial additional debt in the future. As of March 29, 2003, we had total indebtedness of approximately $613.1 million, excluding $9.5 million in letters of credit under our revolving credit facility and, subject to certain conditions to borrowing, $135.5 million available for future borrowings under our revolving credit facility and delayed draw term loan facility. As of June 10, 2003, we could incur approximately $140.5 million in additional senior debt under our senior secured credit facility, subject to conditions to borrowing; however, the covenants under our senior secured credit facility may limit our ability to make such borrowings. We are also permitted by the terms of the notes to incur substantial additional indebtedness, subject to the restrictions therein. See "Description of other indebtedness -- The senior secured credit facility." Any debt that could be incurred under the indenture may be deemed senior debt. If the interest rate on our variable rate debt increases by 1.00%, we estimate an annual increase in our interest expense of approximately $2.8 million.



Our substantial debt could have important consequences to you. For example, it could:

      - make it more difficult for us to satisfy our obligations under the notes;

      - require us to dedicate a substantial portion of our cash flow to payments on our indebtedness, which would reduce the amount of cash flow available to fund working capital, capital expenditures, product development and other corporate requirements;

      - increase our vulnerability to general adverse economic and industry conditions, including changes in raw material costs;

      -     limit our ability to respond to business opportunities;

      - limit our ability to borrow additional funds, which may be necessary; and

      - subject us to financial and other restrictive covenants, which, if we fail to comply with these covenants and our failure is not waived or cured, could result in an event of default under our debt.

TO SERVICE OUR DEBT, WE WILL REQUIRE A SIGNIFICANT AMOUNT OF CASH. OUR ABILITY TO GENERATE CASH DEPENDS ON MANY FACTORS BEYOND OUR CONTROL.



Our ability to make payments on our debt, including the notes, and to fund planned capital expenditures and research and development efforts will depend on our ability to generate cash in the future. This, to an extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors, including those described in this "Risk factors" section, that are beyond our control. Assuming interest costs are consistent with those in the first quarter of 2003, our interest costs in 2003 will be approximately $46.9 million. Our principal payments due in 2003 are approximately $8.6 million. For future periods, see "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and capital resources." Our business may not generate sufficient cash flow from operations and future borrowings may not be available to us under our senior secured credit facility in an amount sufficient to enable us to pay our debt, including the notes, or to fund our other liquidity needs. We may need to refinance all or a portion of our indebtedness, including the notes, at or before maturity. We may not be able to refinance any of our debt, including our senior secured credit facility and the notes, on commercially reasonable terms or at all.



THE AGREEMENTS GOVERNING THE NOTES AND OUR OTHER DEBT IMPOSE RESTRICTIONS ON OUR BUSINESS.
The indenture governing the notes and the agreements governing our senior secured credit facility contain a number of covenants imposing significant restrictions on our business. These restrictions may affect our ability to operate our business and may limit our ability to take advantage of potential business opportunities as they arise. The restrictions these covenants place on us and our restricted subsidiaries include limitations on our ability and the ability of our restricted subsidiaries to:

      -     incur indebtedness or issue preferred shares;

      - pay dividends or make distributions in respect of our capital stock or to make certain other restricted payments;

      -     create liens;

      -     agree to payment restrictions affecting our restricted subsidiaries;

      -     make acquisitions;

      - consolidate, merge, sell or lease all or substantially all of our assets;

      -     enter into transactions with our affiliates; and

      -     designate our subsidiaries as unrestricted subsidiaries.



Our senior secured credit facility also requires us to meet a number of financial ratios. The breach of any of these covenants or restrictions could result in a default under the indenture governing the notes or under our senior secured credit facility. An event of default under our debt agreements would permit some of our lenders to declare all amounts borrowed from them to be immediately due and payable. If we were unable to repay debt to our lenders, these lenders could proceed against the collateral securing that debt. In addition, acceleration of our other indebtedness may cause us to be unable to make interest payments on the notes and repay the principal amount of the notes.



YOUR RIGHT TO RECEIVE PAYMENTS ON THE NOTES IS JUNIOR TO OUR EXISTING INDEBTEDNESS AND POSSIBLY ALL OF OUR FUTURE BORROWINGS. FURTHER, THE GUARANTEES OF THE NOTES ARE JUNIOR TO ALL OF OUR GUARANTORS' EXISTING INDEBTEDNESS AND POSSIBLY TO ALL OF THEIR FUTURE BORROWINGS.



The notes and the guarantees rank behind all of our and our guarantors' existing indebtedness, and all of our and their future borrowings, except any future indebtedness that expressly provides that it ranks equal with, or is subordinated in right of payment to, the notes and the guarantees. As of March 29, 2003, the amount of debt issued by us that is senior, or effectively senior, to the notes and the note guarantees is $363.1 million (which amount excludes $9.5 million of letters of credit and the remaining availability of $135.5 million under our revolving credit facility and delayed draw term loan facility). As a result, upon any distribution to our creditors or the creditors of the guarantors in a bankruptcy, liquidation or reorganization or similar proceeding relating to us or the guarantors or our or their property, the holders of our senior debt and senior debt of the guarantors will be entitled to be paid in full before any payment may be made with respect to the notes or the guarantees.



In addition, all payments on the notes and the guarantees will be blocked in the event of a payment default on senior debt and may be blocked for up to 179 of 360 consecutive days in the event of specified non-payment defaults on senior debt.

In the event of a bankruptcy, liquidation or reorganization or similar proceeding relating to us or the guarantors, holders of the notes will participate with trade creditors and all other holders of our and the guarantors' subordinated indebtedness in the assets remaining after we and the guarantors have paid all of our and their senior debt. However, because the senior debt is secured and because the indenture requires that amounts otherwise payable to holders of the notes in a bankruptcy or similar proceeding be paid to holders of senior debt instead, holders of the notes may receive less, ratably, than holders of trade payables in the proceeding. In any of these cases, we and the guarantors may not have sufficient funds to pay all of our creditors and holders of notes may receive less, ratably, than the holders of our senior debt. See "Description of the notes -- Ranking."

THE NOTES ARE NOT SECURED BY ANY OF OUR ASSETS. HOWEVER, OUR SENIOR SECURED CREDIT FACILITY ARE SECURED AND, THEREFORE, OUR BANK LENDERS HAVE A PRIOR CLAIM ON SUBSTANTIALLY ALL OF OUR ASSETS.

The notes are not secured by any of our assets. However, our senior secured credit facility is secured by (1) a pledge of 100% of the stock of our existing and future domestic subsidiaries and 65% of the stock of our existing and future first-tier foreign subsidiaries, and (2) substantially all of our assets. If we become insolvent or are liquidated, or if payment under any of the instruments governing our secured debt is accelerated, the lenders under these instruments will be entitled to exercise the remedies available to a secured lender under applicable law and pursuant to instruments governing such debt. Accordingly, the lenders under our senior secured credit facility have a prior claim on our guarantors' assets. In that event, because the notes are not secured by any of our assets, it is possible that our remaining assets might be insufficient to satisfy your claims in full.

YOUR RIGHT TO RECEIVE PAYMENTS ON THE NOTES COULD BE ADVERSELY AFFECTED IF ANY OF OUR NON-GUARANTOR SUBSIDIARIES DECLARE BANKRUPTCY, LIQUIDATE, OR REORGANIZE; THE NOTES WILL BE STRUCTURALLY SUBORDINATED TO THE OBLIGATIONS OF OUR NON-GUARANTOR SUBSIDIARIES.


Some but not all of our subsidiaries guarantee the notes. Our foreign subsidiaries are not guarantors on the notes, and will become so in the future only if they guarantee other debt of Berry Plastics or Berry Plastics' non-foreign subsidiaries. Furthermore, the guarantee of the notes may be released under the circumstances described under "Description of the notes -- Certain covenants -- Future Note Guarantors and release of Note Guarantees." Our obligations under the notes are structurally subordinated to the obligations of our non-guarantor subsidiaries. In the event of a bankruptcy, liquidation or reorganization of any of our non-guarantor subsidiaries, holders of their indebtedness and their trade creditors will generally be entitled to payment of their claims from the assets of those subsidiaries before any assets are made available for distribution to us. As of March 29, 2003, our non-guarantor subsidiaries held 5% of our consolidated assets as of that date. These non-guarantor subsidiaries accounted for 4% of our revenues for fiscal year 2002.




A SIGNIFICANT AMOUNT OF OUR NET WORTH REPRESENTS GOODWILL, AND A WRITE-OFF OF GOODWILL COULD RESULT IN LOWER REPORTED NET INCOME AND A REDUCTION OF OUR NET WORTH.




As of March 29, 2003, the net value of our goodwill was approximately $334.7 million. In July 2001, the Financial Accounting Standards Board issued Statements of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets." Under the new standard, we are no longer required to or permitted to amortize goodwill reflected on our balance sheet. We are, however, required to evaluate goodwill reflected on our balance sheet when circumstances indicate a potential impairment, or at least annually, under the new impairment testing guidelines outlined in the standard. Future changes in the cost of capital, expected cash flows, or other factors may cause our goodwill to be impaired, resulting in a noncash charge against results of operations to write-off goodwill for the amount of impairment. If a significant write-off is required, the charge would have a material adverse effect on our reported results of operations and net worth in the period of any such write-off.




FEDERAL AND STATE STATUTES ALLOW COURTS, UNDER SPECIFIC CIRCUMSTANCES, TO VOID GUARANTEES AND REQUIRE NOTE HOLDERS TO RETURN PAYMENTS RECEIVED FROM GUARANTORS.

Under the federal bankruptcy law and comparable provisions of state fraudulent transfer laws, a guarantee could be voided, or claims in respect of a guarantee could be subordinated to all other debts of that guarantor under specific circumstances, including circumstances where the guarantor, at the time it incurred the indebtedness evidenced by its guarantee:
      - received less than reasonably equivalent value or fair consideration for the incurrence of such guarantee and was insolvent or rendered insolvent by reason of such incurrence;

      - was engaged in a business or transaction for which the guarantor's remaining assets constituted unreasonably small capital; or

      - intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they mature.

In addition, any payment by that guarantor pursuant to its guarantee could be voided and required to be returned to the guarantor, or to a fund for the benefit of the creditors of the guarantor.

The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a guarantor would be considered insolvent if:

      - the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all of its assets;

      - the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

      -     it could not pay its debts as they become due.


On the basis of historical financial information, recent operating history and other factors, we believe that each current guarantor, at the time of its guarantee of the notes, was not insolvent, did not have unreasonably small capital for the business in which it is engaged and had not incurred debts beyond its ability to pay such debts as they mature. However, a court may apply a different standard in making these determinations or may not agree with our conclusions in this regard.


WE MAY NOT HAVE THE ABILITY TO RAISE THE FUNDS NECESSARY TO FINANCE THE CHANGE OF CONTROL OFFER REQUIRED BY THE INDENTURE.

Upon the occurrence of specific kinds of change of control events, we will be required to offer to repurchase all then-outstanding notes at 101% of the principal amount thereof plus accrued and unpaid interest and additional interest, if any, to the date of repurchase. However, it is possible that we will not have sufficient funds at the time of the change of control to make the required repurchase of notes or that restrictions in our new senior secured credit facility will not allow such repurchases. In addition, various important corporate events, such as leveraged recapitalizations that would increase the level of our indebtedness, would not constitute a "Change of Control" under the indenture. The occurrence of a change of control will also result in an event of default under our new senior secured credit facility, which would allow the lenders under that facility to accelerate their debt. Such acceleration will be considered an event of default under the notes. See "Description of the notes -- Change of control."



WE HAVE EXPERIENCED CONSOLIDATED NET LOSSES.

Our net losses were $7.6 million for fiscal 1998, $9.1 million for fiscal 1999, $23.1 million for fiscal 2000, $2.1 million for fiscal 2001 and $32.6 million for fiscal 2002. Consolidated earnings have been insufficient to cover fixed charges by $7.0 million for fiscal 1998, by $7.1 million for fiscal 1999, by $20.5 million for fiscal 2000, by $0.8 million for fiscal 2001, and by $3.1 million for fiscal 2002. See "Management's discussion and analysis of financial condition and results of operations."



THE NOTES HAVE NO PRIOR PUBLIC MARKET, AND A PUBLIC MARKET FOR THE NOTES MAY NOT DEVELOP OR BE SUSTAINED.



Although they are not obligated to do so, Goldman, Sachs & Co. and J.P. Morgan Securities Inc. make a market in the notes. Any such market-making activity may be discontinued at any time for any reason, without notice at the sole discretion of Goldman, Sachs & Co. and J.P. Morgan Securities Inc. No assurance can be given as to the liquidity of any trading market for the notes, or the ability of the holders of the notes to sell their notes or the price at which such holders may be able to sell their notes. The notes could trade at prices that may be higher or lower than their initial offering price depending on many factors, including, among other things, prevailing interest rates, the market for similar securities, our operating results and other factors. Therefore, an active market for the notes may not develop or be sustained. If an active public market does not develop or continue, the market price and liquidity of the notes may be adversely affected.



Historically, the market for non-investment grade debt has been volatile in terms of price. It is possible that the market for the notes will be volatile. This volatility in price may affect your ability to resell your notes or the timing of their sale.

Notwithstanding the registration of the notes, holders who are "affiliates" (as defined under Rule 405 of the Securities Act) of us may publicly offer for sale or resale the notes only in compliance with the provisions of Rule 144 under the Securities Act.

Because we are an affiliate of Goldman, Sachs & Co. and J.P. Morgan Securities Inc., two of the initial purchasers of the notes, Goldman, Sachs & Co. and J.P. Morgan Securities Inc. are required to deliver a current "market-maker" prospectus and otherwise comply with the registration requirements of the Securities Act in connection with any secondary market sale of the notes, which may affect their ability to continue market-making activities. We have agreed to make a "market-maker" prospectus generally available to Goldman, Sachs & Co. and J.P. Morgan Securities Inc. to permit them to engage in market-making transactions. However, the registration rights agreement also provides that we may, for valid business reasons, allow the market-maker prospectus to cease to be effective and usable for a period of time not to exceed 60 days in the aggregate in any consecutive 12-month period. Valid business reasons include, without limitation, a potential acquisition, divestiture of assets or other material corporate transaction. As a result, the liquidity of the secondary market for the notes may be materially adversely affected by the unavailability of a current "market-maker" prospectus.

RISKS RELATED TO OUR BUSINESS

WE DO NOT HAVE FIRM CONTRACTS WITH PLASTIC RESIN SUPPLIERS.

We source plastic resin primarily from major industry suppliers such as Dow Chemical, Chevron, Nova, ExxonMobil, Atofina, Basell and Equistar. We have long-standing relationships with some of these suppliers but have not entered into a firm supply contract with any of our resin vendors. We may not be able to arrange for other sources of resin in the event of an industry-wide general shortage of resins used by us, or a shortage or discontinuation of certain types of grades of resin purchased from one or more of our suppliers. Any such shortage may negatively impact our competitive position versus companies that are able to better or more cheaply source resin. Additionally, we may be subject to significant increases in prices that may materially impact our financial condition. We are currently experiencing rapidly increasing resin prices primarily due to the increased cost of oil and natural gas. Due to the extent and rapid nature of these increases, we cannot reasonably estimate the extent to which we will be able to successfully recover these cost increases in the short-term. If high and/or rapidly increasing resin prices continue, our revenue and/or profitability may be materially and adversely affected, both in the short-term as we attempt to pass through changes in the cost of resin to customers under current agreements and in this longer term as we negotiate new agreements.

IF MARKET CONDITIONS DO NOT PERMIT US TO PASS ON THE COST OF PLASTIC RESINS TO OUR CUSTOMERS ON A TIMELY BASIS, OR AT ALL, OUR FINANCIAL CONDITION AND RESULTS OF OPERATIONS COULD SUFFER MATERIALLY.

To produce our products we use large quantities of plastic resins, which in fiscal 2002 cost us approximately $113.0 million, or 30% of our total cost of goods sold. Plastic resins are subject to cyclical price fluctuations, including those arising from supply shortages and changes in the prices of natural gas, crude oil and other petrochemical intermediates from which resins are produced. The instability in the world markets for petroleum and natural gas could materially adversely affect the prices and general availability of raw materials quickly. The resin market is currently experiencing rapidly increasing prices primarily due to the increased cost of oil and natural gas. Based on information from Plastics News, an industry publication, average spot prices of HDPE and PP on March 17, 2003 were $0.565 per pound and $0.44 per pound, respectively, reflecting increases of $0.17 per pound, or 43%, and $0.05 per pound, or 13%, over the respective average spot prices from December 28, 2002. Historically, we have generally been able to pass on a significant portion of the increases in resin prices to our customers over a period of time, but even in such cases there have been negative short-term impacts to our financial performance. The resin market is currently experiencing increasing prices primarily due to the increased cost of oil and natural gas. Due to the extent and rapid nature of these increases, we cannot reasonably estimate our ability to successfully recover these cost increases in the short-term. Some of our customers (currently accounting for fewer than 10% of our net revenues) purchase our products pursuant to fixed-price arrangements in respect of which we have at times and may continue to enter into hedging or similar arrangements. In the future, we may not be able to pass on substantially all of the increases in resin prices to our customers on a timely basis, if at all, which would have a material adverse effect on our competitive position and financial performance.

WE MAY NOT BE ABLE TO COMPETE SUCCESSFULLY AND OUR CUSTOMERS MAY NOT CONTINUE TO PURCHASE OUR PRODUCTS.

We face intense competition in the sale of our products. We compete with multiple companies in each of our product lines, including divisions or subsidiaries of larger companies. We compete on the bases of a number of considerations, including price, service, quality, product characteristics and the ability to supply products to customers in a timely manner. Our products also compete with metal and glass, paper and other packaging materials as well as plastic packaging materials made through different manufacturing processes. Many of our product lines also compete with plastic products in other lines and segments. Many of our competitors have financial and other resources that are substantially greater than ours and may be better able than us to withstand price competition. In addition, some of our customers do and could in the future choose to manufacture the products they require for themselves. Each of our product lines faces a different competitive landscape. We may not be able to compete successfully with respect to any of the foregoing factors. Competition could result in our products losing market share or our having to reduce our prices, either of which would have a material adverse effect on our business and results of operations and financial condition. In addition, since we don't have long-term arrangements with many of our customers, these competitive factors could cause our customers to shift suppliers and/or packaging material quickly.

IN THE EVENT OF A CATASTROPHIC LOSS OF OUR KEY MANUFACTURING FACILITY, OUR BUSINESS WOULD BE ADVERSELY AFFECTED.

Our primary manufacturing facility is in Evansville, Indiana, where we produce approximately one-third of our products. While we maintain insurance covering the facility, including business interruption insurance, a catastrophic loss of the use of all or a portion of the facility due to accident, labor issues, weather conditions, other natural disaster or otherwise, whether short or long-term, could have a material adverse effect on us.

OUR ACQUISITION STRATEGY MAY BE UNSUCCESSFUL.



As part of our growth strategy, we plan to pursue the acquisition of other companies, assets and product lines that either complement or expand our existing business. We may not be able to consummate any such transaction at all or that any future acquisitions will be able to be consummated at acceptable prices and terms. We continually evaluate potential acquisition opportunities in the ordinary course of business, including those that could be material in size and scope. Acquisitions involve a number of special risks and factors, including:



      - the focus of management's attention to the assimilation of the acquired companies and their employees and on the management of expanding operations;

      -     the incorporation of acquired products into our product line;

      -     the increasing demands on our operational systems;

      -     adverse effects on our reported operating results; and

      - the loss of key employees and the difficulty of presenting a unified corporate image.

We may be unable to make appropriate acquisitions because of competition for the specific acquisition. In pursuing acquisitions, we compete against other plastic product manufacturers, some of which are larger than we are and have greater financial and other resources than we have. We compete for potential acquisitions based on a number of factors, including price, terms and conditions, size and ability to offer cash, stock or other forms of consideration. Increased competition for acquisition candidates could result in fewer acquisition opportunities for us and higher acquisition prices. As a company without public equity, we may not be able to offer attractive equity to potential sellers. Additionally, our acquisition strategy may result in significant increases in our outstanding indebtedness and debt service requirements. In addition, the negotiation of potential acquisitions may require members of management to divert their time and resources away from our operations.

THE INTEGRATION OF ACQUIRED BUSINESSES MAY RESULT IN SUBSTANTIAL COSTS, DELAYS OR OTHER PROBLEMS.

We may not be able to successfully integrate our acquisitions without substantial costs, delays or other problems. We will have to continue to expend substantial managerial, operating, financial and other resources to integrate our businesses. The costs of such integration could have a material adverse effect on our operating results and financial condition. Such costs include non-recurring acquisition costs including accounting and legal fees, investment banking fees, recognition of transaction-related obligations, plant closing and similar costs and various other acquisition-related costs. In addition, although we conduct what we believe to be a prudent level of investigation regarding the businesses we purchase, in light of the circumstances of each transaction, an unavoidable level of risk remains regarding the actual condition of these businesses. Until we actually assume operating control of such business assets and their operations, we may not be able to ascertain the actual value or understand the potential liabilities of the acquired entities and their operations. Once we acquire a business, we are faced with risks, including:

      - the possibility that it will be difficult to integrate the operations into our other operations;

      - the possibility that we have acquired substantial undisclosed liabilities;

      - the risks of entering markets or offering services for which we have no prior experience; and

      - the potential loss of customers as a result of changes in management; and the possibility we may be unable to recruit additional managers with the necessary skills to supplement the incumbent management of the acquired business.

We may not be successful in overcoming these risks.

WE RELY ON UNPATENTED PROPRIETARY KNOW-HOW AND TRADE SECRETS.

In addition to relying on patent and trademark rights, we rely on unpatented proprietary know-how and trade secrets, and employ various methods, including confidentiality agreements with employees and consultants, to protect our know-how and trade secrets. However, these methods and our patents and trademarks may not afford complete protection and there can be no assurance that others will not independently develop the know-how and trade secrets or develop better production methods than us. Further, we may not be able to deter current and former employees, contractors and other parties from breaching confidentiality agreements and misappropriating proprietary information and it is possible that third parties may copy or otherwise obtain and use our information and proprietary technology without authorization or otherwise infringe on our intellectual property rights. Additionally, we have licensed, and may license in the future, patents, trademarks, trade secrets, and similar proprietary rights to and from third parties. While we attempt to ensure that our intellectual property and similar proprietary rights are protected and that the third party rights we need are licensed to us when entering into business relationships, third parties may take actions that could materially and adversely affect our rights or the value of our intellectual property, similar proprietary rights or reputation. Furthermore, we can give you no assurance that claims or litigation asserting infringement of intellectual property rights will not be initiated by third parties seeking damages, the payment of royalties or licensing fees and/or an injunction against the sale of our products or that we would prevail in any litigation or be successful in preventing such judgment. See "Business -- Legal proceedings." In the future, we may also rely on litigation to enforce our intellectual property rights and contractual rights, and, if not successful, we may not be able to protect the value of our intellectual property. Any litigation could be protracted and costly and could have a material adverse effect on our business and results of operations regardless of its outcome. Although we believe that our intellectual property rights are sufficient to allow us to conduct our business without incurring liability to third parties, our products may infringe on the intellectual property rights of third parties and our intellectual property rights may not have the value we believe them to have.

CURRENT AND FUTURE ENVIRONMENTAL AND OTHER GOVERNMENTAL REQUIREMENTS COULD ADVERSELY AFFECT OUR FINANCIAL CONDITION AND OUR ABILITY TO CONDUCT OUR BUSINESS.

Certain of our operations are subject to federal, state, local and foreign environmental laws and regulations that impose limitations on the discharge of pollutants into the air and water and establish standards for the treatment, storage and disposal of solid and hazardous wastes. While we have not been required historically to make significant capital expenditures in order to comply with applicable environmental laws and regulations, we cannot predict with any certainty our future capital expenditure requirements because of continually changing compliance standards and environmental technology. Furthermore, violations or contaminated sites that we do not know about (including contamination caused by prior owners and operators of such sites) could result in additional compliance or remediation costs or other liabilities. We have limited insurance coverage for environmental liabilities and we do not anticipate increasing such coverage in the future. We may also assume significant environmental liabilities in acquisitions. In addition, federal, state and local governments could enact laws or regulations concerning environmental matters that increase the cost of producing, or otherwise adversely affect the demand for, plastic products. Legislation that would prohibit, tax or restrict the sale or use of certain types of plastic and other containers, and would require diversion of solid wastes such as packaging materials from disposal in landfills, has been or may be introduced in the U.S. Congress, in state legislatures and other legislative bodies. While container legislation has been adopted in a few jurisdictions, similar legislation has been defeated in public referenda in several states, local elections and many state and local legislative sessions. Although we believe that the laws promulgated to date have not had a material adverse effect on us, we can give you no assurance that future legislation or regulation would not have a material adverse effect on us. Furthermore, a decline in consumer preference for plastic products due to environmental considerations could have a negative effect on our business.

The Food and Drug Administration, or FDA, regulates the material content of direct-contact food containers and packages we manufacture pursuant to the Federal Food, Drug and Cosmetic Act. Furthermore, some of our products are regulated by the Consumer Product Safety Commission, or CPSC, pursuant to various federal laws, including the Consumer Product Safety Act. Both the FDA and the CPSC can require the manufacturer of defective products to repurchase or recall these products and may also impose fines or penalties on the manufacturer. Similar laws exist in some states, cities and other countries in which we sell products. In addition, laws exist in certain states restricting the sale of packaging with certain levels of heavy metals and imposing fines and penalties for noncompliance. Although we use FDA-approved resins and pigments in containers that directly contact food products and we believe our products are in material compliance with all applicable requirements, we remain subject to the risk that our products could be found to be not in compliance with these and other requirements. A recall of any of our products or any fines and penalties imposed in connection with non-compliance could have a materially adverse effect on us. See "Business -- Environmental matters and government regulation."

OUR OPERATIONS OUTSIDE OF THE UNITED STATES ARE SUBJECT TO ADDITIONAL CURRENCY EXCHANGE, POLITICAL, INVESTMENT AND OTHER RISKS.

We currently operate two facilities outside the United States which combined for approximately 4% of our 2002 net sales. This amount may change in the future, as we are subject to the risks associated with selling and operating in foreign countries, including devaluations and fluctuations in foreign currencies, unstable political conditions, imposition of limitations on conversion of foreign currencies into U.S. dollars and remittance of dividends and payments by foreign subsidiaries. The imposition of taxes and imposition or increase of investment and other restrictions, tariffs or quotas may also have a negative effect on our business and profitability.

WE ARE CONTROLLED BY AFFILIATES OF GOLDMAN, SACHS & CO. AND J.P. MORGAN SECURITIES INC., AND THEIR INTERESTS AS EQUITY HOLDERS MAY CONFLICT WITH YOUR INTERESTS AS A CREDITOR.



As a result of the Acquisition, certain private equity funds affiliated with Goldman, Sachs & Co. and J.P. Morgan Securities Inc. own a substantial majority of our common stock. The interests of Goldman, Sachs & Co. and J.P. Morgan Securities Inc. and their respective affiliates may not in all cases be aligned with your interests as a holder of the notes. Goldman, Sachs & Co. and J.P. Morgan Securities Inc. and their respective affiliates, control the power to elect our directors, to appoint members of management and to approve all actions requiring the approval of the holders of our common stock, including adopting amendments to our certificate of incorporation and approving mergers, certain acquisitions or sales of all or substantially all of our assets. For example, Goldman, Sachs & Co. and J.P. Morgan Securities Inc. and their respective affiliates could pursue acquisitions, divestitures or other transactions that, in their judgment, could enhance their equity investment, even though such transactions might involve significant risks to the holders of the notes.

                                 THE ACQUISITION

THE MERGER AGREEMENT

The following is a summary of the material terms of the merger agreement, dated as of May 25, 2002, among GS Berry Acquisition Corp., GS Capital Partners 2000, L.P., GS Capital Partners 2000 Offshore, L.P., GS Capital Partners 2000 GmbH & Co. Beteiligungs KG, Bridge Street Special Opportunities Fund 2000, L.P. and GS Capital Partners 2000 Employees Fund, L.P., BPC Holding, certain of BPC Holding's stockholders, us and the designated representatives of BPC Holding's stockholders. The summary is qualified in its entirety by reference to the merger agreement.

THE MERGER

On July 22, 2002, GS Berry Acquisition Corp., a newly formed entity controlled by various private equity funds affiliated with Goldman, Sachs & Co., merged with and into BPC Holding with BPC Holding continuing as the surviving corporation. At the effective time of the Acquisition, (1) each share of common stock of BPC Holding issued and outstanding immediately prior to the effective time of the Acquisition was converted into the right to receive cash pursuant to the terms of the merger agreement, and (2) each share of common stock of GS Berry Acquisition Corp. issued and outstanding immediately prior to the effective time of the Acquisition was converted into one share of common stock of BPC Holding. Additionally, in connection with the Acquisition, we retired all of BPC Holding's senior secured notes and Berry Plastics' senior subordinated notes, repaid all amounts owed under our credit facilities, redeemed all of the outstanding preferred stock of BPC Holding, entered into a new credit facility and completed an offering of new senior subordinated notes of Berry Plastics. As a result of the Acquisition, private equity funds affiliated with Goldman, Sachs & Co. own approximately 63% of the outstanding common stock of BPC Holding, private equity funds affiliated with J.P. Morgan Chase & Co. own approximately 29% of the outstanding common stock of BPC Holding and members of our management own the remaining approximately 8%.

The total amount of funds required to consummate the Acquisition and to pay the related fees and expenses was approximately $870.4 million, including retirement all of BPC Holding's senior secured notes and Berry Plastics senior subordinated notes, repayment of all amounts owed under our credit facilities, redemption of all of the outstanding preferred and common stock of BPC Holding, and other fees and expenses related to the Acquisition. In connection with the Acquisition, Berry Plastics received an approximately $330 million senior secured term loan from a syndicate of lenders led by Goldman Sachs Credit Partners L.P., as administrative agent, approximately $250 million from the issuance of the notes to various private institutional buyers, and approximately $268.8 million in equity contributions from affiliates of Goldman, Sachs & Co. and certain existing stockholders and continuing investments from members of Berry Plastics' management. The $330 million senior secured term loan was part of a larger senior secured credit facility that we entered into with a syndicate of lenders led by Goldman Sachs Credit Partners L.P., as administrative agent. The credit facility also included a $50.0 million delayed draw term loan facility and a $100.0 million revolving credit facility.

                                 USE OF PROCEEDS


This prospectus is delivered in connection with the sale of notes by Goldman, Sachs & Co. or J.P. Morgan Securities Inc. in market-making transactions. We will not receive any of the proceeds from such transaction. The net proceeds to us when we sold the notes on July 22, 2002, after deducting fees and expenses, was approximately $239.4 million. We used all of the net proceeds to fund payment of the consideration for, and fees and expenses relating to, the Acquisition.

                                 CAPITALIZATION


The following table sets forth our capitalization as of March 29, 2003. This table should be read in conjunction with our consolidated financial statements and related notes included elsewhere in this prospectus.



(DOLLARS IN THOUSANDS)                                  AS OF MARCH 29, 2003
                                                        --------------------
Long-term debt (including current portion thereof):
   10-3/4% Senior Subordinated Notes ..............          $ 250,000
   Revolving lines of credit ......................              5,626
   Term loans .....................................            328,350
   Capital leases .................................             26,654
   Nevada Industrial Revenue Bonds ................              2,500
                                                             ---------
     Total debt ...................................            613,130
Stockholders equity:
   Preferred stock ................................                 --
   Common stock ...................................                 28
   Additional paid-in capital .....................            281,672
   Adjustment of the carryover basis of
      continuing stockholders .....................           (196,603)
   Notes receivable - common stock ................            (14,553)
   Treasury stock .................................                (60)
   Retained earnings ..............................              6,258
   Accumulated other comprehensive income .........              1,027
                                                             ---------
      Total stockholders' equity ..................             77,769
                                                             ---------
Total capitalization ..............................          $ 690,899
                                                             =========

                    UNAUDITED PRO FORMA FINANCIAL INFORMATION

Set forth below is the unaudited pro forma condensed consolidated statement of operations of BPC Holding for the year ended December 28, 2002, assuming the transactions described below occurred at the beginning of the year. For analysis purposes, the results under Holding's prior ownership ("Predecessor") have been combined with results subsequent to the Acquisition on July 22, 2002.

The unaudited pro forma condensed consolidated statement of operations is presented for informational purposes only and does not purport to represent the financial condition of BPC Holding had the Acquisition or the other transactions described below occurred on December 30, 2001, or to project the results for any future date or period.

The unaudited pro forma condensed consolidated statement of operations of BPC Holding give effect to the Acquisition, including the financing thereof. See "Management's discussion and analysis of financial condition and results of operations" and "The acquisition."

The unaudited pro forma financial information should be read in conjunction with the financial statements and related notes thereto included elsewhere in this prospectus and the information set forth in "Management's discussion and analysis of financial condition and results of operations."

                                   BPC HOLDING

            PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                       FISCAL YEAR ENDED DECEMBER 28, 2002

                                       PREDECESSOR      COMPANY
                                       PERIOD FROM     PERIOD FROM     COMBINED      ADJUSTMENTS
(DOLLARS IN THOUSANDS)                  12/30/01-       7/22/02-       COMPANY &       FOR THE        PRO FORMA FOR THE
                                         7/21/02        12/28/02      PREDECESSOR    ACQUISITION       THE ACQUISITION
                                         -------        --------      -----------    -----------       ---------------
Net sales ........................      $ 280,677       $ 213,626      $ 494,303       $      --          $ 494,303
Cost of goods sold ...............        207,458         163,815        371,273          (3,306)(1)        367,967
                                        ---------       ---------      ---------       ---------          ---------
Gross profit .....................         73,219          49,811        123,030           3,306            126,336
Total operating expenses .........         54,308          23,159         77,467         (19,857)(2)         57,610
                                        ---------       ---------      ---------       ---------          ---------
Operating income .................         18,911          26,652         45,563          23,163             68,726
Other expenses ...................            291               8            299              --                299
Interest expense, net ............         28,742          20,512         49,254          (1,375)(3)         47,879
                                        ---------       ---------      ---------       ---------          ---------
Income (loss) and income
   taxes before extraordinary item        (10,122)          6,132         (3,990)         24,538             20,548
Income taxes .....................            345           2,953          3,298           6,565(4)           9,863
                                        ---------       ---------      ---------       ---------          ---------
Net income (loss) before
   extraordinary item ............        (10,467)          3,179         (7,288)         17,973             10,685
Extraordinary item, net of tax ...         25,328              --         25,328         (25,328)(5)             --
                                        ---------       ---------      ---------       ---------          ---------
Net income (loss) ................        (35,795)          3,179        (32,616)         43,301             10,685
Preferred stock dividends ........         (6,468)             --         (6,468)          6,468(6)              --
Amortization of preferred stock
   discount ......................           (574)             --           (574)            574(7)              --
                                        ---------       ---------      ---------       ---------          ---------
Net income (loss) attributable to
   common stockholders ...........      $ (42,837)      $   3,179      $ (39,658)      $  50,343          $  10,685
                                        =========       =========      =========       =========          =========
OTHER DATA:
Depreciation and amortization ....      $  24,775       $  17,190      $  41,965       $  (1,845)         $  40,120
                                        =========       =========      =========       =========          =========

(1) This adjustment represents the reduction in depreciation expense as a result of an independent appraisal of fixed assets in connection with the Acquisition.

(2) This adjustment represents (i) the elimination of expenses incurred in connection with the Acquisition of ($20,987), (ii) the elimination of the annual management fee charged by our largest voting stockholder prior to the Acquisition of ($331) and (iii) the inclusion of amortization of intangibles of $1,461 resulting from the Acquisition on a straight line basis over their respective lives. Goldman, Sachs & Co. and J.P. Morgan Chase & Co. and their respective affiliates will not receive any ongoing annual management fee after the Acquisition.

(3) This adjustment reflects in the relevant periods the elimination of the historical interest expense incurred on the debt being repaid in connection with the Acquisition, including the elimination of the amortization of debt financing costs, offset by the interest expense on the estimated debt being incurred in connection with the Acquisition and the amortization of deferred financing costs incurred in connection therewith. This adjustment assumes an interest rate of 10 -3/4% on the notes and an interest rate of 5 -1/4% on the term loan. The deferred financing costs are being amortized based on the maturity of the loans.

                                                     FISCAL YEAR ENDED
(DOLLARS IN THOUSANDS)                               DECEMBER 28, 2002
                                                     -----------------
Elimination of historical interest expense
  on debt being repaid ...................               $(27,537)
Interest on notes offered hereby .........                 15,080
Interest on term loan ....................                  9,721
Amortization of deferred financing costs
   associated with notes offered hereby ..                    565
Amortization of deferred financing costs
   associated with term loan .............                    796
                                                         --------
Adjustment to net interest expense .......               $ (1,375)
                                                         ========

(4) This adjustment reflects the additional income tax expense as a result of the Acquisition.

(5) This adjustment represents the elimination of debt refinancing expenses incurred in connection with the Acquisition.

(6) This adjustment reflects the elimination of preferred stock dividends on the preferred stock redeemed in connection with the Acquisition.

(7) This adjustment reflects the elimination of the amortization of preferred stock discount on the preferred stock redeemed in connection with the Acquisition.

                      SELECTED CONSOLIDATED FINANCIAL DATA


The following table sets forth Holding's selected consolidated historical financial data for each of the fiscal years 1998, 1999, 2000, 2001 and 2002, which have been derived from the consolidated financial statements of Holding which have been audited by Ernst & Young LLP, independent auditors and for the thirteen weeks ended March 30, 2002 and March 29, 2003, which is derived from our unaudited consolidated financial statements included elsewhere is this prospectus. In the opinion of management, the unaudited interim financial data includes all adjustments, consisting of only normal recurring adjustments, considered necessary for a fair presentation of this information. The results of operations for interim periods are not necessarily indicative of the results that may be expected for the entire year. Holding's fiscal year is a 52/53 week period ending on the Saturday closest to December 31. All references herein to fiscal "2002," "2001," "2000," "1999," and "1998" relate to the fiscal years ended December 28, 2002, December 29, 2001, December 30, 2000, January 1, 2000, and January 2, 1999, respectively. For analysis purposes, the results under Holding's prior ownership ("Predecessor") have been combined with results subsequent to the Acquisition on July 22, 2002. The following data should be read in conjunction with our consolidated financial statements and related notes, "Management's discussion and analysis of financial condition and results of operations," "Unaudited pro forma financial information" and other financial information included elsewhere in this prospectus.




                                                                    FISCAL
                                          -------------------------------------------------------------     THIRTEEN WEEKS ENDED
                                                                                              COMBINED     -----------------------
                                                                                              COMPANY &    PREDECESSOR   COMPANY
                                                              PREDECESSOR                    PREDECESSOR   -----------  ----------
                                          ------------------------------------------------   -----------    MARCH 30,    MARCH 29,
(DOLLARS IN THOUSANDS)                       1998         1999        2000         2001         2002          2002         2003
                                          ---------     --------    ---------    ---------    ---------     ---------   ----------
                                                                                                                (UNAUDITED)
Statement of operations data:
   Net sales ...........................  $ 271,830     $328,834    $ 408,088    $ 461,659    $ 494,303    $ 122,934    $ 125,398
   Cost of goods sold ..................    199,227      241,067      312,119      338,000      371,273       90,299       94,321
                                          ---------     --------    ---------    ---------    ---------    ---------    ---------
   Gross profit ........................     72,603       87,767       95,969      123,659      123,030       32,635       31,077

    Operating expenses
    Selling ............................     14,780       17,383       21,630       21,996       22,209        5,780        6,202
    General and administrative .........     19,308        22034       24,408       28,535       23,414        7,108        6,031
    Research and development ...........      1,690        2,338        2,606        1,948        2,888          547          764
    Amortization of intangibles ........      4,139        7,215       10,579       12,802        2,408          477          615
    Merger expenses(a) .................         --           --           --           --       20,987           --           --
    Other expenses(a) ..................      4,084        5,148        6,639        4,911        5,561        1,116          324
                                          ---------     --------    ---------    ---------    ---------    ---------    ---------
    Total operating expenses ...........     44,001       54,118       65,862       70,192       77,467       15,028       13,936
                                          ---------     --------    ---------    ---------    ---------    ---------    ---------
   Operating income ....................     28,602       33,649       30,107       53,467       45,563       17,607       17,141
   Other expense(b) ....................      1,865        1,416          877          473          299          144           --
   Interest expense, net(c) ............     34,556       40,817       51,457       54,355       49,254      (12,806)     (11,518)
                                          ---------     --------    ---------    ---------    ---------    ---------    ---------
   Income (loss) before income taxes
      and extraordinary item ............    (7,819)      (8,584)     (22,227)      (1,361)      (3,990)       4,657        5,623
   Income taxes (benefit) ..............       (249)         554         (142)         734        3,298         (109)       2,544
                                          ---------     --------    ---------    ---------    ---------    ---------    ---------
   Net income (loss) before extraordinary
      item .............................     (7,570)      (9,138)     (22,085)      (2,095)      (7,288)       4,766        3,079
   Extraordinary item, net of tax(d) ...         --           --        1,022           --       25,328           --           --
                                          ---------     --------    ---------    ---------    ---------    ---------    ---------
   Net income (loss) ...................     (7,570)      (9,138)     (23,107)      (2,095)     (32,616)       4,766        3,079
   Preferred stock dividends ...........      3,551        3,776        6,655        9,790        6,468       (2,755)          --
   Amortization of preferred stock
      discount .........................        292          292          768        1,024          574         (256)          --
                                          ---------    ---------    ---------    ---------    ---------    ---------    ---------
   Net income (loss) attributable to
      common stockholders ..............  $ (11,413)   $ (13,206)   $ (30,530)   $ (12,909)   $ (39,658)   $   1,755    $   3,079
                                          ---------    ---------    ---------    ---------    ---------    ---------    ---------
Other financial data:
   Depreciation and amortization(e) ....  $  24,829    $  31,795    $  42,148    $  50,907    $  41,965    $  10,835    $  10,150
   Cash provided by operating
      activities .......................     34,131       36,001       36,106       54,348       26,440        7,489          770
   Cash used for investing activities ..    (52,120)    (106,978)    (108,715)     (56,290)     (44,898)     (12,999)     (14,938)
   Cash provided by financing
      activities .......................     17,619       71,135       72,037          580       32,381        5,609        2,566
   Capital expenditures ................     22,595       30,738       31,530       32,834       28,683        9,801       10,080
   Ratio of earnings to fixed charges(f)         --           --           --           --           --          1.4          1.5

Balance sheet data (at end of period):
   Working capital .....................  $   4,762    $  10,527    $  20,470    $  19,327    $  64,201    $  28,832    $  68,369
   Property and equipment, net .........    120,005      146,792      179,804      203,217      193,132      206,944      196,504
   Total assets ........................    255,317      340,807      413,122      446,876      760,576      464,246      762,880
   Total debt ..........................    323,298      403,989      468,806      485,881      609,943      492,581      613,130

----------


(a) Operating expenses include business and machine integration expenses of $1,272 related to the businesses acquired in 1997, plant consolidation expenses of $2,370 and $191 related to the shutdown of the Anderson, South Carolina and Reno, Nevada facilities, and start-up expenses of $251 related to acquired businesses during fiscal 1998; business and machine integration expenses of $3,647 related to recent acquisitions and plant consolidation expenses of $1,501 related to the shutdown and reorganization of facilities during fiscal 1999; business and machine integration expenses of $2,237 related to recent acquisitions, litigation expenses of $700 related to a drink cup patent, and plant consolidation expenses of $3,702 related to the shutdown and reorganization of facilities during fiscal 2000; business and machine integration expenses of $2,690 related to recent acquisitions, and plant consolidation expenses of $2,221 related to the shutdown and reorganization of facilities during fiscal 2001; business and machine integration expenses of $1,353 related to recent acquisitions, plant consolidation expenses of $3,992 related to the shutdown and reorganization of facilities, $216 related to an uncompleted acquisition, and $20,987 related to the Acquisition during fiscal 2002; integration expenses of $178 related to recent acquisitions and plant consolidation expenses of $938 during the thirteen weeks ended March 30, 2002; and plant consolidation expenses of $322 during the thirteen weeks ended March 29, 2003.

(b) Other expenses consist of net losses on disposal of property and equipment for the respective years.


(c)   Includes non-cash interest expense of $14,824, $15,567, $18,047, $11,268 and $2,476, in fiscal 1998, 1999, 2000, 2001 and 2002, respectively, and
      $631 and $407 for the thirteen weeks ended March 30, 2002 and March 29, 2003, respectively.


(d) As a result of the retirement of all of the BPC Holding's senior secured notes and Berry Plastics' senior subordinated notes and the repayment of all amounts owed under the credit facility in connection with the Acquisition, $6.6 million of existing deferred financing fees and $18.7 million of prepayment fees and related charges were charged to expense in 2002 as an extraordinary item. Extraordinary item in 2000 relates to deferred financing fees written off as a result of amending the senior credit facility.

(e) Depreciation and amortization excludes non-cash amortization of deferred financing fees and debt premium discount amortization, which are included in interest expense.

(f) For purposes of calculating the ratio of earnings to fixed charges, "earnings" represent net income (loss) before extraordinary items. "Fixed charges" consist of interest expense, including amortization of debt issuance costs and that portion of rental expenses which we consider to be a reasonable approximation of the interest factor of operating lease payments. For fiscal 1998, 1999, 2000, 2001 and 2002, our fixed charges exceeded our earnings by $7,042, $7,137, $20,520, $772 and $3,146, respectively.

     MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS
                                  OF OPERATIONS

You should read the following discussion of our financial condition and results of operations with our consolidated financial statements and related notes included elsewhere in this prospectus. This discussion contains forward-looking statements and involves numerous risks and uncertainties, including, but not limited to, those described in the "Risk factors" section of this prospectus. Our actual results may differ materially from those contained in any forward-looking statements. For analysis purposes, the results under Holding's prior ownership ("Predecessor") have been combined with results subsequent to the merger on July 22, 2002 described below.

On July 22, 2002, GS Berry Acquisition Corp., a newly formed entity controlled by various private equity funds affiliated with Goldman, Sachs & Co., merged with and into BPC Holding with BPC Holding continuing as the surviving corporation. At the effective time of the Acquisition, (1) each share of common stock of BPC Holding issued and outstanding immediately prior to the effective time of the Acquisition was converted into the right to receive cash pursuant to the terms of the merger agreement, and (2) each share of common stock of GS Berry Acquisition Corp. issued and outstanding immediately prior to the effective time of the Acquisition was converted into one share of common stock of BPC Holding. Additionally, in connection with the Acquisition, we retired all of BPC Holding's senior secured notes and Berry Plastics' senior subordinated notes, repaid all amounts owed under our credit facilities, redeemed all of the outstanding preferred stock of BPC Holding, entered into a new credit facility and completed an offering of new senior subordinated notes of Berry Plastics. As a result of the Acquisition, private equity funds affiliated with Goldman, Sachs & Co. own approximately 63% of the outstanding common stock of BPC Holding, private equity funds affiliated with J.P. Morgan Chase & Co. own approximately 29% of the outstanding common stock of BPC Holding and members of our management own the remaining approximately 8%.

CRITICAL ACCOUNTING POLICIES

We disclose those accounting policies that we consider to be significant in determining the amounts to be utilized for communicating our consolidated financial position, results of operations and cash flows in the second note to our consolidated financial statements included elsewhere herein. Our discussion and analysis of our financial condition and results of operations are based on our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of financial statements in conformity with these principles requires management to make estimates and assumptions that affect amounts reported in the financial statements and accompanying notes. Actual results are likely to differ from these estimates, but management does not believe such differences will materially affect our financial position or results of operations. We believe that the following accounting policies are the most critical because they have the greatest impact on the presentation of our financial condition and results of operations.

Accounts receivable. We evaluate our allowance for doubtful accounts on a quarterly basis and review any significant customers with delinquent balances to determine future collectibility. We base our determinations on legal issues (such as bankruptcy status), past history, current financial and credit agency reports, and the experience of our credit representatives. We reserve accounts that we deem to be uncollectible in the quarter in which we make the determination. We maintain additional reserves based on our historical bad debt experience. We believe, based on past history and our credit policies, that the net accounts receivable are of good quality.


Medical insurance. We offer our employees medical insurance that is primarily self-insured by us. As a result, we accrue a liability for known claims as well as the estimated amount of expected claims incurred but not reported. We evaluate our medical claims liability on a quarterly basis and obtain an independent actuarial analysis on an annual basis. We accrue as a liability expected claims incurred but not reported and any known claims. Based on our analysis, we believe that our recorded medical claims liability is sufficient. Our accrued liability for medical claims was $1.5 million, including reserves for expected medical claims incurred but not reported, as of March 29, 2003.



Workers' compensation insurance. Starting in fiscal 2000, we converted the majority of our facilities to a large deductible program for workers' compensation insurance. On a quarterly basis, we evaluate our liability based on third-party adjusters' independent analyses by claim. Based on our analysis, we believe that our recorded workers' compensation liability is sufficient. Our accrued liability for workers' compensation claims was $1.5 million as of March 29, 2003.

Revenue recognition. Revenue from sales of products is recognized at the time product is shipped to the customer at which time title and risk of ownership transfer to the purchaser.



Based on a critical assessment of our accounting policies and the underlying judgments and uncertainties affecting the application of those policies, we believe that our consolidated financial statements provide a meaningful and fair perspective of BPC Holding and its consolidated subsidiaries. This is not to suggest that other risk factors such as changes in economic conditions, changes in material costs and others could not adversely impact our consolidated financial position, results of operations and cash flows in future periods.


ACQUISITIONS


We maintain a selective and disciplined acquisition strategy, which is focused on improving our financial performance in the long-term, enhancing our market positions and expanding our product lines or, in some cases, providing us with a new or complementary product line. We have historically acquired businesses with profit margins that are lower than that of our existing business, which results in a temporary decrease in our margins. We have historically achieved significant reductions in manufacturing and overhead costs of acquired companies by introducing advanced manufacturing processes, exiting low-margin businesses or product lines, reducing headcount, rationalizing facilities and machinery, applying best practices and capitalizing on economies of scale. In connection with our acquisitions, we have in the past and may in the future incur charges related to these reductions and rationalizations. For purposes of this prospectus, "CCL" refers to the acquisition of the threaded injection molded closure assets from CCL Plastics Packaging in 2003; "Mount Vernon" refers to the acquisition of the injection molding assets from Mount Vernon Plastics Corporation in 2002; "Pescor" refers to the acquisition of Pescor Plastics, Inc. in 2001; "Poly-Seal" refers to the acquisition of Poly-Seal Corporation in 2000; "Capsol" refers to the acquisition of Capsol S.p.a. in 2000; and "Cardinal" refers to the acquisition of CPI Holding Corporation, the parent company of Cardinal Packaging, Inc. in 1999.


RESULTS OF OPERATIONS


COMPARISON OF THE 13 WEEKS ENDED MARCH 29, 2003 TO THE 13 WEEKS ENDED MARCH 30, 2002

Net Sales. Net sales increased $2.5 million, or 2%, to $125.4 million for the thirteen weeks ended March 29, 2003 from $122.9 million for the thirteen weeks ended March 30, 2002 with an approximate 3% increase in net selling price. Container net sales increased $3.4 million from the thirteen weeks ended March 30, 2002 to $61.6 million for the thirteen weeks ended March 29, 2003 primarily as a result of increased selling prices and growth in the specialty product line. Closure net sales increased $1.6 million from the thirteen weeks ended March 30, 2002 to $35.1 million with the CCL acquisition providing net sales of $0.7 million in the thirteen weeks ended March 29, 2003. Consumer products net sales for the thirteen weeks ended March 29, 2003 were $28.7 million compared to $31.3 million in the thirteen weeks ended March 30, 2002. This $2.6 million decrease can be attributed to a $5.0 million sale of specialty drink cups prior to the start of the drink cup season in the thirteen weeks ended March 30, 2002 partially offset by increased sales from thermoformed drink cups.

Gross Profit. Gross profit decreased by $1.5 million to $31.1 million (25% of net sales) for the thirteen weeks ended March 29, 2003 from $32.6 million (27% of net sales) for the thirteen weeks ended March 30, 2002. This decrease of 5% can be primarily attributable to the effects of net selling prices and raw material costs partially offset by the combined impact of the additional sales volume, acquisition integration and productivity improvement initiatives. We have continued to consolidate products and business of recent acquisitions to the most efficient tooling, providing customers with improved products and customer service. As part of the integration, we removed molding operations from our Fort Worth, Texas facility, which was acquired in the Pescor acquisition. Subsequently, in the fourth quarter of 2002, the Fort Worth facility was closed in our continued effort to reduce costs and provide improved customer service. The business from this location was distributed throughout our facilities. Also, significant productivity improvements were made since the thirteen weeks ended March 30, 2002, including the addition of state-of-the-art injection molding equipment, molds and printing equipment at several of our facilities.

Operating Expenses. Selling expenses increased by $0.4 million to $6.2 million for the thirteen weeks ended March 29, 2003 from $5.8 million for the thirteen weeks ended March 30, 2002 principally as a result of the increased revenue. General and administrative expenses decreased from $7.1 million for the thirteen weeks ended March 30, 2002 to $6.0 million for the thirteen weeks ended March 29, 2003. This decrease of $1.1 million is primarily attributable to decreased accrued bonus expenses. Research and development expenses increased by $0.3 million to $0.8 million in the thirteen weeks ended March 29, 2003 primarily as a result of legal costs associated with patents and licenses. Amortization of intangibles increased $0.1 million from $0.5 million in the thirteen weeks ended March 30, 2002 as a result of additional intangible assets resulting from the Acquisition. During the thirteen weeks ended March 29, 2003, transition expenses were $0.3 million related to the shutdown and reorganization of facilities. In the thirteen weeks ended March 30, 2002, transition expenses were $0.2 million related to acquisitions and $0.9 million related to the shutdown and reorganization of facilities.

Interest Expense, Net. Net interest expense decreased $1.3 million to $11.5 million for the thirteen weeks ended March 29, 2003 compared to $12.8 million for the thirteen weeks ended March 30, 2002 primarily due to decreased rates of interest on borrowings.

Income Taxes. For the thirteen weeks ended March 29, 2003, we recorded income tax expense of $2.5 million compared to an income tax benefit of $0.1 million for the thirteen weeks ended March 30, 2002. The increase of $2.6 million can be attributed to the Acquisition as the use of net operating loss carryforwards is recorded as a reduction to goodwill as compared to a credit to income tax expense in the thirteen weeks ended March 30, 2002. As a result of the Acquisition, the amount of the net operating loss carryforward which can be used in any given year will be limited to approximately $12 million.

Net Income. Net income is $3.1 million for the thirteen weeks ended March 29, 2003 compared to $4.8 million for the thirteen weeks ended March 30, 2002 for the reasons discussed above.


COMPARISON OF THE YEAR ENDED DECEMBER 28, 2002 TO THE YEAR ENDED DECEMBER 29,
2001

Net Sales. Net sales increased 7% to $494.3 million in 2002, up $32.6 million from $461.7 million in 2001, despite an approximate 2% decrease in net selling price due to cyclical impact of lower resin costs. Container net sales increased $16.0 million to $250.4 million, of which approximately $11.5 million was attributable to the Mount Vernon acquisition. The remaining increase of $4.5 million is primarily attributed to new retail dairy and polypropylene business. Closure net sales increased $1.5 million to $133.9 million primarily due to new business partially offset by the shedding of low margin business in our Norwich, England facility. Consumer products net sales increased $15.1 million to $110.0 million in 2002 primarily as a result of the Pescor acquisition and increased sales from the thermoformed drink cup line.

Gross Profit. Gross profit decreased $0.7 million from $123.7 million, or 27% of net sales, in 2001 to $123.0 million, or 25% of net sales, in 2002. This decrease of 2% includes the combined impact of the added Pescor and Mount Vernon sales volume, the effect of net selling prices and raw material costs, acquisition integration and productivity improvement initiatives. The margin percentage of the acquired division of Mount Vernon was, for 2002 and historically, significantly less than our overall gross margin thereby reducing the consolidated margin, however, we expect the margin percentage of this acquired business to increase as it becomes more fully integrated. We have continued to consolidate products and business of recent acquisitions to the most efficient tooling, providing customers with improved products and customer service. As part of the integration, we removed molding operations from our Fort Worth, Texas facility, which was acquired in the Pescor acquisition. Subsequently, in the fourth quarter of 2002, we closed the Fort Worth facility was closed in our continued effort to reduce costs and provide improved customer service. The business from this location was distributed throughout our facilities. Also, significant productivity improvements were made during the year, including the addition of state-of-the-art injection molding equipment, molds and printing equipment at several of our facilities.

Operating Expenses. Selling expenses increased $0.2 million to $22.1 million in 2002 as a result of increased sales partially offset by continued cost reduction efforts. General and administrative expenses decreased $5.1 million to $23.4 million in 2002 primarily as a result of decreased accrued bonus expenses and cost reduction efforts. Research and development costs increased $1.0 million to $2.9 million in 2002 primarily as a result of an increase in projects under development and legal costs associated with patents and licenses. Intangible asset amortization decreased to $2.4 million in 2002 from $12.8 million for 2001, primarily as a result of the implementation in 2002 of SFAS No. 142, which eliminates the amortization of goodwill. In connection with the Acquisition, the Predecessor incurred Acquisition related expenses of approximately $21.0 million, consisting primarily of investment banking fees, bonuses to management, non-cash modification of stock option awards, legal costs and financial and management consulting fees paid to an affiliate of the largest voting stockholder of the Predecessor. Other expenses were $5.6 million for 2002 compared to $4.9 million for 2001. Other expenses in 2002 include one-time transition expenses of $1.3 million related to recently acquired businesses, $4.1 million related to the shutdown and reorganization of facilities, and $0.2 million related to an acquisition that was not completed. Other expenses in 2001 include one-time transition expenses of $2.7 million related to recently acquired businesses and $2.2 million related to the shutdown and reorganization of facilities.

Interest Expense, Net. Net interest expense, including amortization of deferred financing costs, for 2002 was $49.3 million, or 10% of net sales, compared to $54.4 million, or 12% of net sales, in 2001, a decrease of $5.1 million. This decrease is primarily attributed to decreased rates of interest on borrowings. Cash interest paid in 2002 was $40.8 million as compared to $44.2 million for 2001.

Income Taxes. During 2002, we recorded an expense of $3.3 million for income taxes compared to $0.7 million for 2001. We continue to operate in a net operating loss carryforward position for federal income tax purposes. Extraordinary Item. As a result of extinguishing our debt in connection with the Acquisition, $6.6 million of existing deferred financing fees and $18.7 million of prepayment fees and related charges were charged to expense in 2002 as an extraordinary item.

Net Loss. We recorded a net loss of $32.6 million in 2002 compared to a $2.1 million net loss in 2001 for the reasons discussed above.

COMPARISON OF THE YEAR ENDED DECEMBER 29, 2001 TO THE YEAR ENDED DECEMBER 30,
2000

Net Sales. Net sales increased 13% to $461.7 million in 2001, up $53.6 million from $408.1 million in 2000, including an approximate 1% increase in net selling price. Container net sales increased $3.2 million, primarily due to a large promotion in 2001. Closure net sales increased $20.2 million with the Poly-Seal acquisition and Capsol acquisition representing $25.4 million of the increase, partially offset by a general slowdown in the market. Consumer products net sales increased $30.2 million in 2001 primarily as a result of the Pescor acquisition which contributed 2001 net sales of approximately $19.9 million, continued strong demand in the retail housewares market, and the introduction of a thermoformed drink cup line.

Gross Profit. Gross profit increased $27.7 million from $96.0 million, 24% of net sales, in 2000 to $123.7 million, 27% of net sales, in 2001. This increase of 29% includes the combined impact of the added Poly-Seal, Capsol, and Pescor sales volume, the effect of net selling prices and decreases in raw material costs, acquisition integration, and productivity improvement initiatives. The 1% increase in net selling price was primarily the result of partially recovering raw material costs increases incurred in 2000. In addition, we continued to consolidate the products and businesses of recent acquisitions to the most efficient tooling, providing customers with improved products and customer service. As part of the integration, we closed our York, Pennsylvania facility and removed remaining production from our Minneapolis, Minnesota facility (acquired in the Cardinal acquisition) in the fourth quarter of 2000. Also, in the fourth quarter of 2001, we removed molding operations from our Fort Worth, Texas facility (acquired in the Pescor acquisition). The business from these locations was distributed throughout our facilities. Also, significant productivity improvements were made during the year, including the addition of state-of-the-art injection-molding equipment, molds and decorating equipment at several of our facilities. We achieved additional cost reductions through our realignment in the third quarter of 2000 from a functional based organization to a divisional structure. This realignment has enabled us to reduce personnel costs and improve employee productivity.

Operating Expenses. Selling expenses increased $0.4 million as a result of acquired businesses partially offset by savings from the organizational realignment in the third quarter of 2000. General and administrative expenses increased $4.1 million in 2001 primarily as a result of acquired businesses and increased accrued bonus expenses partially offset by savings from the organizational realignment in the third quarter of 2000. Research and development costs decreased $0.7 million to $1.9 million in 2001 primarily as a result of savings from the organizational realignment in the third quarter of 2000. Intangible asset amortization increased from $10.6 million in 2000 to $12.8 million for 2001, primarily as a result of the amortization of goodwill ascribed to acquired companies in 2000 and 2001. Other expenses were $4.9 million for 2001 compared to $6.6 million for 2000. Other expenses in 2001 include one-time transition expenses of $2.7 million related to recently acquired businesses and $2.2 million related to the shutdown and reorganization of facilities. Other expenses in 2000 include one-time transition expenses of $2.2 million related to recent acquisitions, $3.7 million related to the shutdown and reorganization of facilities and $0.7 million of litigation expenses related to a drink cup patent.

Interest Expense, Net. Net interest expense, including amortization of deferred financing costs for 2001, was $54.4 million or 12% of net sales, compared to $51.5 million, or 13% of net sales, in 2000, an increase of $2.9 million. This increase was attributed to interest on borrowings related to the acquired businesses in 2000 and 2001 but was offset partially by principal reductions. Cash interest paid in 2001 was $44.2 million as compared to $32.8 million for 2000.

Income Taxes. During fiscal 2001, we recorded an expense of $0.7 million for income taxes compared to a benefit of $0.1 million for fiscal 2000. We continue to operate in a net operating loss carryforward position for federal income tax purposes.

Extraordinary Item. As a result of amending our senior credit facility, $1.0 million of deferred financing fees related to the facility was charged to expense in 2000 as an extraordinary item.

Net Loss. We recorded a net loss of $2.1 million in 2001 compared to a $23.1 million net loss in 2000 for the reasons stated above.

INCOME TAX MATTERS

As of December 28, 2002, Holding has unused operating loss carryforwards of $72.3 million for federal income tax purposes which begin to expire in 2010. Alternative minimum tax credit carryforwards of approximately $3.1 million are available to Holding indefinitely to reduce future years' federal income taxes. As a result of the Acquisition, the amount of the carryforward which can be used in any given year will be limited to approximately $12.0 million.

LIQUIDITY AND CAPITAL RESOURCES


On July 22, 2002, we entered into a credit and guaranty agreement and a related pledge security agreement with a syndicate of lenders led by Goldman Sachs Credit Partners L.P., as administrative agent. Our senior secured credit facility is comprised of (1) a $330.0 million term loan, (2) a $50.0 million delayed draw term loan facility, and (3) a $100.0 million revolving credit facility. The maturity date of the term loan is July 22, 2010, and the maturity date of the revolving credit facility and delayed draw term loan facility is July 22, 2008. The term loan was funded on the closing date of the Acquisition and the proceeds were used in connection with the Acquisition to pay the cash consideration payable to stockholders, the costs of prepaying our indebtedness and the transaction costs incurred in connection therewith. Amounts available under the delayed draw term loan facility may be borrowed (but not reborrowed) during the 18-month period beginning on July 22, 2002, provided that certain financial covenants are satisfied and no default or event of default exists at the time of borrowing. Delayed draw term loans may only be made in connection with permitted acquisitions. The indebtedness under our senior secured credit facility is guaranteed by BPC Holding and all of its domestic subsidiaries. The obligations of Berry Plastics under the senior secured credit facility and the guarantees thereof are secured by substantially all of the assets of such entities. At March 29, 2003, there were no borrowings outstanding on the delayed draw term loan facility.



Borrowings under our senior secured credit facility bear interest, at our option, at either (1) the base rate, which is a rate per annum equal to the greater of the prime rate and the federal funds effective rate in effect on the date of determination plus 0.50% plus the applicable margin, the Base Rate Loans, or (2) an adjusted Eurodollar Rate which is equal to the rate for Eurodollar deposits plus the applicable margin, the Eurodollar Rate Loans. For the term loan, the applicable margin is (1) with respect to Base Rate Loans, 2.00% per annum and (2) with respect to Eurodollar Rate Loans, 3.00% per annum. For Eurodollar Rate Loans under the delayed draw term loan facility and the revolving credit facility, the applicable margin is initially 2.75% per annum. The applicable margin for Eurodollar Rate Loans will range from 2.75% per annum to 2.00% per annum, depending on our leverage ratio. The applicable margin with respect to Base Rate Loans will always be 1.00% per annum less than the applicable margin for Eurodollar Rate Loans. Interest is payable quarterly for Base Rate Loans and at the end of the applicable interest period for all Eurodollar Rate Loans. The interest rate applicable to overdue payments and to outstanding amounts following an event of default under our senior secured credit facility is equal to the interest rate at the time of an event of default plus 2.00%. We also pay commitment fees ranging from 0.375% per annum to 0.75% per annum on the average daily unused portion of the delayed draw term loan facility and revolving credit facility. In October 2002, pursuant to a requirement in the senior secured credit facility we entered into an interest rate swap agreement with Goldman Sachs Capital Markets, L.P., which applies to $50.0 million of the term loans and protects both parties against fluctuations in interest rates. Under the interest rate swap agreement, the Eurodollar rate with respect to $50.0 million of the outstanding principal amount of the term loan will not exceed 6.75% or drop below 1.97%.

Our senior secured credit facility contains significant financial and operating covenants, including prohibitions on our ability to incur certain additional indebtedness or to pay dividends, and restrictions on our ability to make capital expenditures and investments and dispose of assets or consummate acquisitions. The occurrence of a default, an event of default or a material adverse effect on Berry Plastics would result in our inability to obtain further borrowings under our revolving credit facility and could also result in the acceleration of our obligations under any or all of our debt agreements, each of which could materially and adversely affect our business. We were in compliance with all of the financial and operating covenants at March 29, 2003.


The term loan amortizes quarterly as follows: $825,000 each quarter beginning September 30, 2002 and ending June 30, 2009 and $76,725,000 each quarter beginning September 30, 2009 and ending June 30, 2010. The delayed draw term loan facility will amortize quarterly commencing March 31, 2004 based on the amounts outstanding as of that date as follows: (1) 2% per quarter in 2004, (2) 4% per quarter in 2005, (3) 6 % per quarter in 2006, (4) 8% per quarter in 2007 and (5) 10% per quarter in each of the first two quarters in 2008. Borrowings under our senior secured credit facility are subject to mandatory prepayment under specified circumstances, including if we meet certain cash flow thresholds, collect insurance proceeds in excess of certain thresholds, issue equity securities or debt or sell assets not in the ordinary course of business, or upon a sale or change of control of the company. There is no required amortization of the revolving credit facility. Outstanding borrowings under the revolving credit facility may be repaid at any time, and may be reborrowed at any time prior to the maturity date which is on July 22, 2008. The revolving credit facility allows up to $15 million of letters of credit to be issued instead of borrowings under the revolving credit facility and up to $10 million of swingline loans.


On July 22, 2002, we completed an offering of $250.0 million aggregate principal amount of the notes. The net proceeds to us from the sale of the notes, after expenses, were $239.4 million. The proceeds from the notes were used in the financing of the Acquisition. The notes mature on July 15, 2012, and interest is payable semi-annually on January 15 and July 15 of each year beginning January 15, 2003. BPC Holding and all of our domestic subsidiaries fully, jointly, severally, and unconditionally guarantee the notes. We are not required to make mandatory redemption or sinking fund payments with respect to the notes. On or subsequent to July 15, 2007, the notes may be redeemed at our option, in whole or in part, at redemption prices ranging from 105.375% in 2007 to 100% in 2010 and thereafter. Prior to July 15, 2005, up to 35% of the notes may be redeemed at 110.75% of the principal amount at our option in connection with an equity offering. Upon a change in control, as defined in the indenture entered into in connection with the notes, each holder of notes will have the right to require us to repurchase all or any part of such holder's notes at a repurchase price in cash equal to 101% of the aggregate principal amount thereof plus accrued interest. The indenture restricts our ability to incur additional debt and contains other provisions which could limit our liquidity.



Our contractual cash obligations as of December 28, 2002 are summarized in the following table.

                                                                 PAYMENTS DUE BY PERIOD AT DECEMBER 28, 2002
                                            --------------------------------------------------------------------------------
                                                                 < 1              1-3               4-5                > 5
(DOLLARS IN THOUSANDS)                       TOTAL              YEAR             YEARS             YEARS              YEARS
                                             -----              ----             -----             -----              -----
Long-term debt, excluding capital
   leases ........................          $582,367          $  3,800          $  7,600          $  7,600          $563,367
Capital leases ...................            33,101             6,416            12,437             5,559             8,689
Operating leases .................            19,221             6,925             9,186             3,110                --
Other long-term obligations ......             1,285             1,281                 4                --                --
                                            --------          --------          --------          --------          --------
Total contractual cash obligations          $635,974          $ 18,422          $ 29,227          $ 16,269          $572,056
                                            ========          ========          ========          ========          ========





Net cash provided by operating activities was $0.8 million for the thirteen weeks ended March 29, 2003 compared to $7.5 million for the thirteen weeks ended March 30, 2002. The decrease of $6.7 million is primarily the result of timing of interest payments on our subordinated debt.



Net cash used by investing activities increased by $1.9 million to $14.9 million for the thirteen weeks ended March 29, 2003 from $13.0 million for the thirteen weeks ended March 30, 2002 primarily due to the difference in price of the acquisition of assets from CCL in the thirteen weeks ended March 29, 2003 and the Mount Vernon acquisition in the thirteen weeks ended March 30, 2002. Capital spending of $10.1 million for the thirteen weeks ended March 29, 2003 represents an increase of $0.3 million from the thirteen weeks ended March 30, 2002. The capital spending during the thirteen weeks ended March 29, 2003 included $0.4 million for buildings and systems, $4.3 million for molds, $3.8 million for molding and printing machines, and $1.6 million for accessory equipment and systems.



Net cash provided by financing activities was $2.6 million for the thirteen weeks ended March 29, 2003 compared to $5.6 million for the thirteen weeks ended March 30, 2002. The decrease of $3.0 million can be primarily attributed to decreased borrowings.


Net cash provided by operating activities was $26.6 million in 2002 as compared to $54.3 million in 2001. This decrease of $27.7 million can be primarily attributed to expenses incurred in connection with the Acquisition. Net cash provided by operating activities was $36.1 million in 2000. The increase in 2001 was primarily the result of improved operating performance as our net loss plus non-cash expenses improved $21.8 million.

Net cash used for investing activities decreased from $56.3 million in 2001 to $44.9 million in 2002 primarily as a result of the Pescor acquisition in 2001. Capital expenditures in 2002 were $28.6 million, a decrease of $4.2 million from $32.8 million in 2000. Capital expenditures in 2002 included investments of $1.6 million for facility renovations, production systems and offices necessary to support production operating levels throughout the company, $12.6 million for molds, $7.9 million for molding and printing machines, and $6.5 million for accessory equipment and systems. The capital expenditure budget for 2003 is expected to be $36.3 million. Net cash used for investing activities was $108.7 million in 2000 compared to the $56.3 million in 2001. This decrease can be primarily attributed to the Poly-Seal acquisition in 2000.

Net cash provided by financing activities was $32.4 million in 2002 as compared to $0.6 million in 2001. The increase of $31.8 million can be primarily attributed to the Acquisition. Net cash provided by financing activities was $0.6 million in 2001 as compared to $72.0 million in 2000. The decrease of $71.4 million can be primarily attributed to reduced acquisition related activities as noted above.

Increased working capital needs occur whenever we experience strong incremental demand or a significant rise in the cost of raw material, particularly plastic resin. However, we anticipate that our cash interest, working capital and capital expenditure requirements for 2003 will be satisfied through a combination of funds generated from operating activities and cash on hand, together with funds available under our senior secured credit facility. We base this belief on historical experience and the substantial funds available under our senior secured credit facility. However, we cannot predict our future results of operations. At March 29, 2003, our cash balance was $4.0 million, and we had unused borrowing capacity under the senior secured credit facility's revolving line of credit of $85.5 million. However, the covenants under our senior secured credit facility may limit our ability to make such borrowings and as of March 29, 2003, we could have borrowed $24.8 million.



Our ability to make payments on and to refinance our indebtedness, including the notes, and to fund planned capital expenditures and research and development efforts will depend on our ability to generate cash in the future. This is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control as well as factors described under "Risk factors." We may need to refinance all or a portion of our indebtedness, including the notes, on or before maturity. We may not be able to refinance any of our indebtedness, including our senior secured credit facilities and the notes, on commercially reasonable terms or at all.


RECENT ACCOUNTING PRONOUNCEMENTS





In April 2002, the Financial Accounting Standards Board (''FASB'') FASB issued Statement of Financial Accounting Standards No. 145, Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13 and Technical Corrections (SFAS No. 145). Upon the adoption of SFAS No. 145, all gains and losses on the extinguishment of debt for periods presented in the financial statements will be classified as extraordinary items only if they meet the criteria in APB Opinion No. 30, Reporting the Results of Operations - Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions (APB No. 30). The provisions of SFAS No. 145 related to the rescission of FASB Statement No. 4 and FASB Statement No. 64 shall be applied for fiscal years beginning after May 15, 2002. As a result, the company will reclassify the extraordinary item in the Statements of Operations to continuing operations in its 2003 third quarter financial statements. Any gain or loss on extinguishment of debt that was classified as an extraordinary item in prior periods presented that does not meet the criteria in Opinion 30 for classification as an extraordinary item must be reclassified. The provisions of SFAS No. 145 related to the rescission of FASB Statement No. 44, the amendment of FASB Statement No. 13 and Technical Corrections became effective as of May 15, 2002 and did not have a material impact on the Company.



In June 2002, the FASB issued Statement of Financial Accounting Standards No. 146, Accounting for Costs Associated with Exit or Disposal Activities (SFAS No.
146). SFAS No. 146 nullifies Emerging Issues Task Force (EITF) Issue No, 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)." SFAS No. 146 generally requires companies to recognize costs associated with exit activities when they are incurred rather than at the date of a commitment to an exit or disposal plan and is to be applied prospectively to exit or disposal activities initiated after December 31, 2002. The initial adoption of this statement did not have a material impact on the company.



On April 30, 2003, the FASB issued Statement of Financial Accounting Standards No. 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities ("SFAS No. 149"). SFAS No. 149 amends and clarifies accounting for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities under Statement 133 and is to be applied prospectively to contracts entered into or modified after June 30, 2003. The company is currently evaluating the effects, if any, that this standard will have on its results of operations and financial position.





In November 2002, the FASB issued FASB Interpretation (FIN) 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others." Interpretation No. 45 requires certain guarantees to be recorded at fair value and requires a guarantor to make significant new disclosures, even when the likelihood of making any payments under the guarantee is remote. Interpretation No. 45's initial recognition and initial measurement provisions are applicable on a prospective basis to guarantees issued or modified after December 31, 2002; however, its disclosure requirements are effective for financial statements of interim or annual periods ending after December 15, 2002. The interpretation had no effect on the company's results of operations or financial position for the current year. The company will continue to evaluate what effect, if any, the recognition and measurement provisions will have on its financial statements and related disclosures in future periods.





In January 2003, the FASB issued FIN 46, "Consolidation of Variable Interest Entities". FIN 46 defines a variable interest entity (VIE) as a corporation, partnership, trust, or any other legal structure that does not have equity investors with a controlling financial interest or has equity investors that do not provide sufficient financial resources for the entity to support its activities. FIN 46 requires consolidation of a VIE by the primary beneficiary of the assets, liabilities, and results of activities. FIN 46 also requires certain disclosures by all holders of a significant variable interest in a VIE that are not the primary beneficiary. The company does not have any investments in VIE's; therefore, the adoption of this interpretation has had no impact on the company's results of operations or financial position.



INFLATION

We believe that we are not affected by inflation except to the extent that the economy in general is thereby affected. Should inflationary pressures drive costs higher, we believe that general industry competitive price increases would sustain operating results, although we can give you no assurance that this will be the case.

SEASONALITY

Our business is somewhat seasonal with a higher percentage of our sales generally realized in the second and third quarters of the year. However, the timing of acquisitions may impact the effects of seasonality on our business. We build inventory throughout the fourth and first quarters of each year to satisfy the seasonal demands of the spring and summer months when consumption increases.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Interest Rate Risk


We are exposed to market risk from changes in interest rates primarily through our senior secured credit facility. The senior secured credit facility is comprised of (1) a $330.0 million term loan, (2) a $50.0 million delayed draw term loan facility, and (3) a $100.0 million revolving credit facility. At March 29, 2003, there were no borrowings outstanding on the delayed draw term loan facility. The net outstanding balance of the term loan and revolving line of credit at March 29, 2003 was $328.4 million and $5.0 million, respectively. Future borrowings under the credit facility bear interest, at our option, at either (1) the base rate, which is a rate per annum equal to the greater of the prime rate and the federal funds effective rate in effect on the date of determination plus 0.5% plus the applicable margin or (2) an adjusted Eurodollar Rate which is equal to the rate for Eurodollar deposits plus the applicable margin. We utilize interest rate instruments to reduce the impact of either increases or decreases in interest rates on its floating rate debt. Pursuant to a requirement in the senior secured credit facility and as a result of the current economic slowdown and corresponding interest rate reductions, we entered into an interest rate collar arrangement in October 2002 to protect $50.0 million of the outstanding variable rate term loan debt from future interest rate volatility. Under the interest rate collar agreement, the Eurodollar rate with respect to the $50.0 million of outstanding variable rate term loan debt will not exceed 6.75% or drop below 1.97%. At March 29, 2003, the Eurodollar rate applicable to the term loan and revolving line of credit was 1.35% and 1.33%, respectively. If the Eurodollar rate increases 0.25% and 0.5%, we estimate an annual increase in our interest expense of approximately $0.7 million and $1.4 million, respectively.

                                    BUSINESS

GENERAL

We are one of the world's leading manufacturers and suppliers of a diverse mix of injection-molded plastics packaging products focusing on the open-top container, closure, aerosol overcap, drink cup and housewares markets. We sell a broad product line to over 12,000 customers. We concentrate on manufacturing higher quality, value-added products sold to image-conscious marketers of institutional and consumer products. We believe that our large operating scale, low-cost manufacturing capabilities, purchasing leverage, proprietary thermoforming technology and extensive collection of over 1,000 active proprietary molds provide us with a competitive advantage in the marketplace. We have been able to leverage our broad product offering, value-added manufacturing capabilities and long-standing customer relationships into leading positions across a number of products. The average length of our relationship with our top 10 customers in fiscal 2002 was over 15 years, and these customers represented approximately 19% of our fiscal 2002 net sales. No customer accounted for more than 4% of our fiscal 2002 net sales. We believe that over 58% of our 2002 revenues were generated from the sale of products that held a number one position relative to competing injection-molded products. Our products are primarily sold to customers in industries that exhibit relatively stable demand characteristics and are considered less sensitive to overall economic conditions, such as pharmaceuticals, food, dairy and health and beauty. Additionally, we operate 12 high-volume manufacturing facilities and have extensive distribution capabilities.

We organize our product categories into three business divisions: containers; closures; and consumer products. The following table displays our net sales by division for each of the past five fiscal years.

(DOLLARS IN MILLIONS)       1998            1999            2000            2001            2002
                           ------          ------          ------          ------          ------
Containers ......          $154.0          $188.7          $231.2          $234.5          $250.4
Closures ........            56.4            81.0           112.2           132.4           133.9
Consumer products            61.4            59.1            64.7            94.8           110.0
                           ------          ------          ------          ------          ------
  Total net sales          $271.8          $328.8          $408.1          $461.7          $494.3
                           ======          ======          ======          ======          ======

COMPETITIVE STRENGTHS

We believe that our consistent financial performance is the direct result of the following competitive strengths:

LEADING POSITIONS ACROSS A BROAD PRODUCT OFFERING. We believe that over 58% of our fiscal 2002 sales were in product categories in which we were the nation's leading supplier relative to competing injection-molded products, including:

      o     thinwall open-top containers;

      o     pry-off open-top containers;

      o     aerosol overcaps;

      o     drink cups; and

      o     seasonal semi-disposable housewares.

We use over 1,000 proprietary molds to provide our customers with a wide range of products, which favorably positions us to benefit from ongoing vendor consolidation among our customers. We believe that our extensive product offerings, market experience, product quality and focus on customer satisfaction allow us to maintain and grow our positions in our key businesses.

SIGNIFICANT SCALE RESULTING IN LOW-COST POSITION AND STRONG CASH FLOW. We are one of the largest domestic manufacturers and suppliers of injection-molded plastics packaging products, and we have reported 12 consecutive years of positive year-over-year growth in net sales. We believe our size enables us to achieve superior operating efficiencies and financial results through several scale-driven advantages:

      o Large, high-volume manufacturing equipment results in lower unit production costs than many of our competitors. For example, our largest injection-molded presses can produce as many as thirty-two 32-ounce drink cups per molding cycle versus a typical competitor's press that can only produce 12 to 24 cups of this size.

      o Flexible, cross-facility and cross-product manufacturing capabilities further lower our unit-production costs as a result of higher capacity utilization and longer production runs.

      o Enhanced purchasing power lowers our cost of raw materials such as resin.

      o Broad, low-cost distribution capabilities, as a result of the strategic location of our manufacturing facilities near our customers, reduce shipping costs. We operate 10 manufacturing facilities in the United States and two facilities in Western Europe.

      o Modern and extensive post-molding capabilities, including printing, silk screening, lining, hot stamping, labeling, assembly, packing and distribution enable us to tailor products to our clients' needs and produce higher value-added products.

      o Our ability to produce high volumes of a wide variety of products favorably positions us to capitalize on the ongoing trend toward vendor consolidation.

ABILITY TO PASS THROUGH CHANGES IN THE COST OF RESIN. The majority of our revenues are derived from customers to which we are able to pass through changes in the costs of resin, the principal raw material used in manufacturing our products. We have contractual price escalators and de-escalators tied to the price of resin representing approximately 40% of net sales that result in price increases to many of our customers in a relatively short period of time, typically quarterly. In addition, we have experienced high success rates in quickly passing through price increases and decreases in the price of resin to customers without indexed price agreements. Pricing flexibility is enhanced by the fact that our products typically represent a very small component of the overall cost of production for the end customer. Fewer than 10% of our net sales are generated from fixed-price arrangements, and we have at times entered into negotiated purchase agreements with resin suppliers to lock in the cost of resin related to these fixed-price arrangements. We can further mitigate the effect of resin price movements through our ability to accommodate raw material switching for certain products between high density polyethylene, or HDPE, and polypropylene, or PP, as prices fluctuate. We estimate that we pass on approximately 75% of an increase in the price of resin within the first three months, and the remainder within one year of the price increase. For example, in 2000, the price of resin increased significantly and we estimate that we were able to pass on approximately 85% of the increase to our customers during 2000. The resin market is currently experiencing increasing prices primarily due to the increased cost of oil and natural gas. Due to the extent and rapid nature of these increases, we cannot reasonably estimate our ability to successfully recover these cost increases in the short-term.

LARGE, DIVERSE AND STABLE CUSTOMER BASE. We sell our products to over 12,000 customers that are principally engaged in industries that are considered to be generally less sensitive to changing economic conditions, including dairy, food, health and beauty and pharmaceuticals. We believe that this provides us with a stable client base that is generally less affected by economic market fluctuations. In addition, our sales force of over 50 dedicated professionals focuses on working with customers to develop customized packaging and allows us to maintain close working relationships with our clients. The average length of our relationship with our top 10 customers in fiscal 2002 was over 15 years. We also believe that we are the single-source or largest supplier of plastic aerosol overcaps, containers and drink cups to a majority of our customers. Our top 10 customers represented approximately 19% of our fiscal 2002 net sales with no customer accounting for more than 4% of our fiscal 2002 net sales.

PROVEN ABILITY TO INTEGRATE STRATEGIC ACQUISITIONS. We have successfully integrated 15 acquisitions since 1992. We maintain a selective and disciplined acquisition strategy, which is focused on improving our financial performance in the long-term and expanding our product lines or, in some cases, providing us with a new or complementary product line. For example, the acquisition of Poly-Seal in 2000 enabled us to enter the United States closures business, which now represents approximately 10% of our net sales. We have historically achieved significant reductions in manufacturing and overhead costs of acquired companies by introducing advanced manufacturing processes, exiting low-margin businesses or product lines, reducing headcount, rationalizing facilities and tools, applying best practices and capitalizing on economies of scale.

UNIQUE, PROPRIETARY THERMOFORMING DRINK CUP MANUFACTURING PROCESS. Over a period of several years, we have invested approximately $23.0 million to develop and implement a proprietary thermoforming molding process utilizing polypropylene that enables us to produce large drink cups (22-ounce to 44-ounce) at a lower cost than competitors that use polystyrene in thermoform production. This cost advantage is driven by the fact that polypropylene typically costs approximately 20% less per pound than polystyrene. We are the only producer in North America capable of thermoforming polypropylene in high cavitation, deep draw molds for large drink cups. The core elements of this in-line process include continuous feed, high cavitation, high output and deep-draw technology. Our thermoformed polypropylene cups, like our injection-molded cups, offer a number of advantages over traditional paper, including decreased sogginess, increased rigidity, unique designs and the ability for larger size cups to fit into automobile cup holders. Our thermoforming production lines are currently operating at full capacity and we expect to introduce additional capacity in the third quarter of 2003, enabling us to leverage our proprietary manufacturing technique to further penetrate the market. Existing customers driving demand of our thermoformed drink cups include Aramark, Hardee's, Wendy's and Applebee's.

PROVEN AND MOTIVATED MANAGEMENT TEAM. The five members of our senior management team provide significant packaging expertise, with an average of 16 years of experience with us, including companies acquired by us, and an average of 19 years of industry experience. The senior management team includes President and CEO Ira Boots, who has been with us for 25 years, and CFO Jim Kratochvil, who has been with us for 18 years. This team has been responsible for developing and executing our strategy that has generated a track record of growth and strong cash flow. Additionally, the team has extensive experience in developing and maintaining customer relationships, expanding product offerings and implementing innovative technological manufacturing enhancements. The senior management team invested approximately 70% of their net proceeds from the Acquisition in BPC Holding and the management team as a whole owns, or has the right to acquire, over 15% of BPC Holding on a fully diluted basis.

BUSINESS STRATEGY

Our goal is to maintain and enhance our market position and leverage our core strengths to increase profitability. Our strategy to achieve this goal includes the following elements:

INCREASE SALES TO OUR EXISTING CUSTOMERS. We believe we have significant opportunities to increase sales to our over 12,000 existing customers as we expand our product portfolio and extend our existing product lines. For example, our container and closures divisions are penetrating new markets with new products such as tamper-resistant lids and child-resistant closures. Also, we recently introduced a leak-proof milk jug closure to the dairy market at the request of one of our customers. This product has been rapidly accepted by our customers, and as a result, we have already reached full production capacity and are adding additional capacity. We believe our broad and growing product lines will allow us to capitalize on the corporate consolidation occurring among our customers and the continuing consolidation of their vendor relationships. With our extensive manufacturing capabilities, product breadth and national distribution capabilities, we can provide our customers with a cost-effective, single source from which to purchase substantially all of their injection-molded plastic packaging products. For example, after many years serving as Crowley Foods' primary supplier for its institutional dairy packaging products, we were awarded Crowley's business to supply its retail dairy packaging needs, thereby making us their single source supplier for injection-molded dairy container packaging. In addition, with the introduction of our new milk jug closure, we recently became the single source supplier for all of AE Dairy's plastic packaging needs.

AGGRESSIVELY PURSUE NEW CUSTOMERS. We intend to aggressively pursue new customer relationships in order to drive additional growth. We believe that our large direct sales force, our ability to offer new customers a cost effective, single source from which to purchase substantially all of their injection-molded plastic packaging products and our proven ability to create innovative new products position us well to continue growing and diversifying our customer base. For example, our proprietary thermoforming process, which offers a substantial competitive advantage with respect to cost, was introduced to the drink cup market in the first half of 2001 and has been highly successful to date in allowing us to win new customer relationships, including Hardee's and Jack in the Box. We believe there is a significant growth opportunity from our thermoforming process in both drink cups and in a variety of container applications.

CONTINUE TO EFFECTIVELY MANAGE COSTS. We continually focus on reducing our costs in order to maintain and enhance our low-cost position. We employ a number of cost-reducing strategies including:

      o     leveraging our increasing scale to reduce resin costs;

      o reinvesting capital into our manufacturing processes to maintain technological leadership and achieve productivity gains;

      o focusing on ways to streamline operations through plant and overhead rationalization; and

      o monitoring and rationalizing the number of vendors from which we purchase nonresin materials in order to increase our purchasing power.

We expect to continue to increase the size of our business and our operating efficiencies through both organic growth and selective acquisitions.

SELECTIVELY PURSUE STRATEGIC ACQUISITIONS IN OUR CORE BUSINESSES. We believe that there is significant opportunity for future growth through selective acquisitions given the high degree of industry fragmentation and the increasing trend of our customers to focus on fewer key vendors. As a result of our scale and prior successes in acquiring and integrating acquisitions, we believe that we are well-positioned to capitalize on potential future acquisition opportunities in new and existing product lines. We intend to continue to apply a selective and disciplined acquisition strategy, which is focused on improving our financial performance in the long-term and expanding our product lines or, in some cases, providing us with a new or complementary product line. We regularly evaluate potential acquisition candidates that we believe could fit our strategy, which may or may not be material in size and scope.

PRODUCT OVERVIEW

We organize our product lines into three categories: containers, closures and consumer products.

CONTAINERS

We classify our containers into six product lines: thinwall, pry-off, dairy, industrial, polypropylene and specialty. We believe that we have leading positions in key injection-molded plastic container segments including thinwall (household products and food) and pry-off (building materials), as well as strong positions in frozen dessert (ice cream and yogurt) and clear polypropylene (high value food and consumer applications). The following table describes our container product lines.

  PRODUCT LINE                DESCRIPTION               SIZES                MAJOR END-USES
----------------     ----------------------------  -------------------  ----------------------
     Thinwall        Thinwalled, multi-purpose     8 oz. to 2 gallons   Food, promotional products,
                     containers with or without                         toys and a wide variety of
                     handles and lids                                   other uses

      Pry-off        Containers having a tight     4 oz. to 2 gallons   Building products,
                     lid-fit and requiring an                           adhesives, chemicals and
                     opening device                                     other industrial uses

       Dairy         Thinwall containers in        4 oz. to 5 lbs.,     Cultured dairy products,
                     traditional dairy market      Multi-pack           including yogurt, cottage
                     sizes and styles                                   cheese, sour cream and dips
                                                                        and frozen desserts

   Polypropylene     Usually clear containers in   6 oz. to 5 lbs       Food, deli, sauces and
                     round, oblong or                                   salads
                     rectangular shapes

    Industrial       Thick-walled, larger pails    2.5 to 5 gallons     Building products,
                     designed to accommodate                            chemicals, paints and other
                     heavy loads                                        industrial uses

     Specialty       Customer specific             Various              Premium consumer items,
                                                                        such as tobacco and drink
                                                                        mixes

The largest end-uses for our containers are food products, building products, chemicals and dairy products. We have a diverse customer base for our container lines, and no single container customer exceeded 3% of our total net sales in fiscal 2002.

We believe that we offer the broadest product line among U.S.-based injection-molded plastic container manufacturers. Our container capacities range from 4 ounces to 5 gallons and are offered in various styles with accompanying lids, bails and handles, some of which we produce, as well as a wide array of decorating options. In addition to a complete product line, we have sophisticated printing capabilities, an in-house graphic arts department, low-cost manufacturing capability with 10 plants strategically located throughout the United States and a dedication to high-quality products and customer service. Our product engineers work with customers to design and commercialize new containers. In addition, as part of our dedication to customer service, on occasion, we provide filling machine equipment to some of our customers, primarily in the dairy market, and we also provide the services necessary to operate such equipment. We believe that providing such equipment and services increases customer retention by increasing the customer's production efficiency. The cost of, and revenue from, such equipment is not material.

We seek to develop niche container products and new applications by taking advantage of our state-of-the-art decorating and graphic arts capabilities and dedication to service and quality. We believe that these capabilities have given us a significant competitive advantage in certain high-margin niche container applications for specialized products. Examples include popcorn containers for new movie promotions and professional and college sporting and entertainment events, where the ability to produce sophisticated and colorful graphics is crucial to the product's success. In order to identify new applications for existing products, we rely extensively on our national sales force. Once these opportunities are identified, our sales force interfaces with our product design engineers to satisfy customers' needs.

In non-industrial containers, our strongest competitors include Airlite, Sweetheart, Landis, and Polytainers. We also produce commodity industrial pails for a market that is dominated by large volume competitors such as Letica, Plastican, NAMPAC and Ropak. We do not participate heavily in this large market.

CLOSURES

Our closures division focuses on aerosol overcaps and closures.

Aerosol overcaps

We believe that we are the worldwide leading producer of injection-molded aerosol overcaps. Our aerosol overcaps are used in a wide variety of consumer goods including spray paints, household and personal care products, insecticides and numerous other commercial and consumer products. Most U.S. manufacturers of aerosol products, and companies that fill aerosol products on a contractual basis, are our customers for some portion of their needs.

Approximately 19% of the U.S. injection-molded market consists of manufacturers who produce overcaps in-house for their own needs. We believe that a portion of these in-house producers will increase the outsourcing of their production to high-technology, low-cost manufacturers, such as us, as a means of reducing manufacturing assets and focusing on their core marketing objectives.

We believe that, over the years, we have developed several significant competitive advantages, including (1) a reputation for outstanding quality, (2) short lead-time requirements to fill customer orders, (3) long-standing relationships with major customers, (4) the ability to accurately reproduce over 3,500 colors, (5) proprietary packing technology that minimizes freight cost and warehouse space, (6) high-speed, low-cost molding and decorating capability and
(7) a broad product line of proprietary molds. We continue to develop new products in the overcap market, including a "spray-thru" line of aerosol overcaps that has a built-in release button.

In fiscal 2002, no single aerosol overcap customer accounted for over 2% of our total net sales. Competitors include Dubuque Plastics, Cobra and Plasticum. In addition, a number of companies, including several of our customers, currently produce aerosol overcaps for their own use.

Closures

We believe that our combined product line offerings to the closures market establish us as a leading provider of closures. Our product line offerings include continuous thread, dispensing, tamper evident, and child resistant closures. In addition, we are a leading provider of (1) fitments and plugs for medical applications, (2) cups and spouts for liquid laundry detergent, (3) dropper bulb assemblies for medical and personal care applications and (4) jiggers for mouthwash products.

Our closures are used in a wide variety of consumer goods markets, including health and beauty aids, pharmaceutical, household chemicals, commercial chemicals, and food and dairy. We are a major provider of closures to many of the leading companies in these markets.

We believe the capabilities and expertise we have established as a closure provider create significant competitive advantages, including the latest in single and bi-injection technology, molding of thermoplastic and thermoset resins, compression molding of thermoplastic resins, and lining and assembly applications applying the latest in computerized vision inspection technology. In addition, we have an in-house package development and design group focused on developing new closures to meet customers' proprietary needs. We have a strong reputation for quality and have received numerous "Supplier Quality Achievement Awards" from customers in different markets.

In fiscal 2002, no single closure customer accounted for over 2% of our total net sales. Competitors include Owens-Illinois, Kerr/Suncoast, Phoenix Closures, Portola, Rexam Closures and Seaquist Closures.

CONSUMER PRODUCTS

Our consumer product division focuses on drink cups and housewares.

Drink cups

We believe that we are the largest provider of injection-molded plastic drink cups in the United States. As beverage producers, convenience stores and fast food restaurants increase their marketing efforts for larger sized drinks, we believe that the plastic drink cup market will expand because of plastic's desirability over paper for larger drink cups. We produce injection-molded plastic cups that range in size from 12 to 64 ounces. Primary markets are fast food and family dining restaurants, convenience stores, stadiums, and retail stores. Virtually all cups are decorated, often as promotional items, and we are known in the industry for our innovative, state-of-the-art graphics capability.

We launched our thermoformed drink cup line in fiscal 2001. Our thermoformed product line offers sizes ranging from 22 to 44 ounces. Our thermoform process is unique in the industry in that it uses polypropylene instead of more expensive polystyrene in producing deep draw drink cups. This offers a material competitive advantage versus competitive thermoformed drink cups.

In fiscal 2002, no single drink cup customer accounted for more than 3% of our total net sales. Drink cup competitors include Huhtamaki (formerly Packaging Resources Incorporated), Sweetheart, Letica, and WNA (formerly Cups Illustrated).

Housewares

Our participation in the housewares market is focused on producing seasonal (spring and summer) semi-disposable plastic housewares and plastic garden products. Examples of our products include plates, bowls, pitchers, tumblers and outdoor flowerpots. We sell virtually all of our products in this market through major national retail marketers and national chain stores, such as Wal-Mart. PackerWare is our recognized brand name in these markets and PackerWare branded products are often co-branded by our customers. Our position in this market has been to provide high value to consumers at a relatively modest price, consistent with the key price points of the retail marketers. We believe outstanding service and ability to deliver products with timely combination of color and design further enhance our position in this market. This focus allowed PackerWare to be named Wal-Mart's category manager for its seasonal housewares department.

In fiscal 2002, no single housewares customer accounted for more than 4% of our total net sales. Housewares competitors include imported products from China, Arrow Plastics and United Plastics.

MARKETING AND SALES

We reach our large and diversified base of over 12,000 customers primarily through our direct field sales force of over 50 dedicated professionals. Our field sales, production and support staff meet with customers to understand their needs and improve our product offerings and services. While these field sales representatives are focused on individual product lines, they are also encouraged to sell all our products to serve the needs of our customers. We believe that a direct field sales force is able to better focus on target markets and customers, with the added benefit of permitting us to control pricing decisions centrally. We also utilize the services of manufacturing representatives to assist our direct sales force.

We believe that we produce a high level of customer satisfaction. Highly skilled customer service representatives are located in each of our facilities to support the national field sales force. In addition, telemarketing representatives, marketing managers and sales/marketing executives oversee the marketing and sales efforts. Manufacturing and engineering personnel work closely with field sales personnel to satisfy customers' needs through the production of high-quality, value-added products and on-time deliveries.

Our sales force is supported by technical specialists and our in-house graphics and design personnel. Our Graphic Arts department includes computer-assisted graphic design capabilities and in-house production of photopolymer printing plates. We also have a centralized Color Matching and Materials Blending department that utilizes a computerized spectrophotometer to insure that colors match those requested by customers.

MANUFACTURING

We primarily manufacture our products using the plastic injection-molding process. The process begins when plastic resin, in the form of small pellets, is fed into an injection-molding machine. The injection-molding machine then melts the plastic resin and injects it into a multi-cavity steel mold, forcing the plastic resin to take the final shape of the product. At the end of each molding cycle (generally 5 to 25 seconds), the plastic parts are ejected from the mold into automated handling systems from which they are packed in corrugated containers for further processing or shipment. After molding, the product may be either decorated (printing, silkscreening, labeling) or assembled (e.g., bail handles fitted to containers). We believe that our molding and post-molding capabilities are among the best in the industry.

In 2001, after several years of development, we introduced our proprietary thermoforming molding process that enables us to mass-produce large drink cups (22-ounce to 44-ounce) less expensively than our competitors. The thermoforming machine used in our process was built by a third-party manufacturer to standard specifications. We modified the machine on-site in order to produce high-cavitation, deep draw cups using our process. These modifications were made without the help of outside consultants.

Our overall manufacturing philosophy is to be a low-cost producer by using (1) high-speed molding machines, (2) modern multi-cavity hot runner, cold runner and insulated runner molds, (3) extensive material handling automation and (4) sophisticated printing technology. We utilize state-of-the-art robotic packaging processes for large volume products, which enables us to reduce breakage while lowering warehousing and shipping costs. Each plant has complete tooling maintenance capability to support molding and decorating operations. We have historically made, and intend to continue to make, significant capital investments in plant and equipment because of our objectives to improve productivity, maintain competitive advantages and foster continued growth. Over the past five fiscal years our capital expenditures in plant and equipment, exclusive of acquisitions, were $146.4 million.

RESEARCH AND PRODUCT DEVELOPMENT AND DESIGN

We believe that our technology base and research and development support are among the best in the rigid plastics packaging industry. Our full-time product engineers use three-dimensional computer-aided-design (CAD) technology to design and modify new products and prepare mold drawings. We can simulate the molding environment by running unit-cavity prototype molds in small injection-molding machines for research and development of new products. Production molds are then designed and outsourced for production by various companies with which we have extensive experience and established relationships. Our engineers oversee the mold-building process from start to finish. Many of our customers work in partnership with our technical representatives to develop new, more competitive products. We have enhanced our relationships with these customers by providing the technical service needed to develop products combined with our internal graphic arts support.


We spent $2.9 million, $1.9 million and $2.6 million on research and development in 2002, 2001, and 2000, respectively, and $0.8 million in the thirteen weeks ended March 29, 2003.


We also utilize our in-house graphic design department to develop color and styles for new products. Our design professionals work directly with our customers to develop new styles and use computer-generated graphics to enable our customers to visualize the finished product.

QUALITY ASSURANCE

Each plant extensively utilizes Total Quality Management philosophies, including the use of statistical process control and extensive involvement of employees to increase productivity. This teamwork approach to problem-solving increases employee participation and provides necessary training at all levels. All of our facilities have been ISO certified, which demonstrates compliance by a company with a set of shipping, trading and technology standards promulgated by the International Standardization Organization ("ISO"). Extensive testing of parts for size, color, strength and material quality using statistical process control
(SPC) techniques and sophisticated technology is also an ongoing part of our quality assurance activities.

SYSTEMS

We utilize a fully integrated computer software system at each of our plants that produces complete financial and operational reports. This accounting and control system is easily expandable to add new features and/or locations as we grow. In addition, we have in place a sophisticated quality assurance system, a bar code based material management system and an integrated manufacturing system.

SOURCES AND AVAILABILITY OF RAW MATERIALS

The most important raw material purchased by us is plastic resin. We purchased approximately $113.0 million of resin in fiscal 2002. Approximately 50% of the resin pounds purchased were HDPE, 13% linear low density polyethylene and 37% PP. We have contractual price escalators and de-escalators tied to the price of resin representing approximately 40% of net sales that result in price increases/decreases to many of our customers in a relatively short period of time, typically quarterly. In addition, to date, we have experienced high success rates in passing through price increases and decreases in the price of resin to customers, without indexed price agreements, although the magnitude of the fluctuations in the price of resin in recent periods may have an impact on our future success in this area. Pricing flexibility is enhanced by the fact that our products typically represent a very small component of the overall cost of production for the end customer. Fewer than 10% of our net sales are generated from fixed-price arrangements, and we have at times and may continue to enter into negotiated purchase agreements with resin suppliers related to these fixed price arrangements. We can further mitigate the effect of resin price movements through our ability to accommodate raw material switching for certain products between HDPE and PP as prices fluctuate. In a typical resin market, we estimate that we have historically been able to pass on approximately 75% of an increase in the price of resin within the first three months and the remainder within one year of the price increase. For example, in 2000, the price of resin increased significantly and we estimate that we were able to pass on approximately 85% of the increase to our customers during that calendar year. The resin market is currently experiencing rapidly increasing prices primarily due to the increased cost of oil and natural gas. Based on information from Plastics News, an industry publication, average spot prices of HDPE and PP on March 17, 2003 were $0.565 per pound and $0.44 per pound, respectively, reflecting increases of $0.17 per pound, or 43%, and $0.05 per pound, or 13%, over the respective average spot prices from December 28, 2002. Due to the extent and rapid nature of these increases, we cannot reasonably estimate our ability to successfully recover these cost increases in the short-term.

Our purchasing strategy is to deal with only high-quality, dependable suppliers, such as Dow, Chevron, Nova, Equistar, Atofina, Basell, and ExxonMobil. Although we do not have any supply requirements contracts with our key suppliers, we believe that we have maintained strong relationships with these key suppliers and expect that such relationships will continue into the foreseeable future. Based on our experience, we believe that adequate quantities of plastic resins will be available at market prices, but we can give you no assurance as to such availability or the prices thereof.

EMPLOYEES


As of March 29, 2003, we had approximately 3,300 employees. Poly-Seal Corporation, a wholly owned subsidiary, and the United Steelworkers of America are parties to a collective bargaining agreement which expires on April 24, 2005. As of March 29, 2003, approximately 330 employees of Poly-Seal Corporation, all of which are located in our Baltimore, Maryland facility, were covered by this agreement. None of our other employees are covered by collective bargaining agreements. We believe our relations with our employees are good.


PATENTS AND TRADEMARKS

We rely on a combination of patents, trade secrets, unpatented know-how, trademarks, copyrights and other intellectual property rights, nondisclosure agreements and other protective measures to protect our proprietary rights. We do not believe that any individual item of our intellectual property portfolio is material to our current business. We employ various methods, including confidentiality and non-disclosure agreements with third parties, employees and consultants, to protect our trade secrets and know-how. We have licensed, and may license in the future, patents, trademarks, trade secrets, and similar proprietary rights to and from third parties.

PROPERTIES

We believe that our property and equipment are well maintained, in good operating condition and adequate for our present needs.

The following table sets forth our principal manufacturing facilities:

                                       APPROXIMATE
                                         SQUARE                               OWNED/
  LOCATION                  ACRES       FOOTAGE            USE                LEASED
--------------               ----       -------       -------------           -----

Evansville, IN               15.8       580,000       Headquarters and
                                                      Manufacturing           Owned
Henderson, NV                12.3       175,000       Manufacturing           Owned
Iowa Falls, IA               14.1       100,000       Manufacturing           Owned
Charlotte, NC                37.3       150,000       Manufacturing           Owned
Lawrence, KS                 19.3       424,000       Manufacturing           Owned
Suffolk, VA                  14.0       110,000       Manufacturing           Owned
Monroeville, OH              34.7       152,000       Manufacturing           Owned
Norwich, England              5.0        88,000       Manufacturing           Owned
Woodstock, IL                13.7       170,000       Manufacturing           Owned
Streetsboro, OH              11.9       140,000       Manufacturing           Owned
Baltimore, MD                 9.9       244,000       Manufacturing           Owned
Milan, Italy                 11.6       125,000       Manufacturing          Leased

ENVIRONMENTAL MATTERS AND GOVERNMENT REGULATION

Our past and present operations and our past and present ownership and operations of real property are subject to extensive and changing federal, state, local and foreign environmental laws and regulations pertaining to the discharge of materials into the environment, the handling and disposition of wastes or otherwise relating to the protection of the environment. We believe that we are in substantial compliance with applicable environmental laws and regulations. However, we cannot predict with any certainty that we will not in the future incur liability under environmental statutes and regulations with respect to non-compliance with environmental laws, contamination of sites formerly or currently owned or operated by us (including contamination caused by prior owners and operators of such sites) or the off-site disposal of hazardous substances.

Like any manufacturer, we are subject to the possibility that we may receive notices of potential liability in connection with materials that were sent to third-party recycling, treatment, and/or disposal facilities under the Comprehensive Environmental Response, Compensation and Liability Act, or CERCLA, and comparable state statutes, which impose liability for investigation and remediation of contamination without regard to fault or the legality of the conduct that contributed to the contamination. Liability under CERCLA is retroactive and joint and several. No such notices are currently pending.

The FDA regulates the material content of direct-contact food containers and packages, including certain thinwall containers we manufacture pursuant to the Federal Food, Drug and Cosmetics Act. Certain of our products are also regulated by the CPSC pursuant to various federal laws, including the Consumer Product Safety Act. Both the FDA and the CPSC can require the manufacturer of defective products to repurchase or recall such products and may also impose fines or penalties on the manufacturer. Similar law exists in some states, cities and other countries in which we sell our products. In addition, laws exist in certain states restricting the sale of packaging with certain levels of heavy metals, imposing fines and penalties for non-compliance. Although we use FDA approved resins and pigments in containers that directly contact food products and believe they are in material compliance with all such applicable FDA regulations, and we believe our products are in material compliance with all applicable requirements, we remain subject to the risk that our products could be found not to be in compliance with such requirements.

The plastics industry, including us, is subject to existing and potential federal, state, local and foreign legislation designed to reduce solid wastes by requiring, among other things, plastics to be degradable in landfills, minimum levels of recycled content, various recycling requirements, disposal fees and limits on the use of plastic products. In addition, various consumer and special interest groups have lobbied from time to time for the implementation of these and other similar measures. The principal resins used in our products, HDPE and PP, are recyclable, and, accordingly, we believe that the legislation promulgated to date and such initiatives to date have not had a material adverse effect on us. There can be no assurance that any such future legislative or regulatory efforts or future initiatives would not have a material adverse effect on us. On January 1, 1995, legislation in Oregon, California and Wisconsin went into effect requiring products packaged in rigid plastic containers to comply with standards intended to encourage recycling and increased use of recycled materials. Although the regulations vary by state, they principally require the use of post consumer regrind, or PCR, as an ingredient in containers or the reduction of their weight. These regulations do not apply to food, cosmetic or drug containers. Oregon and California provide for an exemption from these regulations if statewide recycling rates for rigid plastic containers reach or exceeds 25%. We assist our customers in complying with these regulations.

Oregon's aggregate recycling rate for rigid plastic containers has exceeded the 25% goal since the effective date of the law, and the Oregon Department of Environmental Quality has estimated that Oregon will continue to exceed the 25% goal for the foreseeable future. Therefore, rigid plastic containers are exempt from the requirements of the Oregon statute. In addition, California reached its 25% recycling rate goal for rigid plastic containers in 2001, which is the most recent compliance period examined. Therefore, rigid plastic containers were exempt from the requirements of the California statute in 2001, which is the most recent testing date that has been completed. The company, in order to facilitate continued individual customer compliance with these regulations, is providing customers the option of purchasing containers with limited amounts of PCR or reduced weight.

LEGAL PROCEEDINGS

We are party to various legal proceedings involving routine claims which are incidental to our business. Although our legal and financial liability with respect to such proceedings cannot be estimated with certainty, we believe that any ultimate liability would not be material to our financial condition.

                                   MANAGEMENT

Our directors and executive officers and their ages, are as follows:

                NAME                      AGE            TITLE
                ----                      ---            -----
Joseph H. Gleberman(1)(2)(3).........      45    Chairman and Director
Ira G. Boots(1)(3)...................      49    President, Chief Executive Officer and Director
James M. Kratochvil..................      46    Executive Vice President, Chief Financial Officer,
                                                 Treasurer and Secretary
R. Brent Beeler......................      50    Executive Vice President and General Manager -
                                                 Containers and Consumer Products
William J. Herdrich..................      52    Executive Vice President and General Manager -
                                                 Closures
Christopher C. Behrens(1)(2).........      42    Director
Patrick J. Dalton(4)(2)..............      34    Director
Douglas F. Londal(1)(4)(3)...........      37    Director
Mathew J. Lori(4)(3).................      38    Director


      (1)   Member of the Compensation Committee.

      (2)   Member of the Finance Committee.

      (3)   Member of the Corporate Development Committee.

      (4)   Member of the Audit Committee.

Joseph H. Gleberman has been our chairman of the board of directors since the closing of the Acquisition and has been a Managing Director at Goldman, Sachs & Co. since 1996. He serves on the Board of Directors of aaiPharma, BackWeb Technologies, IPC Acquisition Corp., and MCG Capital Corporation, as well as a number of private companies. Mr. Gleberman received his M.B.A in 1982 from Stanford University Graduate School of Business and a M.A./B.A. from Yale University in 1980.

Ira G. Boots has been our President and Chief Executive Officer since June 2001, and a director since April 1992. Prior to that, Mr. Boots served as our Chief Operating Officer since August 2000 and Vice President of Operations, Engineering and Product Development of the Company since April 1992. Mr. Boots was employed by us from 1984 to December 1990 as Vice President, Operations.

James M. Kratochvil has been our Executive Vice President, Chief Financial Officer, Secretary and Treasurer since December 1997. He formerly served as Vice President, Chief Financial Officer and Secretary of the Company since 1991, and as Treasurer of the Company since May 1996. Mr. Kratochvil was employed by us from 1985 to 1991 as Controller.

R. Brent Beeler has been Executive Vice President and General Manager-Containers and Consumer Products since October 2002 and was our Executive Vice President and General Manager-Containers since August 2000. Prior to that, Mr. Beeler was Executive Vice President, Sales and Marketing of the Company since February 1996 and Vice President, Sales and Marketing of the Company since December 1990. Mr. Beeler was employed by us from October 1988 to December 1990 as Vice President, Sales and Marketing.

William J. Herdrich has been our Executive Vice President and General Manager-Closures since August 2000. From May 2000 to August 2000, Mr. Herdrich was a consultant to the Company. During the period from April 1994 to May 2000, Mr. Herdrich was President, Executive Vice President and General Manager of Poly-Seal Corporation, which we acquired in 2000. Mr. Herdrich was employed by Seaquist Closures from 1990 to April 1994 as Executive Vice President.

Christopher C. Behrens has been a director since the closing of the Acquisition and has been a partner of J.P. Morgan Partners, LLC and its predecessor, Chase Capital Partners, since 1999. Prior to joining Chase Capital Partners, Mr. Behrens served as Vice President in Chase's Merchant Banking Group. Mr. Behrens serves on the Board of Directors of Carrizo Oil & Gas and Portola Packaging Inc., as well as a number of private companies. Mr. Behrens received a B.A. from the University of California at Berkeley and an M.A. from Columbia University.

Patrick J. Dalton has been a director since the closing of the Acquisition and has been a Vice President at Goldman, Sachs & Co. since 2001. Prior to joining the Principal Investment Area of Goldman, Sachs & Co. in 2000, Mr. Dalton was at Chase Securities from 1997 to 2000. He serves on the Board of Directors of First Asset Management Inc. and Waddington North America, Inc. as well as a number of private companies. Mr. Dalton received his M.B.A. in 1997 from Columbia University Graduate School of Business and a B.S. from Boston College in 1990.

Douglas F. Londal has been a director since the closing of the Acquisition and has been a Managing Director at Goldman, Sachs & Co. since 1999. Prior to joining the Principal Investment Area of Goldman, Sachs & Co. in 1995, he worked in the Mergers & Acquisitions Department of Goldman, Sachs & Co. from 1991 to 1995. He serves on the Board of Directors of 21st Century Newspapers and Village Voice Media, LLC, as well as a number of private companies. Mr. Londal received his M.B.A in 1991 from the University of Chicago and a B.A. from the University of Michigan in 1987.

Mathew J. Lori has been a director since the closing of the Acquisition. Mr. Lori has been a principal with J.P. Morgan Partners, LLC and its predecessor, Chase Capital Partners, since 1998, and prior to that, he had been an associate. Mr. Lori has been on the board of Berry Plastics since 1996, and is also a director of Doane Pet Care Company, as well as a number of private companies. Mr. Lori received an M.B.A. from Kellogg Graduate School of Management at Northwestern University in 1993.

BOARD OF DIRECTORS

Our board of directors currently consists of six directors. Pursuant to the stockholders' agreement entered into with affiliates of Goldman, Sachs & Co. and affiliates of J.P. Morgan Securities Inc., described below, affiliates of Goldman, Sachs & Co. have the right to designate an additional member of our board of directors.

COMMITTEES OF THE BOARD OF DIRECTORS

Our board of directors has a Compensation Committee, an Audit Committee, a Finance Committee and a Corporate Development Committee. The Compensation Committee, consisting of Messrs. Gleberman, Boots, Behrens and Londal makes recommendations concerning salaries and incentive compensation for our employees and consultants. The Audit Committee, consisting of Messrs. Dalton, Londal and Lori, recommends the annual appointment of auditors with whom the audit committee reviews the scope of audit and non-audit assignments and related fees, accounting principles we use in financial reporting, internal auditing procedures and the adequacy of our internal control procedures. The Finance Committee, consisting of Messrs. Gleberman, Behrens and Dalton oversees our capital structure and reviews and approves significant financing decisions. The Corporate Development Committee, consisting of Messrs. Gleberman, Boots, Londal and Lori, oversees our business strategy and, in particular, reviews and recommends potential acquisition candidates.

COMPENSATION OF DIRECTORS

Directors receive no cash consideration for serving on our board of directors, but directors are reimbursed for out-of-pocket expenses incurred in connection with their duties as directors.

STOCKHOLDERS' AGREEMENT

In connection with the Acquisition, BPC Holding entered into a stockholders' agreement with GSCP 2000 and other private equity funds affiliated with Goldman, Sachs & Co. that, in the aggregate, own a majority of our common stock and J.P. Morgan Partners Global Investors, L.P. and other private equity funds affiliated with J.P. Morgan Securities Inc. that, in the aggregate, own approximately 29% of our common stock. Under the terms of this agreement, among other things: (1) GSCP 2000 and other private equity funds affiliated with Goldman, Sachs & Co., have the right to designate five members of our board of directors, one of which shall be a member of our management, and J.P. Morgan Partners Global Investors, L.P. and other private equity funds affiliated with J.P. Morgan Securities Inc. have the right to designate two members of our board of directors, one of which will be designated by J.P. Morgan Partners Global Investors, L.P.; (2) the Goldman Sachs and J.P. Morgan funds have the right to subscribe for a proportional share of future equity issuances by BPC Holding; (3) after July 29, 2009, the J.P. Morgan funds have the right to demand that BPC Holding cause the initial public offering of its common stock, if such an offering or other sale of BPC Holding has not occurred by such time; and (4) BPC Holding has agreed not to take specified actions, including, making certain amendments to either the certificate of incorporation or the by-laws of BPC Holding, changing independent accountants, or entering into certain affiliate transactions, without the approval of a majority of its board of directors, including at least one director designated by the J.P. Morgan funds. The stockholders agreement also contains provisions regarding transfer restrictions, rights of first offer, tag-along rights and drag-along rights related to the shares of BPC Holding common stock owned by the Goldman Sachs and J.P. Morgan funds.

MANAGEMENT COMPENSATION

The following table sets forth a summary of the compensation paid by the company to its Chief Executive Officer during the 2002 fiscal year and the four other most highly compensated executive officers of the Company (collectively, the "Named Executive Officers") for services rendered in all capacities to the company during fiscal 2002, 2001 and 2000.

                           SUMMARY COMPENSATION TABLE


                                                                                             LONG TERM
                                                               ANNUAL COMPENSATION          COMPENSATION
                                                               -------------------          ------------           OTHER
                                                                                             SECURITIES        COMPENSATION
                                                 FISCAL                                      UNDERLYING        ------------
         NAME AND PRINCIPAL POSITION              YEAR         SALARY        BONUS (1)       OPTIONS (#)           (2)
         ---------------------------             -----         ------        ---------       -----------           ---
Ira G. Boots                                      2002      $ 424,536        $1,452,018        61,814            $ 12,505
     President and Chief Executive Officer        2001        316,461            87,500            --              12,428
                                                  2000        289,328           150,000            --              11,779
James M. Kratochvil                               2002      $ 273,400        $  945,026        35,040            $  9,889
     Executive Vice President, Chief              2001        231,919            64,166            --               9,198
     Financial Officer, Treasurer and             2000        212,049           120,000            --               8,800
     Secretary
R. Brent Beeler                                   2002      $ 298,172        $1,080,496        35,229            $  2,590
     Executive Vice President and General         2001        284,251            78,750            --               3,196
     Manager - Containers and Consumer            2000        257,236           135,000            --               2,879
     Products
William J. Herdrich                               2002      $ 269,222        $  983,506        25,581            $  4,899
     Executive Vice President and General         2001        258,690            62,800         2,000               3,834
     Manager - Closures                           2000         99,003            18,986            --               4,691
Bruce J. Sims(3)                                  2002      $ 263,533        $  908,435        26,412            $  4,024
     Executive Vice President of Sales -          2001        211,851            55,693            --               3,912
     Drink Cups                                   2000        193,055           114,000            --               3,879



(1) Amounts shown include transaction bonuses of $1,238,298, $788,298, $871,298, $803,831 and $766,298 paid to Messrs. Boots, Kratochvil, Beeler, Herdrich and Sims, respectively, in connection with the Acquisition.

(2) Amounts shown reflect contributions by the company under the company's 401(k) plan and the personal use of a company vehicle.

(3) Mr. Sims served as our Executive Vice President of Sales - Drink Cups from October 2002 until May 16, 2003 and our Executive Vice President and General Manager - Consumer Products from August 2000 to October 2002. Prior to that, he served as our Executive Vice President, Sales and Marketing, Housewares from January 1997 to August 2000.

The following table sets forth a summary of the options granted by the company to the Named Executive Officers during the 2002 fiscal year.

                        OPTION GRANTS IN LAST FISCAL YEAR

                                 Individual Grants                                                Potential Realizable
                             ---------------------------                                               Value At
                              Number Of      % Of Total                                          Assumed Rates Of Stock
                             Securities       Options                                            Price Appreciation For
                             Underlying      Granted To                                               Option Term
                              Options       Employees In      Exercise        Expiration       ------------------------
   Name                      Granted (#)     Fiscal Year      Price ($)          Date          5% ($)          10% ($)
   ----                      -----------     -----------      ---------          ----          ------          -------
Ira Boots                    15,886 (1)          4.0             100           9/19/12         999,071        2,531,752
Ira Boots                     7,943 (2)          2.0             100           9/19/12         499,535        1,265,876
Ira Boots                    37,985 (3)          9.6             100           9/19/12               0                0
James M. Kratochvil           9,035 (1)          2.2             100           9/19/12         568,211        1,439,908
James M. Kratochvil           4,518 (2)          1.1             100           9/19/12         284,137          720,034
James M. Kratochvil          21,487 (3)          5.4             100           9/19/12               0                0
R. Brent Beeler               9,035 (1)          2.3             100           9/19/12         568,211        1,439,908
R. Brent Beeler               4,518 (2)          1.1             100           9/19/12         284,137          720,034
R. Brent Beeler              21,676 (3)          5.5             100           9/19/12               0                0
William J. Herdrich           9,035 (1)          2.3             100           9/19/12         568,211        1,439,908
William J. Herdrich           4,518 (2)          1.1             100           9/19/12         284,137          720,034
William J. Herdrich          12,028 (3)          3.0             100           9/19/12               0                0
Bruce J. Sims (4)             9,035 (1)          2.3             100           9/19/12         568,211        1,439,908
Bruce J. Sims (4)             4,518 (2)          1.1             100           9/19/12         284,137          720,034
Bruce J. Sims (4)            12,859 (3)          3.3             100           9/19/12               0                0

----------
(1) Represents options granted on September 19, 2002, which (i) have an exercise price fixed at $100 per share, which was the fair market value of a share of Holding Common Stock on the date of grant, and (ii) vest and become exercisable over a five year period, beginning the last day of 2002 based on continued service with the company.

(2) Represents options granted on September 19, 2002, which (i) have an exercise price fixed at $100 per share, which was the fair market value of a share of Holding Common Stock on the date of grant, and (ii) vest and become exercisable based on the achievement by BPC Holding of certain financial targets, or if such targets are not achieved, based on continued service with the company.

(3) Represents options granted on September 19, 2002, which (i) have an exercise price which commenced at $100 per share, which was the fair market value of a share of Holding Common Stock on the date of grant and will increase at the rate of 15% per year during the term of the option, and (ii) vest and become exercisable over a five year period, beginning the last day of 2002 based on continued service with the company.

(4) Mr. Sims served as our Executive Vice President of Sales - Drink Cups from October 2002 until May 16, 2003 and our Executive Vice President and General Manager - Consumer Products from August 2000 to October 2002.

FISCAL YEAR-END OPTION HOLDINGS

      The following table provides information on the number of exercisable and unexercisable management stock options held by the Named Executive Officers at December 28, 2002.

                        FISCAL YEAR-END OPTION VALUES(1)

                                                        NUMBER OF UNEXERCISED          VALUE OF UNEXERCISED
                             SHARES                          OPTIONS AT                IN-THE-MONEY OPTIONS
                           ACQUIRED ON    VALUE            FISCAL YEAR-END              AT FISCAL YEAR-END
    NAME                    EXERCISE     REALIZED     EXERCISABLE/UNEXERCISABLE      EXERCISABLE/UNEXERCISABLE
    ----                    --------     --------     -------------------------      -------------------------
                                                               (#)(2)                           (2)
Ira G. Boots                   --           --              16,278/61,814                  $1,106,416/$0
James M. Kratochvil            --           --              10,174/35,040                      691,527/0
R. Brent Beeler                --           --              10,174/35,229                      691,527/0
William J. Herdrich            --           --               6,244/25,581                      172,397/0
Bruce J. Sims                  --           --               4,058/26,412                      265,434/0

----------
(1) None of Holding's capital stock is currently publicly traded. The values reflect management's estimate of the fair market value of the Common Stock at December 28, 2002.

(2) All options granted to management of the company are exercisable for shares of Common Stock, par value $.01 per share, of Holding.

The following is a summary of BPC Holding's employee equity plans and certain employment agreements Berry Plastics has entered into with Berry Plastics' Chief Executive Officer and each of its other four most highly compensated executive officers, based on compensation paid for services rendered during the 2002 fiscal year.

1996 STOCK OPTION PLAN

BPC Holding currently maintains the Amended and Restated BPC Holding Corporation 1996 Stock Option Plan ("1996 Option Plan") pursuant to which nonqualified options to purchase 150,536 shares are outstanding. All outstanding options under the 1996 Option Plan are scheduled to expire on or before July 22, 2012 and no additional options will be granted under it. Option agreements issued pursuant to the 1996 Option Plan generally provide that options become vested and exercisable at a rate of 10% per year based on continued service. Additional options also vest in years during which certain financial targets are attained. Notwithstanding the vesting provisions in the option agreements, all options that were scheduled to vest prior to December 31, 2002 accelerated and became vested immediately before the Acquisition.

2002 STOCK OPTION PLAN

BPC Holding has adopted a new employee stock option plan ("2002 Stock Option Plan") pursuant to which options to acquire up to 437,566 shares of BPC Holding's common stock may be granted to its employees, directors and consultants. Options granted under the 2002 Stock Option Plan will have an exercise price per share that either (1) is fixed at the fair market value of a share of common stock on the date of grant or (2) commences at the fair market value of a share of common stock on the date of grant and increases at the rate of 15% per year during the term. Generally, options will have a ten-year term, subject to earlier expiration upon the termination of the optionholder's employment and other events. Some options granted under the plan will become vested and exercisable over a five-year period based on continued service with BPC Holding. Other options will become vested and exercisable based on the achievement by BPC Holding of certain financial targets, or if such targets are not achieved, based on continued service with BPC Holding. Upon a change in control of BPC Holding, the vesting schedule with respect to certain options may accelerate for a portion of the shares subject to such options.

EMPLOYEE STOCK PURCHASE PLAN

BPC Holding has adopted an employee stock purchase program pursuant to which a number of employees had the opportunity to invest in BPC Holding on a leveraged basis. Some senior employees also purchased shares of BPC Holding common stock in connection with the Acquisition. See "Related party transactions -- Loans to executive officers." Each eligible employee was permitted to purchase shares of BPC Holding common stock having an aggregate value of up to the greater of (1) 150% of the value attributable to shares of BPC Holding held by such employee immediately prior to the Acquisition or (2) $60,000. Employees participating in this program were permitted to finance two-thirds of their purchases of shares of BPC Holding common stock under the program with a promissory note. In the event that an employee defaults on a promissory note used to purchase such shares, BPC Holding's only recourse is to the shares of BPC Holding securing the note. In this manner, the remaining management acquired 41,628 shares in the aggregate.

EMPLOYMENT AGREEMENTS

The company has employment agreements with each of Messrs. Boots, Kratochvil, Beeler and Herdrich. The agreements for Messrs. Boots, Kratochvil and
Beeler expire on January 1, 2007. Mr. Herdrich's agreement expires on December 31, 2003. The employment agreements provided for fiscal 2002 base compensation of $424,536, $273,400, $298,172 and $269,222, respectively. Salaries are subject in each case to annual adjustment at the discretion of the Compensation Committee of the board of directors of the company. The employment agreements entitle each executive to participate in all other incentive compensation plans established for executive officers of the company. The company may terminate each employment agreement for "cause" or a "disability" (as those terms are defined in the employment agreements). Specifically, if any of Messrs. Boots, Kratochvil and Beeler is terminated by Berry Plastics without "cause" or resigns for "good reason" (as such terms are defined in the employment agreements), that individual is entitled to: (1) the greater of (a) base salary until the later of (i) July 22, 2004 or (ii) one year after termination or (b) 1/12 of 1 year's base salary for each year of employment up to 30 years by Berry Plastics or a predecessor in interest and (2) the pro rata portion of his annual bonus. If Mr. Herdrich is terminated without "cause" or by Berry Plastics at the end of the employment term (which is December 31, 2003), he is entitled to: (1) one-year's base salary and (2) a pro rata portion of his annual bonus. Each employment agreement also includes customary noncompetition, nondisclosure and nonsolicitation provisions.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The company established the Compensation Committee comprised of Messrs. Gleberman, Boots, Behrens, and Londal. The annual salary and bonus paid to Messrs. Boots, Kratochvil, Beeler, Herdrich and Sims for fiscal 2002 were determined by the Compensation Committee in accordance with their respective employment agreements. All other compensation decisions with respect to officers of the company are made by Mr. Boots pursuant to policies established in consultation with the Compensation Committee.

Messrs. Gleberman and Londal are both Managing Directors of Goldman, Sachs & Co. Goldman, Sachs & Co. provided advisory and other services to us in connection with the Acquisition and acted as an initial purchaser in the offering of the notes. Goldman, Sachs Credit Partners, L.P. participated in and acted as joint lead arranger, joint bookrunner and administrative agent for our senior secured credit facility. Mr. Behrens is a partner of J.P. Morgan Partners, LLC, which is the private equity investment arm of J.P. Morgan Chase & Co. Various affiliates of J.P. Morgan provided advisory and other services to us in connection with the Acquisition and acted as a dealer-manager in connection with the related debt tender offers, acted as an initial purchaser in the offering of the notes and participated in and acted as joint lead arranger, joint bookrunner and a syndication agent for our senior secured credit facility. See "Related party transactions" for a description of these transactions between us and various affiliates of Goldman Sachs and J.P. Morgan.



INDEMNIFICATION OF DIRECTORS AND OFFICERS




We are incorporated under the laws of the State of Delaware. Section 145 of the Delaware General Corporation Law, or DGCL, provides that a Delaware corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits and proceedings, whether civil, criminal, administrative or investigative (other than action by or in the right of the corporation -- a "derivative action"), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful.




A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys' fees) incurred in connection with the defense or settlement of such action, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation's certificate of incorporation, bylaws, disinterested director vote, stockholder vote, agreement, or otherwise.




The DGCL further authorizes a Delaware corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145.




The company's Certificate of Incorporation and Bylaws provide for the indemnification of the company's directors to the fullest extent permitted under Delaware law. The company's Certificate of Incorporation limits the personal liability of a director to the corporation or its stockholders to damages for breach of the director's fiduciary duty. The company has purchased insurance on behalf of its directors and officers.

                             PRINCIPAL STOCKHOLDERS


            All of the outstanding capital stock of the company is owned by Holding. The following table sets forth certain information regarding the beneficial ownership of the capital stock of Holding as of June 6, 2003 with respect to (i) each person known by Holding to own beneficially more than 5% of the outstanding shares of any class of its voting capital stock, (ii) each of Holding's directors, (iii) the Named Executive Officers and (iv) all directors and executive officers of Holding as a group. Except as otherwise indicated, each of the stockholders has sole voting and investment power with respect to the shares beneficially owned. Unless otherwise indicated, the address for each stockholder is c/o Berry Plastics Corporation, 101 Oakley Street, Evansville, Indiana 47710.





                                                                                     PERCENTAGE OF
                NAME AND ADDRESS OF                                                   COMMON STOCK
                 BENEFICIAL OWNER                               COMMON STOCK          OUTSTANDING*
                 ----------------                               ------------          ------------
GS Capital Partners 2000, L.P. (2) ...........................      960,705               34.3%
GS Capital Partners 2000 Offshore, L.P. (2) ..................      349,083               12.4
GS Capital Partners 2000 GmbH & Co. Beteiligungs KG (2) ......       40,155                1.4
GS Capital Partners 2000 Employee Fund, L.P. (2) .............      305,057               10.9
Stone Street 2000, L.P. (2) ..................................       30,000                1.1
Bridge Street Special  Opportunities Fund 2000, L.P. (2) .....       15,000                 --
Goldman Sachs Direct Investment Fund 2000, L.P. (2) ..........       50,000                1.8
J.P. Morgan Partners Global Investors, L.P. (3) ..............       99,057                3.5
J.P. Morgan Partners Global Investors (Cayman), L.P. (3) .....       50,277                1.8
J.P. Morgan Partners Global Investors (Cayman) II, L.P. (3) ..        5,603                 --
J.P. Morgan Partners Global Investors A, L.P. (3) ............       13,503                 --
J.P. Morgan Partners (BHCA), L.P. (3) ........................      625,112               22.3
Joseph H. Gleberman (4) ......................................    1,750,000               62.5
Christopher C. Behrens (5) ...................................      793,552               28.4
Patrick J. Dalton (6) ........................................    1,750,000               62.5
Douglas F. Londal (7) ........................................    1,750,000               62.5
Mathew J. Lori (8) ...........................................           --                 --
Ira G. Boots .................................................       64,839(9)             2.3
James M. Kratochvil ..........................................       38,237(10)            1.4
R. Brent Beeler ..............................................       38,526(11)            1.4
William J. Herdrich ..........................................       25,862(12)             --
Bruce J. Sims ................................................       21,359(13)             --
All executive officers and directors as a group (10 persons) .    2,732,375(14)           97.7




* The number of shares outstanding used in calculating the percentage for each person, group or entity listed includes the number of shares underlying options held by such person or group that were exercisable or convertible within 60 days from June 6, 2003, but excludes shares of stock underlying options held by any other person.


--    Less than one percent.

(1) The authorized capital stock of Holding consists of 5,500,000 shares of capital stock, including 5,000,000 shares of Common Stock, $.01 par value (the "Holding Common Stock"), and 500,000 shares of Preferred Stock, $.01 par value (the "Preferred Stock").

(2) Address is c/o Goldman, Sachs & Co., 85 Broad Street, New York, New York, 10004.

(3)   Address is 1221 Avenue of the Americas, New York, New York 10020.

(4) Address is c/o Goldman, Sachs & Co., 85 Broad Street, New York, New York, 10004. Represents shares owned by equity funds affiliated with Goldman, Sachs & Co. Mr. Gleberman is a Managing Director of Goldman, Sachs & Co. Mr. Gleberman disclaims any beneficial ownership of the shares of Holding Common Stock held by equity funds affiliated with Goldman, Sachs & Co. except to the extent of his pecuniary interest therein.

(5) Address is c/o J.P. Morgan Partners, LLC, 1221 Avenue of the Americas, New York, New York 10020. Represents shares owned by equity funds affiliated with J.P. Morgan Chase & Co. Mr. Behrens is a partner of J.P. Morgan Partners, which is the private equity investment arm of J.P. Morgan Chase & Co. Mr. Behrens disclaims any beneficial ownership of the shares of Holding Common Stock held by equity funds affiliated with J.P. Morgan Chase & Co. except to the extent of his pecuniary interest therein.

(6) Address is c/o Goldman, Sachs & Co., 85 Broad Street, New York, New York, 10004. Represents shares owned by equity funds affiliated with Goldman, Sachs & Co. Mr. Dalton is a Vice President of Goldman, Sachs & Co. Mr. Dalton disclaims any beneficial ownership of the shares of Holding Common Stock held by equity funds affiliated with Goldman, Sachs & Co. except to the extent of his pecuniary interest therein.

(7) Address is c/o Goldman, Sachs & Co., 85 Broad Street, New York, New York, 10004. Represents shares owned by equity funds affiliated with Goldman, Sachs & Co. Mr. Londal is a Managing Director of Goldman, Sachs & Co. Mr. Londal disclaims any beneficial ownership of the shares of Holding Common Stock held by equity funds affiliated with Goldman, Sachs & Co. except to the extent of his pecuniary interest therein.

(8) Address is c/o J.P. Morgan Partners, LLC, 1221 Avenue of the Americas, New York, New York 10020.


(9) Includes options to purchase 29,551 shares of Holding Common Stock granted to Mr. Boots, exercisable within 60 days of June 6, 2003.



(10) Includes options to purchase 16,280 shares of Holding Common Stock granted to Mr. Kratochvil, exercisable within 60 days of June 6, 2003.



(11) Includes options to purchase 16,318 shares of Holding Common Stock granted to Mr. Beeler, exercisable within 60 days of June 6, 2003.



(12) Includes options to purchase 10,458 shares of Holding Common Stock granted to Mr. Herdrich, exercisable within 60 days of June 6, 2003.



(13) Includes options to purchase 7,343 shares of Holding Common Stock granted to Mr. Sims, exercisable within 60 days of June 6, 2003.



(14) Includes options to purchase 77,453 shares of Holding Common Stock granted to executive officers, exercisable within 60 days of June 6, 2003.

                           RELATED PARTY TRANSACTIONS

MANAGEMENT AGREEMENT WITH FIRST ATLANTIC

Prior to the Acquisition, Atlantic Equity Partners International II, L.P. was our largest voting stockholder and we engaged First Atlantic Capital, Ltd. to provide certain financial and management consulting services to us. Under our management agreement with First Atlantic, First Atlantic provided us with financial advisory and management consulting services in exchange for an annual fee of $750,000 and reimbursement for out-of-pocket costs and expenses. In consideration of such services, we paid First Atlantic fees and expenses of approximately $385,000 for fiscal 2002, $756,000 for fiscal 2001, and $821,000 for fiscal 2000. Under the management agreement, we paid a fee for services rendered in connection with certain transactions equal to the lesser of (1) 1% of the total transaction value and (2) $1,250,000 for any such transaction consummated plus out-of-pocket expenses in respect of such transaction, whether or not consummated. First Atlantic received advisory fees of approximately $580,000 in May 2000 for originating, structuring and negotiating the Poly-Seal acquisition. First Atlantic received advisory fees of approximately $139,000 in March 2001 and $250,000 in June 2001 for originating, structuring and negotiating the Capsol and Pescor acquisitions, respectively.

THE ACQUISITION

On July 22, 2002, GS Berry Acquisition Corp., a newly formed entity controlled by various private equity funds affiliated with Goldman, Sachs & Co., merged with and into BPC Holding, pursuant to an agreement and plan of merger, dated as of May 25, 2002. At the effective time of the Acquisition, (1) each share of common stock of BPC Holding issued and outstanding immediately prior to the effective time of the Acquisition was converted into the right to receive cash pursuant to the terms of the merger agreement, and (2) each share of common stock of GS Berry Acquisition Corp. issued and outstanding immediately prior to the effective time of the Acquisition was converted into one share of common stock of BPC Holding. Additionally, in connection with the Acquisition, we retired all of BPC Holding's senior secured notes and Berry Plastics' senior subordinated notes, repaid all amounts owed under our credit facilities, redeemed all of the outstanding preferred stock of BPC Holding, entered into a new credit facility and completed an offering of new senior subordinated notes of Berry Plastics. As a result of the Acquisition, private equity funds affiliated with Goldman, Sachs & Co. own approximately 63% of the outstanding common stock of BPC Holding, private equity funds affiliated with J.P. Morgan Chase & Co. own approximately 29% and members of our management own the remaining 8%.

ADVISORY FEES

In connection with the Acquisition, we paid Goldman, Sachs & Co. and its affiliates a total of $8.0 million for advisory and other services, J.P. Morgan Securities Inc., an affiliate of J.P. Morgan Chase & Co., a total of $5.2 million for advisory and other services and First Atlantic Capital, Ltd., a total of $1.8 million for advisory and other services.

SENIOR SUBORDINATED DEBT PURCHASES

In connection with the Acquisition, Berry Plastics sold the notes to various private institutional buyers. Goldman, Sachs & Co. and J.P. Morgan acted as joint book-running managers in the transaction and received fees of approximately $4.4 million and $3.2 million, respectively, for services performed.

TENDER OFFER FEES

Prior to the Acquisition, BPC Holding and Berry Plastics engaged in tender offer and consent solicitations to acquire their outstanding senior secured and senior subordinated notes, respectively. J.P. Morgan Securities, Inc. acted as a dealer-manager in connection with these tender offer and consent solicitations for consideration of $0.1 million.

THE SENIOR SECURED CREDIT FACILITY

In connection with the Acquisition, we entered into a senior secured credit facility with a syndicate of lenders led by Goldman Sachs Credit Partners L.P., an affiliate of Goldman, Sachs & Co., as administrative agent, and JPMorgan Chase Bank, as syndication agent. For a description of the senior secured credit facility, see "Description of other indebtedness - The senior secured credit facility."

STOCKHOLDERS AGREEMENT WITH MAJOR STOCKHOLDERS

In connection with the Acquisition, BPC Holding entered into a stockholders' agreement with GSCP 2000 and other private equity funds affiliated with Goldman, Sachs & Co. that, in the aggregate, own a majority of our common stock and J.P. Morgan Partners Global Investors, L.P. and other private equity funds affiliated with J.P. Morgan Securities Inc. that, in the aggregate, own approximately 29% of our common stock. Under the terms of this agreement, among other things: (1) GSCP 2000 and other private equity funds affiliated with Goldman, Sachs & Co., have the right to designate five members of our board of directors, one of which shall be a member of our management, and J.P. Morgan Partners Global Investors, L.P. and other private equity funds affiliated with J.P. Morgan Securities Inc. have the right to designate two members of our board of directors, one of which will be designated by J.P. Morgan Partners Global Investors, L.P.; (2) the Goldman Sachs and J.P. Morgan funds have the right to subscribe for a proportional share of future equity issuances by BPC Holding; (3) after July 29, 2009, the J.P. Morgan funds have the right to demand that BPC Holding cause the initial public offering of its common stock, if such an offering or other sale of BPC Holding has not occurred by such time; and (4) BPC Holding has agreed not to take specified actions, including, making certain amendments to either the certificate of incorporation or the by-laws of BPC Holding, changing independent accountants, or entering into certain affiliate transactions, without the approval of a majority of its board of directors, including at least one director designated by the J.P. Morgan funds. The stockholders agreement also contains provisions regarding transfer restrictions, rights of first offer, tag-along rights and drag-along rights related to the shares of BPC Holding common stock owned by the Goldman Sachs and J.P. Morgan funds.

STOCKHOLDERS AGREEMENT WITH MANAGEMENT

In connection with the Acquisition, BPC Holding also entered into a stockholders agreement with certain members of BPC Holding's management. The stockholders agreement grants certain rights to, and imposes certain obligations on, the management stockholders who are party to the agreement, including: (1) restrictions on transfer of BPC Holding's common stock; (2) obligations to consent to a merger or consolidation of BPC Holding or a sale of BPC Holding's assets or common stock; (3) obligations to sell their shares of BPC Holding common stock back to BPC Holding in specified circumstances in connection with the termination of their employment with BPC Holding; (4) rights of first offer,
(5) tag-along rights, (6) drag- along rights, (7) preemptive rights and (8) registration rights.

LOANS TO EXECUTIVE OFFICERS

In connection with the Acquisition, Messrs. Boots, Kratochvil, Beeler, Herdrich and Sims together with certain other senior employees acquired shares of BPC Holding common stock pursuant to an employee stock purchase program. These employees paid for these shares with any combination of (1) shares of BPC Holding common stock that they held prior to the Acquisition; (2) their cash transaction bonus, if any; and (3) a promissory note. In this manner, the senior employees acquired 182,699 shares in the aggregate. Messrs. Boots, Kratochvil, Beeler, Herdrich and Sims purchased 37,785, 21,957, 22,208, 15,404, and 14,016 shares of BPC Holding common stock, respectively pursuant to this program. In connection with these purchases, Messrs. Boots, Kratochvil, Beeler, Herdrich and Sims delivered ten-year promissory notes to BPC Holding in the principal amounts of $2,518,500, $1,302,900, $1,313,400, $1,027,000 and $915,900, respectively.
The promissory notes are secured by the shares purchased and such notes accrue interest which compounds semi-annually at the rate of 5.50% per year, the applicable federal rate for the notes in effect on July 16, 2002. Principal and all accrued interest is due and payable on the earlier to occur of (i) the end of the ten-year term, (ii) the ninetieth day following such executive's termination of employment due to death, "disability", "redundancy" (as such terms are defined in the 2002 Stock Option Plan) or retirement, or (iii) the thirtieth day following such executive's termination of employment for any other reason. As of March 14, 2003, a total of $2,610,661, $1,349,982, $1,360,862,
$1,064,112 and $948,997, including principal and accrued interest, was outstanding under the promissory notes for each of Messrs. Boots, Kratochvil, Beeler, Herdrich and Sims, respectively.

FUTURE RELATIONSHIPS WITH GOLDMAN SACHS AND J.P. MORGAN

In the future, we may engage in commercial banking, investment banking or other financial advisory transactions with Goldman Sachs and its affiliates or J.P. Morgan and its affiliates. In addition, Goldman Sachs and its affiliates or J.P. Morgan and its affiliates may purchase goods and services from us from time to time in the future.

TAX SHARING AGREEMENT

 For federal income tax purposes, Berry Plastics and its domestic subsidiaries are included in the affiliated group of which Holding is the common parent and as a result, the federal taxable income and loss of Berry Plastics and its subsidiaries is included in the group consolidated tax return filed by Holding. In April 1994, Holding, Berry Plastics and certain of its subsidiaries entered into a tax sharing agreement, which was amended and restated in March 2001 (the "Tax Sharing Agreement"). Under the Tax

Sharing Agreement, for fiscal 1994 and all taxable years thereafter for which the Tax Sharing Agreement remains in effect, Berry Plastics and its subsidiaries as a consolidated group are required to pay at the request of Holding an amount equal to the taxes (plus any accrued interest) that they would otherwise have to pay if they were to file separate federal, state or local income tax returns (including any amounts determined to be due as a result of a redetermination arising from an audit or otherwise of a tax liability which is attributable to them). If Berry Plastics and its subsidiaries would have been entitled to a tax refund for taxes paid previously on the basis computed as if they were to file separate returns, then under the Tax Sharing Agreement, Holding is required to pay at the request of Berry Plastics and its subsidiaries an amount equal to such tax refund. If, however, Berry Plastics and its subsidiaries would have reported a tax loss if they were to file separate returns, then Holding intends, but is not obligated under the Tax Sharing Agreement, to pay to Berry Plastics and its subsidiaries an amount equal to the tax benefit that is realized by Holding as a result of such separate loss. Under the Tax Sharing Agreement any such payments to be made by Holding to Berry Plastics or any of its subsidiaries on account of a tax loss are within the sole discretion of Holding. Berry Plastics and its subsidiaries made payments of $8.5 million each to Holding in December 2001 and June 2002 under this tax sharing agreement.

                        DESCRIPTION OF OTHER INDEBTEDNESS

THE SENIOR SECURED CREDIT FACILITY

In connection with the Acquisition, we and BPC Holding and our domestic subsidiaries entered into a senior secured credit facility with the lenders from time to time party thereto, Goldman Sachs Credit Partners L.P., as administrative agent, JPMorgan Chase Bank, as syndication agent, Fleet National Bank, as collateral agent, issuing bank and swing line lender, and The Royal Bank of Scotland plc and General Electric Capital Corporation, as co-documentation agents. For purposes of this section, "we," "our" and "us" refer to Berry Plastics Corporation.

Set forth below is a summary of the terms and conditions of the senior secured credit facility.



The senior secured credit facility is comprised of (i) a $330.0 million term loan, (ii) a $50.0 million delayed draw term loan facility, and (iii) a $100.0 million revolving credit facility. We are the borrower under the senior secured credit facility. The maturity date of the term loan is July 22, 2010 and the maturity date of the revolving credit facility is July 22, 2008. The term loan was funded on the closing date and the proceeds were used in connection with the Acquisition to pay the cash consideration payable to stockholders, the costs of prepaying company indebtedness and the transaction costs incurred in connection therewith. At June 10, 2003, there were no borrowings outstanding on the delayed draw term loan facility or the revolving line of credit. The net outstanding balance of the term loan at June 10, 2003 was $327.5 million.



TERM LOAN/DELAYED DRAW TERM LOAN FACILITY/PREPAYMENT

The term loan amortizes quarterly as follows:

o $825,000 each quarter beginning September 30, 2002, and ending June 30, 2009; and

o $76,725,000 each quarter beginning September 30, 2009 and ending June 30, 2010.

The delayed draw term loan facility will amortize quarterly commencing March 31, 2004 based on the amounts outstanding as of that date as follows: (i) 2% per quarter in 2004, (ii) 4% per quarter in 2005, (iii) 6% per quarter in 2006, (iv) 8% per quarter in 2007 and (v) 10% per quarter in each of the first two quarters in 2008.

The senior secured credit facility may be prepaid at any time; provided, however, that voluntary prepayments will be applied first to repay swingline loans, and second, as between revolving loans on the one hand and the term loan and delayed draw term loans on the other hand, as we direct. Voluntary prepayments of the term loan and the delayed draw term loan facility will be made pro rata in accordance with the then outstanding principal amount under each loan and will be applied pro rata across scheduled amortization payments.

Borrowings and commitments under our credit facility will be subject to mandatory prepayment under specified circumstances, including some asset sales, receipt of proceeds of casualty insurance or condemnation, issuances of equity securities and from our excess cash flow (as defined in our senior secured credit facility).

DELAYED DRAW TERM LOAN FACILITY

Amounts available under the delayed draw term loan facility may be borrowed (but not reborrowed) during the 18-month period beginning on July 22, 2002, provided that, among other things, no default or event of default exists at the time of borrowing, and the leverage ratio is not in excess of 5.20:1.00 if the borrowing is made on or prior to June 29, 2003 or 5.00:1.00 if the borrowing is made thereafter. Delayed draw term loans may only be made in connection with permitted acquisitions.

REVOLVING LOANS

There will be no required amortization of the revolving credit facility. Outstanding borrowings under the revolving credit facility may be repaid at any time and may be reborrowed at any time prior to July 22, 2008. The revolving credit facility will allow us to obtain up to $15 million of letters of credit instead of borrowing and up to $10 million of swingline loans. Revolving loans in connection with permitted acquisitions will only be made if a leverage ratio is met.

INTEREST RATE AND FEES


Borrowings under the senior secured credit facility bear interest, at our option, at either (i) a base rate (defined as a rate per annum equal to the greater of the prime rate and the federal funds effective rate in effect on the date of determination plus 1/2 of 1.00%) plus the applicable margin (as defined below) (the "Base Rate Loans") or (ii) an adjusted Eurodollar Rate (defined as the rate (as adjusted for statutory reserve requirements for eurocurrency liabilities) for Eurodollar deposits for a period of one, two, three or six months, as we select) (the "Eurodollar Rate Loans") plus the applicable margin. With respect to the term loan, the "applicable margin" is (i) with respect to Base Rate Loans, 2.00% per annum and (ii) with respect to Eurodollar Rate Loans, 3.00% per annum. With respect to the delayed draw term loan facility and the revolving credit facility, the "applicable margin" is, with respect to Eurodollar Rate Loans, initially 2.75% per annum. After the end of the quarter ending March 29, 2003, the "applicable margin" with respect to Eurodollar Rate Loans will be subject to a pricing grid which ranges from 2.75% per annum to 2.00% per annum, depending on our leverage ratio. The "applicable margin" with respect to Base Rate Loans will always be 1.00% per annum less than the "applicable margin" for Eurodollar Rate Loans. Interest will be payable quarterly for Base Rate Loans and at the end of the relevant interest period of one, two, three, or six months (or quarterly in certain cases) for all Eurodollar Rate Loans. Interest is payable quarterly for Base Rate Loans and at the end of the applicable interest period for all Eurodollar Rate Loans. The interest rate applicable to overdue payments and to outstanding amounts following an event of default under the senior secured credit facility is equal to the interest rate at the time of an event of default plus 2.00%. The senior secured credit facility also require us to pay commitment fees equal to 0.75% per annum on the average daily unused portion of the delayed draw term loan facility and 0.50% per annum on the average daily unused portion of the revolving credit facility, which fee is subject to a pricing grid ranging from 0.50% per annum to 0.375% per annum after the end of the quarter ending March 29, 2003, letter of credit fees (equal to the "applicable margin" for revolving loans that are Eurodollar Rate Loans) and fronting fees (not to exceed 0.25%) on the average daily unused portion of the letters of credit, as well as annual agency fees.


SECURITY

Our obligations under the senior secured credit facility are secured by a first priority security interest (with certain exceptions) in substantially all of our assets and the assets of the guarantors described below and, in addition, by a pledge of 100% of our shares and 100% of the shares of our domestic subsidiaries and up to 65% of the shares of our foreign subsidiaries and all intercompany debt with the exception of debt owed to our foreign subsidiaries.

GUARANTORS

BPC Holding and each of our domestic subsidiaries have guaranteed our obligations under the senior secured credit facility.

REPRESENTATIONS AND WARRANTIES

The senior secured credit facility contains representations and warranties customary for this type of financing.

COVENANTS AND CONDITIONS

In addition to customary affirmative covenants, the senior secured credit facility requires us to enter into interest rate hedging agreements to the extent necessary for at least 50% of the total indebtedness (not including indebtedness owed under the revolving credit facility) to be at a fixed rate and require us to provide funding protections customary for this type of financing, including breakage costs, gross-up for withholding, compensation for increased costs and compliance with capital adequacy and other regulatory restrictions. The senior secured credit facility include negative covenants that restrict our and the guarantors' ability to, among other things:

o     incur additional indebtedness;

o     incur liens;

o     enter into agreements with negative pledge clauses;

o     make investments;

o     guarantee obligations;

o pay dividends or make redemptions or other payments in respect of capital stock;

o     make payments with respect to subordinated debt;

o     engage in mergers and make acquisitions;

o     sell assets;

o     make capital expenditures;

o     enter into leases;

o     engage in transactions with affiliates; and

o     make investments in foreign subsidiaries.

The senior secured credit facility also contains (i) a minimum interest coverage ratio as of the last day of any quarter, beginning with the quarter ending December 2002, of 2.00:1.00 per quarter through the quarter ending March 2004, 2.10:1.00 per quarter for the quarters ending June 2004 and September 2004, 2.15:1.00 per quarter for the quarters ending December 2004 and March 2005, 2.25:1.00 per quarter for the quarters ending June 2005 through the quarter ending March 2006, 2.35:1.00 per quarter for the quarters ending June 2006 through the quarter ending December 2006 and 2.50:1.00 per quarter thereafter,
(ii) a maximum amount of capital expenditures (subject to the rollover of certain unexpended amounts from the prior year) of $45 million for the year ending 2002, $50 million for the years ending 2003 and 2004, $60 million for the years ending 2005, 2006 and 2007, and $65 million for each year thereafter, and
(iii) a maximum total leverage ratio as of the last day of any quarter, beginning with the quarter ending December 2002, of 5.90:1.00 per quarter through the quarter ending June 2003, 5.75:1.00 per quarter for the quarters ending September 2003 through the quarter ending March 2004, 5.50:1.00 per quarter for the quarters ending June 2004 and September 2004, 5.25:1.00 per quarter for the quarters ending December 2004 through the quarter ending June 2005, 5.00:1.00 per quarter for the quarters ending September 2005 and December 2005, 4.75:1.00 per quarter for the quarters ending March 2006 and June 2006, 4.50:1.00 per quarter for the quarters ending September 2006 through the quarter ending March 2007, 4.25:1.00 per quarter for the quarters ending June 2007 through the quarter ending December 2007, and 4.00:1.00 per quarter thereafter.

Certain conditions must be met for us to borrow under the revolving credit facility or the delayed draw term loan facility in the future, including that there has been no material adverse change to the business, operations, properties, assets, condition (financial or otherwise) or prospects of the company and the guarantors, taken as a whole.

EVENTS OF DEFAULT


The senior secured credit facility contains customary and appropriate events of default, which are subject to customary grace periods and materiality standards. The occurrence of a default, an event of default or a material adverse effect on Berry Plastics would result in our inability to obtain further borrowings under our revolving credit facility and could also result in the acceleration of our obligations under any or all of our debt agreements, each of which could materially and adversely affect our business. We were in compliance with all of the financial and operating covenants at March 29, 2003.


CAPITAL LEASES


We and our subsidiaries are also party to capital leases entered into in the ordinary course of business. As of March 29, 2003, we had $26.7 million of capital leases outstanding. We repaid approximately $7.1 million of the outstanding capital leases at the time of the Acquisition.

NEVADA INDUSTRIAL REVENUE BONDS

We are party to a Financing Agreement with the City of Henderson, Nevada Public Improvement Trust, pursuant to which we have agreed to pay amounts sufficient to pay principal, interest and any premium on an issue of Nevada Industrial Revenue Bonds.


The Nevada Industrial Revenue Bonds had $2.5 million outstanding as of March 29, 2003, bear interest at a variable rate (1.3% at March 29, 2003), require annual principal payments of $0.5 million on each April 1 until maturity, are collateralized by an irrevocable letter of credit issued by JPMorgan Chase Bank under our revolving credit facility and mature in April 2007.

                            DESCRIPTION OF THE NOTES

Definitions of certain terms used in this Description of the notes may be found under the heading "Certain definitions." Defined terms used in this description but not defined below under the heading "Certain definitions" have the meanings assigned to them in the Indenture. For purposes of this section, (i) the term "Company" refers only to Berry Plastics Corporation and not to any of its subsidiaries, (ii) the term "Holding" refers to BPC Holding Corporation, the parent company of the Company, and not to any of its Subsidiaries and (iii) the term "Notes" refers to the 10 3/4% Senior Subordinated Notes due 2012. Certain of the Company's Subsidiaries and Holding will guarantee the Notes and therefore will be subject to many of the provisions contained in this "Description of the notes". Each company which guarantees the Notes is referred to in this section as a "Note Guarantor." Each such guarantee is termed a "Note Guarantee."

The Company will issue the notes under the Indenture, dated as of July 22, 2002 (the "Indenture"), among the Company, the Note Guarantors and U.S. Bank Trust National Association, as trustee (the "Trustee"), filed as an exhibit to the registration statement of which this prospectus is a part. The Indenture contains provisions which define your rights under the Notes. In addition, the Indenture governs the obligations of the Company and of each Note Guarantor under the Notes. The terms of the notes include those stated in the Indenture and, upon effectiveness of a registration statement with respect to the notes, those made part of the Indenture by reference to the TIA.

The following description is meant to be only a summary of certain provisions of the Indenture. It does not restate the terms of the Indenture in their entirety. We urge that you carefully read the Indenture as it, and not this description, governs our obligations and your rights as Holders.

OVERVIEW OF THE NOTES AND THE NOTE GUARANTEES

THE NOTES

These Notes:

      o     are general unsecured obligations of the Company;

      o are equally in right of payment with any existing and future Senior Subordinated Indebtedness of the Company;

      o are subordinated in right of payment to all existing and future Senior Indebtedness of the Company;

      o are senior in right of payment to all future Subordinated Obligations of the Company;

      o are effectively subordinated to all Secured Indebtedness of the Company and its Subsidiaries to the extent of the value of the assets securing such Indebtedness; and

      o are effectively subordinated to all liabilities (including Trade Payables) and Preferred Stock of each Subsidiary of the Company that is not a Note Guarantor.

THE NOTE GUARANTEES

These Notes are guaranteed by Holding, and all existing and future Domestic Subsidiaries of the Company, except as provided below.

The Note Guarantee of each Note Guarantor:

      o     is general unsecured obligations of such Note Guarantor;

      o ranks equally in right of payment with any existing and future Senior Subordinated Indebtedness of such Note Guarantor;

      o is subordinated in right of payment to all existing and future Senior Indebtedness of such Note Guarantor;

      o is senior in right of payment to all future Subordinated Obligations of such Note Guarantor;

      o is effectively subordinated to all Secured Indebtedness of such Note Guarantor and its Subsidiaries to the extent of the value of the assets securing such Indebtedness; and

      o is effectively subordinated to the obligations of any Subsidiary of a Note Guarantor if that Subsidiary is not a Note Guarantor.

The Notes will not be guaranteed by Berry Plastics Acquisition Corporation II, NIM Holdings Limited, Berry Plastics U.K. Limited, Norwich Acquisition Limited, Capsol Berry Plastics S.p.a. or Ociesse S.r.l. The Notes will not be guaranteed by any Foreign Subsidiaries in the future unless any such Foreign Subsidiary Guarantees any Senior Indebtedness of the Company or any of the Company's Subsidiaries (other than that of another Foreign Subsidiary). The Note Guarantee of any Note Guarantor may be released in certain circumstances as described under "Certain covenants -- Future note guarantors and release of note guarantees." As of March 29, 2003, these non-guarantor Subsidiaries (i) had approximately $10.2 million of total liabilities (including trade payables, but excluding liabilities owed to us), (ii) had approximately 5% of the Company's Consolidated assets and (iii) generated approximately 4% of the Company's Consolidated revenues.

PRINCIPAL, MATURITY AND INTEREST

We initially issued Notes in an aggregate principal amount of $250.0 million. The Notes will mature on July 15, 2012. We will issue the Notes in fully registered form, without coupons, in denominations of $1,000 and any integral multiple of $1,000.

Each Note we issue will bear interest at a rate of 10 -3/4% per annum beginning on July 22, 2002 or from the most recent date to which interest has been paid or provided for. We will pay interest semiannually to Holders of record at the close of business on the January 1 or July 1 immediately preceding the interest payment date on January 15 and July 15 of each year. We will begin paying interest to Holders on January 15, 2003.

INDENTURE MAY BE USED FOR FUTURE ISSUANCES

We may issue from time to time additional Notes having identical terms and conditions to the Notes we are currently offering (the "Additional Notes"). We will only be permitted to issue such Additional Notes if at the time of such issuance we are in compliance with the covenants contained in the Indenture, but the amount of such Additional Notes will not otherwise be restricted by the Indenture. Any Additional Notes will be part of the same issue as the Notes that we are currently offering and will vote on all matters with such Notes.

PAYING AGENT AND REGISTRAR

We will pay the principal of, premium, if any, interest (including Additional Interest), if any, on the Notes at any office of ours or any agency designated by us which is located in the Borough of Manhattan, The City of New York. We have initially designated the corporate trust office of the Trustee to act as the agent of the Company in such matters. The location of the corporate trust office is 100 Wall Street, 16th Floor, New York, New York 10005. We, however, reserve the right to pay interest to Holders by check mailed directly to Holders at their registered addresses.

Holders may exchange or transfer their Notes at the same location given in the preceding paragraph. No service charge will be made for any registration of transfer or exchange of Notes. We, however, may require Holders to pay any transfer tax or other similar governmental charge payable in connection with any such transfer or exchange.

OPTIONAL REDEMPTION

Except as set forth in the following paragraph, we may not redeem the Notes prior to July 15, 2007. After this date, we may redeem the Notes, in whole or in part, on one or more occasions, on not less than 30 nor more than 60 days' prior notice, at the following redemption prices (expressed as percentages of principal amount), plus accrued and unpaid interest and Additional Interest thereon, if any, to, but not including, the redemption date (subject to the right of Holders of record on the relevant record date to receive interest, including Additional Interest, if any, due on the relevant interest payment date), if redeemed during the 12-month period commencing on July 15 of the years set forth below:

                         REDEMPTION
YEAR                        PRICE
----                        -----
2007 .................     105.375%
2008 .................     103.583%
2009 .................     101.792%
2010 and thereafter ..     100.000%

Prior to July 15, 2005, we may, on one or more occasions, also redeem up to a maximum of 35% of the original aggregate principal amount of the Notes (calculated giving effect to any issuance of Additional Notes) with the Net Cash Proceeds of one or more Equity Offerings (1) by the Company or (2) by Holding to the extent the Net Cash Proceeds thereof are contributed to the Company or used to purchase Capital Stock (other than Disqualified Stock) of the Company from the Company, at a redemption price equal to 110.75% of the principal amount thereof, plus accrued and unpaid interest and Additional Interest thereon, if any, to, but not including, the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that after giving effect to any such redemption:

      (1) at least 65% of the original aggregate principal amount of the Notes (calculated giving effect to any issuance of Additional Notes) remains outstanding; and

      (2) any such redemption by the Company must be made within 60 days of such Equity Offering and must be made in accordance with certain procedures set forth in the Indenture.



In determining whether to redeem the notes, we may consider, among other things, our cash flow, time remaining to maturity of the notes, our overall cost of capital, other financing alternatives, the state of the capital markets and our overall financial condition.



SELECTION

If we partially redeem Notes, the Trustee will select the Notes to be redeemed on a pro rata basis, by lot or by such other method as the Trustee in its sole discretion shall deem to be fair and reasonable, although no Note of $1,000 in original principal amount or less will be redeemed in part. If we redeem any
Note in part only, the notice of redemption relating to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note. On and after the redemption date, interest will cease to accrue on Notes or portions thereof called for redemption so long as we have deposited with the Paying Agent funds sufficient to pay the principal of, plus accrued and unpaid interest and Additional Interest thereon, if any, the Notes to be redeemed.

RANKING

The Notes will be unsecured Senior Subordinated Indebtedness of the Company, will be subordinated in right of payment to all existing and future Senior Indebtedness of the Company, will rank equally in right of payment with any existing and future Senior Subordinated Indebtedness of the Company and will be senior in right of payment to all future Subordinated Obligations of the Company. The Notes also will be effectively subordinated to all Secured Indebtedness of the Company and its Subsidiaries to the extent of the value of the assets securing such Indebtedness. However, payment from the money or the proceeds of U.S. Government Obligations held in any defeasance trust described below under the caption "Defeasance" will not be subordinated to any Senior Indebtedness or subject to the restrictions described herein.

The Note Guarantees will be unsecured Senior Subordinated Indebtedness of the applicable Note Guarantor, will be subordinated in right of payment to all existing and future Senior Indebtedness of such Note Guarantor, will rank equally in right of payment with any existing and future Senior Subordinated Indebtedness of such Note Guarantor and will be senior in right of payment to all future Subordinated Obligations of such Note Guarantor. The Note Guarantees also will be effectively subordinated to all Secured Indebtedness of the applicable Note Guarantor and its Subsidiaries to the extent of the value of the assets securing such Secured Indebtedness and effectively subordinated to the obligations of any Subsidiary of a Note Guarantor if that Subsidiary is not a Note Guarantor.

The Company currently conducts most of its operations through its Subsidiaries. To the extent such Subsidiaries are not Guarantors, creditors of such Subsidiaries, including trade creditors, and preferred stockholders, if any, of such Subsidiaries generally will have priority with respect to the assets and earnings of such Subsidiaries over the claims of creditors of the Company, including Holders. The Notes, therefore, will be effectively subordinated to the claims of creditors, including trade creditors, and preferred stockholders, if any, of Subsidiaries of the Company that are not Note Guarantors. For example, except under certain circumstances, the Company's Foreign Subsidiaries will not guarantee the Notes.


As of March 29, 2003:



      o we had approximately $363.1 million of Senior Indebtedness to which the Notes and the Note Guarantees would be subordinated (which amount excludes $9.5 million of letters of credit and the remaining availability of $135.5 million under our revolving credit facility and our delayed draw term loan facility; however, the covenants under our senior secured credit facility may limit our ability to make such borrowings and as of March 29, 2003, we could have borrowed $24.8 million);


      o we did not have had any Senior Subordinated Indebtedness (other than the Notes);

      o     we did not have had any Subordinated Obligations; and

      o our Subsidiaries that are not Note Guarantors would have had $10.2 million of liabilities, excluding liabilities owed to us.

Although the Indenture will limit the Incurrence of Indebtedness by the Company and the Restricted Subsidiaries and the issuance of Preferred Stock by the Restricted Subsidiaries, such limitation is subject to a number of significant qualifications. The Company and its Subsidiaries may be able to Incur substantial amounts of additional Indebtedness in certain circumstances. Such Indebtedness may be Senior Indebtedness. In addition, the Indenture will not limit the Incurrence of Indebtedness by Holding or have any other restrictions on Holding.

"Senior Indebtedness" of the Company or any Note Guarantor means Bank Indebtedness and the principal of, premium (if any) and accrued and unpaid interest on (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization of the Company or any Note Guarantor, regardless of whether or not a claim for post-filing interest is allowed in such proceedings), and fees and other amounts owing in respect of, all other Indebtedness of the Company or any Note Guarantor, as applicable, whether outstanding on the Closing Date or thereafter Incurred, unless in the instrument creating or evidencing the same or pursuant to which the same is outstanding it is provided that such obligations are pari passu with or subordinated in right of payment to the Notes or such Note Guarantor's Note Guarantee, as applicable; provided, however, that Senior Indebtedness of the Company or any Note Guarantor shall not include:

      (1) any obligation of the Company or any Subsidiary of the Company or of such Note Guarantor to the Company or any other Subsidiary of the Company;

      (2) any liability for federal, state, local or other taxes owed or owing by the Company or such Note Guarantor, as applicable;

      (3) any accounts payable or other liability to trade creditors arising in the ordinary course of business (including Guarantees thereof or instruments evidencing such liabilities);

      (4) any Indebtedness or obligation of the Company or such Note Guarantor, as applicable (and any accrued and unpaid interest in respect thereof) that by its terms is subordinate in right of payment to any other Indebtedness or obligation of the Company or such Note Guarantor, as applicable, including any Senior Subordinated Indebtedness and any Subordinated Obligations of the Company or such Note Guarantor, as applicable;

      (5) any obligations with respect to any Capital Stock; or

      (6) any Indebtedness (or portion thereof) Incurred in violation of the Indenture.

Only Indebtedness of the Company that is Senior Indebtedness will rank senior to the Notes. The Notes will rank equally in all respects with all other Senior Subordinated Indebtedness of the Company. The Company will not Incur, directly or indirectly, any Indebtedness which is subordinate in right of payment to Senior Indebtedness unless such Indebtedness is Senior Subordinated Indebtedness or is expressly subordinated in right of payment to Senior Subordinated Indebtedness. Unsecured Indebtedness is not deemed to be subordinate in right of payment to Secured Indebtedness merely because it is unsecured and Indebtedness which has different security or different priorities in the same security will not be deemed subordinate in right of payment to Secured Indebtedness due to such differences.

The Company may not pay principal of, premium (if any) or interest on the Notes, or make any further deposit pursuant to the provisions described under "Defeasance" below, and may not otherwise purchase, repurchase, redeem or otherwise acquire or retire for value any Notes (collectively, "pay the Notes") (except in Permitted Junior Securities or except from a previously created trust described under "Defeasance") if:

      (1) any Designated Senior Indebtedness of the Company is not paid when due, whether upon acceleration or otherwise, or

      (2) any other default on Designated Senior Indebtedness of the Company occurs and the maturity of such Designated Senior Indebtedness is accelerated in accordance with its terms unless, in either case,

      (x) the default has been cured or waived and any such acceleration has been rescinded, or

      (y) such Designated Senior Indebtedness has been paid in full;

provided, however, that the Company may pay the Notes without regard to the foregoing if the Company and the Trustee receive written notice approving such payment from the Representative of the Designated Senior Indebtedness with respect to which either of the events set forth in clause (1) or (2) above has occurred and is continuing.

In addition, during the continuance of any default (other than a default described in clause (1) or (2) of the immediately preceding paragraph) with respect to any Designated Senior Indebtedness of the Company pursuant to which the maturity thereof may be accelerated immediately without further notice (except such notice as may be required to effect such acceleration) or the expiration of any applicable grace periods, we may not pay the Notes (except in Permitted Junior Securities or except from a previously created trust described under "Defeasance") for a period (a "Payment Blockage Period") commencing upon the receipt by the Trustee (with a copy to us) of written notice (a "Blockage Notice") of such default from the Representative of such Designated Senior Indebtedness specifying an election to effect a Payment Blockage Period and ending 179 days thereafter (or earlier if such Payment Blockage Period is terminated:

      (1) by written notice to the Trustee and the Company from the Person or Persons who gave such Blockage Notice,

      (2) by repayment in full of such Designated Senior Indebtedness, or

      (3) because the default giving rise to such Blockage Notice is no longer continuing).

Notwithstanding the provisions described in the immediately preceding paragraph (but subject to the provisions contained in the second preceding and in the immediately succeeding paragraph), unless the holders of such Designated Senior Indebtedness or the Representative of such holders have accelerated the maturity of such Designated Senior Indebtedness, the Company may resume payments on the Notes after the end of such Payment Blockage Period, including any missed payments.

Not more than one Blockage Notice may be given in any consecutive 360-day period, irrespective of the number of defaults with respect to Designated Senior Indebtedness during such period. However, if any Blockage Notice within such 360-day period is given by or on behalf of any holders of Designated Senior Indebtedness other than the Bank Indebtedness, the Representative of the Bank Indebtedness may give another Blockage Notice within such period. In no event, however, may the total number of days during which any Payment Blockage Period or Periods (including any periods in respect of any additional Blockage Notices delivered by the Representative pursuant to the prior sentence) is in effect exceed 179 days in the aggregate during any 360 consecutive day period. For purposes of this paragraph, no default or event of default that existed or was continuing on the date of the commencement of any Payment Blockage Period with respect to the Designated Senior Indebtedness initiating such Payment Blockage Period shall be, or be made, the basis of the commencement of a subsequent Payment Blockage Period by the Representative of such Designated Senior Indebtedness, whether or not within a period of 360 consecutive days, unless such default or event of default shall have been cured or waived for a period of not less than 90 consecutive days.

Upon any payment or distribution of the assets of the Company to creditors upon a total or partial liquidation or a total or partial dissolution of the Company or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Company or its property (except that Holders of Notes may receive and retain Permitted Junior Securities and payments made from the trust described under "Defeasance"):

      (1) the holders of Senior Indebtedness of the Company will be entitled to receive payment in full of such Senior Indebtedness before the Holders are entitled to receive any payment of principal of or interest on the Notes; and

      (2) until such Senior Indebtedness is paid in full any payment or distribution to which Holders would be entitled but for the subordination provisions of the Indenture will be made to holders of such Senior Indebtedness as their interests may appear.

If a distribution is made to Holders that due to the subordination provisions of the Indenture should not have been made to them, such Holders will be required to hold it in trust for the holders of Senior Indebtedness of the Company and pay it over to them as their interests may appear.

If payment of the Notes is accelerated because of an Event of Default, the Company or the Trustee (provided that the Trustee shall have received written notice from the Company, on which notice the Trustee shall be entitled to conclusively rely) shall promptly notify the holders of the Designated Senior Indebtedness of the Company (or their Representative) of the acceleration. If any Designated Senior Indebtedness of the Company is outstanding, the Company may not pay the Notes until five Business Days after such holders or the Representative of such Designated Senior Indebtedness receive notice of such acceleration and, thereafter, may pay the Notes only if the subordination provisions of the Indenture otherwise permit payment at that time.

By reason of the subordination provisions of the Indenture, in the event of insolvency, creditors of the Company who are holders of Senior Indebtedness of the Company may recover more, ratably, than the Holders, and creditors of the Company who are not holders of Senior Indebtedness of the Company or of Senior Subordinated Indebtedness of the Company (including the Notes) may recover less, ratably, than holders of Senior Indebtedness of the Company and may recover more, ratably, than the holders of Senior Subordinated Indebtedness of the Company.

The Indenture will contain substantially identical subordination provisions relating to each Guarantor's obligations under its Note Guarantee.

NOTE GUARANTEES

BPC Holding Corporation, each of the Company's Domestic Subsidiaries, and certain future subsidiaries of the Company (as described below), as primary obligors and not merely as sureties, will jointly and severally irrevocably and unconditionally Guarantee on an unsecured senior subordinated basis the performance and full and punctual payment when due, whether at Stated Maturity, by acceleration or otherwise, of all obligations of the Company under the Indenture (including obligations to the Trustee) and the Notes, whether for payment of principal of, interest (including Additional Interest) on, if any, in respect of the Notes, expenses, indemnification or otherwise (all such obligations guaranteed by such Note Guarantors being herein called the "Guaranteed Obligations"). Such Note Guarantors will agree to pay, in addition to the amount stated above, any and all costs and expenses (including reasonable counsel fees and expenses) Incurred by the Trustee or the Holders in enforcing any rights under the Note Guarantees. Each Note Guarantee will be limited in amount to an amount not to exceed the maximum amount that can be Guaranteed by the applicable Note Guarantor without rendering the Note Guarantee, as it relates to such Note Guarantor, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally. After the Closing Date, the Company will cause
(1) each Domestic Subsidiary, other than a Domestic Subsidiary the only activity of which is to participate in a Receivables Facility, and (2) each Foreign Subsidiary that enters into a Guarantee of any Senior Indebtedness (other than a Foreign Subsidiary that Guarantees Senior Indebtedness Incurred by another Foreign Subsidiary), to execute and deliver to the Trustee a supplemental indenture pursuant to which such Subsidiary will Guarantee payment of the Notes to the extent described in "Certain covenants -- Future note guarantors and release of note guarantees" below. A Note Guarantor will be released from its obligations under the Indenture, the Note Guarantee and the registration rights agreement if (x) the Company designates such Note Guarantor as an Unrestricted Subsidiary and such designation complies with the other applicable provisions of the Indenture or (y) such Subsidiary is sold in accordance with the Indenture. See "Certain covenants -- Future note guarantors and release of note guarantees."

The obligations of a Note Guarantor under its Note Guarantee are senior subordinated obligations. As such, the rights of Holders to receive payment by a Note Guarantor pursuant to its Note Guarantee will be subordinated in right of payment to the rights of holders of Senior Indebtedness of such Note Guarantor. The terms of the subordination provisions described above with respect to the Company's obligations under the Notes apply equally to a Note Guarantor and the obligations of such Note Guarantor under its Note Guarantee.

Each Note Guarantee is a continuing guarantee and shall (a) remain in full force and effect until payment in full of all the Guaranteed Obligations, (b) be binding upon each Note Guarantor and its successors and (c) inure to the benefit of, and be enforceable by, the Trustee, the Holders and their successors, transferees and assigns.

CHANGE OF CONTROL

Upon the occurrence of any of the following events (each a "Change of Control"), each Holder will have the right to require the Company to purchase all or any part of such Holder's Notes at a purchase price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest and Additional Interest, if any, to the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest, including Additional Interest, if any, due on the relevant interest payment date); provided, however, that notwithstanding the occurrence of a Change of Control, the Company shall not be obligated to purchase the Notes pursuant to this section in the event that it has mailed the notice to exercise its right to redeem all the Notes under the terms of the section titled "Optional redemption" at any time prior to the requirement to consummate the Change of Control and redeem the Notes in accordance with such notice:

      (1) any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders, is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange
      Act), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Company or Holding, whether as a result of issuance of securities of Holding or the Company, any merger, consolidation, liquidation or dissolution of Holding or the Company, any direct or indirect transfer of securities by any Permitted Holder or otherwise;

      (2) the sale, lease or transfer, in one transaction or a series of related transactions, of all or substantially all the assets of the Company and its Subsidiaries, taken as a whole, to a "person" (as defined above) other than one or more Permitted Holders;

      (3) during any period of two consecutive years, individuals who at the beginning of such period constituted the board of directors of the Company or Holding, as the case may be (together with any new directors whose election by such board of directors of the Company or Holding, as the case may be, or whose nomination for election by the shareholders of the Company or Holding, as the case may be, was approved by a vote of a majority of the directors of the Company or Holding, as the case may be, then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved), and any directors who are designees of a Principal or a Related Party of a Principal or were nominated by a Principal or a Related Party of a Principal, cease for any reason to constitute a majority of the board of directors of the Company or Holding, as the case may be, then in office; or

      (4) the merger or consolidation of the Company or Holding with or into another Person or the merger of another Person with or into the Company or Holding, other than, in each case, a transaction following which securities that represented at least a majority of the voting power of the Voting Stock of the Company immediately prior to such transaction (or other securities into which such securities are converted as part of such merger or consolidation transaction) constitute at least a majority of the voting power of the Voting Stock of the surviving Person.

In the event that at the time of such Change of Control the terms of the Bank Indebtedness restrict or prohibit the repurchase of Notes pursuant to this covenant, then prior to the mailing of the notice to Holders provided for in the immediately following paragraph but in any event within 30 days following any Change of Control, the Company shall:

      (1) repay in full all Bank Indebtedness or, if doing so will allow the purchase of Notes, offer to repay in full all Bank Indebtedness and repay the Bank Indebtedness of each lender who has accepted such offer, or

      (2) obtain the requisite consent under the agreements governing the Bank Indebtedness to permit the repurchase of the Notes as provided for in the immediately following paragraph.

Within 30 days following any Change of Control, or, at the Company's option, prior to such Change of Control but after it is publicly announced, the Company shall mail a notice to each Holder with a copy to the Trustee (the "Change of Control Offer") stating:

      (1) that a Change of Control has occurred and that such Holder has the right to require the Company to purchase all or a portion of such Holder's Notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest and Additional Interest, if any, to the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest, including Additional Interest, if any, on the relevant interest payment date);

      (2) the circumstances and relevant facts and financial information regarding such Change of Control;

      (3) the purchase date (which shall be no earlier than the greater of (x) 30 days and (y) the Change of Control date and no later than 60 days from the date such notice is mailed);

      (4) that the Change of Control Offer is conditioned on the Change of Control occurring if the notice is mailed prior to a Change of Control; and

      (5) the instructions determined by the Company, consistent with this covenant, that a Holder must follow in order to have its Notes purchased.

The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

The Company will comply, to the extent applicable, with the requirements of
Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the purchase of Notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this covenant by virtue thereof.

The Change of Control purchase feature is a result of negotiations between the Company and the initial purchasers of the outstanding notes. Management has no present intention to engage in a transaction involving a Change of Control, although it is possible that the Company would decide to do so in the future. Subject to the limitations discussed below, the Company could, in the future, enter into certain transactions, including acquisitions, refinancings or recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect the Company's capital structure or credit ratings. Restrictions on the ability of the Company to Incur additional Indebtedness are contained in the covenant described under " -- Limitation on indebtedness." Such restrictions can only be waived with the consent of the Holders of a majority in principal amount of the Notes then outstanding. Except for the limitations contained in such covenant, however, the Indenture will not contain any covenants or provisions that may afford Holders protection in the event of a highly leveraged transaction.

The occurrence of certain of the events which would constitute a Change of Control would constitute a default under the Credit Agreement. Future Senior Indebtedness of the Company may contain prohibitions of certain events which would constitute a Change of Control or require such Senior Indebtedness to be repurchased or repaid upon a Change of Control. Moreover, the exercise by the Holders of their right to require the Company to purchase the Notes could cause a default under such Senior Indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on the Company. Finally, the Company's ability to pay cash to the Holders upon a purchase may be limited by the Company's then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required purchases. The provisions under the Indenture relative to the Company's obligation to make an offer to purchase the Notes as a result of a Change of Control may be waived or modified with the written consent of the Holders of a majority in principal amount of the Notes.

CERTAIN COVENANTS

The Indenture will contain covenants including, among others, the following:

LIMITATION ON INDEBTEDNESS. (a) The Company will not, and will not permit any Restricted Subsidiary to, Incur, directly or indirectly, any Indebtedness; provided, however, that the Company or any Restricted Subsidiary that is a Note Guarantor may Incur Indebtedness (including any Receivables Facility) if, on the date of such Incurrence and after giving effect thereto the Consolidated Coverage Ratio would be greater than 2:1.

(b) Notwithstanding the foregoing paragraph (a), the Company and its Restricted Subsidiaries may Incur the following Indebtedness:

      (1) Indebtedness in an aggregate principal amount Incurred pursuant to any Credit Facility and Indebtedness in an aggregate amount outstanding under any Receivables Facility which together do not exceed $555.0 million less the aggregate amount of all mandatory repayments of the principal of any term Indebtedness under the Credit Agreement that have been made by the Company or any of its Restricted Subsidiaries since the date of the Indenture with the Net Available Cash of an Asset Disposition pursuant to clause (a)(3)(A) of "Certain covenants -- Limitation on sales of assets and subsidiary stock"; provided, however, that Indebtedness in excess of $505.0 million may be Incurred only if at the time of Incurrence (or at the time of any other Incurrence of Indebtedness pursuant to this clause
      (1) in excess of $505.0 million) the Company receives an amount equal to such excess in cash from the issue or sale of Capital Stock (other than Disqualified Stock) or from other capital contributions;

      (2) Indebtedness of the Company owed to and held by any Restricted Subsidiary or Indebtedness of a Restricted Subsidiary owed to and held by the Company or any Restricted Subsidiary; provided, however, that (A) any subsequent issuance or transfer of any Capital Stock or any other event that results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of any such Indebtedness (except to the Company or a Restricted Subsidiary) shall be deemed, in each case, to constitute the Incurrence of such Indebtedness by the issuer thereof, (B) if the Company is the obligor on such Indebtedness, such Indebtedness is expressly subordinated to the prior payment in full in cash of all obligations with respect to the Notes and (C) if a Restricted Subsidiary that is a Note Guarantor is the obligor on such Indebtedness and such Indebtedness is owed to and held by a Restricted Subsidiary that is not a Note Guarantor, such Indebtedness is expressly subordinated to the prior payment in full in cash of all obligations of such Restricted Subsidiary with respect to its Note Guarantee;

      (3) Indebtedness (A) represented by the Notes (not including any Additional Notes) and the Note Guarantees, (B) represented by the exchange Notes to be issued in exchange for the Notes pursuant to the registration rights agreement, (C) outstanding on the Closing Date (other than the Indebtedness described in clauses (1) and (2) above), (D) consisting of Refinancing Indebtedness Incurred in respect of any Indebtedness described in this clause (3) or the foregoing paragraph (a) (including in any such case Indebtedness that is Refinancing Indebtedness) and (E) consisting of Guarantees of any Indebtedness permitted under the foregoing paragraph (a) or this paragraph (b);

      (4) Indebtedness (A) in respect of workers' compensation self-insurance obligations, indemnities, performance bonds, bankers' acceptances, letters of credit and surety, appeal or similar bonds provided by the Company and the Restricted Subsidiaries in the ordinary course of their business and in any such case any reimbursement obligations in connection therewith,
      (B) under Interest Rate Agreements entered into for bona fide hedging purposes of the Company in the ordinary course of business; provided, however, that such Interest Rate Agreements do not increase the Indebtedness of the Company outstanding at any time other than as a result of fluctuations in interest rates or by reason of fees, indemnities and compensation payable thereunder, (C) under any Currency Agreements; provided that such agreements are designed to protect the Company or its Subsidiaries against fluctuations in foreign currency exchange rates or interest rates or by reason of fees, indemnities and compensation payable under Currency Agreements or (D) under any Commodity Price Protection Agreements; provided that such agreements are designed to protect the Company or its Subsidiaries against fluctuations in commodity prices or by reason of fees, indemnities and compensation payable under such Commodity Price Protection Agreements;

      (5) Purchase Money Indebtedness and Capitalized Lease Obligations in an aggregate principal amount not in excess of $30.0 million at any time outstanding;

      (6) Indebtedness of any Foreign Subsidiary in an aggregate principal amount which does not exceed $15.0 million plus any Indebtedness of a Foreign Subsidiary existing at the time it is acquired by the Company and not Incurred in contemplation thereof, so long as after giving effect to such acquisition, the Company could Incur $1.00 of additional Indebtedness under paragraph (a) of this covenant;

      (7) obligations arising from agreements by the Company or a Restricted Subsidiary to provide for indemnification, adjustment of purchase price or similar obligations, earn-outs or other similar obligations or from guarantees or letters of credit, surety bonds or performance bonds securing any obligation of the Company or a Restricted Subsidiary pursuant to such an agreement, in each case, Incurred in connection with the acquisition or disposition of any business, assets or Capital Stock of a Restricted Subsidiary;

      (8) shares of Preferred Stock of a Restricted Subsidiary issued to the Company or another Restricted Subsidiary; provided that any subsequent transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of Preferred Stock (except to the Company or another Restricted Subsidiary) shall be deemed, in each case, to be an issuance of Preferred Stock;

      (9) Indebtedness of the Company and any Restricted Subsidiary to the extent the net proceeds thereof are promptly deposited to defease the Notes as described below under "Defeasance;"

      (10) contingent liabilities arising out of endorsements of checks and other negotiable instruments for deposit or collection or overdraft protection in the ordinary course of business; and

      (11) Indebtedness (other than Indebtedness permitted to be Incurred pursuant to the foregoing paragraph (a) or any other clause of this paragraph (b)) in an aggregate principal amount on the date of Incurrence that, when added to all other Indebtedness Incurred pursuant to this clause (11) and then outstanding, will not exceed $30.0 million.

(c) The Company may not Incur any Indebtedness if such Indebtedness is subordinate in right of payment to any Senior Indebtedness unless such Indebtedness is Senior Subordinated Indebtedness or is expressly subordinated in right of payment to Senior Subordinated Indebtedness. Unsecured Indebtedness is not deemed to be subordinate in right of payment to Secured Indebtedness merely because it is unsecured and Indebtedness which has different security or different priorities in the same security will not be deemed subordinate in right of payment to Secured Indebtedness due to such differences. The Company may not Incur any Secured Indebtedness which is not Senior Indebtedness unless contemporaneously therewith effective provision is made to secure the Notes equally and ratably with (or on a senior basis to, in the case of Indebtedness subordinated in right of payment to the Notes) such Secured Indebtedness for so long as such Secured Indebtedness is secured by a Lien. A Note Guarantor may not Incur any Indebtedness if such Indebtedness is by its terms expressly subordinate in right of payment to any Senior Indebtedness of such Note Guarantor unless such Indebtedness is Senior Subordinated Indebtedness of such Note Guarantor or is expressly subordinated in right of payment to Senior Subordinated Indebtedness of such Note Guarantor. Unsecured Indebtedness is not deemed to be subordinate in right of payment to Secured Indebtedness merely because it is unsecured and Indebtedness which has different security or different priorities in the same security will not be deemed subordinate in right of payment to Secured Indebtedness due to such differences. A Note Guarantor may not Incur any Secured Indebtedness that is not Senior Indebtedness of such Note Guarantor unless contemporaneously therewith effective provision is made to secure the Note Guarantee of such Note Guarantor equally and ratably with (or on a senior basis to, in the case of Indebtedness subordinated in right of payment to such Note Guarantee) such Secured Indebtedness for as long as such Secured Indebtedness is secured by a Lien.

(d) For purposes of determining compliance with this covenant:

      (1) Indebtedness Incurred pursuant to the Credit Agreement prior to or on the Closing Date shall be treated as Incurred pursuant to clause (1) of paragraph (b) above;

      (2) Indebtedness permitted by this covenant need not be permitted solely by reference to one provision permitting such Indebtedness but may be permitted in part by one such provision and in part by one or more other provisions of this covenant permitting such Indebtedness;

      (3) in the event that Indebtedness meets the criteria of more than one of the types of Indebtedness described in this covenant, the Company, in its sole discretion, shall classify such Indebtedness on the date of Incurrence and shall later be permitted to reclassify all or a portion of such item of Indebtedness, in any manner that complies with this covenant, and only be required to include the amount of such Indebtedness in one of such clauses;

      (4) for purpose of determining compliance with any dollar-denominated restriction on the Incurrence of Indebtedness, denominated in a foreign currency, the dollar-equivalent principal amount of such Indebtedness Incurred pursuant thereto shall be calculated based on the relevant currency exchange rate in effect on the date that such Indebtedness was Incurred, and any such foreign denominated Indebtedness may be refinanced or replaced, or subsequently refinanced or replaced, in an amount equal to the dollar-equivalent principal amount of such Indebtedness on the date of such refinancing or replacement whether or not such amount is greater or less than the dollar equivalent principal amount of the Indebtedness on the date of initial Incurrence;

      (5) if Indebtedness is secured by a letter of credit that serves only to secure such Indebtedness, then the total amount deemed Incurred shall be equal to the greater of (x) the principal of such Indebtedness and (y) the amount that may be drawn under such letter of credit; and

      (6) the amount of Indebtedness issued at a price less than the amount of the liability thereof shall be determined in accordance with GAAP.

LIMITATION ON RESTRICTED PAYMENTS. (a) The Company will not, and will not permit any Restricted Subsidiary, directly or indirectly, to:

      (1) declare or pay any dividend, make any distribution on or in respect of its Capital Stock or make any similar payment on or in respect of its Capital Stock (including any payment in connection with any merger or consolidation involving the Company or any Subsidiary of the Company) to the direct or indirect holders of its Capital Stock, except (x) dividends or distributions payable solely in its Capital Stock (other than Disqualified Stock or Preferred Stock) or in options, warrants or rights to purchase such Capital Stock and (y) dividends or distributions payable to the Company or a Restricted Subsidiary (and, if such Restricted Subsidiary has shareholders other than the Company or other Restricted Subsidiaries, to its other shareholders on a pro rata basis),

      (2) purchase, repurchase, redeem, retire or otherwise acquire for value any Capital Stock of Holding, the Company or any Restricted Subsidiary held by Persons other than the Company or a Restricted Subsidiary,

      (3) purchase, repurchase, redeem, retire, defease or otherwise acquire for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment any Subordinated Obligations, except a purchase, repurchase, redemption, retirement, defeasance or acquisition within one year of the final maturity thereof, or

      (4) make any Investment (other than a Permitted Investment) in any Person (any such dividend, distribution, payment, purchase, redemption, repurchase, defeasance, retirement, or other acquisition or Investment set forth in these clauses (1) through (4) being herein referred to as a "Restricted Payment") if at the time the Company or such Restricted Subsidiary makes such Restricted Payment:

            (A) a Default will be continuing (or would result therefrom);

            (B) the Company could not Incur at least $1.00 of additional Indebtedness under paragraph (a) of the covenant described under " -- Limitation on indebtedness"; or

            (C) the aggregate amount of such Restricted Payment and all other Restricted Payments (the amount so expended, if other than in cash, to be determined in good faith by the Board of Directors, whose determination will be conclusive and delivered to the Trustee and evidenced by a resolution of the Board of Directors) declared or made subsequent to the Closing Date would exceed the sum, without duplication, of:

                  (i) 50% of the sum of Consolidated Net Income and Consolidated Step-Up Depreciation and Amortization accrued during the period (treated as one accounting period) from the beginning of the fiscal quarter in which the Closing Date occurs to the end of the most recent fiscal quarter for which financial statements are available (or, in case such Consolidated Net Income will be a deficit, minus 100% of such deficit);

                  (ii) 100% of the aggregate Net Cash Proceeds and Fair Market Value of property or assets (other than Indebtedness and Capital Stock, except that Capital Stock of a Person that is or becomes a Restricted Subsidiary shall be valued in accordance with the Company's interest in the Fair Market Value of such Person's property and assets, exclusive of goodwill or any similar intangible asset) received by the Company from the issue or sale of its Capital Stock (other than Disqualified Stock) or from other capital contributions subsequent to the Closing Date (other than an issuance or sale
                  (x) to a Subsidiary of the Company, (y) to an employee stock ownership plan or other trust established by the Company or any of its Subsidiaries with respect to amounts funded or guaranteed by the Company or (z) in exchange for the proceeds of loans or advances made pursuant to clause (17) under the definition "Permitted Investment");

                  (iii) the amount by which Indebtedness of the Company or its Restricted Subsidiaries is reduced on the Company's balance sheet upon the conversion or exchange (other than by a Subsidiary of the Company) subsequent to the Closing Date of any Indebtedness of the Company or its Restricted Subsidiaries issued after the Closing Date which is convertible or exchangeable for Capital Stock (other than Disqualified Stock) of the Company (less the amount of any cash or the Fair Market Value of other property distributed by the Company or any Restricted Subsidiary upon such conversion or exchange);

                  (iv) the amount equal to the net reduction in Investments in Unrestricted Subsidiaries resulting from (x) payments of dividends, repayments of the principal of loans or advances or other transfers of assets to the Company or any Restricted Subsidiary from Unrestricted Subsidiaries or (y) the redesignation of Unrestricted Subsidiaries as Restricted Subsidiaries (valued in each case as provided in the definition of "Investment");

                  (v) the net reduction in any Investment (other than a Permitted Investment) that was made after the date of the Indenture resulting from payments of dividends, repayments of the principal of loans or advances or other transfers of assets to the Company or any Restricted Subsidiary and the cash return of capital with respect to any Investment (other than a Permitted Investment); and

                  (vi) any amount which previously qualified as a Restricted Payment on account of any Guarantee entered into by the Company or any Restricted Subsidiary; provided that such Guarantee has not been called upon and the obligation arising under such Guarantee no longer exists.

(b) The provisions of the foregoing paragraph (a) will not prohibit:

      (1) any purchase, repurchase, redemption, retirement or other acquisition for value of Capital Stock of the Company made by exchange for, or out of the proceeds of the sale within 30 days of, Capital Stock of the Company (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary of the Company or an employee stock ownership plan or other trust established by the Company or any of its Subsidiaries with respect to amounts funded or guaranteed by the Company); provided, however, that:

            (A) such purchase, repurchase, redemption, retirement or other acquisition for value will be excluded in the calculation of the amount of Restricted Payments, and

            (B) the Net Cash Proceeds from such sale applied in the manner set forth in this clause (1) will be excluded from the calculation of amounts under clause (4)(C)(ii) of paragraph (a) above;

      (2) any prepayment, repayment, purchase, repurchase, redemption, retirement, defeasance or other acquisition for value of Subordinated Obligations of the Company made by exchange for, or out of the proceeds of the sale within 30 days of, Subordinated Obligations or Capital Stock (other than Disqualified Stock) of the Company that is permitted to be Incurred pursuant to the covenant described under " -- Limitation on indebtedness"; provided, however, that:

            (A) such prepayment, repayment, purchase, repurchase, redemption, retirement, defeasance or other acquisition for value will be excluded in the calculation of the amount of Restricted Payments; and

            (B) the Net Cash Proceeds from such sale applied in the manner set forth in this clause (2) will be excluded from the calculation of amounts under clause (4)(C)(ii) of paragraph (a) above to the extent Capital Stock is used in such prepayment, repayment, purchase, repurchase, redemption, retirement, defeasance or other acquisition for value;

      (3) any prepayment, repayment, purchase, repurchase, redemption, retirement, defeasance or other acquisition for value of Subordinated Obligations from Net Available Cash to the extent permitted by the covenant described under " -- Limitation on sales of assets and subsidiary stock"; provided, however, that such prepayment, repayment, purchase, repurchase, redemption, retirement, defeasance or other acquisition for value will be excluded in the calculation of the amount of Restricted Payments;

      (4) dividends paid within 60 days after the date of declaration thereof if at such date of declaration such dividends would have complied with this covenant; provided, however, that such dividends will be included in the calculation of the amount of Restricted Payments;

      (5) any payment of dividends, other distributions or other amounts by the Company for the purposes set forth in clauses (A) through (C) below; provided, however, that such dividend, distribution or other amount set forth in clauses (A) and (B) will be excluded and in clause (C) will be included in the calculation of the amount of Restricted Payments:

            (A) to Holding in amounts equal to the amounts required for Holding to pay franchise taxes and other fees required to maintain its corporate existence and provide for other operating costs of up to $1.0 million per fiscal year;

            (B) to Holding in amounts equal to amounts required for Holding to pay federal, state, local and foreign income taxes to the extent such income taxes are attributable to the income of the Company and its Restricted Subsidiaries (and, to the extent of amounts actually received from its Unrestricted Subsidiaries, in amounts required to pay such taxes to the extent attributable to the income of such Unrestricted Subsidiaries) or otherwise in accordance with the Tax Sharing Agreement as in effect on the date of the Indenture, as the same may be amended from time to time to add additional Subsidiaries or in a manner not materially less favorable to the Holders of the Notes;

            (C) to Holding in amounts equal to amounts expended by Holding to purchase, repurchase, redeem, retire or otherwise acquire for value Capital Stock of Holding owned by employees, former employees, directors or former directors, consultants or foreign consultants of the Company or any of its Subsidiaries (or permitted transferees of such employees, former employees, directors or former directors, consultants or foreign consultants); provided, however, that the aggregate amount paid, loaned or advanced to Holding pursuant to this clause (C) will not, in the aggregate, exceed $2.5 million per fiscal year of the Company, plus any amounts contributed by Holding to the Company as a result of sales of shares of Capital Stock to employees, directors and consultants, plus the net proceeds of any key person life insurance received by the Company after the date of the Indenture;

      (6) the repurchase of any Subordinated Obligation or Disqualified Stock of the Company at a purchase price not greater than 101% of the principal amount or liquidation preference of such Subordinated Obligation or Disqualified Stock in the event of a Change of Control pursuant to a provision similar to "Change of Control"; provided that prior to consummating any such repurchase, the Company has made the Change of Control Offer required by the Indenture and has repurchased all Notes validly tendered for payment in connection with such Change of Control Offer; provided, however, that such repurchase will be included in the calculation of the amount of Restricted Payments;

      (7) the repurchase of any Subordinated Obligation or Disqualified Stock of the Company at a purchase price not greater than 100% of the principal amount or liquidation preference of such Subordinated Obligation or Disqualified Stock in the event of an Asset Sale pursuant to a provision similar to the " -- Limitation on sales of assets and subsidiary stock" covenant; provided that prior to consummating any such repurchase, the Company has made the Asset Sale Offer required by the Indenture and has repurchased all Notes validly tendered for payment in connection with such Asset Sale Offer; provided, however, that such repurchase will be included in the calculation of the amount of Restricted Payments;

      (8) repurchases of Capital Stock deemed to occur upon exercise of stock options to the extent that shares of such Capital Stock represent a portion of the exercise price of such options; provided, however, that such repurchases will be excluded in the calculation of the amount of Restricted Payments;

      (9) the declaration and payment of dividends or distributions to holders of any class or series of Disqualified Stock of the Company or Preferred Stock of its Restricted Subsidiaries issued or Incurred in accordance with the covenant " -- Limitation on indebtedness"; provided, however, that such declaration and payment of dividends or distributions to holders will be excluded in the calculation of the amount of Restricted Payments;

      (10) any of the transactions completed in connection with the Acquisition and the financing thereof; provided, however, that such transactions will be excluded in the calculation of the amount of Restricted Payments;

      (11) any purchase, redemption, retirement or other acquisition for value of Disqualified Stock of the Company made by exchange for, or out of the proceeds of the sale within 30 days of, Disqualified Stock of the Company; provided that any such new Disqualified Stock is issued in accordance with paragraph (a) of the covenant " -- Limitation on indebtedness" and has an aggregate liquidation preference that does not exceed the aggregate liquidation preference of the amount so refinanced; provided, however, such purchase, repurchase, redemption, retirement or other acquisition for value will be excluded in the calculation of the amount of Restricted Payments; or

      (12) other Restricted Payments in an aggregate amount not to exceed $15.0 million since the date of the Indenture; provided, however, that such other Restricted Payments will be included in the calculation of the amount of Restricted Payments.

The amount of all Restricted Payments (other than cash) will be the Fair Market Value on the date of the Restricted Payment of the assets) or securities proposed to be transferred or issued by the Company or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The Fair Market Value of any assets or securities that are required to be valued by this covenant will be determined by the Board of Directors whose resolution with respect thereto will be conclusive and delivered to the Trustee and evidenced by a resolution of the Board of Directors.

LIMITATION ON RESTRICTIONS ON DISTRIBUTIONS FROM RESTRICTED SUBSIDIARIES. The Company will not, and will not permit any Restricted Subsidiary to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

      (1) pay dividends or make any other distributions on its Capital Stock or pay any Indebtedness or other obligations owed to the Company;

      (2) make any loans or advances to the Company; or

      (3) transfer any of its property or assets to the Company,

except:

            (A) any encumbrance or restriction pursuant to applicable law;

            (B) any encumbrance or restriction in any agreement with respect to Indebtedness (including the Credit Agreement) as in effect or entered into on the Closing Date, and any amendments, modifications, restatements, renewals, extensions, replacements Andre financings thereof on terms and conditions with respect to such encumbrances and restrictions that are not materially more restrictive, taken as a whole, than those encumbrances and restrictions with respect to such Indebtedness as in effect on the date of the Indenture;

            (C) any encumbrance or restriction with respect to a Restricted Subsidiary pursuant to an agreement relating to any Indebtedness Incurred by such Restricted Subsidiary prior to the date on which such Restricted Subsidiary was acquired by the Company (other than Indebtedness Incurred as consideration in or in contemplation of, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was otherwise acquired by the Company) and outstanding on such date;

            (D) any encumbrance or restriction pursuant to an agreement for the sale or other disposition of a Restricted Subsidiary or assets that restrict distributions by that Restricted Subsidiary or distributions of those assets pending the sale or other disposition;

            (E) any encumbrance or restriction existing by reason of provisions with respect to the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, stock sale agreements and other similar agreements;

            (F) any encumbrance or restriction existing by reason of restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

            (G) any encumbrance or restriction existing by reason of restrictions on the transfer of assets that are the subject of a Capitalized Lease Obligation permitted under " -- Limitation on indebtedness";

            (H) in the case of clause (3), any encumbrance or restriction

                  (i) that restricts in a customary manner the subletting, assignment or transfer of any property or asset that is subject to a lease, license or similar contract,

                  (ii) contained in security agreements securing Indebtedness of a Restricted Subsidiary to the extent such encumbrance or restriction restricts the transfer of the property subject to such security agreements or

                  (iii) pursuant to Purchase Money Indebtedness for property acquired in the ordinary course of business that imposes restrictions on that property;

            (I) encumbrances or restrictions that are or were created by virtue of any transfer of, agreement to transfer, or option or right with respect to any property or assets of the Company or any Restricted Subsidiary not otherwise prohibited by the Indenture;

            (J) encumbrances and restrictions contained in Indebtedness of Foreign Subsidiaries permitted pursuant to the covenant described under " -- Limitation on indebtedness" or industrial revenue or similar bonds Incurred by the Company or any Restricted Subsidiary and permitted pursuant to the covenant described under " -- Limitation on indebtedness";

            (K) encumbrances or restrictions contained in indentures or other debt instruments, facilities or arrangements that are not materially more restrictive, taken as a whole, than those contained in the Indenture governing the Notes or the Credit Agreement on the date of the Indenture;

            (L) encumbrances and restrictions on the date of the Acquisition (and not Incurred in contemplation thereof) with respect to any assets or other property acquired by the Company or any Restricted Subsidiary (including pursuant to the acquisition of the Capital Stock of a Person);

            (M) customary restrictions imposed on the transfer of, or in licenses related to, copyrighted or patented materials or other intellectual property and customary provisions in agreements that restrict the assignment of such agreements or any rights thereunder or the use of any such rights;

            (N) customary restrictions on real property interests set forth in easements and similar arrangements of the Company or any Restricted Subsidiary;

            (O) any encumbrance or restriction existing under or by reason of a Receivables Facility or other contractual requirements of a Receivables Facility permitted pursuant to the covenant described under " -- Limitation on indebtedness"; provided that such restrictions apply only to such Receivables Facility; and

            (P) any encumbrance or restriction pursuant to (x) an agreement effecting a Refinancing of Indebtedness Incurred pursuant to an agreement referred to in clauses (A) through (P) of this covenant or contained in any amendment, modification or replacement to an agreement referred to in clauses (A) through (P) of this covenant, in each case as applicable; provided, however, that the encumbrances and restrictions contained in any such Refinancing agreement or amendment, modification or replacement are no less favorable to the Holders taken as a whole than the encumbrances and restrictions contained in such predecessor agreements or (y) any Credit Facility which is no less favorable to the Holders taken as a whole than the encumbrances contained in the Credit Agreement on the date of the Indenture.

LIMITATION ON SALES OF ASSETS AND SUBSIDIARY STOCK. (a) The Company will not, and will not permit any Restricted Subsidiary to, make any Asset Disposition unless:

      (1) the Company or such Restricted Subsidiary receives consideration (including by way of relief from, or by any other Person assuming sole responsibility for, any liabilities, contingent or otherwise) at the time of such Asset Disposition at least equal to the Fair Market Value of the shares and assets subject to such Asset Disposition,

      (2) at least 75% of the consideration thereof received by the Company or such Restricted Subsidiary is in the form of cash or Cash Equivalents, and

      (3) an amount equal to 100% of the Net Available Cash from such Asset Disposition is applied by the Company (or such Restricted Subsidiary, as the case may be)

            (A) first, to the extent the Company elects (or is required by the terms of any Indebtedness), to prepay, repay, purchase, repurchase, redeem, retire, defease or otherwise acquire for value (i) Senior Indebtedness of the Company or Senior

            Indebtedness (other than obligations in respect of Preferred Stock) of a Restricted Subsidiary or (ii) any Indebtedness of a non-guarantor Restricted Subsidiary only if the assets sold were of a non-guarantor Restricted Subsidiary (in each case other than Indebtedness owed to the Company or an Affiliate of the Company and other than obligations in respect of Disqualified Stock), in each case, within 365 days after the later of the date of such Asset Disposition or the receipt of such Net Available Cash;

            (B) second, to the extent of the balance of Net Available Cash after application in accordance with clause (A), to the extent the Company or such Restricted Subsidiary elects, to reinvest in Additional Assets (including by means of an Investment in Additional Assets by a Restricted Subsidiary with Net Available Cash received by the Company or another Restricted Subsidiary) within 365 days from the later of such Asset Disposition or the receipt of such Net Available Cash or pursuant to arrangements in place within the 365-day period;

            (C) third, to the extent of the balance of such Net Available Cash after application in accordance with clauses (A) and (B), to make an Offer (as defined in paragraph (b) of this covenant below) to purchase Notes pursuant to and subject to the conditions set forth in paragraph (b) of this covenant; provided, however, that if the Company elects (or is required by the terms of any other Senior Subordinated Indebtedness), such Offer may be made ratably to purchase the Notes and other Senior Subordinated Indebtedness of the Company, and

            (D) fourth, to the extent of the balance of such Net Available Cash after application in accordance with clauses (A), (B) and (C), for any general corporate purpose not restricted by the terms of the Indenture;

provided, however that in connection with any prepayment, repayment, purchase, repurchase, redemption, retirement, defeasance or other acquisition for value of Indebtedness pursuant to clause (A) above, the Company or such Restricted Subsidiary will retire such Indebtedness and will cause the related loan commitment (if any) to be permanently reduced in an amount equal to the principal amount so prepaid, repaid, purchased, repurchased, redeemed, retired, defeased or otherwise acquired for value.

Pending the final application of the Net Available Cash, the Company and its Restricted Subsidiaries may temporarily reduce revolving credit borrowings or otherwise invest the Net Available Cash in any manner that is not prohibited by the Indenture.

Notwithstanding the foregoing provisions of this covenant, the Company and the Restricted Subsidiaries will not be required to apply any Net Available Cash in accordance with this covenant except to the extent that the aggregate Net Available Cash from all Asset Dispositions that is not applied in accordance with this covenant exceeds $5.0 million.

For the purposes of this covenant, the following are deemed to be cash:

      o the assumption of Indebtedness of the Company (other than obligations in respect of Disqualified Stock of the Company) or any Restricted Subsidiary (other than obligations in respect of Disqualified Stock and Preferred Stock of a Restricted Subsidiary that is a Note Guarantor) and the release of the Company or such Restricted Subsidiary from all liability on such Indebtedness in connection with such Asset Disposition;

      o any Designated Noncash Consideration received by the Company or any of its Restricted Subsidiaries in the Asset Disposition; and

      o securities or other obligations received by the Company or any Restricted Subsidiary from the transferee that are (subject to ordinary settlement periods) converted, sold or exchanged within 30 days of receipt by the Company or such Restricted Subsidiary into cash (to the extent of the cash received in that conversion, sale or exchange). In the case of an Asset Swap constituting part of an Asset Disposition, the Company or any such Restricted Subsidiary shall only be required to receive cash in an amount equal to at least 75% of the proceeds of the Asset Disposition which are not received in connection with the Asset Swap.

(b) In the event of an Asset Disposition that requires the purchase of Notes pursuant to clause (a)(3)(C) of this covenant, the Company will be required (i) to purchase Notes tendered pursuant to an offer by the Company for the Notes (the "Offer") at a purchase price of 100% of their principal amount plus accrued and unpaid interest and Additional Interest thereon, if any, to the date of purchase (subject to the right of Holders of record on the relevant date to receive interest due on the relevant interest payment date) in accordance with the procedures (including prorating in the event of oversubscription) set forth in the Indenture and (ii) to purchase other Senior Subordinated Indebtedness of the Company on the terms and to the extent contemplated thereby

(provided that in no event shall the Company offer to purchase such other Senior Subordinated Indebtedness of the Company at a purchase price in excess of 100% of its principal amount, plus accrued and unpaid interest thereon). If the aggregate purchase price of Notes (and other Senior Subordinated Indebtedness) tendered pursuant to the Offer is less than the Net Available Cash allotted to the purchase of the Notes (and other Senior Subordinated Indebtedness), the Company will apply the remaining Net Available Cash in accordance with clause
(a)(3)(D) of this covenant. The Company will not be required to make an Offer for Notes (and other Senior Subordinated Indebtedness) pursuant to this covenant if the Net Available Cash available therefor (after application of the proceeds as provided in clauses (a)(3)(A) and (B)) is less than $5.0 million for any particular Asset Disposition (which lesser amount will be carried forward for purposes of determining whether an Offer is required with respect to the Net Available Cash from any subsequent Asset Disposition).

(c) The Company will comply, to the extent applicable, with the requirements of
Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of any covenant of the Indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Indenture by virtue thereof.

LIMITATION ON TRANSACTIONS WITH AFFILIATES. (a) The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into or conduct any transaction or series of related transactions (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of the Company (an "Affiliate Transaction") unless such transaction is on terms:

      (1) that are no less favorable, taken as a whole, to the Company or such Restricted Subsidiary, as the case may be, than those that could be obtained at the time of such transaction in arm's-length dealings with a Person who is not such an Affiliate,

      (2) that, in the event such Affiliate Transaction involves an aggregate amount in excess of $5.0 million,

            (A) are set forth in writing, and

            (B) have been approved in good faith by a majority of the members of the Board of Directors and,

      (3) that, in the event such Affiliate Transaction involves an aggregate amount in excess of $20.0 million,

            (A) are set forth in writing, and

            (B) have either (x) been approved in good faith by a majority of the members of the Board of Directors or (y) have been determined by a recognized appraisal or investment banking firm to be fair, from a financial standpoint, to the Company and its Restricted Subsidiaries.

(b) The provisions of the foregoing paragraph (a) will not prohibit or restrict:

      (1) any Restricted Payment or Investment permitted to be made pursuant to the covenant described under " -- Limitation on restricted payments,"

      (2) any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans approved by the Board of Directors,

      (3) the grant of stock options or similar rights to employees, directors and consultants of the Company pursuant to plans approved by the Board of Directors,

      (4) loans or advances to employees in the ordinary course of business (or guarantees in respect thereof or otherwise made on their behalf (including payment on any such guarantees)), but in any event not to exceed $3.0 million in the aggregate outstanding at any one time, plus any amounts loaned pursuant to clause (17) under the definition of "Permitted Investment,"

      (5) the payment of reasonable fees paid to, and indemnity provided on behalf of, officers, directors, employees or consultants of the Company and its Subsidiaries,

      (6) any transaction between the Company and a Restricted Subsidiary or between Restricted Subsidiaries,

      (7) any transaction effected in connection with a Receivables Facility permitted under the covenant " -- Limitation on indebtedness,"

      (8) any redemption of Capital Stock held by current or former employees, directors or consultants upon death, disability or termination of employment at a price not in excess of the Fair Market Value thereof or pursuant to the terms of any agreement entered into in accordance with the Indenture with such Person,

      (9) sales or issuances of Capital Stock (other than Disqualified Stock) to Affiliates of the Company,

      (10) transactions involving the Company or any of its Restricted Subsidiaries, on the one hand, and J.P. Morgan Securities Inc. or Goldman, Sachs & Co. or any of their respective affiliates, on the other hand, in connection with the Acquisition and transactions related thereto, Bank Indebtedness and any amendment, modification, supplement, extension, refinancing, replacement, work-out, restructuring and other transactions related thereto, or any management, financial advisory, financing, underwriting or placement services or any other investment banking, banking or similar services, which payments are approved by a majority of the Board of Directors in good faith,

      (11) transactions pursuant to the Stockholders' Agreement as in effect on the date of the Indenture as the same may be amended from time to time in any manner not materially less favorable taken as a whole to the Holders of the Notes,

      (12) transactions pursuant to any agreement disclosed in the Offering Memorandum, including any agreement entered into in connection with the Acquisition, as in effect on the date of the Indenture as the same may be amended from time to time in any manner not materially less favorable taken as a whole to the Holders of the Notes,

      (13) any employment, compensation or indemnification agreements entered into by the Company or any of its Restricted Subsidiaries, in the ordinary course of business with employees, directors, or consultants, or

      (14) sales of inventory or other product to any Affiliate in the ordinary course of business.

SEC REPORTS. Notwithstanding that the Company may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company will file with the SEC (unless the SEC will not accept such a filing) and provide the Trustee and Holders and prospective Holders (upon request) within 15 days after it files them with the SEC, copies of its annual report and the information, documents and other reports that are specified in Sections 13 and 15(d) of the Exchange Act. The Company also will comply with the other provisions of Section 314(a) of the TIA.

FUTURE NOTE GUARANTORS AND RELEASE OF NOTE GUARANTEES. (a) The Company will cause (1) each Domestic Subsidiary, other than a Domestic Subsidiary the only activity of which is to participate in a Receivables Facility, and (2) each Foreign Subsidiary that enters into a Guarantee of any Senior Indebtedness (other than a Foreign Subsidiary that Guarantees Senior Indebtedness Incurred by another Foreign Subsidiary), to become a Note Guarantor, and if applicable, execute and deliver to the Trustee a supplemental indenture in the form set forth in the Indenture pursuant to which such Subsidiary will Guarantee payment of the Notes; provided that this covenant shall not apply to any Subsidiary that has been properly designated as an Unrestricted Subsidiary in accordance with the Indenture. Each Note Guarantee will be limited to an amount not to exceed the maximum amount that can be Guaranteed by that Note Guarantor, without rendering the Note Guarantee, as it relates to such Note Guarantor voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally.

(b) The Note Guarantee of a Note Guarantor will be released:

      (1) in connection with any sale or other disposition of all or substantially all of the assets of that Note Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) a Subsidiary of the Company, if the sale or other disposition complies with the "Asset Sale" provisions of the Indenture;

      (2) in connection with any sale of Capital Stock of a Note Guarantor to a Person that is not (either before or after giving effect to such transaction) a Subsidiary of the Company, if the sale complies with the "Asset Sale" provisions of the Indenture;

      (3) if the Company designates any Restricted Subsidiary that is a Note Guarantor as an Unrestricted Subsidiary in accordance with the applicable provisions of the Indenture; or

      (4) if the Note Guarantor participates in a Receivables Facility and such participation is such Note Guarantor's only on-going activity.

MERGER AND CONSOLIDATION

The Company will not consolidate with or merge with or into, or convey, transfer or lease all or substantially all its assets, in one or more related transactions, to, any Person, unless:

      (1) the resulting, surviving or transferee Person (the "Successor Company") will be a corporation, limited liability company, trust, partnership or similar entity organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and the Successor Company (if not the Company) will expressly assume, by a supplemental indenture, executed and delivered to the Trustee, in form reasonably satisfactory to the Trustee, all the obligations of the Company under the Notes and the Indenture; provided that if the Successor Company is not a corporation, the Notes will also be assumed by a corporate co-obligor;

      (2) immediately after giving effect to such transaction (and treating any Indebtedness which becomes an obligation of the Successor Company or any Restricted Subsidiary as a result of such transaction as having been Incurred by the Successor Company or such Restricted Subsidiary at the time of such transaction), no Default shall have occurred and be continuing;

      (3) immediately after giving effect to such transaction, the Successor Company would be able to Incur an additional $1.00 of Indebtedness under paragraph (a) of the covenant described under " -- Limitation on indebtedness"; and

      (4) the Company shall have delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the Indenture.

The Successor Company will succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture, but the predecessor Company in the case of a lease of all or substantially all its assets will not be released from the obligation to pay the principal of and interest on the Notes.

In addition, the Company will not permit any Note Guarantor to consolidate with or merge with or into, or convey, transfer or lease all or substantially all of its assets to any Person unless:

      (1) the resulting, surviving or transferee Person (the "Successor Guarantor") will be a corporation, limited liability company, trust, partnership or similar entity organized and existing under the laws of the United States of America, any State thereof or the District of Columbia, and such Person (if not such Note Guarantor) will expressly assume, by a supplemental indenture, executed and delivered to the Trustee, in form reasonably satisfactory to the Trustee, all the obligations of such Note Guarantor under its Note Guarantee;

      (2) immediately after giving effect to such transaction (and treating any Indebtedness which becomes an obligation of the Successor Guarantor or any Restricted Subsidiary as a result of such transaction as having been Incurred by the Successor Guarantor or such Restricted Subsidiary at the time of such transaction), no Default shall have occurred and be continuing; and

      (3) the Company will have delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the Indenture.

Notwithstanding the foregoing:

            (A) any Restricted Subsidiary may consolidate with, merge into or transfer all or part of its properties and assets to the Company or any Restricted Subsidiary and

            (B) the Company may merge with an Affiliate incorporated solely for the purpose of reincorporating the Company in another jurisdiction to realize tax or other benefits.

DEFAULTS

Each of the following is an Event of Default:

      (1) a default in any payment of interest on any Note when due and payable or in any payment of Additional Interest whether or not prohibited by the provisions described under "Ranking" above, continued for 30 days,

      (2) a default in the payment of principal of any Note when due and payable at its Stated Maturity, upon required redemption or repurchase, upon declaration or otherwise, whether or not such payment is prohibited by the provisions described under "Ranking" above,

      (3) the failure by the Company or any Note Guarantor to comply with its obligations under the covenant described under "Merger and consolidation" above,

      (4) the failure by the Company or any Restricted Subsidiary to comply for 60 days after notice with any of its obligations under the covenants described under "Change of Control" or "Certain covenants" above (in each case, other than a failure to purchase Notes),

      (5) the failure by the Company or any Restricted Subsidiary to comply for 60 days after notice with its other agreements contained in the Notes, the Indenture or the Note Guarantees,

      (6) the failure by the Company or any Significant Subsidiary to pay any Indebtedness within any applicable grace period after final maturity or the acceleration of any such Indebtedness by the holders thereof because of a default if the total amount of such Indebtedness unpaid or accelerated exceeds $20.0 million or its foreign currency equivalent (the "cross acceleration provision"),

      (7) certain events of bankruptcy, insolvency or reorganization of the Company or a Significant Subsidiary (the "bankruptcy provisions"),

      (8) the rendering of any judgment or decree for the payment of money in excess of $20.0 million or its foreign currency equivalent (net of any amounts covered by insurance) against the Company or a Significant Subsidiary if such judgment or decree remains outstanding for a period of 60 days following such judgment and is not discharged, waived or stayed (the "judgment default provision") or

      (9) any Note Guarantee of a Significant Subsidiary ceases to be in full force and effect (except as contemplated by the terms thereof) or any Significant Subsidiary Note Guarantor or Person acting by or on behalf of such Significant Subsidiary Note Guarantor denies or disaffirms such Significant Subsidiary Note Guarantor's obligations under the Indenture or any Significant Subsidiary Note Guarantee and such Default continues for 10 days after receipt of the notice specified in the Indenture.

The foregoing will constitute Events of Default whatever the reason for any such Event of Default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

However, a default under clauses (4), (5) or (6) will not constitute an Event of Default until the Trustee notifies the Company or the Holders of at least 25% in principal amount of the outstanding Notes notify the Company and the Trustee of the default and the Company or the Note Guarantor, as applicable, does not cure such default within the time specified in clauses (4), (5) or (6) hereof after receipt of such notice.

If an Event of Default (other than an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Company) occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the outstanding Notes by notice to the Company and the Trustee may declare the principal of and accrued but unpaid interest on all the Notes to be due and payable. Upon such a declaration, such principal and interest will be due and payable immediately. If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Company occurs, the principal of and interest on all the Notes will become immediately due and payable without any declaration or other act on the part of the Trustee or any Holders. Under certain circumstances, the Holders of a majority in principal amount of the outstanding Notes may rescind any such acceleration with respect to the Notes and its consequences.

Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the Holders unless such Holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no Holder may pursue any remedy with respect to the Indenture or the Notes unless:

      (1) such Holder has previously given the Trustee notice that an Event of Default is continuing,

      (2) Holders of at least 25% in principal amount of the outstanding Notes have requested the Trustee in writing to pursue the remedy,

      (3) such Holders have offered the Trustee reasonable security or indemnity against any loss, liability or expense,

      (4) the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity and

      (5) the Holders of a majority in principal amount of the outstanding Notes have not given the Trustee a direction inconsistent with such request within such 60-day period.

Subject to certain restrictions, the Holders of a majority in principal amount of the outstanding Notes will be given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other Holder or that would involve the Trustee in personal liability. Prior to taking any action under the Indenture, the Trustee will be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

If a Default occurs and is continuing and is known to the Trustee, the Trustee must mail to each Holder notice of the Default within the earlier of 90 days after it occurs or 30 days after it is known to a Trust Officer or written notice of it is received by the Trustee. Except in the case of a Default in the payment of principal of, premium (if any) or interest on any Note (including payments pursuant to the redemption provisions of such Note), the Trustee may withhold notice if and so long as a committee of its Trust Officers in good faith determines that withholding notice is in the interests of the Holders. In addition, the Company will be required to deliver to the Trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. The Company will also be required to deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any event which would constitute certain Events of Default, their status and what action the Company is taking or proposes to take in respect thereof.

AMENDMENTS AND WAIVERS

Subject to certain exceptions, the Indenture, the Notes or the Note Guarantees may be amended with the written consent of the Holders of a majority in principal amount of the Notes then outstanding and any past default or compliance with any provisions may be waived with the consent of the Holders of a majority in principal amount of the Notes then outstanding. However, without the consent of each Holder of an outstanding Note affected, no amendment may, among other things:

      (1) reduce the amount of Notes whose Holders must consent to an amendment,

      (2) reduce the rate of or extend the time for payment of interest, including Additional Interest, if any, on any Note,

      (3) reduce the principal of or extend the Stated Maturity of any Note,

      (4) reduce the premium payable upon the redemption of any Note or change the time at which any Note may be redeemed as described under "Optional redemption" above,

      (5) make any Note payable in money other than that stated in the Note,

      (6) make any change to the subordination provisions of the Indenture that adversely affects the rights of any Holder,

      (7) impair the right of any Holder to receive payment of principal of, and interest, including Additional Interest, if any, on, such Holder's Notes on or after the due dates therefore or to institute suit for the enforcement of any payment on or with respect to such Holder's Notes,

      (8) make any change in the amendment provisions which require each Holder's consent or in the waiver provisions or

      (9) release the Note Guarantees, other than in accordance with the Indenture, or modify the Note Guarantees in any manner adverse to the Holders.

Without the consent of any Holder, the Company, the Note Guarantors and the Trustee may amend the Indenture, the Notes or the Note Guarantees to:

      o     cure any ambiguity, omission, defect or inconsistency,

      o provide for the assumption by a successor of the obligations of the Company under the Indenture,

      o provide for uncertificated Notes in addition to or in place of certificated Notes (provided, however, that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated Notes are described in Section 163(f)(2)(B) of the Code),

      o to make any change in the subordination provisions of the Indenture that would limit or terminate the benefits available to any holder of Senior Indebtedness of the Company or a Note Guarantor (or any Representative thereof under such subordination provisions,

      o     add additional Guarantees with respect to the Notes,

      o     secure the Notes,

      o add to the covenants of the Company or provide any additional rights or benefits to the Holders or to surrender any right or power conferred upon the Company,

      o make any change that does not adversely affect the rights of any Holder,

      o     provide for the issuance of the Exchange Notes or Additional Notes,

      o comply with any requirement of the SEC in connection with the qualification of the Indenture under the TIA or

      o to evidence and provide the acceptance of the appointment of a successor Trustee under the Indenture.

However, no amendment may be made to the subordination provisions of the Indenture that adversely affects the rights of any holder of Senior Indebtedness of the Company or a Note Guarantor then outstanding unless the holders of such Senior Indebtedness (or any group or Representative thereof authorized to give a consent) consent to such change.

The consent of the Holders will not be necessary to approve the particular form of any proposed amendment. It will be sufficient if such consent approves the substance of the proposed amendment.

After an amendment becomes effective, the Company is required to mail to Holders a notice briefly describing such amendment. However, the failure to give such notice to all Holders, or any defect therein, will not impair or affect the validity of the amendment.

TRANSFER AND EXCHANGE

A Holder will be able to transfer or exchange Notes. Upon any transfer or exchange, the registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes required by law or permitted by the Indenture. The Company will not be required to transfer or exchange any Note selected for redemption or to transfer or exchange any Note for a period of 15 days prior to a selection of Notes to be redeemed. The Notes will be issued in registered form and the Holder will be treated as the owner of such Note for all purposes.

DEFEASANCE

The Company may at any time terminate all its obligations under the Notes and the Indenture ("legal defeasance"), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the Notes, to replace mutilated, destroyed, lost or stolen Notes and to maintain a registrar and paying agent in respect of the Notes.

In addition, the Company may at any time terminate:

      (1) its obligations under the covenants described under "Certain covenants,"

      (2) the operation of the covenant default provisions, cross acceleration provision, the bankruptcy provisions with respect to Significant Subsidiaries and the judgment default provision described under "Defaults" above and the limitations contained in clauses (3) and (4) under the first paragraph of "Merger and consolidation" above ("covenant defeasance").

In the event that the Company exercises its legal defeasance option or its covenant defeasance option, each Note Guarantor will be released from all of its obligations with respect to its Note Guarantee.

The Company may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If the Company exercises its legal defeasance option, payment of the Notes may not be accelerated because of an Event of Default with respect thereto. If the Company exercises its covenant defeasance option, payment of the Notes may not be accelerated because of an Event of Default specified in clause (3), (4), (6) or (7) (with respect only to Significant Subsidiaries), (8) or (9) under "Defaults" above or because of the failure of the Company to comply with clause (3) or (4) under the first paragraph of "Merger and consolidation" above.

In order to exercise either defeasance option, the Company must irrevocably deposit in trust (the "defeasance trust") with the Trustee money in an amount sufficient or U.S. Government Obligations, the principal of and interest on which will be sufficient, or a combination thereof sufficient, to pay the principal of, premium, if any, and interest (including Additional Interest) on, if any, in respect of the Notes to redemption or maturity, as the case may be, and must comply with certain other conditions, including delivery to the Trustee of an Opinion of Counsel to the effect that Holders will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and defeasance and will be subject to Federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the Internal Revenue Service or other change in applicable federal income tax law).

CONCERNING THE TRUSTEE

U.S. Bank Trust National Association is to be the Trustee under the Indenture and has been appointed by the Company as Registrar and Paying Agent with regard to the Notes.

GOVERNING LAW

The Indenture and the Notes will be governed by, and construed in accordance with, the laws of the State of New York without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND STOCKHOLDERS

No director, officer, employee, incorporator or stockholder of the Company, as such, shall have any liability for any obligations of the Company under the Notes, the Indenture or the Note Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.

SATISFACTION AND DISCHARGE

The Indenture will be discharged and will cease to be of further effect as to all Notes issued thereunder, when:

      (1) either

            (a) all Notes that have been authenticated, except lost, stolen or destroyed Notes that have been replaced or paid, have been delivered to the Trustee for cancellation; or

            (b) all Notes that have not been delivered to the Trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year and the Company or any Note Guarantor has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, non-callable U.S. Government Obligations, or a combination of cash in U.S. dollars and non-callable U.S. Government Obligations, in amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the Notes not delivered to the Trustee for cancellation for principal, premium, if any, and accrued and unpaid interest (including Additional Interest), if any, to the date of maturity or redemption;

      (2) no Default or Event of Default has occurred and is continuing on the date of the deposit;

      (3) the Company or any Note Guarantor has paid or caused to be paid all sums payable by it under the Indenture; and

      (4) the Company has delivered irrevocable instructions to the Trustee under the Indenture to apply the deposited money toward the payment of the Notes at maturity or the redemption date, as the case may be.

In addition, in the case of paragraph (b) above, (i) the Company must deliver an Officers' Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied and (ii) the Company's obligations that would survive legal defeasance will remain outstanding.

CERTAIN DEFINITIONS

"Acquisition" means that transaction defined in the "Acquisition" section of the Offering Memorandum.

"Additional Assets" means:

      (1) any property or assets (other than Indebtedness and Capital Stock) acquired or constructed to be used by the Company or a Restricted Subsidiary;

      (2) the Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Company or another Restricted Subsidiary; or

      (3) Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary.

"Affiliate" of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing. For purposes of the provisions described under "Certain covenants -- Limitation on transactions with affiliates" and "Certain covenants -- Limitation on sales of assets and subsidiary stock" only, "Affiliate" shall also mean any beneficial owner of shares representing 10% or more of the total voting power of the Voting Stock (on a fully diluted basis) of Holding or the Company or of rights or warrants to purchase such Voting Stock (whether or not currently exercisable) and any Person who would be an Affiliate of any such beneficial owner pursuant to the first sentence hereof.

"Asset Disposition" means any sale, lease (other than an operating lease entered into in the ordinary course of business), transfer or other disposition (or series of related sales, leases, transfers or dispositions) by the Company or any Restricted Subsidiary, including any disposition by means of a merger, consolidation, or similar transaction (each referred to for the purposes of this definition as a "disposition"), of:

      (1) any shares of Capital Stock of a Restricted Subsidiary (other than directors' qualifying shares or shares required by applicable law to be held by a Person other than the Company or a Restricted Subsidiary),

      (2) all or substantially all the assets of any division or line of business of the Company or any Restricted Subsidiary or

      (3) any other assets of the Company or any Restricted Subsidiary outside of the ordinary course of business of the Company or such Restricted Subsidiary other than, in the case of (1), (2) and (3) above,

            (A) a disposition by a Restricted Subsidiary to the Company or by the Company or a Restricted Subsidiary to a Restricted Subsidiary,

            (B) for purposes of the provisions described under "Certain covenants -- Limitation on sales of assets and subsidiary stock" only, a disposition subject to the covenant described under " -- Limitation on restricted payments,"

            (C) a disposition of assets with a Fair Market Value of less than $3.0 million,

            (D) transactions permitted under "Merger and consolidation,"

            (E) an issuance of Capital Stock by a Restricted Subsidiary of the Company to the Company or to another Restricted Subsidiary,

            (F) a sale of accounts receivable and related assets pursuant to a Receivables Facility,

            (G) the licensing or sublicensing of intellectual property or other general intangibles to the extent that such license does not prohibit the licensor from using the intellectual property and licenses, leases or subleases of other property in the ordinary course of business, and

            (H) any disposition in the ordinary course of business of obsolete, worn-out, surplus or other property not useful in the conduct of the business.

"Asset Swap" means the exchange by the Company or a Restricted Subsidiary of a portion of its property, business or assets, for property, businesses, assets or Capital Stock of a Person (or any combination thereof, as well as cash or cash equivalents), all or substantially all of the assets of which, are of a type used in the business of the Company or of a Restricted Subsidiary.

"Attributable Debt" in respect of a Sale/Leaseback Transaction means, as at the time of determination, the present value (discounted at the interest rate borne by the Notes, compounded annually) of the total obligations of the lessee for rental payments (excluding, however, any amounts required to be paid by such lessee, whether or not designated as rent or additional rent, on account of maintenance and repairs, insurance, taxes, assessments, water rates or similar charges or any amounts required to be paid by such lessee thereunder contingent upon the amount of sales or similar contingent amounts) during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended).

"Average Life" means, as of the date of determination, with respect to any Indebtedness or Preferred Stock, the quotient obtained by dividing:

      (1) the sum of the products of the numbers of years from the date of determination to the dates of each successive scheduled principal payment of such Indebtedness or scheduled redemption or similar payment with respect to such Preferred Stock multiplied by the amount of such payment by

      (2) the sum of all such payments.

"Bank Indebtedness" means (1) any and all amounts payable under or in respect of the Credit Agreement and any Refinancing Indebtedness with respect thereto, as amended from time to time, including principal, premium (if any), interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company whether or not a claim for post-filing interest is allowed in such proceedings), fees, charges, expenses, reimbursement and indemnification obligations, guarantees and all other amounts payable thereunder or in respect thereof and (2) any Hedging Obligations of Holding, the Company or any of its Subsidiaries in favor of any holder of Indebtedness under the Credit Agreement or any Refinancing Indebtedness with respect thereto. It is understood and agreed that Refinancing Indebtedness in respect of the Credit Agreement may be Incurred from time to time after termination of the Credit Agreement.

"Board of Directors" means the Board of Directors of the Company or any committee thereof duly authorized to act on behalf of the Board of Directors of the Company.

"Business Day" means each day which is not a Legal Holiday.

"Capital Stock" of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities including those convertible into such equity.

"Capitalized Lease Obligations" means an obligation that is required to be classified and accounted for as a capitalized lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation shall be the capitalized amount of such obligation determined in accordance with GAAP; and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.

"Cash Equivalents" means:

      (1) United States dollars;

      (2) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof having maturities of not more than six months from the date of acquisition;

      (3) certificates of deposit and eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers' acceptances with maturities not exceeding six months from the date of acquisition and overnight bank deposits, in each case, with any lender party to the Credit Facility or with any domestic commercial bank having capital and surplus in excess of $500.0 million;

      (4) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above; and

      (5) commercial paper having the highest rating obtainable from Moody's Investors Service, Inc. ("Moody's") or Standard & Poor's Rating Services, a division of The McGraw-Hill Companies, Inc. ("S&P"), and in each case maturing within six months after the date of acquisition.

"Closing Date" means the date of the Indenture.

"Code" means the Internal Revenue Code of 1986, as amended.

"Commodity Price Protection Agreement" means any forward contract, commodity swap, commodity option or other similar agreement or arrangement relating to, or the value of which is dependent upon or which is designed to protect such Person against, fluctuations in commodity prices.

"Consolidated Coverage Ratio" as of any date of determination means the ratio of:

      (1) the aggregate amount of EBITDA for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination for which financial statements are available to (2) Consolidated Interest Expense for such four fiscal quarters;

provided, however, that:

            (A) if the Company or any Restricted Subsidiary has Incurred any Indebtedness since the beginning of such period that remains outstanding on such date of determination or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an Incurrence of Indebtedness, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been Incurred on the first day of such period (except that in making such computation, the amount of Indebtedness under any revolving credit facility outstanding on the date of such calculation will be computed based on (i) the average daily balance of such Indebtedness during such four fiscal quarters or such shorter period for which such facility was outstanding or (ii) if such facility was created after the end of such four fiscal quarters, the average daily balance of such Indebtedness during the period from the date of creation of such facility to the date of such calculation) and the discharge of any other Indebtedness repaid, repurchased, defeased or otherwise discharged with the proceeds of such new Indebtedness as if such discharge had occurred on the first day of such period,

            (B) if the Company or any Restricted Subsidiary has repaid, repurchased, defeased or otherwise discharged any Indebtedness since the beginning of such period or if any Indebtedness is to be repaid, repurchased, defeased or otherwise discharged (in each case other than Indebtedness Incurred under any revolving credit facility unless such Indebtedness has been permanently repaid and has not been replaced) on the date of the transaction giving rise to the need to calculate the Consolidated Coverage Ratio, EBITDA and Consolidated Interest Expense for such period shall be calculated on a pro forma basis as if such discharge had occurred on the first day of such period and as if the Company or such Restricted Subsidiary has not earned the interest income actually earned during such period in respect of cash or Temporary Cash Investments used to repay, repurchase, defease or otherwise discharge such Indebtedness,

            (C) if since the beginning of such period the Company or any Restricted Subsidiary shall have made any Asset Disposition, the EBITDA for such period shall be reduced by an amount equal to the EBITDA (if positive) directly attributable to the assets that are the subject of such Asset Disposition for such period or increased by an amount equal to the EBITDA (if negative) directly attributable thereto for such period and Consolidated Interest Expense for such period shall be reduced by an amount equal to the Consolidated Interest Expense directly attributable to any Indebtedness of the Company or any Restricted Subsidiary repaid, repurchased, defeased or otherwise discharged with respect to the Company and its continuing Restricted Subsidiaries in connection with such Asset Disposition for such period (or, if the Capital Stock of any Restricted Subsidiary is sold, the Consolidated Interest Expense for such period directly attributable to the Indebtedness of such Restricted Subsidiary to the extent the Company and its continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such sale),

            (D) if since the beginning of such period the Company or any Restricted Subsidiary (by merger or otherwise) shall have made an Investment in any Restricted Subsidiary (or any Person that becomes a Restricted Subsidiary) or an acquisition of assets, including any acquisition of assets occurring in connection with a transaction causing a calculation to be made hereunder, which constitutes all or substantially all of an operating unit of a business (including an operating plant or other similar facility), EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto (including the Incurrence of any Indebtedness) as if such Investment or acquisition occurred on the first day of such period, and

            (E) if since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of such period) shall have made any Asset Disposition or any Investment or acquisition of assets that would have required an adjustment pursuant to clause (C) or (D) above if made by the Company or a Restricted Subsidiary during such period, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto as if such Asset Disposition, Investment or acquisition of assets occurred on the first day of such period.

For purposes of this definition, whenever pro forma effect is to be given to any calculation under this definition, the pro forma calculations shall be determined in good faith by a responsible financial or accounting Officer of the Company. Any such pro forma calculations may include operating expense reductions (net of associated expenses) for such period resulting from the acquisition or other Investment which is being given pro forma effect that (a) would be permitted pursuant to Rule 11-02 of Regulation S-X under the Securities Act or (b) have been realized or for which substantially all the steps necessary for realization have been taken or at the time of determination are reasonably expected to be taken within six months following any such acquisition or other Investment, including, but not limited to, the execution, termination, renegotiation or modification of any contracts, the termination of any personnel or the closing of any facility, or lower material costs, as applicable, provided that, in any case, such adjustments shall be calculated on an annualized basis and such adjustments are set forth in an Officers' Certificate signed by the Company's chief financial officer and another Officer which states in detail (i) the amount of such adjustment or adjustments, (ii) that such adjustment or adjustments are based on the reasonable good faith beliefs of the officers executing such Officers' Certificate at the time of such execution and (iii) that such adjustment or adjustments and the plan or plans related thereto have been reviewed and approved by the Board of Directors. Any such Officers' Certificate will be provided to the Trustee if the Company Incurs any Indebtedness or takes any other action under the Indenture in reliance thereon.

If any Indebtedness, whenever Incurred, bears a floating rate of interest and is being given pro forma effect, the interest expense on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Indebtedness if such Interest Rate Agreement has a remaining term as at the date of determination in excess of 12 months).

"Consolidated Interest Expense" means, for any period, the total interest expense of the Company and its Consolidated Restricted Subsidiaries, minus any amortization of debt issuance costs, plus, to the extent Incurred by the Company and its Consolidated Restricted Subsidiaries in such period but not included in such interest expense, without duplication:

      (1) interest expense attributable to Capitalized Lease Obligations and the interest expense attributable to leases constituting part of a Sale/Leaseback Transaction;

      (2) amortization of debt discount;

      (3) capitalized interest;

      (4) noncash interest expense;

      (5) commissions, discounts and other fees and charges attributable to letters of credit and bankers' acceptance financing;

      (6) interest accruing on any Indebtedness of any other Person to the extent such Indebtedness is Guaranteed by the Company or any Restricted Subsidiary;

      (7) net costs associated with Hedging Obligations (including amortization of fees);

      (8) dividends in respect of all Disqualified Stock of the Company and all Preferred Stock of any of the Subsidiaries of the Company, to the extent held by Persons other than the Company or a Wholly Owned Subsidiary (except to the extent paid in Capital Stock (other than Disqualified Stock));

      (9) interest Incurred in connection with investments in discontinued operations; and

      (10) commissions, discounts, yield and other financing fees and financing charges Incurred in connection with any transaction (including, without limitation, a Receivables Facility) pursuant to which the Company or any Restricted Subsidiary of the Company may sell, convey or otherwise transfer or grant a security interest in any accounts receivable or related assets of the type specified in the definition of "Receivables Facility."

For purposes of the foregoing, total interest expense will be determined after giving effect to any net proceeds paid or received by the Company and its Subsidiaries with respect to Interest Rate Agreements.

"Consolidated Net Income" means, for any period, the net income of the Company and its Consolidated Subsidiaries for such period; provided, however, that there shall not be included in such Consolidated Net Income:

      (1) any net income of any Person (other than the Company) if such Person is not a Restricted Subsidiary, except that:

            (A) subject to the limitations contained in clause (4) below, the Company's equity in the net income of any such Person for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to the Company or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution made to a Restricted Subsidiary, to the limitations contained in clause (3) below) and

            (B) the Company's equity in a net loss of any such Person for such period shall be included in determining such Consolidated Net Income to the extent such loss has been funded in such period with cash from the Company or a Restricted Subsidiary;

      (2) any net income (or loss) of any Person acquired by the Company or a Subsidiary of the Company in a pooling of interests transaction for any period prior to the date of such acquisition;

      (3) any net income (or loss) of any Restricted Subsidiary if such Restricted Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to the Company, except that:

            (A) subject to the limitations contained in clause (4) below, the Company's equity in the net income of any such Restricted Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Restricted Subsidiary during such period to the Company or another Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution made to another Restricted Subsidiary, to the limitation contained in this clause) and

            (B) the Company's equity in a net loss of any such Restricted Subsidiary for such period shall be included in determining such Consolidated Net Income;

      (4) any net gain or loss realized upon the sale or other disposition of any asset of the Company or its Consolidated Subsidiaries (including pursuant to any Sale/Leaseback Transaction) that is not sold or otherwise disposed of in the ordinary course of business and any net gain or loss realized upon the sale or other disposition of any Capital Stock of any Person;

      (5) any net extraordinary gain or loss;

      (6) the cumulative effect of a change in accounting principles;

      (7) any noncash compensation charges or other noncash expenses or charges arising from the grant of or issuance or repricing of stock, stock options or other equity-based awards or any amendment, modification, substitution or change of any such stock, stock options or other equity-based awards; and

      (8) any non-recurring fees, charges or other expenses (including bonus and retention payments) made or incurred in connection with the Acquisition and the transactions contemplated thereby.

Notwithstanding the foregoing, for the purpose of the covenant described under "--Limitation on restricted payments" only, there shall be excluded from Consolidated Net Income any dividends, repayments of loans or advances or other transfers of assets from Unrestricted Subsidiaries to the Company or a Restricted Subsidiary to the extent such dividends, repayments or transfers increase the amount of Restricted Payments permitted under such covenant pursuant to clause (a)(4)(C)(iv) thereof.

"Consolidated Step-Up Depreciation and Amortization" means, with respect to any Person for any period, the total amount of depreciation and amortization related to the write-up of assets for such period on a consolidated basis in accordance with GAAP to the extent (i) such depreciation and amortization results from purchase accounting adjustments in connection with the Acquisition and (ii) such depreciation and amortization was deducted in computing Consolidated Net Income.

"Consolidation" means the consolidation of the accounts of each of the Restricted Subsidiaries with those of the Company in accordance with GAAP consistently applied; provided, however, that "Consolidation" will not include consolidation of the accounts of any Unrestricted Subsidiary, but the interest of the Company or any Restricted Subsidiary in an Unrestricted Subsidiary will be accounted for as an investment. The term "Consolidated" has a correlative meaning.

"Credit Agreement" means the credit agreement dated as of the Closing Date, as amended, restated, supplemented, waived, replaced (whether or not upon termination, and whether with the original lenders or otherwise), refinanced, restructured or otherwise modified from time to time, among the Company, Holding, the lenders from time to time party thereto, Goldman Sachs Credit Partners L.P., as administrative agent, JPMorgan Chase Bank, as syndication agent, Fleet National Bank, as collateral agent, issuing bank and swing line lender, and The Royal Bank of Scotland plc and General Electric Capital Corporation, as co-documentation agents.

"Credit Facility" means, one or more debt facilities (including, without limitation, the Credit Agreement), commercial paper facilities or other debt instruments, indentures or agreements, providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables), letters of credit or other debt obligations, in each case, as amended, restated, modified, renewed, refunded, restructured, supplemented, replaced or refinanced in whole or in part from time to time, including, without limitation, any amendment increasing the amount of Indebtedness Incurred or available to be borrowed thereunder, extending the maturity of any Indebtedness Incurred thereunder or contemplated thereby or deleting, adding or substituting one or more parties thereto (whether or not such added or substituted parties are banks or other institutional lenders).

"Currency Agreement" means with respect to any Person any foreign exchange contract, currency swap agreements, futures contract, options contract, synthetic cap or other similar agreement or arrangement to which such Person is a party or of which it is a beneficiary for the purpose of hedging foreign currency risk.

"Default" means any event which is, or after notice or passage of time or both would be, an Event of Default.

"Designated Noncash Consideration" means the Fair Market Value of non-cash consideration received by the Company or any of its Restricted Subsidiaries in connection with an Asset Disposition that is designated as such pursuant to an Officers' Certificate. The aggregate Fair Market Value of the Designated Noncash Consideration, taken together with the Fair Market Value at the time of receipt of all other Designated Noncash Consideration then held by the Company, may not exceed $5.0 million at the time of the receipt of the Designated Noncash Consideration (with the Fair Market Value being measured at the time received and without giving effect to subsequent changes in value).

"Designated Senior Indebtedness" of the Company means

      (1) the Bank Indebtedness and

      (2) any other Senior Indebtedness of the Company that, at the date of determination, has an aggregate principal amount outstanding of, or under which, at the date of determination, the holders thereof are committed to lend up to at least $15.0 million and is specifically designated by the Company in the instrument evidencing or governing such Senior Indebtedness as "Designated Senior Indebtedness" for purposes of the Indenture. "Designated Senior Indebtedness" of a Note Guarantor has a correlative meaning.

"Disqualified Stock" means, with respect to any Person, any Capital Stock which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable) or upon the happening of any event:

      (1) matures or is mandatorily redeemable at the option of the holder thereof, in whole or in part, pursuant to a sinking fund obligation or otherwise,

      (2) is convertible or exchangeable at the option of the holder thereof, in whole or in part, for Indebtedness or Disqualified Stock (excluding Capital Stock convertible or exchangeable solely at the option of the Company or a Restricted Subsidiary; provided, however, that any such conversion or exchange shall be deemed an occurrence of Indebtedness or Disqualified Stock, as applicable) or

      (3) is redeemable at the option of the holder thereof, in whole or in part, in the case of each of clauses (1), (2) and (3), on or prior to the 91st day after the Stated Maturity of the Notes; provided, however, that only the portion of Capital Stock that so matures or is mandatorily redeemable, is so convertible or exchangeable or is redeemable at the option of the holder thereof prior to such date will be deemed Disqualified Stock and any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to repurchase or redeem such Capital Stock upon the occurrence of an "asset sale" or "change of control" occurring prior to the 91st day after the Stated Maturity of the Notes shall not constitute Disqualified Stock if the "asset sale" or "change of control" provisions applicable to such Capital Stock are not more favorable to the holders of such Capital Stock than the provisions of the covenants described under "Change of control" and " -- Limitation on sale of assets and subsidiary stock"; provided, further that any class of Capital Stock of such Person that, by its terms, authorized such Person to satisfy in full its obligations with respect to payment of dividends or upon maturity, redemption (pursuant to a sinking fund or otherwise) or repurchase thereof or other payment obligations or otherwise by delivery of Capital Stock that is not Disqualified Stock, and that is not convertible, puttable or exchangeable for Disqualified Stock or Indebtedness, shall not be deemed Disqualified Stock so long as such Person satisfied its obligations with respect thereto solely by the delivery of Capital Stock that is not Disqualified Stock.

"Domestic Subsidiary" means any Restricted Subsidiary of the Company other than a Foreign Subsidiary.

"EBITDA" for any period means the Consolidated Net Income for such period, plus, without duplication, the following to the extent deducted in calculating such Consolidated Net Income:

      (1) income tax expense of the Company and its Consolidated Restricted Subsidiaries;

      (2) Consolidated Interest Expense;

      (3) depreciation expense of the Company and its Consolidated Restricted Subsidiaries;

      (4) amortization expense of the Company and its Consolidated Restricted Subsidiaries (excluding amortization expense attributable to a prepaid cash item that was paid in a prior period);

      (5) plant shutdown costs and acquisition integration costs; and

      (6) all other noncash charges of the Company and its Consolidated Restricted Subsidiaries (excluding any such noncash charge to the extent it represents an accrual of or reserve for cash expenditures in any future period) less all non-cash items of income (other than accrual of revenue in the ordinary course of business) of the Company and its Restricted Subsidiary in each case for such period.

Notwithstanding the foregoing, the provision for taxes based on the income or profits of, and the depreciation and amortization and noncash charges of, a Restricted Subsidiary of the Company shall be added to Consolidated Net Income to compute EBITDA only to the extent (and in the same proportion) that the net income of such Restricted Subsidiary was included in calculating Consolidated Net Income and only if a corresponding amount would be permitted at the date of determination to be dividended to the Company by such Restricted Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to such Restricted Subsidiary or its stockholders.

"Equity Offering" means a public or private sale for cash of Capital Stock (other than Disqualified Stock).

"Exchange Act" means the Securities Exchange Act of 1934, as amended.

"Fair Market Value" means, with respect to any asset or property, the price which could be negotiated in an arm's-length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Fair Market Value will be determined in good faith by the Board of Directors, whose determination will be conclusive and evidenced by a resolution of the Board of Directors; provided, however, that for purposes of clause (a)(4)(C)(ii) of the covenant described under " -- Limitation on restricted payments," if the Fair Market Value of the property or assets in question is so determined to be in excess of $20.0 million, such determination must be confirmed by a recognized appraisal or investment banking firm.

"Foreign Subsidiary" means any Restricted Subsidiary of the Company (x) that is not organized under the laws of the United States of America or any State thereof or the District of Columbia or (y) was organized under the laws of the United States of

America or any state thereof or the District of Columbia that has no material assets other than Capital Stock of one or more foreign entities of the type described in clause (x) above and is not a guarantor of Indebtedness under the Credit Agreement.

"GAAP" means generally accepted accounting principles in the United States of America as in effect (i) with respect to periodic reporting requirements, from time to time, and (ii) otherwise on the Closing Date, including those set forth in:

      (1) the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants,

      (2) statements and pronouncements of the Financial Accounting Standards Board,

      (3) such other statements by such other entities as approved by a significant segment of the accounting profession, and

      (4) the rules and regulations of the SEC governing the inclusion of financial statements (including pro forma financial statements) in periodic reports required to be filed pursuant to Section 13 of the Exchange Act, including opinions and pronouncements in staff accounting bulletins and similar written statements from the accounting staff of the SEC.

All ratios and computations based on GAAP contained in the Indenture shall be computed in conformity with GAAP.

"Guarantee" means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness or other obligation of any other Person and any obligation, direct or indirect, contingent or otherwise, of such Person:

      (1) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation of such other Person (whether arising by virtue of partnership arrangements, or by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or

      (2) entered into for purposes of assuring in any other manner the obligee of such Indebtedness or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part);

provided, however, that the term "Guarantee" shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning. The term "Guarantor" shall mean any Person Guaranteeing any obligation.

"Hedging Obligations" of any Person means the obligations of such Person pursuant to any Interest Rate Agreement, Currency Agreement or Commodity Price Protection Agreement.

"Holder" means the Person in whose name a Note is registered on the Registrar's books.

"Incur" means issue, assume, Guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Restricted Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Person at the time it becomes a Restricted Subsidiary. The term "Incurrence" when used as a noun shall have a correlative meaning. The accretion of principal of a non-interest bearing or other discount security and payment of interest on any Indebtedness in the form of additional Indebtedness or the payment on Disqualified Capital Stock in the form of additional shares of Capital Stock, shall not be deemed the Incurrence of Indebtedness.

"Indebtedness" means, with respect to any Person on any date of determination, without duplication:

      (1) the principal of and premium (if any) in respect of indebtedness of such Person for borrowed money;

      (2) the principal of and premium (if any) in respect of obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

      (3) the principal component of all obligations of such Person in respect of letters of credit or other similar instruments (including reimbursement obligations with respect thereto except to the extent such reimbursement obligation arises in the ordinary course of business and relates to a Trade Payable);

      (4) the principal component of all obligations of such Person to pay the deferred and unpaid purchase price of property or services, which purchase price is due more than one year after the date of placing such property in service or taking delivery and title thereto or the completion of such services other than earn-outs, indemnities and similar provisions;

      (5) all Capitalized Lease Obligations and all Attributable Debt of such Person;

      (6) the principal component or liquidation preference of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock or, with respect to any Subsidiary of such Person, any Preferred Stock (but excluding, in each case, any accrued dividends);

      (7) the principal component of all Indebtedness of other Persons secured by a Lien on any asset of the Person the Indebtedness of which is being determined, whether or not such Indebtedness is assumed by such Person; provided, however, that the amount of Indebtedness of such Person shall be the lesser of:

            (A) the Fair Market Value of such asset at such date of determination and

            (B) the amount of such Indebtedness of such other Persons;

      (8) to the extent not otherwise included in this definition, net obligations of such Person under Hedging Obligations of such Person (the amount of any such obligations to be equal at any time to the termination value of such agreement or arrangement giving rise to such obligations that would be payable by such Person at such time);

      (9) all amounts outstanding and other obligations of such Person in respect of a Receivables Facility; and

      (10) all obligations of the type referred to in clauses (1) through (9) of other Persons and all dividends of other Persons for the payment of which, in either case, such Person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any Guarantee.

The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date.

Notwithstanding anything in this definition to the contrary, characterization of any Receivables Facility as Indebtedness is for purposes of the Indenture covenants only, and such characterization shall not preclude the Company or any Restricted Subsidiary from characterizing any Receivables Facility as a sale for GAAP or any other purpose.

"Interest Rate Agreement" means with respect to any Person any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement to which such Person is party or of which it is a beneficiary.

"Investment" in any Person means any direct or indirect advance, loan (other than advances and extensions of credit to customers in the ordinary course of business that are recorded as accounts receivable on the balance sheet of the lender) or other extension of credit (including by way of Guarantee or similar arrangement) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by such Person; provided that none of the following will be deemed to be an Investment:

      (1) Hedging Obligations entered into in compliance with clause (b)(4) of "Certain Covenants -- Limitation on indebtedness"; and

      (2) endorsements of negotiable instruments and documents in the ordinary course of business.

For purposes of the definition of "Unrestricted Subsidiary" and the covenant described under " -- Limitation on restricted payments":

      (1) "Investment" shall include the portion (proportionate to the Company's equity interest in such Restricted Subsidiary) of the Fair Market Value of the net assets of any Restricted Subsidiary of the Company at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company shall be deemed to continue to have a permanent "Investment" in an Unrestricted Subsidiary in an amount (if positive) equal to:

            (A) the Company's "Investment" in such Subsidiary at the time of such redesignation less

            (B) the portion (proportionate to the Company's equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time of such redesignation; and

      (2) any property transferred to or from an Unrestricted Subsidiary shall be valued at its Fair Market Value at the time of such transfer.

"Legal Holiday" means a Saturday, Sunday or other day on which banking institutions are not required by law or regulation to be open in the State of New York.

"Lien" means any mortgage, pledge, security interest, encumbrance, lien (statutory or otherwise) or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof and any agreement to give any security interest) upon or with respect to any property of any kind, real or personal, movable or immovable.

"Net Available Cash" from an Asset Disposition means payments of cash or Cash Equivalents received (including any payments of cash or Cash Equivalents received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise and proceeds from the sale or other disposition of any securities received as consideration, but in each case only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to the properties or assets that are the subject of such Asset Disposition or received in any other noncash form) therefrom, in each case net of:

      (1) all legal, accounting, investment banking, title and recording tax expenses, commissions and other fees and expenses incurred, and all federal, state, provincial, foreign and local taxes required to be paid or accrued as a liability under GAAP, as a consequence of such Asset Disposition,

      (2) all payments made on any Indebtedness which is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon or other security agreement of any kind with respect to such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law be repaid out of the proceeds from such Asset Disposition,

      (3) all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Disposition and

      (4) appropriate amounts to be provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the property or other assets disposed of in such Asset Disposition and retained by the Company or any Restricted Subsidiary after such Asset Disposition.

"Net Cash Proceeds," with respect to any issuance or sale of Capital Stock, means the cash proceeds of such issuance or sale net of attorneys' fees, accountants' fees, underwriters' or placement agents' fees, listing fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

"Note Guarantee" means each Guarantee of the obligations with respect to the Notes issued by a Person pursuant to the terms of the Indenture.

"Note Guarantor" means any Person that has issued a Note Guarantee.

"Offering Memorandum" means the offering memorandum relating to the issuance of the Notes dated July 17, 2002.

"Officer" means the Chairman of the Board, the Chief Executive Officer, the Chief Financial Officer, the President, any Vice President, the Treasurer or the Secretary of the Company. "Officer" of a Note Guarantor has a correlative meaning.

"Officers' Certificate" means a certificate signed by two Officers.

"Opinion of Counsel" means a written opinion from legal counsel who is acceptable to the Trustee. The counsel may be an employee of or counsel to the Company, a Note Guarantor or the Trustee.

"Permitted Holders" means Principals and Related Parties and any Person acting in the capacity of an underwriter in connection with a public or private offering of the Company's or Holding's Capital Stock.

"Permitted Investment" means an Investment by the Company or any Restricted Subsidiary in:

      (1) the Company, a Restricted Subsidiary or a Person that will, upon the making of such Investment, become a Restricted Subsidiary;

      (2) another Person if as a result of such Investment such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, the Company or a Restricted Subsidiary;

      (3) Temporary Cash Investments;

      (4) receivables owing to the Company or any Restricted Subsidiary if created or acquired in the ordinary course of business;

      (5) payroll, travel, commission and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

      (6) loans or advances to employees, directors and consultants not exceeding $2.0 million in the aggregate outstanding at any one time;

      (7) loans, deposits, prepayments and other credits or advances to customers or suppliers in the ordinary course of business;

      (8) stock, obligations or securities received in settlement or good faith compromise of debts created in the ordinary course of business and owing to the Company or any Restricted Subsidiary or in satisfaction of judgments including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of a debtor;

      (9) any Person to the extent such Investment represents the noncash portion of the consideration received for an Asset Disposition that was made pursuant to and in compliance with the covenant described under " -- Limitation on sales of assets and subsidiary stock";

      (10) Investments in prepaid expenses, negotiable instruments held for collection and lease utility and worker's compensation, performance and other similar deposits provided to third parties in the ordinary course of business;

      (11) Currency Agreements, Interest Rate Agreements and Commodity Price Protection Agreements and other Hedging Obligations permitted by the Indenture that are entered into in the ordinary course of business and not for speculative purposes;

      (12) Investments acquired in exchange for the issuance of Capital Stock (other than Disqualified Stock) of the Company or acquired with the Net Cash Proceeds received by the Company after the date of the Indenture from the issuance and sale of Capital Stock (other than Disqualified Stock); provided that such Net Cash Proceeds are used to make such Investment within 90 days of the receipt thereof and the amount of all such Net Cash Proceeds will be excluded from clause (4)(C)(ii) of paragraph (a) of the covenant described under the caption " -- Limitation on restricted payments";

      (13) Investments in existence on the date of the Indenture or made pursuant to a legally binding written commitment in existence on the date of the Indenture;

      (14) Guarantees issued in accordance with "Certain covenants -- Limitation on indebtedness";

      (15) Investments in a trust, limited liability company, special purpose entity or other similar entity in connection with a Receivables Facility permitted under the covenant " -- Limitation on indebtedness"; provided that such Investment is necessary or advisable to effect such Receivables Facility;

      (16) Investments in joint ventures or similar projects by the Company and its Restricted Subsidiaries on the date of the investment in an aggregate amount not to exceed $20.0 million;

      (17) loans or advances to employees, directors or consultants the proceeds of which are used to purchase Capital Stock (other than Disqualified Stock) of the Company or Holding (and, with respect to purchases of the Capital Stock of Holding, the proceeds of which are paid or contributed to the Company); and

      (18) Indebtedness of the Company or a Restricted Subsidiary under clause
      (b)(2) of the covenant " -- Limitation on indebtedness."

For purposes of this definition, the value of any Investment will be the Fair Market Value on the date made without any subsequent changes for any increases or decreases in the Fair Market Value of such Investment.

"Permitted Junior Securities" means:

      (1) Equity Interests in the Company or any Guarantor; or

      (2) debt securities that are subordinated to all Senior Indebtedness and any debt securities issued in exchange for Senior Indebtedness to substantially the same extent as, or to a greater extent than, the Notes and the Note Guarantees are subordinated to Senior Indebtedness under the terms of the Indenture.

"Person" means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

"Preferred Stock," as applied to the Capital Stock of any Person, means Capital Stock of any class or classes (however designated) that is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.

"principal" of a Note means the principal of the Note plus the premium, if any, payable on the Note which is due or overdue or is to become due at the relevant time.

"Principals" means each of GS Capital Partners 2000, L.P., GS Capital Partners 2000 Offshore, L.P., GS Capital Partners 2000 GmbH & Co. Beteiligungs KG, Bridge Street Special Opportunities Fund 2000, L.P., GS Capital Partners 2000 Employee Fund, L.P., Stone Street Fund 2000 L.P., J.P. Morgan Partners Global Investors, L.P., J.P. Morgan Partners Global Investors (Cayman), L.P., J.P. Morgan Partners Global Investors A, L.P., J.P. Morgan Partners Global Investors (Cayman) II, L.P. and J.P. Morgan Partners (BHCA), L.P.

"Purchase Money Indebtedness" means Indebtedness:

      (1) consisting of the deferred purchase price of an asset (or Capital Stock of a corporation substantially all the assets of which consist of such asset), conditional sale obligations, obligations under any title retention agreement and other purchase money obligations (including obligations to a third party to finance the amount being paid to the seller), in each case where the maturity of such Indebtedness does not exceed the anticipated useful life of the asset being financed, and

      (2) Incurred to finance the acquisition by the Company or a Restricted Subsidiary of such asset (or such Capital Stock), including additions and improvements;

provided, however, that such Indebtedness is Incurred within 180 days after the acquisition by the Company or such Restricted Subsidiary of such asset (or such Capital Stock).

"Receivables Facility" means one or more receivables financing facilities, as amended from time to time, pursuant to which the Company and/or any of its Restricted Subsidiaries, directly or indirectly through another Subsidiary, sells or otherwise transfers rights in its accounts receivable pursuant to arrangements customary in the industry.

"Refinance" means, in respect of any Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue other Indebtedness in exchange or replacement for, such Indebtedness. "Refinanced" and "Refinancing" shall have correlative meanings. "Refinancing Indebtedness" means Indebtedness that is Incurred to refund, refinance, replace, renew, repay or extend (including pursuant to any defeasance or discharge mechanism) (or the net proceeds of which are used to do any of the foregoing) any Indebtedness of the Company or any Restricted Subsidiary existing on the Closing Date or Incurred in compliance with the Indenture (including Indebtedness of the Company that Refinances Indebtedness of any Restricted Subsidiary and Indebtedness of any Restricted Subsidiary that Refinances Indebtedness of another Restricted Subsidiary, including Indebtedness that Refinances Refinancing Indebtedness); provided, however, that:

      (1) the Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being Refinanced,

      (2) the Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the Average Life of the Indebtedness being Refinanced,

      (3) such Refinancing Indebtedness is Incurred in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) that is equal to or less than the aggregate principal amount (or if issued with original issue discount, the aggregate accreted value) then outstanding of the Indebtedness being Refinanced (plus all accrued interest on the Indebtedness and the amount of all expenses and premiums Incurred in connection therewith) and

      (4) if the Indebtedness being Refinanced is subordinated in right of payment to the Notes, such Refinancing Indebtedness is subordinated in right of payment to the Notes at least to the same extent as the Indebtedness being Refinanced;

provided further, however, that Refinancing Indebtedness shall not include:

            (A) Indebtedness of a Restricted Subsidiary that is not a Note Guarantor that Refinances Indebtedness of the Company or

            (B) Indebtedness of the Company or a Restricted Subsidiary that Refinances Indebtedness of an Unrestricted Subsidiary.

"Related Party" means,

      (1) any controlling stockholder or 80% (or more) owned Subsidiary of any Principal; or

      (2) any trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or Persons beneficially holding an 80% or more controlling interest of which consist of any one or more Principals and/or such other Persons referred to in the immediately preceding clause (1).

"Representative" means the trustee, agent or representative (if any) for an issue of Senior Indebtedness.

"Restricted Subsidiary" means any Subsidiary of the Company other than an Unrestricted Subsidiary.

"Sale/Leaseback Transaction" means an arrangement relating to property now owned or hereafter acquired by the Company or a Restricted Subsidiary whereby the Company or a Restricted Subsidiary transfers such property to a Person and the Company or such Restricted Subsidiary leases it from such Person, other than leases between the Company and a Wholly Owned Subsidiary or between Wholly Owned Subsidiaries.

"SEC" means the Securities and Exchange Commission.

"Securities Act" means the Securities Act of 1933, as amended.

"Secured Indebtedness" means any Indebtedness of the Company or any Subsidiary secured by a Lien. "Secured Indebtedness" of a Note Guarantor has a correlative meaning.

"Senior Subordinated Indebtedness" of the Company means the Notes and any other Indebtedness of the Company that specifically provides that such Indebtedness is to rank equally with the Notes in right of payment and is not subordinated by its terms in right of payment to any Indebtedness or other obligation of the Company which is not Senior Indebtedness. "Senior Subordinated Indebtedness" of a Note Guarantor has a correlative meaning.

"Significant Subsidiary" means any Restricted Subsidiary that would be a "Significant Subsidiary" of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC in effect on the date of the Indenture.

"Stated Maturity" means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency unless such contingency has occurred).

"Stockholders' Agreement" means the stockholders' agreement entered into in connection with the Acquisition.

"Subordinated Obligation" means any Indebtedness of the Company (whether outstanding on the Closing Date or thereafter Incurred) that is subordinate or junior in right of payment to the Notes pursuant to a written agreement. "Subordinated Obligation" of a Note Guarantor has a correlative meaning.

"Subsidiary" of any Person means any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of Capital Stock or other interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by:

      (1) such Person,

      (2) such Person and one or more Subsidiaries of such Person or

      (3) one or more Subsidiaries of such Person.

"Tax Sharing Agreement" means the Amended and Restated Tax Sharing Agreement, made as of March 15, 2001, by and among Holding and its Subsidiaries.

"Temporary Cash Investments" means any of the following:

      (1) United States dollars or eurodollars or any investment in direct obligations of the United States of America or any agency thereof or obligations Guaranteed or insured by the United States of America or any agency or instrumentality thereof,

      (2) investments in time deposit accounts, certificates of deposit and eurodollar time deposits, banker acceptances and money market deposits (or in the case of Foreign Subsidiaries, the foreign equivalent) maturing within 270 days of the date of acquisition thereof issued by a bank or trust company that is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America having capital, surplus and undivided profits aggregating in excess of $250,000,000 (or the foreign currency equivalent thereof) and whose long-term debt is rated "A" (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act),

      (3) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (1) or (2) above entered into with a bank meeting the qualifications described in clause
      (2) above,

      (4) investments in commercial paper, maturing not more than 270 days after the date of acquisition, issued by a corporation (other than an Affiliate of the Company) organized and in existence under the laws of the United States of America or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of "P-1" (or higher) according to Moody's or "A-1" (or higher) according to S&P,

      (5) investments in securities with maturities of 270 days or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least "A" by S&P or "A" by Moody's,

      (6) money market funds at least 95% of the assets of which constitute Temporary Cash Investments of the kinds described in clauses (1) through
      (5) of this definition and

      (7) solely in respect of the ordinary course cash management activities of the Foreign Subsidiaries, equivalents of the investments described in clause (1) above to the extent guaranteed by the United Kingdom, the European Union or the country in which the Foreign Subsidiary operates and equivalents of the investments described in clause (2) above issued, accepted or offered by (a) the local office of any commercial bank meeting the requirements of clause (4) above in the jurisdiction of organization of the applicable Foreign Subsidiary or (b) the local office of any commercial bank organized under the laws of the jurisdiction of organization of the applicable Foreign Subsidiary which commercial bank
      (1) has combined capital and surplus and undivided profits of not less than $250.0 million, (2) a long-term rating for Dollar-denominated obligations of at least "A-1" from S&P or the equivalent rating from Moody's or (3) is organized in the country in which the Foreign Subsidiary operates.

"TIA" means the Trust Indenture Act of 1939 (15 U.S.C.Section
Section 77aaa-77bbbb) as in effect on the Closing Date.

"Trade Payables" means, with respect to any Person, any accounts payable or any indebtedness or monetary obligation to trade creditors created, assumed or Guaranteed by such Person arising in the ordinary course of business in connection with the acquisition of goods or services.

"Transactions" means the offering and sale of these Notes, as well as certain other transactions described in the "Summary" section of the Offering Memorandum, and the application of the proceeds therefrom.

"Trustee" means the party named as such in the Indenture until a successor replaces it and, thereafter, means the successor.

"Trust Officer" means the Chairman of the Board, the President or any other officer or assistant officer of the Trustee assigned by the Trustee to administer its corporate trust matters.

"Unrestricted Subsidiary" means:

      (1) any Subsidiary of the Company that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors in the manner provided below and

      (2) any Subsidiary of an Unrestricted Subsidiary.

The Board of Directors may designate any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary of the Company or Person becoming a Subsidiary through merger or consolidation or Investment therein) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Capital Stock or Indebtedness of, or owns or holds any Lien on any property of, the Company or any other Subsidiary of the Company that is not a Subsidiary of the Subsidiary to be so designated; provided, however, that either:

            (A) the Subsidiary to be so designated has total Consolidated assets of $1,000 or less or

            (B) if such Subsidiary has Consolidated assets greater than $1,000, then such designation would be permitted under the covenant entitled " -- Limitation on restricted payments."

The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that immediately after giving effect to such designation:

      (x) the Company could Incur $1.00 of additional Indebtedness under paragraph (a) of the covenant described under " -- Limitation on indebtedness" and

      (y) no Default shall have occurred and be continuing.

Any such designation of a Subsidiary as a Restricted Subsidiary or Unrestricted Subsidiary by the Board of Directors shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the resolution of the Board of Directors giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing provisions.

"U.S. Government Obligations" means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable or redeemable at the issuer's option.

"Voting Stock" of a Person means all classes of Capital Stock or other interests (including partnership interests) of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

"Wholly Owned Subsidiary" means a Restricted Subsidiary of the Company all the Capital Stock of which (other than directors' qualifying shares) is owned by the Company or another Wholly Owned Subsidiary.

                    MATERIAL U.S. FEDERAL TAX CONSIDERATIONS

The following summary describes the material United States federal income tax consequences and, in the case of a holder that is a non-U.S. holder (as defined below), the material United States federal estate tax consequences, of purchasing, owning and disposing of the notes.

This summary deals only with notes held as capital assets (generally, investment property) and does not deal with special tax situations such as:

      o     partnerships;

      o     dealers in securities or currencies;

      o     traders in securities;

      o U.S. holders (as defined below) whose functional currency is not the United States dollar;

      o persons holding notes as part of a hedge, straddle, conversion or other integrated transaction;

      o     certain United States expatriates;

      o     financial institutions;

      o     insurance companies; and

      o entities that are tax-exempt for United States federal income tax purposes.

This summary does not discuss all of the aspects of United States federal income and estate taxation that may be relevant to you in light of your particular investment or other circumstances. In addition, this summary does not discuss any United States state or local income or foreign income or other tax consequences. This summary is based on United States federal income tax law, including the provisions of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"), Treasury regulations, administrative rulings and judicial authority, all as in effect as of the date of this prospectus. Subsequent developments in United States federal tax law, including changes in law or differing interpretations, which may be applied retroactively, could have a material effect on the United States federal tax consequences of purchasing, owning and disposing of notes as set forth in this summary. You should consult your own tax advisor regarding the particular United States federal, state and local and foreign income and other tax consequences of acquiring, owning and disposing of the notes that may be applicable to you.


U.S. FEDERAL INCOME TAX CONSIDERATIONS FOR U.S. HOLDERS

The following summary applies to you only if you are a U.S. holder (as defined below).

DEFINITION OF A U.S. HOLDER

A "U.S. holder" is a beneficial owner of an exchange note or notes who or which is for United States federal income tax purposes:

      o     an individual citizen or resident of the United States;

      o a corporation (or other entity classified as a corporation for these purposes) created or organized in or under the laws of the United States or of any political subdivision of the United States, including any State;

      o an estate, the income of which is subject to United States federal income taxation regardless of the source of that income; or

      o a trust, if, in general, a United States court is able to exercise primary supervision over the trust's administration and one or more United States persons (within the meaning of the Internal Revenue
            Code) has the authority to control all of the trust's substantial decisions.

PAYMENTS OF STATED INTEREST

Payments of stated interest on your notes will be taxed as ordinary interest income. In addition:

      o if you use the cash method of accounting for United States federal income tax purposes, you will have to include the stated interest on your notes in your gross income at the time you receive the interest; and

      o if you use the accrual method of accounting for United States federal income tax purposes, you will have to include the stated interest on your notes in your gross income at the time the interest accrues.

MARKET DISCOUNT AND BOND PREMIUM

If you purchase a note at a price that is less than its principal amount, the excess of the principal amount over your purchase price will be treated as "market discount." However, the market discount will be considered to be zero if it is less than 1/4 of 1% of the principal amount multiplied by the number of complete years to maturity from the date you purchased the note.

Under the market discount rules of the Internal Revenue Code, you generally will be required to treat any principal payment on, or any gain realized on the sale, exchange, retirement or other disposition of, a note as ordinary income (generally treated as interest income) to the extent of the market discount which accrued but was not previously included in income. In addition, you may be required to defer, until the maturity of the note or its earlier disposition in a taxable transaction, the deduction of all or a portion of your interest expense on any indebtedness incurred or continued to purchase or carry the note. In general, market discount will be considered to accrue ratably during the period from the date of the purchase of the note to the maturity date of the note, unless you make an irrevocable election (on an instrument-by-instrument basis) to accrue market discount under a constant yield method. You may elect to include market discount in income currently as it accrues (under either a ratable or constant yield method), in which case the rules described above regarding the treatment as ordinary income of gain upon the disposition of the note and upon the receipt of certain payments and the deferral of interest deductions will not apply. The election to include market discount in income currently, once made, applies to all market discount obligations acquired on or after the first day of the first taxable year to which the election applies, and may not be revoked without the consent of the Internal Revenue Service.

If you purchase a note for an amount in excess of the amount payable at maturity of the note, you will be considered to have purchased the note with "bond premium" equal to the excess of your purchase price over the amount payable at maturity (or on an earlier call date if it results in a smaller amortizable bond premium). You may elect to amortize the premium using a constant yield method over the remaining term of the note (or until an earlier call date, as applicable). The amortized amount of the premium for a taxable year generally will be treated first as a reduction of interest on the note included in such taxable year to the extent thereof, then as a deduction allowed in that taxable year to the extent of your prior interest inclusions on the note, and finally as a carryforward allowable against your future interest inclusions on the note. The election, once made, is irrevocable without the consent of the Internal Revenue Service and applies to all taxable bonds held during the taxable year for which the election is made or subsequently acquired.

SALE OR OTHER DISPOSITION OF THE NOTES

Upon the sale, exchange, retirement, redemption or other taxable disposition of an exchange note, you generally will recognize taxable gain or loss in an amount equal to the difference, if any, between the amount realized on the disposition and your adjusted tax basis in the note. Your adjusted tax basis in an exchange note will generally equal the cost of the note, increased by the amount of any market discount previously included in your gross income, and reduced by the amount of any amortizable bond premium applied to reduce, or allowed as a deduction against, interest with respect to your note.

Your gain or loss generally will be capital gain or loss (except with respect to any amount received that is attributable to accrued but unpaid interest, which will be taxable in the manner described above under " -- U.S. federal income tax considerations for U.S. holders -- Payments of stated interest" and except with respect to accrued market discount that has not previously been included in income, as discussed above under " -- U.S. federal income tax considerations for U.S. holders -- Market discount and bond the exchange note has been held for more than one year at the time of the disposition.



Subject to limited exceptions, your capital losses cannot be used to offset your ordinary income. If you are a non-corporate U.S. holder, your long-term capital gain generally will be subject to a maximum tax rate of 15%, and 20% for dispositions occurring in taxable years that begin on or after January 1, 2009.



BACKUP WITHHOLDING AND INFORMATION REPORTING



In general, backup withholding, currently at a rate of 28%, may apply:



      o to any payments made to you of principal of and interest on your note, and

      o to payment of the proceeds of a sale or other disposition of your note,

if you are a non-corporate U.S. holder and fail to provide a correct taxpayer identification number or otherwise comply with applicable requirements of the backup withholding rules. Information reporting may also apply to payments made with respect to your note.

Backup withholding is not an additional tax and may be credited against your United States federal income tax liability, provided that correct information is provided to the Internal Revenue Service.

U.S. FEDERAL INCOME AND ESTATE TAX CONSIDERATIONS FOR NON-U.S. HOLDERS

The following summary applies to you if you are a beneficial owner of an exchange note who or which is not a U.S. holder (a "non-U.S. holder"). An individual may, subject to exceptions, be deemed to be a resident alien, as opposed to a non-resident alien, by among other ways being present in the United
States:

      o     for at least 31 days in the calendar year, and

      o for an aggregate of at least 183 days during a three-year period ending in the current calendar year, counting for such purposes all of the days present in the current year, one-third of the days present in the immediately preceding year, and one-sixth of the days present in the second preceding year.

Resident aliens are subject to United States federal income tax as if they were United States citizens.

UNITED STATES FEDERAL WITHHOLDING TAX

Under current United States federal income tax laws, and subject to the discussion below, United States federal withholding tax will not apply to payments by us or our paying agent (in its capacity as such) of principal of and interest on your notes under the "portfolio interest" exception of the Internal Revenue Code, provided that you comply with the following requirements:

      o you do not, directly or indirectly, actually or constructively, own 10% or more of the total combined voting power of all classes of our stock entitled to vote within the meaning of section 871(h)(3) of the Internal Revenue Code and the Treasury regulations thereunder;

      o you are not (i) a controlled foreign corporation for United States federal income tax purposes that is related, directly or indirectly, to us through sufficient stock ownership (as provided in the Internal Revenue Code), or (ii) a bank receiving interest described in section 881(c)(3)(A) of the Internal Revenue Code;

      o such interest is not effectively connected with your conduct of a United States trade or business; and

      o you provide a properly completed Internal Revenue Service Form W-8BEN, signed under penalties of perjury, which can reliably be related to you, certifying that you are not a United States person within the meaning of the Internal Revenue Code and providing your name and address to:

            (A)   us or our paying agent; or

            (B) a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business and holds your notes on your behalf and that certifies to us or our paying agent under penalties of perjury that it, or the bank or financial institution between it and you, has received from you your Form W-8BEN and provides us or our paying agent with a copy of this statement.

Certain Treasury regulations provide alternative methods for satisfying the certification requirement described in this section. In addition, under these Treasury regulations:

      o if you are a foreign partnership, the certification requirement will generally apply to partners in you, and you will be required to provide certain information;

      o if you are a foreign trust, the certification requirement will generally be applied to you or your beneficial owners depending on whether you are a "foreign complex trust," "foreign simple trust," or "foreign grantor trust" as defined in the Treasury regulations; and

      o look-through rules will apply for tiered partnerships, foreign simple trusts and foreign grantor trusts.

If you are a foreign partnership or a foreign trust, you should consult your own tax advisor regarding your status under these Treasury regulations and the certification requirements applicable to you.

If you do not satisfy the requirements described above, payments of interest made to you will be subject to the 30% United States federal withholding tax, unless you provide us with a properly executed (1) Internal Revenue Service Form W-8BEN claiming an exemption from or reduction in withholding under the benefit of an applicable tax treaty or (2) Internal Revenue Service Form W-8ECI stating that the interest paid on a note is not subject to withholding tax because it is effectively connected with your conduct of a trade or business in the United States.

UNITED STATES FEDERAL INCOME TAX

Except for the possible application of United States withholding tax (see "United States federal withholding tax" above) and backup withholding tax (see "Backup withholding and information reporting" below), you generally will not have to pay United States federal income tax on payments of principal of and interest on your notes, or on any gain or income realized from the sale, redemption, retirement at maturity or other disposition of your notes (provided that, in the case of proceeds representing accrued interest, the conditions described in "United States federal withholding tax" are met) unless:

      o in the case of gain, you are an individual who is present in the United States for 183 days or more during the taxable year of the sale or other disposition of your notes, and specific other conditions are met; or

      o the gain is effectively connected with your conduct of a United States trade or business, and, if an income tax treaty applies, is generally attributable to a United States "permanent establishment" maintained by you.

If you are engaged in a trade or business in the United States and interest, gain or any other income in respect of your notes is effectively connected with the conduct of your trade or business, and, if an income tax treaty applies, you maintain a United States "permanent establishment" to which the interest, gain or other income is generally attributable, you generally will be subject to United States income tax on a net basis on the interest, gain or income in the same manner as if you were a U.S. holder (although interest is exempt from the withholding tax discussed in the preceding paragraphs provided that you provide a properly executed applicable Internal Revenue Service Form W-8ECI on or before any payment date to claim the exemption).

In addition, if you are a foreign corporation, you may be subject to a branch profits tax equal to 30% of your effectively connected earnings and profits for the taxable year, as adjusted for certain items, unless a lower rate applies to you under a United States income tax treaty with your country of residence. For this purpose, you must include interest, gain or income on your notes in the earnings and profits subject to the branch profits tax if these amounts are effectively connected with the conduct of your United States trade or business.

UNITED STATES FEDERAL ESTATE TAX
If you are an individual and are not a United States citizen or a resident of the United States (as specially defined for United States federal estate tax purposes) at the time of your death, your notes will generally not be subject to the United States federal estate tax, unless, at the time of your death:

      o you directly or indirectly, actually or constructively, own 10% or more of the total combined voting power of all classes of our stock entitled to vote within the meaning of section 871(h)(3) of the Internal Revenue Code and the Treasury regulations thereunder; or

      o your interest on the notes is effectively connected with your conduct of a United States trade or business.

BACKUP WITHHOLDING AND INFORMATION REPORTING

Under current Treasury regulations, backup withholding and information reporting will not apply to payments made by us or our paying agent (in its capacity as such) to you if you have provided the required certification that you are a non-U.S. holder as described in " -- United States federal withholding tax" above, and provided that neither we nor our paying agent has actual knowledge that you are a U.S. holder (as described in " -- Definition of a U.S. holder" above). We or our paying agent may, however, report payments of interest on the notes on an Internal Revenue Service Form 1042-S.



The gross proceeds from the disposition of your notes may be subject to information reporting and backup withholding tax at a rate that is currently 28%. If you sell your notes outside the United States through a non-United States office of a broker and the sales proceeds are paid to you outside the United States, then the United States backup withholding and information reporting requirements generally (except as provided in the following sentence) will not apply to that payment. However, United States information reporting, but not backup withholding, will apply to a payment of sales proceeds, even if that payment is made outside the United States, if you sell your notes through a non-United States office of a broker that:



      o     is a United States person (as defined in the Internal Revenue Code);

      o derives 50% or more of its gross income in specific periods from the conduct of a trade or business in the United States;

      o is a "controlled foreign corporation" for United States federal income tax purposes; or

      o     is a foreign partnership, if at any time during its tax year:

            o one or more of its partners are United States persons who in the aggregate hold more than 50% of the income or capital interests in the partnership; or

            o the foreign partnership is engaged in a United States trade or business,

unless the broker has documentary evidence in its files that you are a non-United States person and certain other conditions are met or you otherwise establish an exemption. If you receive payments of the proceeds of a sale of your notes to or through a United States office of a broker, the payments are subject to both United States backup withholding and information reporting unless you provide a Form W-8BEN certifying that you are a non-United States person or you otherwise establish an exemption.

You should consult your own tax advisor regarding application of backup withholding in your particular circumstances and the availability of and procedure for obtaining an exemption from backup withholding under current Treasury regulations. Any amounts withheld under the backup withholding rules from a payment to you will be allowed as a refund or credit against your United States federal income tax liability, provided the required information is furnished to the Internal Revenue Service.

                              ERISA CONSIDERATIONS
The following is a summary of certain considerations associated with the purchase or holding of the notes, by employee benefit plans that are subject to Title I of the U.S. Employee Retirement Income Security Act of 1974, as amended ("ERISA"), individual retirement accounts and other arrangements that are subject to Section 4975 of the Internal Revenue Code or provisions under any federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of the Internal Revenue Code or ERISA, and entities whose underlying assets are considered to include "plan assets" of such plans, accounts and arrangements.

GENERAL FIDUCIARY MATTERS

ERISA and the Code impose certain duties on persons who are fiduciaries of a plan subject to Title I of ERISA or Section 4975 of the Internal Revenue Code and prohibit certain transactions involving the assets of a plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of such a plan or the management or disposition of the assets of such a plan, or who renders investment advice to such a plan for a fee or other compensation, may be considered to be a fiduciary of the plan.

When considering investing a portion of the assets of any plan in the notes, a fiduciary should determine whether the investment is in accordance with the documents and instruments governing the plan and the applicable provisions of ERISA, the Internal Revenue Code or any similar law relating to a fiduciary's duties to the plan including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Internal Revenue Code and any other applicable similar laws. The prudence of a particular investment should be determined by the responsible fiduciary of a plan by taking into account the plan's particular circumstances and all of the facts and circumstances of an investment in an exchange note including, but not limited to, particular risks associated with the investment and the fact that in the future there may be no market in which such fiduciary will be able to sell or otherwise dispose of any notes it may purchase.

Any insurance company proposing to invest assets of its general account in the notes should consider the extent to which such investment would be subject to the requirements of ERISA in light of the U.S. Supreme Court's decision in John Hancock Mutual Life Insurance Co. v. Harris Trust and Savings Bank and under any subsequent legislation or other guidance that has or may become available relating to that decision, including Section 401(c) of ERISA and any regulations thereunder published by the U.S. Department of Labor.

PROHIBITED TRANSACTION ISSUES
Section 406 of ERISA and Section 4975 of the Internal Revenue Code prohibit plans subject to Title I of ERISA or Section 4975 of the Internal Revenue Code from engaging in specified transactions involving plan assets with persons or entities who are "parties in interest" within the meaning of ERISA, or "disqualified persons," within the meaning of Section 4975 of the Internal Revenue Code, unless an exemption is available. A party in interest or disqualified person who engages in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Internal Revenue Code and, in many circumstances, the transaction must be unwound. In addition, the fiduciary of the plan that engages in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Internal Revenue Code. The acquisition and/or holding of notes by a plan with respect to which we, our affiliates or the initial purchaser is considered a party in interest or disqualified person may constitute or result in a direct or indirect prohibited transaction under ERISA and/or the Internal Revenue Code, unless the investment is acquired and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption. In this regard, the U.S. Department of Labor has issued prohibited transaction class exemptions, or "PTCEs", that may apply to the acquisition and holding of the notes. These class exemptions include PTCE 84-14 respecting transactions determined by independent qualified professional asset managers, PTCE 90-1 respecting insurance company pooled separate accounts, PTCE 91-38 respecting bank collective investment funds, PTCE 95-60 respecting transactions involving life insurance company general accounts and PTCE 96-23 respecting transactions determined by in-house asset managers. However, there can be no assurance that all of the conditions of any such exemptions will be satisfied, or, if satisfied, that the scope of the relief will cover all acts that might be construed as prohibited transactions.

Because of the foregoing, the notes should not be acquired or held by any person investing "plan assets" of any plan, if such acquisition and holding will constitute a non-exempt prohibited transaction under ERISA and the Internal Revenue Code or similar violation of any applicable similar laws. Each initial investor of an exchange note and each subsequent transferee will, by its acquisition and/or holding be deemed to have represented and warranted that
(1) it is not a plan, or other entity that is subject to prohibited transaction rules of ERISA, the Code or similar law or (2) its acquisition and/or holding of such note will not result in a non-exempt prohibited transaction under Section 406 of ERISA, Section 4975 of the Internal Revenue Code or any similar provision of similar laws.

The foregoing discussion is general in nature and is not intended to be all-inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries, or other persons considering an investment in the notes on behalf of, or with the assets of any plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Internal Revenue Code and any similar laws to such investment and whether an exemption would be applicable to the acquisition and holding of the notes.

                              PLAN OF DISTRIBUTION
This prospectus is to be used by Goldman, Sachs & Co. and J.P. Morgan Securities Inc. in connection with offers and sales of the notes in market-making transactions effected from time to time. Goldman, Sachs & Co. and J.P. Morgan Securities Inc. may act as principal or agent in such transactions. Such sales will be made at prevailing market prices at the time of sale, at prices related thereto or at negotiated prices. We will not receive any of the proceeds from such sales.

Upon the closing of the Acquisition, private equity funds affiliated with Goldman, Sachs & Co. owned approximately 65% of our common stock and equity funds affiliated with J.P. Morgan Securities Inc. owned approximately 29% of our common stock. See "Principal stockholders."

We have been advised by Goldman, Sachs & Co. and J.P. Morgan Securities that, subject to applicable laws and regulations, they currently intend to make a market in the notes following the completion of the exchange offer. However, Goldman, Sachs & Co. and J.P. Morgan Securities Inc. are not obligated to do so, and any such market-making may be interrupted or discontinued at any time without notice.

Goldman, Sachs & Co. and J.P. Morgan Securities Inc. and their affiliates have provided us with commercial banking, investment banking or other financial advisory services in the past and may provide such services to us in the future. Goldman, Sachs & Co. and J.P. Morgan Securities Inc. acted as initial purchasers in connection with the original sale of the notes and received customary fees and were reimbursed expenses incurred in connection therewith. See "Related party transactions -- Advisory fees" and "Related party transactions - The senior secured credit facility"

We, Goldman, Sachs & Co. and J.P. Morgan Securities Inc. have entered into a registration rights agreement with respect to the use by Goldman, Sachs & Co. and J.P. Morgan Securities Inc. of this prospectus. Pursuant to such agreement, we agreed to indemnify Goldman, Sachs & Co. and J.P. Morgan Securities Inc. against certain liabilities, including liabilities under the Securities Act and to contribute to payments which Goldman, Sachs & Co. and J.P. Morgan Securities Inc. might be required to make in respect thereof.

Pursuant to a stockholders' agreement entered into in connection with the Acquisition, GSCP 2000 and other private equity funds affiliated with Goldman, Sachs & Co. have the right to designate five members of our board of directors, one of which shall be a member of our management, and J.P. Morgan Partners Global Investors, L.P. and other private equity funds affiliated with J.P. Morgan Securities Inc. have the right to designate two members of our board, one of which will be designated by J.P. Morgan Partners Global Investors, L.P. See "Management" and "Related party transactions -- Stockholders' agreement with major stockholders."

                                  LEGAL MATTERS

The validity of the notes was passed upon for us by Fried, Frank, Harris, Shriver & Jacobson (a partnership including professional corporations), New York, New York.

                              INDEPENDENT AUDITORS

The consolidated balance sheets of BPC Holding Corporation as of December 28, 2002 (Company) and December 29, 2001 (Predecessor), and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for the periods from July 22, 2002 to December 28, 2002 (Company), December 30, 2001 to July 21, 2002 (Predecessor), and each of the two years in the period ended December 29, 2001 (Predecessor) included in the prospectus and elsewhere in the registration statement, have been audited by Ernst & Young LLP, independent auditors, as stated in their report appearing herein.



                       WHERE YOU CAN FIND MORE INFORMATION



This prospectus is part of a registration statement of Form S-1 that we filed with the Securities and Exchange Commission (the "SEC"). This prospectus does not contain all of the information in that registration statement. For further information with respect to us and the notes, see the registration statement, including the exhibits.



We are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance with its requirements file annual, quarterly and current reports, proxy statements and other information with the SEC. These reports, proxy statements and other information may be obtained:



      o at the public reference room of the SEC at Room 1024-Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, as well as at either of the SEC's regional offices at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and at 233 Broadway, New York, New York 10279, or



      o from the Internet site maintained by the SEC at http://www.sec.gov, which contains reports, proxy and information statements and other information regarding issuers, including us, that file electronically with the SEC.



Some locations may charge prescribed rates or modest fees for copies. For more information on the public reference room, call the SEC at 1-800-SEC-0330. Our filings will also be available to the public from commercial document retrieval services.



You may obtain these reports, proxy statements and other information at no cost by writing or telephoning us at the following address and telephone number:


            Berry Plastics Corporation
            101 Oakley Street
            Evansville, Indiana  47710
            Attn: Mark Miles
            (812) 424-2904


Statements made in this prospectus as to the contents of any contract, agreement, or other documents referred to are not necessarily complete. For a more complete understanding and description of each contract, agreement or other document filed as an exhibit to the registration statement, we encourage you to read the documents contained in the exhibits.



Whether or not required by the SEC, we will file a copy of all the information mentioned above with the SEC for public availability within the time periods specified in the SEC's rules and regulations (unless the SEC will not accept such a filing) and make such information available to securities analysts and prospectus investors upon request.

BPC HOLDING CORPORATION
INDEX TO FINANCIAL STATEMENTS


                                                                                 Page
                                                                                 ----
BPC HOLDING CORPORATION AUDITED FINANCIAL STATEMENTS
Report of Independent Auditors ...............................................    F-2
Consolidated Balance Sheets at December 28, 2002 and December 29, 2001 .......    F-3
Consolidated Statements of Operations for the periods from July 22, 2002 to
    December 28, 2002, December 30, 2001 to July 21, 2002, and each of the
    two years in the period ended December 29, 2001 ..........................    F-5
Consolidated Statements of Changes in Stockholders' Equity (Deficit) for
    the periods from July 22, 2002 to December 28, 2002, December 30, 2001 to July 21, 2002, and each of the two years in the period ended
    December 29, 2001 ........................................................    F-6
Consolidated Statements of Cash Flows for the periods from July 22, 2002 to
    December 28, 2002, December 30, 2001 to July 21, 2002, and each of the
    two years in the period ended December 29, 2001 ..........................    F-7
Notes to Consolidated Financial Statements ...................................    F-8

BPC HOLDING CORPORATION UNAUDITED INTERIM FINANCIAL STATEMENTS
Consolidated Balance Sheets at March 29, 2003 and December 28, 2002...........   F-27
Consolidated Statements of Operations for the thirteen weeks ended
    March 29, 2003 and March 30,2002..........................................   F-29
Consolidated Statements of Changes in Stockholders' Equity
    for the period from December 28, 2002 to March 29, 2003...................   F-30
Consolidated Statements of Cash Flows for the thirteen weeks ended
    March 29, 2003 and March 30, 2002.........................................   F-31
Notes to Consolidated Financial Statements....................................   F-32

                         REPORT OF INDEPENDENT AUDITORS

The Stockholders and Board of Directors
BPC Holding Corporation

We have audited the accompanying consolidated balance sheets of BPC Holding Corporation ("Holding") as of December 28, 2002, and December 29, 2001, and the related consolidated statements of operations, changes in stockholders' equity (deficit) and cash flows for the periods from July 22, 2002 to December 28, 2002 (Company), December 30, 2001 to July 21, 2002 (Predecessor), and each of the two years in the period ended December 29, 2001 (Predecessor). These financial statements are the responsibility of Holding's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of BPC Holding Corporation at December 29, 2001 and December 30, 2000, and the consolidated results of its operations and its cash flows for the periods from July 22, 2002 to December 28, 2002 (Company), December 30, 2001 to July 21, 2002 (Predecessor), and each of the two years in the period ended December 29, 2001, in conformity with accounting principles generally accepted in the United States.

As discussed in Note 2 to the consolidated financial statements, the Company adopted Statement of Financial Accounting Standards No. 142 "Goodwill and Other Intangible Assets" on December 30, 2001.

                                /s/     ERNST & YOUNG LLP

Indianapolis, Indiana
February 14, 2003

                             BPC HOLDING CORPORATION
                           CONSOLIDATED BALANCE SHEETS
             (IN THOUSANDS OF DOLLARS, EXCEPT PER SHARE INFORMATION)

                                                                                 COMPANY       PREDECESSOR
                                                                                 -------       -----------
                                                                               DECEMBER 28,    DECEMBER 29,
                                                                                   2002            2001
                                                                                   ----            ----
ASSETS
Current assets:
    Cash and cash equivalents                                                   $   15,613      $    1,232
    Accounts receivable (less allowance for doubtful accounts of $1,990 at
           December 28, 2002 and $2,070 at December 29, 2001)                       56,765          48,623
    Inventories:
        Finished goods                                                              50,002          43,048
        Raw materials and supplies                                                  14,730          13,009
                                                                                ----------      ----------
                                                                                    64,732          56,057
    Prepaid expenses and other current assets                                        7,018           5,280
                                                                                ----------      ----------
Total current assets                                                               144,128         111,192

Property and equipment:
    Land                                                                             7,040           9,443
    Buildings and improvements                                                      49,966          72,722
    Machinery, equipment and tooling                                               139,486         201,357
    Construction in progress                                                        12,232          22,647
                                                                                ----------      ----------
                                                                                   208,724         306,169
    Less accumulated depreciation                                                   15,592         102,952
                                                                                ----------      ----------
                                                                                   193,132         203,217
Intangible assets:
    Deferred financing fees, net                                                    20,116           8,475
    Customer relationships, net                                                     33,890              --
    Goodwill, net                                                                  336,260         119,923
    Trademarks                                                                      27,048              --
    Other intangibles, net                                                           5,883           1,955
                                                                                ----------      ----------
                                                                                   423,197         130,353
Other                                                                                  119           2,114
                                                                                ----------      ----------
Total assets                                                                    $  760,576      $  446,876
                                                                                ==========      ==========

                 See notes to consolidated financial statements

                                                                       COMPANY      PREDECESSOR
                                                                       -------      -----------
                                                                     DECEMBER 28,   DECEMBER 29,
                                                                        2002            2001
                                                                        ----            ----
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
    Accounts payable                                                  $  31,204       $  34,862
    Accrued expenses and other liabilities                                9,926           8,955
    Accrued interest                                                     14,239           7,964
    Employee compensation and payroll taxes                              15,917          17,792
    Current portion of long-term debt                                     8,641          22,292
                                                                      ---------       ---------
Total current liabilities                                                79,927          91,865

Long-term debt, less current portion                                    601,302         463,589
Accrued dividends on preferred stock                                         --          27,446
Deferred income taxes                                                       640             489
Other liabilities                                                         3,544           3,088
                                                                      ---------       ---------
Total liabilities                                                       685,413         586,477
Stockholders' equity (deficit):
    Preferred stock (Predecessor)                                            --          47,789
    Common stock (Predecessor)                                               --               6
    Treasury stock (Predecessor)                                             --            (405)
    Warrants (Predecessor)                                                   --           9,386
    Preferred stock; $.01 par value: 500,000 shares authorized;
      0 shares issued and outstanding                                        --              --
    Common Stock; $.01 par value: 5,000,000 shares authorized;
      2,767,879 shares issued and outstanding                                28              --
    Additional paid-in capital                                          281,816          25,315
    Adjustment of the carryover basis of continuing stockholders       (196,603)             --
    Notes receivable - common stock                                     (14,399)             --
    Retained earnings (deficit)                                           3,179        (220,263)
    Accumulated other comprehensive income (loss)                         1,142          (1,429)
                                                                      ---------       ---------
Total stockholders' equity (deficit)                                     75,163        (139,601)
                                                                      ---------       ---------
Total liabilities and stockholders' equity (deficit)                  $ 760,576       $ 446,876
                                                                      =========       =========

                 See notes to consolidated financial statements

                             BPC HOLDING CORPORATION
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                            (IN THOUSANDS OF DOLLARS)

                                                              COMPANY                       PREDECESSOR
                                                              -------       --------------------------------------------
                                                            PERIOD FROM     PERIOD FROM      YEAR ENDED      YEAR ENDED
                                                              7/22/02-        12/30/01-     DECEMBER 29,    DECEMBER 30,
                                                              12/28/02         7/21/02          2001            2000
                                                              --------         -------          ----            ----
Net sales                                                     $ 213,626       $ 280,677       $ 461,659       $ 408,088
Cost of goods sold                                              163,815         207,458         338,000         312,119
                                                              ---------       ---------       ---------       ---------
Gross profit                                                     49,811          73,219         123,659          95,969

Operating expenses:
    Selling                                                      10,129          12,080          21,996          21,630
    General and administrative                                    7,664          15,750          28,535          24,408
    Research and development                                      1,450           1,438           1,948           2,606
    Amortization of intangibles                                   1,159           1,249          12,802          10,579
    Merger expenses (Predecessor)                                    --          20,987              --              --
    Other expenses                                                2,757           2,804           4,911           6,639
                                                              ---------       ---------       ---------       ---------
Operating income                                                 26,652          18,911          53,467          30,107

Other expenses:
    Loss on disposal of property and equipment                        8             291             473             877
                                                              ---------       ---------       ---------       ---------
Income before interest and taxes                                 26,644          18,620          52,994          29,230

Interest:
    Expense                                                     (20,887)        (28,747)        (54,397)        (51,553)
    Income                                                          375               5              42              96
                                                              ---------       ---------       ---------       ---------
Income (loss) before income taxes and extraordinary item          6,132         (10,122)         (1,361)        (22,227)
Income taxes (benefit)                                            2,953             345             734            (142)
                                                              ---------       ---------       ---------       ---------
Income (loss) before extraordinary item                           3,179         (10,467)         (2,095)        (22,085)
Extraordinary item (less applicable income taxes of $0)              --          25,328              --           1,022
                                                              ---------       ---------       ---------       ---------
Net income (loss)                                                 3,179         (35,795)         (2,095)        (23,107)

Preferred stock dividends                                            --          (6,468)         (9,790)         (6,655)
Amortization of preferred stock discount                             --            (574)         (1,024)           (768)
                                                              ---------       ---------       ---------       ---------
Net income (loss) attributable to common stockholders         $   3,179       $ (42,837)      $ (12,909)      $ (30,530)
                                                              =========       =========       =========       =========

                 See notes to consolidated financial statements

                             BC HOLDING CORPORATION
      CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)
                            (IN THOUSANDS OF DOLLARS)




                                             COMMON        PREFERRED       TREASURY                               ADDITIONAL
                                             STOCK           STOCK          STOCK         WARRANTS      COMMON      PAID-IN
                                          (PREDECESSOR)  (PREDECESSOR)  (PREDECESSOR)  (PREDECESSOR)     STOCK      CAPITAL
                                          -------------  -------------  -------------  -------------     -----      -------
Balance at January 1, 2000                  $        6     $   17,093     $     (256)    $    3,511     $   --    $   41,559
                                            ----------     ----------     ----------     ----------     ------    ----------
Net loss                                            --             --             --             --         --            --
Purchase treasury stock from management             --             --           (149)            --         --            --
Translation loss                                    --             --             --             --         --            --
Stock-based compensation                            --             --             --             --         --           905
Issuance of preferred stock                         --         25,000             --             --         --            --
Issuance of private warrants                        --         (5,875)            --          5,875         --            --
Accrued dividends on preferred stock                --             --             --             --         --        (6,655)
Amortization of preferred stock discount            --            768             --             --         --          (768)
                                            ----------     ----------     ----------     ----------     ------    ----------
Balance at December 30, 2000                         6         36,986           (405)         9,386         --        35,041
                                            ----------     ----------     ----------     ----------     ------    ----------

Net loss                                            --             --             --             --         --            --
Translation loss                                    --             --             --             --         --            --
Stock-based compensation                            --             --             --             --         --           796
Issuance of preferred stock                         --          9,779             --             --         --            --
Issuance of common stock                            --             --             --             --         --           292
Accrued dividends on preferred stock                --             --             --             --         --        (9,790)
Amortization of preferred stock discount            --          1,024             --             --         --        (1,024)
                                            ----------     ----------     ----------     ----------     ------    ----------
Balance at December 29, 2001                         6         47,789           (405)         9,386         --        25,315
                                            ----------     ----------     ----------     ----------     ------    ----------

Net loss                                            --             --             --             --         --            --
Translation gain                                    --             --             --             --         --            --
Amortization of preferred stock discount            --            574             --             --         --          (574)
Accrued dividends on preferred stock                --             --             --             --         --        (6,468)
Stock-based compensation                            --             --             --             --         --         1,920
Redemption of predecessor stock                     (6)       (48,363)           405         (9,386)        --       (20,193)
                                            ----------     ----------     ----------     ----------     ------    ----------
Balance at July 21, 2002 (Predecessor)              --             --             --             --         --            --
                                            ----------     ----------     ----------     ----------     ------    ----------

Fair value of rolled stock options                                 --             --             --         --         5,056
Issuance of common stock                            --             --             --             --         28       276,760
Notes receivable - common stock                     --             --             --             --         --            --
Interest on notes receivable                        --             --             --             --         --            --
Adjustment of the carryover basis of
  continuing stockholders                           --             --             --             --         --            --
Translation gain                                    --             --             --             --         --            --
Other comprehensive losses                          --             --             --             --         --            --
Net income                                          --             --             --             --         --            --
                                            ----------     ----------     ----------     ----------     ------    ----------
Balance at December 28, 2002 (Company) ..   $       --     $       --     $       --     $       --     $   28    $  281,816
                                            ==========     ==========     ==========     ==========     ======    ==========


                                           ADJUSTMENT
                                             OF THE
                                           CARRYOVER       NOTES                      ACCUMULATED
                                            BASIS OF    RECEIVABLE -     RETAINED        OTHER                     COMPREHENSIVE
                                           CONTINUING     COMMON         EARNINGS    COMPREHENSIVE                    INCOME
                                          STOCKHOLDERS     STOCK         (DEFICIT)       LOSS            TOTAL        (LOSS)
                                          ------------     -----         ---------       ----            -----        ------
Balance at January 1, 2000                 $       --     $      --     $ (195,061)    $     (323)    $ (133,471)
                                           ----------     ---------     ----------     ----------     ----------
Net loss                                           --            --        (23,107)            --        (23,107)       (23,107)
Purchase treasury stock from management            --            --             --             --           (149)            --
Translation loss                                   --            --             --           (520)          (520)          (520)
Stock-based compensation                           --            --             --             --            905             --
Issuance of preferred stock                        --            --             --             --         25,000             --
Issuance of private warrants                       --            --             --             --             --             --
Accrued dividends on preferred stock               --            --             --             --         (6,655)            --
Amortization of preferred stock discount           --            --             --             --             --             --
                                           ----------     ---------     ----------     ----------     ----------     ----------
Balance at December 30, 2000                       --            --       (218,168)          (843)      (137,997)       (23,627)
                                           ----------     ---------     ----------     ----------     ----------     ==========

Net loss                                           --            --         (2,095)            --         (2,095)        (2,095)
Translation loss                                   --            --             --           (586)          (586)          (586)
Stock-based compensation                           --            --             --             --            796             --
Issuance of preferred stock                        --            --             --             --          9,779             --
Issuance of common stock                           --            --             --             --            292             --
Accrued dividends on preferred stock               --            --             --             --         (9,790)            --
Amortization of preferred stock discount           --            --             --             --             --             --
                                           ----------     ---------     ----------     ----------     ----------     ----------
Balance at December 29, 2001                       --            --       (220,263)        (1,429)      (139,601)        (2,681)
                                           ----------     ---------     ----------     ----------     ----------     ==========

Net loss                                           --            --        (35,795)            --        (35,795)       (35,795)
Translation gain                                   --            --             --          1,429          1,429          1,429
Amortization of preferred stock discount           --            --             --             --             --             --
Accrued dividends on preferred stock               --            --             --             --         (6,468)            --
Stock-based compensation                           --            --             --             --          1,920             --
Redemption of predecessor stock                    --            --        256,058             --        178,515             --
                                           ----------     ---------     ----------     ----------     ----------     ----------
Balance at July 21, 2002 (Predecessor)             --            --             --             --             --        (34,366)
                                           ----------     ---------     ----------     ----------     ----------     ==========

Fair value of rolled stock options                 --            --             --             --          5,056             --
Issuance of common stock                           --            --             --             --        276,788             --
Notes receivable - common stock                    --       (14,079)            --             --        (14,079)            --
Interest on notes receivable                       --          (320)            --             --           (320)            --
Adjustment of the carryover basis of
  continuing stockholders                    (196,603)           --             --             --       (196,603)            --
Translation gain                                   --            --             --          2,091          2,091          2,091
Other comprehensive losses                         --            --             --           (949)          (949)          (949)
Net income                                         --            --          3,179             --          3,179          3,179
                                           ----------     ---------     ----------     ----------     ----------     ----------
Balance at December 28, 2002 (Company)     $ (196,603)    $ (14,399)    $    3,179     $    1,142     $   75,163     $    4,321
                                           ==========     =========     ==========     ==========     ==========     ==========

                 See notes to consolidated financial statements

                             BPC HOLDING CORPORATION
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                            (IN THOUSANDS OF DOLLARS)

                                                           COMPANY                  PREDECESSOR
                                                           -------      ---------------------------------------
                                                            PERIOD       PERIOD
                                                             FROM         FROM       YEAR ENDED    YEAR ENDED
                                                           7/22/02-     12/30/01-    DECEMBER 29,  DECEMBER 30,
                                                           12/28/02      7/21/02        2001          2000
                                                          ---------     ---------     ---------     ---------
OPERATING ACTIVITIES
Net income (loss)                                         $   3,179     $ (35,795)    $  (2,095)    $ (23,107)
Adjustments to reconcile net income (loss) to
  net cash provided by operating activities:
    Depreciation                                             16,031        23,526        38,105        31,569
    Non-cash interest expense                                 1,077         1,399        11,268        18,047
    Amortization of intangibles                               1,159         1,249        12,802        10,579
    Non-cash compensation                                        --         1,920           796           905
    Extinguishment of debt                                       --        25,328            --         1,022
    Loss on sale of property and equipment                        8           291           473           877
    Deferred income taxes                                     2,710            --            --          (349)
    Changes in operating assets and liabilities:
         Accounts receivable, net                             8,717       (15,986)        2,869        (1,475)
         Inventories                                         (4,091)       (4,255)       (4,017)        7,383
         Prepaid expenses and other receivables              (1,280)         (603)          (50)       (1,163)
         Other assets                                          (354)        2,042        (2,000)           --
         Accounts payable and accrued expenses              (11,108)       11,476        (3,803)       (8,182)
                                                          ---------     ---------     ---------     ---------
Net cash provided by operating activities                    16,048        10,592        54,348        36,106

INVESTING ACTIVITIES

Additions to property and equipment                         (11,287)      (17,396)      (32,834)      (31,530)
Proceeds from disposal of property and equipment                  8             9            93         1,666
Transaction costs                                           (12,398)           --            --            --
Acquisitions of businesses                                       --        (3,834)      (23,549)      (78,851)
                                                          ---------     ---------     ---------     ---------
Net cash used for investing activities                      (23,677)      (21,221)      (56,290)     (108,715)

FINANCING ACTIVITIES

Proceeds from long-term borrowings                          580,000        24,492        15,606        80,032
Payments on long-term borrowings                           (507,314)      (13,924)      (24,088)      (31,543)
Purchase of treasury stock from management                       --            --            --          (149)
Proceeds from issuance of preferred stock and warrants           --            --         9,779        25,000
Proceeds from issuance of common stock                      260,902            --           292            --
Redemption of predecessor stock                            (290,672)           --            --            --
Debt financing costs                                        (21,103)           --        (1,009)       (1,303)
                                                          ---------     ---------     ---------     ---------
Net cash provided by financing activities                    21,813        10,568           580        72,037
Effect of exchange rate changes on cash                       1,073          (815)          540            80
                                                          ---------     ---------     ---------     ---------
Net increase (decrease) in cash and cash equivalents         15,257          (876)         (822)         (492)
Cash and cash equivalents at beginning of period                356         1,232         2,054         2,546
                                                          ---------     ---------     ---------     ---------
Cash and cash equivalents at end of period                $  15,613     $     356     $   1,232     $   2,054
                                                          =========     =========     =========     =========

                 See notes to consolidated financial statements

                             BPC HOLDING CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              (IN THOUSANDS OF DOLLARS, EXCEPT AS OTHERWISE NOTED)


NOTE 1.  ORGANIZATION

BPC Holding Corporation ("Holding"), through its subsidiary Berry Plastics Corporation ("Berry" or the "Company") and its subsidiaries Berry Iowa Corporation, Berry Tri-Plas Corporation, Aerocon, Inc., PackerWare Corporation, Berry Plastics Design Corporation, Venture Packaging, Inc. and its subsidiaries Venture Packaging Midwest, Inc. and Berry Plastics Technical Services, Inc., NIM Holdings Limited and its subsidiary Berry Plastics U.K. Limited, Knight Plastics, Inc., CPI Holding Corporation and its subsidiary Cardinal Packaging, Inc., Poly-Seal Corporation, CBP Holdings, S.r.l. and its subsidiaries Capsol S.p.a. and Ociesse S.r.l., and Pescor, Inc. manufactures and markets plastic packaging products through its facilities located in Evansville, Indiana; Henderson, Nevada; Iowa Falls, Iowa; Charlotte, North Carolina; Suffolk, Virginia; Lawrence, Kansas; Monroeville, Ohio; Norwich, England; Woodstock, Illinois; Streetsboro, Ohio; Baltimore, Maryland; and Milan, Italy.

In connection with the acquisition of CPI Holding Corporation in July 1999, the Company acquired manufacturing facilities in Ontario, California and Minneapolis, Minnesota. The Ontario facility was closed in 1999, and all production was removed from the Minneapolis facility in 2000. Also in 2000, the Company closed its manufacturing facility in York, Pennsylvania. In 2002, the Company closed its Fort Worth, Texas facility, which was acquired in connection with the acquisition of Pescor Plastics, Inc. in May 2001. The business from these closed locations has been distributed throughout Berry's facilities.

Holding's fiscal year is a 52/53 week period ending generally on the Saturday closest to December 31. All references herein to "2002," "2001," and "2000," relate to the fiscal years ended December 28, 2002, December 29, 2001, and December 30, 2000, respectively. Due to the Merger (see Note 3), fiscal 2002 consists of two separate periods of December 30, 2001 to July 21, 2002 (Predecessor) and July 22, 2002 to December 28, 2002 (Company).

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Consolidation and Business

The consolidated financial statements include the accounts of Holding and its subsidiaries, all of which are wholly owned. Intercompany accounts and transactions have been eliminated in consolidation. Holding, through its wholly owned subsidiaries, operates in three primary segments: containers, closures, and consumer products. The Company's customers are located principally throughout the United States, without significant concentration in any one region or with any one customer. The Company performs periodic credit evaluations of its customers' financial condition and generally does not require collateral.

Purchases of various densities of plastic resin used in the manufacture of the Company's products aggregated approximately $113.0 million in 2002. Dow Chemical Corporation is the largest supplier (approximately 43%) of the Company's total resin material requirements. The Company also uses other suppliers such as Equistar, Atofina, Chevron, Basell, ExxonMobil, and Nova to meet its resin requirements.

The Company is subject to existing and potential federal, state, local and foreign legislation designed to reduce solid waste in landfills. While the principal resins used by the Company are recyclable and, therefore, reduce the Company's exposure to legislation promulgated to date, there can be no assurance that future legislation or regulatory initiatives would not have a material adverse effect on the Company. Legislation, if promulgated, requiring plastics to be degradable in landfills or to have minimum levels of recycled content would have a significant impact on the Company's business as would legislation providing for disposal fees or limiting the use of plastic products.

Cash and Cash Equivalents

All highly liquid investments with maturity of three months or less at the date of purchase are considered to be cash equivalents.

Accounts receivable

The allowance for doubtful accounts is analyzed in detail on a quarterly basis and all significant customers with delinquent balances are reviewed to determine future collectibility. The determinations are based on legal issues (such as bankruptcy status), past history, current financial and credit agency reports, and the experience of the credit representatives. Reserves are established in the quarter in which the Company makes the determination that the account is deemed uncollectible. The Company maintains additional reserves based on its historical bad debt experience.

Inventories

Inventories are valued at the lower of cost (first in, first out method) or market.

Property and Equipment

Property and equipment are stated at cost. Depreciation is computed primarily by the straight-line method over the estimated useful lives of the assets ranging from 15 to 25 years for buildings and improvements and two to 10 years for machinery, equipment, and tooling. Repairs and maintenance costs are charged to expense as incurred.

Intangible Assets

Deferred financing fees are being amortized using the straight-line method over the lives of the respective debt agreements.

Customer relationships are being amortized using the straight-line method over the estimated life of the relationships of 20 years.

Goodwill represents the excess purchase price over the fair value of the net assets acquired in the Merger (see Note 3 below). These costs are reviewed annually for impairment pursuant to SFAS No. 142, Goodwill and Other Intangible Assets.

Trademarks are reviewed for impairment annually pursuant to SFAS No. 142.

Other intangibles, which include covenants not to compete and technology-based intangibles, are being amortized using the straight-line method over the respective lives of the agreements or estimated life of the technology ranging from one to twenty years.

Long-lived Assets

Holding evaluates long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable based on expected undiscounted cash flows attributed to that asset. The amount of any impairment is measured as the difference between the carrying value and the fair value of the impaired asset. No impairments were recorded during 2002, 2001, or 2000.

Derivative Financial Instruments

The Company uses an interest rate collar to manage a portion of its interest rate exposures. The instrument was entered into to manage market risk exposures and is not used for trading purposes. Management routinely reviews the effectiveness of the use of derivative instruments. The Company has recognized the interest rate collar at its fair value in the consolidated balance sheets.

Foreign Currency Translation

Assets and liabilities of most foreign subsidiaries are translated at exchange rates in effect at the balance sheet date, and the statements of operations are translated at the average monthly exchange rates for the period. Translation gains and losses are recorded as a component of accumulated other comprehensive income (loss) in stockholders' equity. Foreign currency transaction gains and losses are included in net income.

Revenue Recognition

Revenue from sales of products is recognized at the time product is shipped to the customer, at which time title and risk of ownership transfer to the purchaser.

Stock-Based Compensation

Statement of Financial Accounting Standards (SFAS) No. 123, "Accounting for Stock-Based Compensation," as amended by SFAS No. 148, "Accounting for Stock-Based Compensation - Transition and Disclosure," established accounting and disclosure requirements using a fair-value-based method of accounting for stock-based employee compensation plans. As provided for under SFAS 123, the Company accounts for stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board Opinion 25, "Accounting for Stock Issued to Employees." Compensation cost for stock options, if any, is measured as the excess of the fair value of the Company's stock at the date of grant over the amount an employee must pay to acquire the stock. The fair value for options granted by Holding have been estimated at the date of grant using a Black Scholes option pricing model with the following weighted average assumptions:

                            COMPANY                  PREDECESSOR
                            -------      ---------------------------------------
                            PERIOD        PERIOD         YEAR           YEAR
                             FROM          FROM         ENDED          ENDED
                           7/22/02-      12/30/01-    DECEMBER 29,  DECEMBER 30,
                           12/28/02       7/21/02        2001           2000
                           ---------     ---------     ---------    ------------
Risk-free interest rate          4.0%          4.0%          5.5%          6.5%
Dividend yield                   0.0%          0.0%          0.0%          0.0%
Volatility factor                .25           .25           .28           .20
Expected option life       5.0 years     5.0 years     6.5 years     6.5 years

For purposes of the pro forma disclosures, the estimated fair value of the stock options are amortized to expense over the related vesting period. Because compensation expense is recognized over the vesting period, the initial impact on pro forma net income (loss) may not be representative of compensation expense in future years, when the effect of amortization of multiple awards would be reflected in the Consolidated Statement of Operations. The following is a reconciliation of reported net income (loss) to net income (loss) as if the Company used the fair value method of accounting for stock-based compensation.

                                                     COMPANY                   PREDECESSOR
                                                     -------       --------------------------------------
                                                     PERIOD         PERIOD         YEAR         YEAR
                                                      FROM           FROM         ENDED         ENDED
                                                    7/22/02-       12/30/01-    DECEMBER 29,  DECEMBER 30,
                                                    12/28/02        7/21/02       2001          2000
                                                    --------       ---------    ----------   ---------
Reported net income (loss)                          $   3,179     $ (35,795)    $  (2,095)    $ (23,107)
Stock-based employee compensation expense
  included in reported income (loss), net of tax           --         1,920           796           459
Total stock-based employee compensation expense
  determined under fair value based method, for
  all awards, net of tax                                 (856)         (371)       (1,401)         (866)
                                                    ---------     ---------     ---------     ---------
Pro forma net income (loss)                         $   2,323     $ (34,246)    $  (2,700)    $ (23,514)
                                                    =========     =========     =========     =========

Income Taxes

The Company accounts for income taxes under the asset and liability approach, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequence of events that have been recognized in the Company's financial statements or income tax returns. Income taxes are recognized during the year in which the underlying transactions are reflected in the Consolidated Statements of Operations. Deferred taxes are provided for temporary differences between amounts of assets and liabilities as recorded for financial reporting purposes and such amounts as measured by tax laws.

Comprehensive Income (Loss)

Comprehensive income (loss) is comprised of net income (loss) and other comprehensive income (loss). Other comprehensive income (loss) includes unrealized gains or losses on derivative financial instruments, unrealized gains or losses resulting from currency translations of foreign investments, and the adjustment to record the minimum pension liability.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Reclassifications

Certain amounts in the prior year financial statements and related notes have been reclassified to conform to the current year presentation.

Impact of Recently Issued Accounting Standards

In June 2001, the FASB issued SFAS No. 141, Business Combinations and SFAS No. 142, Goodwill and Other Intangible Assets. These pronouncements significantly change the accounting for business combinations, goodwill, and intangible assets. SFAS No. 141 eliminates the pooling-of-interests method of accounting for business combinations and further clarifies the criteria to recognize intangible assets separately from goodwill. The requirements of SFAS No. 141 became effective for any business combination completed after June 30, 2001. SFAS No. 142 states goodwill and indefinite lived intangible assets are no longer amortized but are reviewed for impairment annually (or more frequently if impairment indicators arise). Separable intangible assets that are deemed to have a finite life will continue to be amortized over their estimated useful lives. The Company adopted the provisions of SFAS Nos. 141 and 142 as of the beginning of fiscal 2002. Application of the nonamortization provisions of SFAS No. 142 is expected to result in an increase in net income (or decrease in net loss) of approximately $10.5 million per year based on goodwill related to acquisitions prior to the adoption of the new rules. The Merger (see Note 3) has been accounted for under the purchase method of accounting, and accordingly, the purchase price has been allocated to the identifiable assets and liabilities based on estimated fair values at the acquisition date. The allocation is preliminary and is subject to change pending the finalization of expenses related to the Merger. The following table presents the results of the Company on a comparable basis:

                                       COMPANY                  PREDECESSOR
                                       -------        -------------------------------------
                                       PERIOD         PERIOD          YEAR           YEAR
                                       FROM            FROM           ENDED          ENDED
                                       7/22/02-      12/30/01-     DECEMBER 29,   DECEMBER 30,
                                       12/28/02       7/21/02         2001           2000
                                       --------       -------         ----           ----
Reported net income (loss)             $  3,179      $(35,795)      $ (2,095)      $(23,107)
Goodwill amortization, net of tax            --            --          9,964          7,701
                                       --------      --------       --------       --------
Adjusted net income (loss)             $  3,179      $(35,795)      $  7,869       $(15,406)
                                       ========      ========       ========       ========

In October 2001, the FASB issued SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. This statement addresses the financial accounting and reporting for the impairment and disposal of long-lived assets. It supercedes and addresses significant issues relating to the implementation of SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of. SFAS No. 144 retains many of the fundamental provisions of SFAS No. 121 and establishes a single accounting model, based on the framework established in SFAS No. 121, for long-lived assets to be disposed of by sale, whether previously held and used or newly acquired. The Company adopted this standard as of the beginning of fiscal 2002. The application of SFAS No. 144 did not have a material impact on the Company's results of operations and financial position.

In April 2002, the FASB issued Statement of Financial Accounting Standards No. 145, Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13 and Technical Corrections (SFAS No. 145). Upon the adoption of SFAS No. 145, all gains and losses on the extinguishment of debt for periods presented in the financial statements will be classified as extraordinary items only if they meet the criteria in APB Opinion No. 30, Reporting the Results of Operations - Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions (APB No. 30). The provisions of SFAS No. 145 related to the rescission of FASB Statement No. 4 and FASB Statement No. 64 shall be applied for fiscal years beginning after May 15, 2002. As a result, the Company will reclassify the extraordinary item in the Statements of Operations to continuing operations in its 2003 financial statements. The provisions of SFAS No. 145 related to the rescission of FASB Statement No. 44, the amendment of FASB Statement No. 113 and Technical Corrections became effective as of May 15, 2002 and did not have a material impact on the Company.

In June 2002, the FASB issued Statement of Financial Accounting Standards No. 146, Accounting for Costs Associated with Exit or Disposal Activities (SFAS No.146). SFAS No. 146 nullifies Emerging Issues Task Force (EITF) Issue No, 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)." SFAS No. 146 generally requires companies to recognize costs associated with exit activities when they are incurred rather than at the date of a commitment to an exit or disposal plan and is to be applied prospectively to exit or disposal activities initiated after December 31, 2002. The Company does not believe that this standard will have a material impact on its results of operations and financial position.

In December 2002, the FASB issued Statement of Financial Accounting Standards No. 148, Accounting for Stock-Based Compensation - Transition and Disclosure (SFAS No. 148). SFAS No. 148 amends FASB Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation (SFAS No. 123), to provide alternative methods of transition to SFAS No. 123's fair value method of accounting for stock-based employee compensation. SFAS No. 148 also amends the disclosure provisions of SFAS No. 123 and Accounting Principles Board (APB) Opinion No. 28, Interim Financial Reporting, to require disclosure in the summary of significant accounting policies of the effect of an entity's accounting policy with respect to stock-based employee compensation on reported net income and earnings per share in annual and interim financial statements. SFAS No. 148 is applicable to all companies with stock-based employee compensation, regardless of whether they account for that compensation using the fair value method of SFAS No. 123 or the intrinsic value method of APB Opinion No. 25, Accounting for Stock Issued to Employees. The Company uses the intrinsic value method of accounting for stock issued to employees. See Note 2 and Note 10 to the Consolidated Financial Statements for details related to stock-based compensation.

NOTE 3.  THE MERGER

On July 22, 2002, GS Berry Acquisition Corp., (the "Buyer") a newly formed entity controlled by various private equity funds affiliated with Goldman, Sachs & Co., merged (the "Merger") with and into BPC Holding, pursuant to an agreement and plan of merger, dated as of May 25, 2002. At the effective time of the Merger, (i) each share of common stock of BPC Holding Corporation issued and outstanding immediately prior to the effective time of the Merger was converted into the right to receive cash pursuant to the terms of the merger agreement, and (ii) each share of common stock of the Buyer issued and outstanding immediately prior to the effective time of the Merger was converted into one share of common stock of BPC Holding.

The total amount of funds required to consummate the Merger and to pay estimated fees and expenses related to the Merger, including amounts related to the repayment of indebtedness, the redemption of the outstanding preferred stock and accrued dividends, the redemption of outstanding warrants, and the payment of transaction costs incurred by Holding, were approximately $870.2 million (which includes the amount of certain indebtedness which remained outstanding and the value of certain shares of Holding common stock held by employees that were contributed to the Buyer immediately prior to the Merger). The Buyer and its affiliates own approximately 63% of the common stock of Holding. The remaining common stock of Holding is held by J.P. Morgan Partners Global Investors, L.P. and other private equity funds affiliated with J.P. Morgan Partners, LLC, the private equity investment arm of J.P. Morgan Chase & Co., which own approximately 29% of Holding's common stock and by members of Berry's management, which own the remaining 8%.

The Merger has been accounted for under the purchase method of accounting, and accordingly, the purchase price has been allocated to the identifiable assets and liabilities based on estimated fair values at the acquisition date. The allocation is preliminary and is subject to change pending the finalization of expenses related to the Merger. The Company has applied the provisions of Emerging Issues Task Force 88-16, Basis in Leveraged Buyout Transactions, whereby, the carryover equity interests of certain shareholders from the Predecessor to the Company were recorded at their Company basis. The application of these provisions reduced stockholder's equity and intangibles by $196.6 million. In connection with the Merger, the Predecessor incurred Merger related expenses of approximately $21.0 million, consisting primarily of investment banking fees, bonuses to management, non-cash modification of stock option awards, legal costs, and fees to the largest voting stockholder of the Predecessor. In addition, as a result of extinguishing debt in connection with the Merger, $6.6 million of existing deferred financing fees and $18.7 million of prepayment fees and related charges were charged to expense in 2002 as an extraordinary item. The following table summarizes the preliminary allocation of purchase price.

    Purchase price ..............................................  $ 836,692
    Estimated Buyer transaction costs ...........................     12,398
    Net tangible assets acquired ................................   (249,182)
    Intangible assets acquired ..................................    (67,045)
    Adjustment for carryover basis of continuing stockholders ...   (196,603)
                                                                   ---------
    Goodwill ....................................................  $ 336,260
                                                                   =========

NOTE 4. ACQUISITIONS

On May 14, 2001, Berry acquired all of the outstanding capital stock of Pescor Plastics, Inc. ("Pescor") for aggregate consideration of approximately $24.8 million. The purchase was financed through the issuance by Holding of $9.8 million of 14% predecessor preferred stock and additional borrowings under the retired senior credit facility. The operations of Pescor are included in Berry's operations since the acquisition date using the purchase method of accounting.

On January 24, 2002, Berry acquired the Alcoa Flexible Packaging injection molding assets of Mt. Vernon Plastics Corporation ("Mount Vernon") for aggregate consideration of approximately $2.6 million. The purchase price was allocated to fixed assets ($2.0 million) and inventory ($0.6 million). The purchase was financed through borrowings under the Company's revolving line of credit under its retired senior credit facility. The operations of Mount Vernon are included in Berry's operations since the acquisition date using the purchase method of accounting. On January 31, 2002, Berry entered into a sale/leaseback arrangement with respect to the Mt. Vernon fixed assets.

Pro forma results for 2002 have not been presented as they do not differ materially from reported historical results. For 2001, pro forma net sales and pro forma net loss would have been $489,724 and $3,057, respectively. This information was calculated as if the Pescor acquisition and Mount Vernon acquisition occurred at the beginning of 2001.

The pro forma financial information above is presented for informational purposes only and is not necessarily indicative of the operating results that would have occurred had the acquisitions been consummated at the above dates, nor are they necessarily indicative of future operating results. Further, the information obtained on the acquired companies is based upon unaudited internal financial information and reflects only pro forma adjustments for additional interest expense and amortization of the excess of the cost over the underlying net assets acquired (amortization through December 29, 2001), net of the applicable income tax effects.

NOTE 5.  INTANGIBLE ASSETS

Intangible assets consist of the following:

                                         COMPANY       PREDECESSOR
                                         -------       -----------
                                       DECEMBER 28,    DECEMBER 29,
                                          2002            2001
                                        ---------       ---------
Deferred financing fees .............   $  21,411       $  20,894
Customer relationships ..............      34,664              --
Goodwill ............................     336,260         146,494
Trademarks ..........................      27,048              --
Covenants not to compete and other ..       1,656           7,376
Technology-based ....................       4,982              --
Accumulated amortization ............      (2,824)        (44,411)
                                        ---------       ---------
                                        $ 423,197       $ 130,353
                                        =========       =========

The changes in intangible assets are a result of the Merger and the application of SFAS No. 141 and SFAS No. 142.

Future amortization expense for definite lived intangibles at December 28, 2002 for the next five fiscal years is approximately $4.3 million, $3.8 million, $3.8 million, $3.7 million, and $3.7 million for fiscal 2003, 2004, 2005, 2006, and 2007, respectively.

NOTE 6. LONG-TERM DEBT

Long-term debt consists of the following:

                                               COMPANY       PREDECESSOR
                                               -------       -----------
                                             DECEMBER 28,    DECEMBER 29,
                                                 2002            2001
                                              ----------      ----------
Berry 10 3/4% Senior Subordinated Notes ...   $  250,000      $       --
Term loans ................................      329,175          54,596
Revolving lines of credit .................          692          49,053
Nevada Industrial Revenue Bonds ...........        2,500           3,000
Capital leases ............................       27,576          18,131
Holding 12.50% Senior Secured Notes .......           --         135,714
Berry 12.25% Senior Subordinated Notes ....           --         125,000
Berry 11% Senior Subordinated Notes .......           --          75,000
Second Lien Senior Credit Facility ........           --          25,000
Debt premium, net .........................           --             387
                                              ----------      ----------
                                                 609,943         485,881
Less current portion of long-term debt ....        8,641          22,292
                                              ----------      ----------
                                              $  601,302      $  463,589
                                              ==========      ==========

Berry 10 3/4% Senior Subordinated Notes

On July 22, 2002, Berry completed an offering of $250.0 million aggregate principal amount of 10 3/4% Senior Subordinated Notes due 2012 (the "2002 Notes"). The net proceeds to Berry from the sale of the 2002 Notes, after expenses, were $239.4 million. The proceeds from the 2002 Notes were used in the financing of the Merger. The 2002 Notes mature on July 15, 2012, and interest is payable semi-annually on January 15 and July 15 of each year beginning January 15, 2003. Holding and all of Berry's domestic subsidiaries fully, jointly, severally, and unconditionally guarantee on a senior subordinated basis the 2002 Notes. The 2002 Notes are not guaranteed by the foreign subsidiaries: Berry Plastics Acquisition Corporation II, NIM Holdings Limited, Berry Plastics U.K. Limited, Norwich Acquisition Limited, CBP Holdings S.r.l., Capsol Berry Plastics S.p.a., or Ociesse S.r.l.

Berry is not required to make mandatory redemption or sinking fund payments with respect to the 2002 Notes. On or subsequent to July 15, 2007, the 2002 Notes may be redeemed at the option of Berry, in whole or in part, at redemption prices ranging from 105.375% in 2007 to 100% in 2010 and thereafter. Prior to July 15, 2005, up to 35% of the 2002 Notes may be redeemed at 110.75% of the principal amount at the option of Berry in connection with an equity offering. Upon a change in control, as defined in the indenture entered into in connection with the 2002 Notes (the "2002 Indenture"), each holder of notes will have the right to require Berry to repurchase all or any part of such holder's notes at a repurchase price in cash equal to 101% of the aggregate principal amount thereof plus accrued interest.

Credit Facility

In connection with the Merger, the Company entered into a credit and guaranty agreement and a related pledge security agreement with a syndicate of lenders led by Goldman Sachs Credit Partners L.P., as administrative agent (the "Credit Facility"). The Credit Facility provides (i) a $330.0 million term loan, (ii) a $50.0 million delayed draw term loan facility, and (iii) a $100.0 million revolving credit facility. The maturity date of the term loan is July 22, 2010, and the maturity date of the revolving credit facility is July 22, 2008. The term loan was funded on the closing date. The indebtedness under the Credit Facility is guaranteed by Holding and all of its domestic subsidiaries. The obligations of the Company and the subsidiaries under the Credit Facility and the guarantees thereof are secured by substantially all of the assets of such entities.

The Credit Facility contains significant financial and operating covenants, including prohibitions on the ability to incur certain additional indebtedness or to pay dividends, and restrictions on the ability to make capital expenditures. Amounts available under the delayed draw term loan facility may be borrowed in connection with permitted acquisitions (but not reborrowed) during the 18-month period that began on July 22, 2002, subject to certain conditions. The Credit Facility also contains borrowing conditions and customary events of default, including nonpayment of principal or interest, violation of covenants, inaccuracy of representations and warranties, cross-defaults to other indebtedness, bankruptcy and other insolvency events (other than in the case of certain foreign subsidiaries). The Company was in compliance with all the financial and operating covenants at December 28, 2002. The term loan amortizes quarterly as follows: $825,000 each quarter beginning September 30, 2002 and ending June 30, 2009 and $76,725,000 each quarter beginning September 30, 2009 and ending June 30, 2010. The delayed draw term loan facility will amortize quarterly commencing March 31, 2004 based on the amounts outstanding as of that date as follows: (i) 2% per quarter in 2004, (ii) 4% per quarter in 2005, (iii) 6% per quarter in 2006, (iv) 8% per quarter in 2007 and (v) 10% per quarter in each of the first two quarters in 2008.


Borrowings under the Credit Facility bear interest, at the Company's option, at either (i) a base rate (equal to the greater of the prime rate and the federal funds rate plus 0.5%) plus the applicable margin (the "Base Rate Loans") or (ii) an adjusted eurodollar LIBOR (adjusted for reserves) plus the applicable margin (the "Eurodollar Rate Loans"). With respect to the term loan, the "applicable margin" is (i) with respect to Base Rate Loans, 2.00% per annum and (ii) with respect to Eurodollar Rate Loans, 3.00% per annum (4.6% at December 28, 2002). With respect to the delayed draw term loan facility and the revolving credit facility, the "applicable margin" is, with respect to Eurodollar Rate Loans, initially 2.75% per annum. After the end of the quarter ending March 29, 2003, the "applicable margin" with respect to Eurodollar Rate Loans will be subject to a pricing grid which ranges from 2.75% per annum to 2.00% per annum, depending on the leverage ratio. The "applicable margin" with respect to Base Rate Loans will always be 1.00% per annum less than the "applicable margin" for Eurodollar Rate Loans. In October 2002, Berry entered into an interest rate collar arrangement to protect $50.0 million of the outstanding variable rate term loan debt from future interest rate volatility. The collar floor is set at 1.97% LIBOR (London Interbank Offering Rate) and capped at 6.75% LIBOR. The agreement is effective January

15, 2003. At December 28, 2002, shareholders' equity has been reduced by $0.6 million to adjust the agreement to fair market value. At December 28, 2002, the Company had unused borrowing capacity under the Credit Facility's revolving line of credit of $92.6 million. However, the covenants under our senior secured credit facility may limit our ability to make such borrowings and as of December 28, 2002, we could have borrowed $30.9 million.

Nevada Industrial Revenue Bonds

The Nevada Industrial Revenue Bonds bear interest at a variable rate (1.7% at December 28, 2002 and 1.7% at December 29, 2001), require annual principal payments of $0.5 million on April 1, are collateralized by irrevocable letters of credit issued under the Credit Facility and mature in April 2007.

Holding 12.50% Senior Secured Notes (Predecessor)

On June 18, 1996, Holding issued 12.50% Senior Secured Notes due 2006 for net proceeds, after expenses, of approximately $100.2 million. These notes were exchanged in October 1996 for the 12.50% Series B Senior Secured Notes due 2006 (the "1996 Notes"). Interest was payable semi-annually on June 15 and December 15 of each year. In addition, from December 15, 1999 until June 15, 2001, Holding paid interest, at an increased rate of 0.75% per annum, in additional 1996 Notes valued at 100% of the principal amount thereof. Holding issued an additional approximately $30.7 million ($8.4 million in 2001 and $15.3 million in 2000) aggregate principal amount of 1996 Notes in satisfaction of its interest obligation. The 1996 Notes were retired in connection with the Merger and the associated premium for early retirement and net deferred financing fees were charged as an extraordinary item.

Berry 12.25% Senior Subordinated Notes (Predecessor)

On April 21, 1994, Berry completed an offering of 100,000 units consisting of $100.0 million aggregate principal amount of 12.25% Berry Plastics Corporation Senior Subordinated Notes, due 2004 (the "1994 Notes") and 100,000 warrants to purchase 1.13237 shares of the Predecessor's common stock. The net proceeds to Berry from the sale of the 1994 Notes, after expenses, were $93.0 million. On August 24, 1998, Berry completed an additional offering of $25.0 million aggregate principal amount of 12.25% Series B Senior Subordinated Notes due 2004 (the "1998 Notes"). The net proceeds to Berry from the sale of the 1998 Notes, after expenses, were $25.2 million. Interest was payable semi-annually on October 15 and April 15 of each year and commenced on October 15, 1994 and October 15, 1998 for the 1994 Notes and 1998 Notes, respectively. The 1994 Notes and 1998 Notes were retired in connection with the Merger and the associated premium for early retirement and net deferred financing fees were expensed as an extraordinary item.

Berry 11% Senior Subordinated Notes (Predecessor)

On July 6, 1999, Berry completed an offering of $75.0 million aggregate principal amount of 11% Berry Plastics Corporation Senior Subordinated Notes, due 2007 (the "1999 Notes"). The net proceeds to Berry from the sale of the 1999 Notes, after expenses, were $72.0 million. Interest was payable semi-annually on January 15 and July 15 of each year and commenced on January 15, 2000. The 1999 Notes were retired in connection with the Merger and the associated premium for early retirement and net deferred financing fees were charged as an extraordinary item.

Retired Credit Facility (Predecessor)

The Company had a financing and security agreement (the "Retired Financing Agreement") with a syndicate of lenders led by Bank of America for a senior secured credit facility (the "Retired Credit Facility"). The Retired Financing Agreement amended the prior agreement as additional funds were made available in connection with the acquisition of Poly-Seal. The amendment resulted in an extraordinary charge in fiscal 2000 of $1.0 million of deferred financing costs associated with the Retired Financing Agreement and the prior financing agreement. As of December 29, 2001, the Retired Credit Facility provided the Company with (i) an $80.0 million revolving line of credit, subject to a borrowing base formula, (ii) a $2.2 million (using the December 29, 2001 exchange rate) revolving line of credit denominated in British Sterling in the U.K., subject to a separate borrowing base formula, (iii) a $52.6 million term loan facility, (iv) a $2.0 million (using the December 29, 2001 exchange rate) term loan facility denominated in British Sterling in the U.K. and (v) a $3.2 million standby letter of credit facility to support the Company's and its subsidiaries' obligations under the Nevada Bonds. The Retired Credit Facility matured on January 21, 2004 unless previously terminated by the Company or by the lenders upon an Event of Default as defined in the Retired Financing Agreement. The Retired Credit Facility was extinguished in connection with the Merger and the associated net deferred financing fees were charged as an extraordinary item.

Second Lien Senior Credit Facility (Predecessor)

On July 17, 2000, Berry obtained a second lien senior credit facility from General Electric Capital Corporation for an aggregate principal amount of $25.0 million (the "Second Lien Senior Facility"), resulting in net proceeds of $24.3 million after fees and expenses. The Second Lien Credit Facility was extinguished in connection with the Merger and the associated net deferred financing fees were charged as an extraordinary item.

Other

Future maturities of long-term debt are as follows: 2003, $8,641; 2004, $8,337; 2005, $8,986; 2006, $6,119; 2007, $6,493 and $571,367 thereafter.

Interest paid was $40,883, $44,171, and $32,836, for 2002, 2001, and 2000,
respectively. Interest capitalized was $844, $589, and $1,707, for 2002, 2001, and 2000, respectively.

NOTE 7.  LEASE AND OTHER COMMITMENTS

Certain property and equipment are leased using capital and operating leases. In 2002 and 2001, Berry entered into various capital lease obligations with no immediate cash flow effect resulting in capitalized property and equipment of $21,169 and $18,737, respectively. Total capitalized lease property consists of manufacturing equipment and a building with a cost of $32,462 and $22,342 and related accumulated amortization of $4,247 and $3,442 at December 28, 2002 and December 29, 2001, respectively. Capital lease amortization is included in depreciation expense. Total rental expense from operating leases was approximately $9,761, $8,292, and $9,183 for 2002, 2001, and 2000, respectively.

Future minimum lease payments for capital leases and noncancellable operating leases with initial terms in excess of one year are as follows:

                                                              AT DECEMBER 28, 2002
                                                      ----------------------------------------
                                                      CAPITAL LEASES          OPERATING LEASES
                                                      --------------          ----------------
     2003                                               $    6,416                $ 6,925
     2004                                                    6,333                  5,280
     2005                                                    6,104                  3,906
     2006                                                    2,839                  2,386
     2007                                                    2,720                    724
     Thereafter                                              8,689                     --
                                                        ----------                -------
                                                            33,101                $19,221
     Less:  amount representing interest                    (5,525)               =======
                                                        ----------
     Present value of net minimum lease payments        $   27,576
                                                        ==========

The Company is party to various legal proceedings involving routine claims which are incidental to its business. Although the Company's legal and financial liability with respect to such proceedings cannot be estimated with certainty, the Company believes that any ultimate liability would not be material to our financial condition.

NOTE 8.  INCOME TAXES

For financial reporting purposes, income (loss) before income taxes and extraordinary item, by tax jurisdiction, is comprised of the following:

                               COMPANY                                       PREDECESSOR
                           ----------------        -----------------------------------------------------------------
                             PERIOD FROM              PERIOD FROM             YEAR ENDED              YEAR ENDED
                           7/22/02-12/28/02        12/30/01-7/21/02        DECEMBER 29, 2001       DECEMBER 30, 2000
                           ----------------        ----------------        -----------------       -----------------
United States                  $  7,331                $ (8,087)              $  5,046                  $ (18,506)
Foreign                          (1,199)                 (2,035)                (6,407)                    (3,721)
                               --------                --------               --------                  ---------
                               $  6,132                $(10,122)              $ (1,361)                 $ (22,227)
                               ========                ========               ========                  =========

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of deferred tax assets and liabilities are as follows:

                                                                  DECEMBER 28,         DECEMBER 29,
                                                                     2002                 2001
                                                                   --------             --------
Deferred tax assets:
     Allowance for doubtful accounts                               $    583             $    654
     Inventory                                                        1,517                1,422
     Compensation and benefit accruals                                2,753                2,871
     Insurance reserves                                                 637                  657
     Net operating loss carryforwards                                28,297               14,102
     Alternative minimum tax (AMT) credit carryforwards               3,055                3,055
     Other                                                              875                 --
                                                                   --------             --------
          Total deferred tax assets                                  37,717               22,761
     Valuation allowance                                             (9,561)              (3,629)
                                                                   --------             --------
     Deferred tax assets, net of valuation allowance                 28,156               19,132
Deferred tax liabilities:
     Depreciation and amortization                                   28,796               19,621
                                                                   --------             --------
Net deferred tax liability                                         $   (640)            $   (489)
                                                                   ========             ========

Income tax expense (benefit) consists of the following:

                                             COMPANY                                       PREDECESSOR
                                         ----------------        -----------------------------------------------------------------
                                           PERIOD FROM              PERIOD FROM             YEAR ENDED              YEAR ENDED
                                         7/22/02-12/28/02        12/30/01-7/21/02        DECEMBER 29, 2001       DECEMBER 30, 2000
                                         ----------------        ----------------        -----------------       -----------------
Current:
           Federal                            $   --                  $   --                  $  154                   $   --
           Foreign                                26                     375                     125                       --
           State                                 217                     (30)                    455                      207
Deferred:
           Federal                             2,280                      --                      --                       --
           Foreign                                --                      --                      --                     (349)
           State                                 430                      --                      --                       --
                                              ------                  ------                  ------                   ------
Income tax expense (benefit)                  $2,953                  $  345                  $  734                   $ (142)
                                              ======                  ======                  ======                   ======

Holding has unused operating loss carryforwards of approximately $72.3 million for federal and state income tax purposes which begin to expire in 2010. AMT credit carryforwards are available to Holding indefinitely to reduce future years' federal income taxes. As a result of the Merger, the amount of the carryforward which can be used in any given year will be limited to approximately $12 million.

Income taxes paid during 2002, 2001, and 2000 approximated $531, $314, and $329, respectively.

A reconciliation of income tax expense (benefit), computed at the federal statutory rate, to income tax expense (benefit), as provided for in the financial statements, is as follows:

                                                     COMPANY                                  PREDECESSOR
                                                   ----------------    -------------------------------------------------------------
                                                     PERIOD FROM          PERIOD FROM           YEAR ENDED              YEAR ENDED
                                                   7/22/02-12/28/02    12/30/01-7/21/02      DECEMBER 29, 2001     DECEMBER 30, 2000
                                                   ----------------    ----------------      -----------------     -----------------
Income tax expense (benefit) computed at
     statutory rate                                     $2,081             $(12,170)             $  (463)               $(7,557)
State income tax expense (benefit), net of
     federal taxes                                         434               (1,035)                 795                   (403)
Amortization of goodwill                                    --                   --                2,399                  2,262
Expenses not deductible for income tax purposes             60                3,823                   36                    119
Change in valuation allowance                               --                9,160               (2,978)                 5,340
Other                                                      378                  567                  945                     97
                                                        ------             --------              -------                -------
Income tax expense (benefit)                            $2,953             $    345              $   734                $  (142)
                                                        ======             ========              =======                =======


NOTE 9.  EMPLOYEE RETIREMENT PLANS

Berry sponsors a defined contribution 401(k) retirement plan covering substantially all employees. Contributions are based upon a fixed dollar amount for employees who participate and percentages of employee contributions at specified thresholds. Contribution expense for this plan was approximately $1,462, $1,349, and $1,301, for 2002, 2001, and 2000, respectively. The Company also maintains a defined benefit pension plan covering the Poly-Seal employees under a collective bargaining agreement. At December 28, 2002, stockholders' equity has been reduced by $395 as a result of recording the minimum pension liability.

NOTE 10.  STOCKHOLDERS' EQUITY

Common and Preferred Stock

On July 22, 2002, GS Berry Acquisition Corp., (the "Buyer") a newly formed entity controlled by various private equity funds affiliated with Goldman, Sachs & Co., merged (the "Merger") with and into BPC Holding, pursuant to an agreement and plan of merger, dated as of May 25, 2002. At the effective time of the Merger, (i) each share of common stock of BPC Holding Corporation issued and outstanding immediately prior to the effective time of the Merger was converted into the right to receive cash pursuant to the terms of the merger agreement, and (ii) each share of common stock of the Buyer issued and outstanding immediately prior to the effective time of the Merger was converted into one share of common stock of BPC Holding.

The authorized capital stock of Holding consists of 5,500,000 shares of capital stock, including 5,000,000 shares of Common Stock, $.01 par value (the "Holding Common Stock") and 500,000 shares of Preferred Stock, $.01 par value.

Notes Receivable from Management

In connection with the Merger, certain senior employees of BPC Holding acquired shares of BPC Holding Common Stock pursuant to an employee stock purchase program. Such employees paid for these shares with any combination of (i) shares of BPC Holding common stock that they held prior to the Merger; (ii) their cash transaction bonus, if any; and (iii) a promissory note. In addition, BPC Holding adopted an employee stock purchase program pursuant to which a number of employees had the opportunity to invest in BPC Holding on a leveraged basis. Employees participating in this program were permitted to finance two-thirds of their purchases of shares of BPC Holding common stock under the program with a promissory note. The promissory notes are secured by the shares purchased and such notes accrue interest which compounds semi-annually at rates ranging from 4.97% to 5.50% per year. Principal and all accrued interest is due and payable on the earlier to occur of (i) the end of the ten-year term, (ii) the ninetieth day following such employee's termination of employment due to death, "disability", "redundancy" (as such terms are defined in the 2002 Option Plan) or retirement, or (iii) the thirtieth day following such employee's termination of employment for any other reason. As of December 28, 2002, the Company had $14,399 in outstanding notes (principal and interest), which has been classified as a reduction to stockholders' equity in the consolidated balance sheet, due from employees under this program.

Stock Option Plans

BPC Holding maintains the Amended and Restated BPC Holding Corporation 1996 Stock Option Plan ("1996 Option Plan") pursuant to which nonqualified options to purchase 150,536 shares are outstanding. All outstanding options under the 1996 Option Plan are scheduled to expire on July 22, 2012 and no additional options will be granted under it. Option agreements issued pursuant to the 1996 Option Plan generally provide that options become vested and exercisable at a rate of 10% per year based on continued service. Additional options also vest in years during which certain financial targets are attained. Notwithstanding the vesting provisions in the option agreements, all options that were scheduled to vest prior to December 31, 2002 accelerated and became vested immediately prior to the Merger.

BPC Holding has adopted a new employee stock option plan ("2002 Option Plan") pursuant to which options to acquire up to 437,566 shares of BPC Holding's common stock may be granted to its employees, directors and consultants. Options granted under the 2002 Option Plan will have an exercise price per share that either (1) is fixed at the fair market value of a share of common stock on the date of grant or (2) commences at the fair market value of a share of common stock on the date of grant and increases at the rate of 15% per year during the term. Generally, options will have a ten-year term, subject to earlier expiration upon the termination of the optionholder's employment and other events. Some options granted under the plan will become vested and exercisable over a five-year period based on continued service with BPC Holding. Other options will become vested and exercisable based on the achievement by BPC Holding of certain financial targets, or if such targets are not achieved, based on continued service with BPC Holding. Upon a change in control of BPC Holding, the vesting schedule with respect to certain options may accelerate for a portion of the shares subject to such options. 395,437 options were granted in 2002 at fair market value, none of which were exercisable at December 28, 2002.

Financial Accounting Standards Board Statement 123, Accounting for Stock-Based Compensation ("Statement 123"), prescribes accounting and reporting standards for all stock-based compensation plans. Statement 123 provides that companies may elect to continue using existing accounting requirements for stock-based awards or may adopt a new fair value method to determine their intrinsic value. Holding has elected to continue following Accounting Principles Board Opinion No. 25, Accounting For Stock Issued to Employees ("APB 25") to account for its employee stock options. Under APB 25, because the exercise price of Holding's employee stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized at the grant date.

Information related to the 1996 Option Plan and 2002 Option Plan is as follows:

                                             COMPANY              PREDECESSOR             PREDECESSOR              PREDECESSOR
                                        -----------------        -------------         -----------------        -----------------
                                        DECEMBER 28, 2002        JULY 21, 2002         DECEMBER 29, 2001        DECEMBER 30, 2000
                                        -----------------        -------------         -----------------        -----------------
                                                  Weighted              Weighted                 Weighted                  Weighted
                                       Number      Average     Number    Average       Number     Average       Number     Average
                                         Of       Exercise       Of     Exercise         Of      Exercise         Of       Exercise
                                       Shares       Price      Shares     Price        Shares      Price        Shares      Price
                                      --------------------     -----------------      -------------------       --------------------
Options outstanding, beginning
  of year                              48,218        $ 157      60,420       $132     60,774          $132      51,479         $107
Options converted                     102,329         (107)         --         --         --            --          --           --
Options granted                       395,137          100      15,345        277     10,975           226      16,225          226
Options exercised                          --           --     (18,134)       177     (2,713)          107          --           --
Options canceled                           --           --      (9,413)       389     (8,616)          116      (6,930)         158
                                      -------                  -------                ------                    -------
Options outstanding, end of year      545,684           86      48,218        157     60,420           155      60,774          132
                                      =======                  =======                ======                    ======
Option price range at end of period        $32 - $100             $100 - $226             $100 - $226              $100 - $226
Options exercisable at end of
     period                                  120,448                38,573                   39,487                   34,641

Options available for grant at
     period end                               42,429                   0                     13,487                   15,846
Weighted average fair value of
     options granted during year              $100                   $389                     $226                     $226

The following table summarizes information about the options outstanding at December 28, 2002:

                                                                                    Weighted
     Range of                                           Weighted Average            Average                   Number
     Exercise            Number Outstanding          Remaining Contractual          Exercise              Exercisable at
      Prices            At December 28, 2002                  Life                   Price               December 28, 2002
      --------------------------------------------------------------------------------------------------------------------
     $32 - $72                 150,547                      10 years                  $ 50                    120,448
       $100                    395,137                      10 years                  $100                          0
                               -------                                                                        -------
                               545,684                                                                        120,448
                               =======                                                                        =======

Stockholders Agreements

In connection with the Merger, Holding entered into a stockholders' agreement with GSCP 2000 and other private equity funds affiliated with Goldman, Sachs & Co., which in the aggregate own a majority of the common stock, and J.P. Morgan Partners Global Investors, L.P. and other private equity funds affiliated with J.P. Morgan Securities Inc., which own approximately 29% of the common stock. GSCP 2000 and other private equity funds affiliated with Goldman, Sachs & Co., have the right to designate five members of the board of directors, one of which shall be a member of management, and J.P. Morgan Partners Global Investors, L.P. and other private equity funds affiliated with J.P. Morgan Securities Inc. have the right to designate two members of the board of directors, one of which will be designated by J.P. Morgan Partners Global Investors, L.P. The stockholders' agreement contains customary terms including terms regarding transfer restrictions, rights of first offer, tag along rights, drag along rights, preemptive rights and veto rights.

Preferred Stock (Predecessor)

In June 1996, for aggregate consideration of $15.0 million, Holding issued units (the "Units") comprised of Series A Senior Cumulative Exchangeable Preferred Stock, par value $.01 per share (the "Preferred Stock"), and detachable warrants to purchase shares of Predecessor's Class B Common Stock (voting and non-voting) constituting 6% of the issued and outstanding Common Stock of all classes, determined on a fully-diluted basis (the "Warrants"). Dividends accrued at a rate of 14% per annum, compounding and payable quarterly in arrears (each date of payment, a "Dividend Payment Date"). The exercise price of the Warrants was $.01 per Warrant and were exercisable immediately.

In conjunction with the acquisition of Venture Packaging, Inc. in 1997, Holding authorized and issued 200,000 shares of Series B Cumulative Preferred Stock to certain selling shareholders of Venture Packaging, Inc. The Preferred Stock had a stated value of $25 per share, and dividends accrued at a rate of 14.75% per annum. The Preferred Stock ranked junior to the Series A Preferred Stock and prior to all other capital stock of Holding. In addition, Warrants to purchase 9,924 shares of Predecessor's Class B Non-Voting Common Stock at $108 per share were issued to the same selling shareholders of Venture Packaging, Inc. Additional warrants to purchase 386 shares of Predecessor's Class B Non-Voting Common Stock at $108 per share were issued in fiscal 2000 to the same selling shareholders of Venture Packaging, Inc.

In connection with the Poly-Seal acquisition in 2000, Holding issued 1,000,000 shares of Series A-1 Preferred Stock to JPMP(SBIC) and The Northwestern Mutual Life Insurance Company (collectively, the "Purchasers"). The Series A-1 Preferred Stock has a stated value of $25 per share, and dividends accrued at a rate of 14% per annum. In addition, Warrants to purchase an aggregate of 25,997 shares of Class B Non-Voting Common Stock at $0.01 per share were issued to the Purchasers.

In connection with the Pescor acquisition on May 14, 2001, Holding issued 13,168 shares of Series C Preferred Stock, as defined below, to certain selling shareholders of Pescor. The Series C Preferred Stock was comprised of 3,063 shares of Series C-1 Preferred Stock, 1,910 shares of Series C-2 Preferred Stock, 2,135 shares of Series C-3 Preferred Stock, 3,033 shares of Series C-4 Preferred Stock, and 3,027 shares of Series C-5 Preferred Stock. The Series C Preferred Stock has stated values ranging from $639 per share to $1,024 per share, and dividends accrued at a rate of 14% per annum. In addition, the holders of the Series C Preferred had options beginning on December 31, 2001 to convert the Series C Preferred Stock to Series D Preferred Stock and Class B Nonvoting Common Stock.

All of the Predecessor's Preferred Stock was retired in connection with the Merger.

Common Stock (Predecessor)

At the effective time of the Merger, (i) each share of common stock of BPC Holding Corporation issued and outstanding immediately prior to the effective time of the Merger was converted into the right to receive cash pursuant to the terms of the merger agreement, and (ii) each share of common stock of the Buyer issued and outstanding immediately prior to the effective time of the Merger was converted into one share of common stock of BPC Holding.

NOTE 11.  RELATED PARTY TRANSACTIONS

Prior to the Merger, Atlantic Equity Partners International II, L.P. ("International") was our largest voting stockholder and International engaged First Atlantic Capital, Ltd. ("First Atlantic") to provide certain financial and management consulting services to the Company. Pursuant to a management agreement, First Atlantic received advisory fees of approximately $250, $139, and $580 in June 2001, March 2001, and May 2000, respectively, for originating, structuring and negotiating the acquisitions of Poly-Seal, Capsol, and Pescor, respectively. In consideration of financial advisory and management consulting services, the Company paid First Atlantic fees and expenses of $385, $756, and $821 for fiscal 2002, 2001, and 2000, respectively. In consideration of services performed in connection with the Merger, the Company paid First Atlantic fees and expenses of $1,786 in July 2002.

In connection with the Merger, the Company paid $8.0 million to entities affiliated with Goldman, Sachs & Co. and $5.2 million to J.P. Morgan Securities Inc., an affiliate of J.P. Morgan Chase & Co., for advisory and other services. Goldman Sachs and J.P. Morgan acted as joint book-running managers in the issuance of the 2002 Notes and received fees of approximately $4.4 million and $3.2 million, respectively, for services performed. Goldman Sachs Credit Partners, L.P., an affiliate of Goldman Sachs, acted as the administrative agent, joint lead arranger and joint bookrunner for the Credit Facility and received fees of $3.6 million in July 2002 for services provided. JP Morgan Chase Bank, an affiliate of J.P. Morgan, acted as the joint lead arranger and joint bookrunner for the Credit Facility for consideration of approximately $3.6. million. In October 2002, the Company entered into an interest rate collar agreement with Goldman Sachs Capital Markets to protect $50.0 million of the outstanding variable rate term loan debt from future interest rate volatility. The collar floor is set at 1.97% LIBOR and capped at 6.75% LIBOR.

NOTE 12.  FAIR VALUE OF FINANCIAL INSTRUMENTS INFORMATION

Holding's and the Company's financial instruments generally consist of cash and cash equivalents and long-term debt. The carrying amounts of Holding's and the Company's financial instruments approximate fair value at December 28, 2002, except for the 2002 Notes for which the fair value exceeded the carrying value by $13.8 million.

NOTE 13.  ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS)

The accumulated balances related to each component of the other comprehensive income (loss) consist of the following:

                                                           COMPANY                  PREDECESSOR
                                                        -----------------          -----------------
                                                        DECEMBER 28, 2002          DECEMBER 29, 2001
                                                        -----------------          -----------------
Currency translation                                         $2,091                    $ (1,429)
Minimum pension liability adjustment                           (394)                         --
Unrealized loss on interest rate collar                        (555)                         --
                                                          ------------               ------------
                                                             $1,142                     $(1,429)
                                                          ============               ============

NOTE 14.  OPERATING SEGMENTS

The Company has three reportable segments: containers, closures, and consumer products. The Company evaluates performance and allocates resources based on operating income before depreciation and amortization of intangibles adjusted to exclude (i) Merger expenses, (ii) Holding's legal and professional expenses,
(iii) drink cup patent litigation expenses, (iv) uncompleted acquisition expense, (v) acquisition integration expense, (vi) plant shutdown expense, (vii) non-cash compensation, and (iii) management fees and reimbursed expenses paid to First Atlantic ("Adjusted EBITDA"). The accounting policies of the reportable segments are the same as those described in the summary of significant accounting policies.

                                                                                          YEAR ENDED
                                                               -------------------------------------------------------------------
                                                                   COMPANY/
                                                                  PREDECESSOR              PREDECESSOR              PREDECESSOR
                                                               -----------------        -----------------        -----------------
                                                               DECEMBER 28, 2002        DECEMBER 29, 2001        DECEMBER 30, 2000
                                                               -----------------        -----------------        -----------------
Net sales:
  Containers                                                       $ 250,423                $ 234,441                $ 231,209
  Closures                                                           133,892                  132,384                  112,202
  Consumer Products                                                  109,988                   94,834                   64,677
Adjusted EBITDA:
  Containers                                                          67,079                   63,997                   47,578
  Closures                                                            30,555                   28,444                   23,646
  Consumer Products                                                   16,773                   18,411                    9,167
Total assets:
  Containers                                                         359,635                  204,001                  188,129
  Closures                                                           229,962                  158,009                  178,768
  Consumer Products                                                  170,979                   84,866                   45,225
Total cost over net assets acquired, net:

  Containers                                                         170,892                   61,048                   65,443
  Closures                                                            87,066                   39,682                   44,507
  Consumer Products                                                   78,302                   19,193                    4,740

Reconciliation of Adjusted EBITDA to loss before income taxes and extraordinary item:

     Adjusted EBITDA for reportable segments                       $ 114,407                $ 110,852                $  80,391
     Net interest expense                                            (49,254)                 (54,355)                 (51,457)
     Depreciation                                                    (39,557)                 (38,105)                 (31,569)
     Amortization                                                     (2,408)                 (12,802)                 (10,579)
     Loss on disposal of property and equipment                         (299)                    (473)                    (877)
     Merger expenses                                                 (20,987)                      --                       --
     Holding's legal and professional expense                             --                     (134)                    (165)
     Drink cup patent litigation expense                                  --                       --                     (700)
     Uncompleted acquisition expense                                    (216)                      --                       --
     Acquisition integration expense                                  (1,353)                  (2,690)                  (2,237)
     Plant shutdown expense                                           (3,992)                  (2,221)                  (3,702)
     Non-cash compensation                                                --                     (796)                    (459)
     Management fees                                                    (331)                    (637)                    (873)
                                                                   ----------               ----------               ----------
     Loss before income taxes and extraordinary item               $  (3,990)               $  (1,361)               $ (22,227)
                                                                   ==========               ==========               ==========

NOTE 15.  CONDENSED CONSOLIDATING FINANCIAL INFORMATION (IN THOUSANDS)

Holding conducts its business through its wholly owned subsidiary, Berry. Holding and all of Berry's domestic subsidiaries fully, jointly, severally, and unconditionally guarantee on a senior subordinated basis the 2002 Notes issued by Berry. Berry and all of Berry's subsidiaries are 100% owned by Holding. Separate narrative information or financial statements of guarantor subsidiaries have not been included as management believes they would not be material to investors. Presented below is condensed consolidating financial information for Holding, Berry, and its subsidiaries at December 28, 2002 and December 29, 2001 and for the fiscal years ended December 28, 2002, December 29, 2001, and December 30, 2000. The equity method has been used with respect to investments in subsidiaries.

                                                                          DECEMBER 28, 2002 (COMPANY)
                                          ----------------------------------------------------------------------------------------
                                                            Berry
                                          BPC Holding      Plastics      Combined        Combined
                                          Corporation    Corporation     Guarantor     Non-guarantor  Consolidating
                                           (Parent)        (Issuer)     Subsidiaries    Subsidiaries   Adjustments      Consolidated
                                           --------        --------     ------------    ------------   -----------      ------------
CONSOLIDATING BALANCE SHEETS

Current assets                             $      1        $ 58,995       $ 73,940         $11,192       $      --        $144,128
Net property and equipment                       --          68,431        108,567          16,134              --         193,132
Other noncurrent assets                      74,021         650,613        314,099          11,129        (626,546)        423,316
                                           --------        --------       --------         -------       ---------        --------
Total assets                               $ 74,022        $778,039       $496,606         $38,455       $(626,546)       $760,576
                                           ========        ========       ========         =======       ---------        ========

Current liabilities                        $     --        $ 52,111       $ 21,142         $ 6,674       $      --        $ 79,927
Noncurrent liabilities                       (1,141)        600,539        449,814          22,925        (466,651)        605,486
Equity (deficit)                             75,163         125,389         25,650           8,856        (159,895)         75,163
                                           --------        --------       --------         -------       ---------        --------
Total liabilities and equity (deficit)     $ 74,022        $778,039       $496,606         $38,455       $(626,546)       $760,576
                                           ========        ========       ========         =======       =========        ========


                                                                     DECEMBER 29, 2001 (PREDECESSOR)
                                        ------------------------------------------------------------------------------------------
                                                          Berry
                                        BPC Holding      Plastics      Combined        Combined
                                        Corporation    Corporation     Guarantor     Non-guarantor  Consolidating
                                         (Parent)        (Issuer)     Subsidiaries    Subsidiaries   Adjustments      Consolidated
                                         --------        --------     ------------    ------------   -----------      ------------
CONSOLIDATING BALANCE SHEETS

Current assets                           $     440      $ 32,459      $  68,518      $  9,775       $      --         $ 111,192
Net property and equipment                      --        71,437        117,176        14,604              --           203,217
Other noncurrent assets                     23,980       289,764         91,272        18,360        (290,909)          132,467
                                         ---------      --------      ---------      --------       ---------         ---------
Total assets                             $  24,420      $393,660      $ 276,966      $ 42,739       $(290,909)        $ 446,876
                                         =========      ========      =========      ========       ---------         =========

Current liabilities                      $     861      $ 60,212      $  22,555      $  8,237       $      --         $  91,865
Noncurrent liabilities                     163,160       311,574        310,244        35,555        (325,921)          494,612
Equity (deficit)                          (139,601)       21,874        (55,833)       (1,053)         35,012          (139,601)
                                         ---------      --------      ---------      --------       ---------         ---------
Total liabilities and equity (deficit)   $  24,420      $393,660      $ 276,966      $ 42,739       $(290,909)        $ 446,876
                                         =========      ========      =========      ========       =========         =========

                                                                 YEAR ENDED DECEMBER 28, 2002 (COMPANY/PREDECESSOR)
                                                ------------------------------------------------------------------------------------
                                                BPC Holding  Berry Plastics   Combined      Combined
                                                Corporation   Corporation     Guarantor   Non-guarantor  Consolidating
                                                  (Parent)      (Issuer)    Subsidiaries  Subsidiaries    Adjustments   Consolidated
                                                  --------      --------    ------------  ------------    -----------   ------------
CONSOLIDATING STATEMENTS OF OPERATIONS

Net sales                                         $     --     $ 173,570     $ 300,149      $ 20,584       $     --      $ 494,303
Cost of goods sold                                      --       116,354       236,169        18,750             --        371,273
                                                  --------     ---------     ---------      --------       --------      ---------
Gross profit                                            --        57,216        63,980         1,834             --        123,030
Operating expenses                                   1,920        27,857        44,894         2,796             --         77,467
                                                  --------     ---------     ---------      --------       --------      ---------
Operating income (loss)                             (1,920)       29,359        19,086          (962)            --         45,563
Other expenses                                        --             145           249           (95)            --            299
Interest expense, net                                9,443         3,172        34,481         2,158             --         49,254
Income taxes (benefit)                              (8,234)       11,016           115           401             --          3,298
Extraordinary item                                   9,282         6,339         9,498           209             --         25,328
Equity in net (income) loss from subsidiary         20,205        28,892         3,635            --        (52,732)            --
                                                  --------     ---------     ---------      --------       --------      ---------

Net income (loss)                                 $(32,616)    $ (20,205)    $ (28,892)     $ (3,635)      $ 52,732      $ (32,616)
                                                  ========     =========     =========      ========       ========      =========

CONSOLIDATING STATEMENTS OF CASH FLOWS

Net income (loss)                                 $(32,616)    $ (20,205)    $ (28,892)     $ (3,635)      $ 52,732      $ (32,616)
Non-cash expenses                                   11,451        23,799        36,178         3,270             --         74,698
Equity in net (income) loss from  subsidiary        20,205        28,892         3,635            --        (52,732)            --

Changes in working capital                            (320)       (6,290)       (7,557)       (1,275)            --        (15,442)
                                                  --------     ---------     ---------      --------       --------      ---------
Net cash provided by (used for) operating           (1,280)       26,196         3,364        (1,640)            --         26,640
   activities

Net cash used for investing activities                  --       (18,023)      (25,704)       (1,171)            --        (44,898)
Net cash provided by financing activities              841         6,863        22,194         2,483             --         32,381
Effect on exchange rate changes on cash                 --            --            --           258             --            258
                                                  --------     ---------     ---------      --------       --------      ---------
Net increase (decrease) in cash and cash
   equivalents                                        (439)       15,036          (146)          (70)            --         14,381
Cash and cash equivalents at beginning of year         440           121           410           261             --          1,232
                                                  --------     ---------     ---------      --------       --------      ---------


Cash and cash equivalents at end of year          $      1     $  15,157     $     264      $    191       $     --      $  15,613
                                                  ========     =========     =========      ========       ========      =========


                                                                        YEAR ENDED DECEMBER 29, 2001 (PREDECESSOR)
                                                 -----------------------------------------------------------------------------------
                                                                   Berry
                                                 BPC Holding     Plastics      Combined      Combined
                                                 Corporation    Corporation    Guarantor   Non-Guarantor  Consolidating
                                                   (Parent)      (Issuer)     Subsidiaries  Subsidiaries   Adjustments  Consolidated
                                                   --------      --------     ------------  ------------   -----------  ------------
CONSOLIDATING STATEMENTS OF OPERATIONS

Net sales                                          $     --      $ 159,783      $ 279,533      $ 22,343      $    --      $ 461,659
Cost of goods sold                                       --        103,867        213,355        20,778           --        338,000
                                                   --------      ---------      ---------      --------      -------      ---------
Gross profit                                             --         55,916         66,178         1,565           --        123,659
Operating expenses                                      924         23,113         40,889         5,266           --         70,192
                                                   --------      ---------      ---------      --------      -------      ---------
Operating income (loss)                                (924)        32,803         25,289        (3,701)          --         53,467
Other expenses                                           --             46            481           (54)          --            473
Interest expense, net                                17,469          7,277         26,848         2,761           --         54,355
Income taxes (benefit)                               (8,307)         8,682            234           125           --            734
Equity in net (income) loss from subsidiary          (7,991)         8,807          6,533            --       (7,349)            --
                                                   --------      ---------      ---------      --------      -------      ---------

Net income (loss)                                  $ (2,095)     $   7,991      $  (8,807)     $ (6,533)     $ 7,349      $  (2,095)
                                                   ========      =========      =========      ========      =======      =========

CONSOLIDATING STATEMENTS OF CASH FLOWS

Net income (loss)                                  $ (2,095)     $   7,991      $  (8,807)     $ (6,533)     $ 7,349      $  (2,095)
Non-cash expenses                                     9,775         16,146         33,072         4,451           --         63,444
Equity in net (income) loss from subsidiary          (7,991)         8,807          6,533            --       (7,349)            --


Changes in working capital                              154          5,882        (11,258)       (1,779)          --         (7,001)
                                                   --------      ---------      ---------      --------      -------      ---------
Net cash provided by (used for)                        (157)        38,826         19,540        (3,861)          --         54,348
   operating activities
Net cash used for investing activities                   --        (30,688)       (22,395)       (3,207)          --        (56,290)
Net cash provided by (used for)                         377         (9,199)         3,014         6,388           --            580
   financing activities
Effect on exchange rate changes on cash                  --            540           (540)          540           --            540
                                                   --------      ---------      ---------      --------      -------      ---------
Net increase (decrease) in cash and
   cash equivalents                                     220           (521)          (381)         (140)          --           (822)
Cash and cash equivalents at beginning of year          220            642            791           401           --          2,054
                                                   --------      ---------      ---------      --------      -------      ---------

Cash and cash equivalents at end of year           $    440      $     121      $     410      $    261      $    --      $   1,232
                                                   ========      =========      =========      ========      =======      =========

                                                                      YEAR ENDED DECEMBER 30, 2000 (PREDECESSOR)
                                                    --------------------------------------------------------------------------------
                                                                   Berry
                                                    BPC Holding   Plastics     Combined      Combined
                                                    Corporation  Corporation   Guarantor    Non-Guarantor Consolidating
                                                      (Parent)    (Issuer)    Subsidiaries  Subsidiaries   Adjustments  Consolidated
                                                      --------    --------    ------------  ------------   -----------  ------------
CONSOLIDATING STATEMENTS OF OPERATIONS

Net sales                                             $   --      $ 158,055     $ 234,944     $ 15,089      $   --       $ 408,088
Cost of goods sold                                        --        108,739       189,872       13,508          --         312,119
                                                      --------    ---------     ---------     --------      --------     ---------
Gross profit                                              --         49,316        45,072        1,581          --          95,969
Operating expenses                                         616       23,303        37,852        4,091          --          65,862
                                                      --------    ---------     ---------     --------      --------     ---------
Operating income (loss)                                   (616)      26,013         7,220       (2,510)         --          30,107
Other expenses                                            --            258           619         --            --             877
Interest expense, net                                   16,025       11,221        23,000        1,211          --          51,457
Income taxes (benefit)                                      18          168            22         (350)         --            (142)
Extraordinary item                                        --          1,022          --           --            --           1,022
Equity in net (income) loss from subsidiary              6,448       19,792         3,371         --         (29,611)         --
                                                      --------    ---------     ---------     --------      --------     ---------
Net income (loss)                                     $(23,107)   $  (6,448)    $ (19,792)    $ (3,371)     $ 29,611     $ (23,107)
                                                      ========    =========     =========     ========      ========     =========

CONSOLIDATING STATEMENTS OF CASH FLOWS

Net income (loss)                                     $(23,107)   $  (6,448)    $ (19,792)    $ (3,371)     $ 29,611     $ (23,107)
Non-cash expenses                                       16,958       13,332        30,372        1,988          --          62,650
Equity in net (income) loss from subsidiary              6,448       19,792         3,371         --         (29,611)         --
Changes in working capital                                (646)       2,931        (2,928)      (2,794)         --          (3,437)
                                                      --------    ---------     ---------     --------      --------     ---------
Net cash provided by (used for) operating activities      (347)      29,607        11,023       (4,177)         --          36,106

Net cash used for investing activities                    --        (78,328)      (27,218)      (3,169)         --        (108,715)
Net cash provided by (used for) financing activities      (136)      48,307        16,671        7,195          --          72,037


Effect on exchange rate changes on cash                   --             80           (80)          80          --              80
                                                      --------    ---------     ---------     --------      --------     ---------
Net increase (decrease) in cash and cash equivalents      (483)        (334)          396          (71)         --            (492)


Cash and cash equivalents at beginning of year             703          976           395          472          --           2,546
                                                      --------    ---------     ---------     --------      --------     ---------

Cash and cash equivalents at end of year              $    220    $     642     $     791     $    401      $   --       $   2,054
                                                      ========    =========     =========     ========      ========     =========


NOTE 16.  QUARTERLY FINANCIAL DATA (UNAUDITED)

The following table contains selected unaudited quarterly financial data for fiscal years 2002 and 2001.

                                            2002                                                   2001
                      --------------------------------------------------      -----------------------------------------------
                        FIRST       SECOND       THIRD *        FOURTH         FIRST        SECOND       THIRD        FOURTH
                      --------     --------     ---------      ---------      --------     --------     --------     --------
Net sales             $122,934     $127,989     $ 127,575      $ 115,805      $116,016     $124,997     $121,910     $ 98,736
Cost of sales           90,299       94,974        97,492         88,508        83,927       89,092       91,311       73,670
                      --------     --------     ---------      ---------      --------     --------     --------     --------
Gross profit          $ 32,635     $ 33,015     $  30,083      $  27,297      $ 32,089     $ 35,905     $ 30,599     $ 25,066
                      ========     ========     =========      =========      ========     ========     ========     ========
Net income (loss)     $  4,766     $  5,216     $ (42,071)     $    (527)     $  1,022     $  1,907     $    176     $ (5,200)
                      ========     ========     =========      =========      ========     ========     ========     ========

      * For comparison purposes, the period from June 30, 2002 to July 21, 2002 (Predecessor) has been combined with the period from July 22, 2002 to September 28, 2002 (Company). Net loss in the third quarter of 2002 includes merger expenses of $20,987 and an extraordinary expense of $25,328 incurred in connection with the Merger.

                             BPC Holding Corporation

                           Consolidated Balance Sheets

                            (In Thousands of Dollars)




                                                                                        MARCH 29,            DECEMBER 28,
                                                                                          2003                   2002
                                                                                   -------------------    --------------------
                                                                                       (UNAUDITED)
ASSETS
Current assets:

   Cash and cash equivalents                                                            $   4,025             $   15,613
   Accounts  receivable (less allowance for doubtful  accounts of $2,235 at March
       29, 2003 and $1,990 at December 28, 2002)                                           69,493                 56,765
   Inventories:
       Finished goods                                                                      48,884                 50,002
       Raw materials and supplies                                                          15,686                 14,730
                                                                                   -------------------    --------------------
                                                                                           64,570                 64,732
   Prepaid expenses and other current assets                                                6,717                  7,018
                                                                                   -------------------    --------------------
Total current assets                                                                      144,805                144,128

Property and equipment:
   Land                                                                                     7,033                  7,040
   Buildings and improvements                                                              49,887                 49,966
   Machinery, equipment and tooling                                                       142,523                139,486
   Construction in progress                                                                22,240                 12,232
                                                                                   -------------------    --------------------
                                                                                          221,683                208,724
   Less accumulated depreciation                                                           25,179                 15,592
                                                                                   -------------------    --------------------
                                                                                          196,504                193,132
Intangible assets:
   Deferred financing fees, net                                                            19,514                 20,116
   Customer relationships, net                                                             34,084                 33,890
   Goodwill                                                                               334,744                336,260
   Trademarks                                                                              27,048                 27,048
   Other intangibles, net                                                                   5,998                  5,883
                                                                                   -------------------    --------------------
                                                                                          421,388                423,197

Other                                                                                         183                    119
                                                                                   -------------------    --------------------
Total assets                                                                             $762,880               $760,576
                                                                                   ===================    ====================


                              BPC Holding Corporation

              (In Thousands of Dollars, except share information)


                                                                                         MARCH 29,             DECEMBER 28,
                                                                                            2003                   2002
                                                                                     -------------------    -------------------
                                                                                          (UNAUDITED)
LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
   Accounts payable                                                                        $  33,902             $  31,204
   Accrued expenses and other liabilities                                                      9,994                 9,926
   Accrued interest                                                                            8,010                14,239
   Employee compensation and payroll taxes                                                    15,843                15,917
   Current portion of long-term debt                                                           8,687                 8,641
                                                                                     -------------------    -------------------
Total current liabilities                                                                     76,436                79,927

Long-term debt, less current portion                                                         604,443               601,302
Deferred income taxes                                                                            648                   640
Other liabilities                                                                              3,584                 3,544
                                                                                     -------------------    -------------------
                                                                                             685,111               685,413
Stockholders' equity:
   Preferred  Stock;  $.01 par value:  500,000 shares  authorized;
       0 shares issued and outstanding                                                            --                    --
   Common Stock;  $.01 par value:  5,000,000  shares  authorized;  2,767,879
        shares issued and 2,767,279 shares outstanding                                           28                     28
   Additional paid-in capital                                                               281,672                281,816
   Adjustment of the carryover basis of continuing stockholders                            (196,603)              (196,603)
   Notes receivable - common stock                                                          (14,553)               (14,399)
   Treasury stock: 600 shares Common Stock                                                      (60)                    --
   Retained earnings                                                                          6,258                  3,179
    Accumulated other comprehensive income                                                    1,027                  1,142
                                                                                    --------------------   --------------------
Total stockholders' equity                                                                   77,769                 75,163
                                                                                     -------------------    -------------------
Total liabilities and stockholders' equity                                                  $762,880             $ 760,576
                                                                                     ===================    ===================


See notes to consolidated financial statements.

                              BPC Holding Corporation

                      Consolidated Statements of Operations

                            (In Thousands of Dollars)


                                                                                      THIRTEEN WEEKS ENDED
                                                                           ---------------------------------------------
                                                                                  COMPANY               PREDECESSOR
                                                                           ----------------------    -------------------
                                                                                 MARCH 29,               MARCH 30,
                                                                                   2003                     2002
                                                                           ----------------------    -------------------
                                                                                            (UNAUDITED)

Net sales                                                                           $125,398                $122,934
Cost of goods sold                                                                    94,321                  90,299
                                                                           ----------------------    -------------------
Gross profit                                                                          31,077                  32,635

Operating expenses:
    Selling                                                                            6,202                   5,780
    General and administrative                                                         6,031                   7,108
    Research and development                                                             764                     547
    Amortization of intangibles                                                          615                     477
    Other expenses                                                                       324                   1,116
                                                                           ----------------------    -------------------
Operating income                                                                      17,141                  17,607

Other expenses:

    Loss on disposal of property and equipment                                            --                     144
                                                                           ----------------------    -------------------
Income before interest and taxes                                                      17,141                  17,463

Interest:
    Expense                                                                          (11,730)                (12,809)
    Income                                                                               212                       3
                                                                           ----------------------    -------------------
Income before income taxes                                                             5,623                   4,657
Income taxes (benefit)                                                                 2,544                    (109)
                                                                           ----------------------    -------------------
Net income                                                                             3,079                   4,766

Preferred stock dividends                                                                 --                  (2,755)
Amortization of preferred stock discount                                                  --                    (256)
                                                                           ----------------------    -------------------
Net income attributable to common shareholders                                       $ 3,079                 $ 1,755
                                                                           ======================    ===================


See notes to consolidated financial statements.

                              BPC Holding Corporation

           Consolidated Statements of Changes in Stockholders' Equity

                            (In Thousands of Dollars)

                                                 ADJUSTMENT OF                                   ACCUMULATED
                                                 THE CARRYOVER    NOTES                             OTHER                 COMPRE-
                                     ADDITIONAL    BASIS OF     RECEIVABLE-                        COMPRE-                HENSIVE
                             COMMON   PAID-IN     CONTINUING     COMMON     TREASURY   RETAINED    HENSIVE                 INCOME
                              STOCK   CAPITAL    STOCKHOLDERS     STOCK       STOCK    EARNINGS     INCOME      TOTAL      (LOSS)
                               ----   -------    ------------  ----------   --------   ---------  ---------   --------    --------

Balance at December 28, 2002   $ 28   $281,816    $(196,603)    $(14,399)     $  --     $ 3,179     $1,142     $75,163
                               ----   --------    ---------     --------      -----     -------     ------     -------      ------
Interest on notes receivable     --         --           --         (195)        --          --         --        (195)     $   --
Purchase of treasury stock
  and option rights from
  former management              --       (144)          --           41        (60)         --         --         (163)        --
Translation loss                 --         --           --           --         --          --        (27)         (27)       (27)
Other comprehensive losses       --         --           --           --         --          --        (88)         (88)       (88)
Net income                       --         --           --           --         --       3,079         --        3,079      3,079
                               ----   --------    ---------     --------      -----     -------     ------      -------     ------
Balance at March 29, 2003      $ 28   $281,672    $(196,603)    $(14,553)     $ (60)    $ 6,258     $1,027      $77,769     $2,964
                               ====   ========    =========     ========      =====     =======     ======      =======     ======


See notes to consolidated financial statements.

                             BPC Holding Corporation

                      Consolidated Statements of Cash Flows

                            (In Thousands of Dollars)


                                                                                     THIRTEEN WEEKS ENDED
                                                                          ---------------------------------------------
                                                                                COMPANY               PREDECESSOR
                                                                          ----------------------    -------------------
                                                                                MARCH 29,               MARCH 30,
                                                                                  2003                    2002
                                                                          ----------------------    -------------------
                                                                                          (UNAUDITED)
OPERATING ACTIVITIES

Net income                                                                        $  3,079                $  4,766
Adjustments to reconcile net income to net cash
 provided by operating activities:
       Depreciation                                                                  9,535                  10,358
       Non-cash interest expense                                                       407                     631
       Amortization of intangibles                                                     615                     477
       Loss on sale of property and equipment                                           --                     144
       Deferred income taxes                                                         2,480                      --
       Changes in operating assets and liabilities:
          Accounts receivable, net                                                 (12,700)                (14,424)
          Inventories                                                                  161                  (1,553)
          Prepaid expenses and other current assets                                    747                     373
          Other assets                                                                  (4)                     11
          Accrued interest                                                          (6,229)                  5,898
          Payables and accrued expenses                                              2,679                     808
                                                                          ----------------------    -------------------
Net cash provided by operating activities                                              770                   7,489

INVESTING ACTIVITIES

Additions to property and equipment                                                (10,080)                 (9,801)
Proceeds from disposal of property and equipment                                        --                       1
Acquisitions of businesses                                                          (4,858)                 (3,199)
                                                                          ----------------------    -------------------
Net cash used for investing activities                                             (14,938)                (12,999)

FINANCING ACTIVITIES

Proceeds from long-term borrowings                                                   4,911                  12,098
Payments on long-term borrowings                                                    (2,182)                 (6,489)
Purchase of treasury stock and option rights                                          (163)                     --
                                                                          ----------------------    -------------------
Net cash provided by financing activities                                            2,566                   5,609
Effect of exchange rate changes on cash                                                 14                    (557)
                                                                          ----------------------    -------------------
Net decrease in cash and cash equivalents                                          (11,588)                   (458)
Cash and cash equivalents at beginning of period                                    15,613                   1,232
                                                                          ----------------------    -------------------
Cash and cash equivalents at end of period                                        $  4,025                   $ 774
                                                                          ======================    ===================



See notes to consolidated financial statements.

                             BPC Holding Corporation

                   Notes to Consolidated Financial Statements

             (In thousands of dollars, except as otherwise noted)
                                   (Unaudited)

1.       BASIS OF PRESENTATION

The accompanying unaudited consolidated financial statements of BPC Holding Corporation (the "Company") have been prepared in accordance with generally accepted accounting principles ("GAAP") for interim financial information and with the instructions for Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation have been included. Operating results for the periods presented are not necessarily indicative of the results that may be expected for the full fiscal year. The accompanying financial statements include the results of BPC Holding Corporation ("Holding") and its wholly-owned subsidiary, Berry Plastics Corporation ("Berry"), and its wholly-owned subsidiaries: Berry Iowa Corporation, Berry Tri-Plas Corporation, AeroCon, Inc., PackerWare Corporation, Berry Plastics Design Corporation, Venture Packaging, Inc. and its subsidiaries Venture Packaging Midwest, Inc. and Berry Plastics Technical Services, Inc., NIM Holdings Limited and its subsidiary Berry Plastics U.K. Limited, Knight Plastics, Inc., CPI Holding Corporation and its subsidiary Cardinal Packaging, Inc., Poly-Seal Corporation, and Oceisse S.r.l. and its subsidiary Capsol S.p.a. As a result of the Merger described in
Note 2 below, certain financial information has been presented separately for Holding's prior ownership through the Merger date ("Predecessor") and subsequent to the Merger ("Company"). For further information, refer to the consolidated financial statements and footnotes thereto included in Holding's and Berry's Form 10-K filed with the Securities and Exchange Commission for the year ended December 28, 2002.

2.       THE MERGER

On July 22, 2002, GS Berry Acquisition Corp., (the "Buyer") a newly formed entity controlled by various private equity funds affiliated with Goldman, Sachs & Co., merged (the "Merger") with and into Holding, pursuant to an agreement and plan of merger dated as of May 25, 2002. At the effective time of the Merger,
(i) each share of common stock of Holding issued and outstanding immediately prior to the effective time of the Merger was converted into the right to receive cash pursuant to the terms of the merger agreement, and (ii) each share of common stock of the Buyer issued and outstanding immediately prior to the effective time of the Merger was converted into one share of common stock of Holding.

The total amount of funds required to consummate the Merger and to pay estimated fees and expenses related to the Merger, including amounts related to the repayment of indebtedness, the redemption of the outstanding preferred stock and accrued dividends, the redemption of outstanding warrants, and the payment of transaction costs incurred by Holding, were approximately $870.4 million (which includes the amount of certain indebtedness which remained outstanding and the value of certain shares of Holding common stock held by employees that were contributed to the Buyer immediately prior to the Merger). As a result of the Merger, private equity funds affiliated with Goldman Sachs own approximately 63% of the common stock of Holding. The remaining common stock of Holding is held by J.P. Morgan Partners Global Investors, L.P. and other private equity funds affiliated with J.P. Morgan Partners, LLC, the private equity investment arm of J.P. Morgan Chase & Co., which own approximately 29% of Holding's common stock and by members of Berry's management, which own the remaining 8%.

The Merger has been accounted for under the purchase method of accounting, and accordingly, the purchase price has been allocated to the identifiable assets and liabilities based on estimated fair values at the acquisition date. The allocation is preliminary and is subject to change pending the finalization of expenses related to the Merger. The Company has applied the provisions of Emerging Issues Task Force 88-16, Basis in Leveraged Buyout Transactions, whereby, the carryover equity interests of certain shareholders from Holding prior to the Merger to the Company were recorded at their Company basis. The application of these provisions reduced stockholder's equity and intangibles by $196.6 million.

3.       RECENT ACQUISITIONS

On January 24, 2002, Berry acquired the Alcoa Flexible Packaging injection molding assets of Mount Vernon Plastics Corporation ("Mount Vernon") for consideration, excluding transition expenses, of approximately $2.6 million. The purchase price was allocated to fixed assets ($2.0 million) and inventory ($0.6 million). The purchase was financed through borrowings under the Company's revolving line of credit under its retired senior credit facility. The operations of Mount Vernon are included in Berry's operations since the acquisition date using the purchase method of accounting. On January 31, 2002, Berry entered into a sale/leaseback arrangement with respect to the Mount Vernon fixed assets.

On February 25, 2003, Berry acquired the 400 series continuous threaded injection molded closure assets from CCL Plastic Packaging located in Los Angeles, California ("CCL Acquisition") for aggregate consideration, including expenses, of approximately $4.5 million. The purchase price was allocated to fixed assets ($2.4 million), inventory ($1.1 million), customer relationships ($0.5 million), goodwill ($0.4 million), and other intangibles ($0.1 million). The fair value of the net assets acquired was based on preliminary estimates and may be revised at a later date upon completion of the integration and finalization of expenses related to the acquisition. The purchase was financed through borrowings under the Company's revolving line of credit. The operations from the CCL Acquisition are included in Berry's operations since the acquisition date using the purchase method of accounting.

Pro forma results for the thirteen weeks ended March 29, 2003 and March 30, 2002 have not been presented, as they do not differ materially from reported historical results.

4.   LONG-TERM DEBT

Long-term debt consists of the following:


                                                MARCH 29,         DECEMBER 28,
                                                  2003                2002
                                           ------------------  -----------------
   Berry 10 3/4% Senior Subordinated Notes      $250,000            $250,000
   Term loans                                    328,350             329,175
   Revolving lines of credit                       5,626                 692
   Nevada Industrial Revenue Bonds                 2,500               2,500
   Capital leases                                 26,654              27,576
                                           ------------------  -----------------
                                                 613,130             609,943
   Less current portion of long-term debt          8,687               8,641
                                           ------------------  -----------------
                                                $604,443            $601,302
                                           ==================  =================

The current portion of long-term debt consists of $3.3 million of quarterly installments on the term loans, $0.5 million in repayments of the industrial bonds, and $4.9 million of monthly principal payments related to capital lease obligations.

In connection with the Merger, the Company entered into a credit and guaranty agreement and a related pledge security agreement with a syndicate of lenders led by Goldman Sachs Credit Partners L.P., as administrative agent (the "Credit Facility"). The Credit Facility provides (i) a $330.0 million term loan, (ii) a $50.0 million delayed draw term loan facility, and (iii) a $100.0 million revolving credit facility. The maturity date of the term loan is July 22, 2010, and the maturity date of the revolving credit facility is July 22, 2008. The indebtedness under the Credit Facility is guaranteed by Holding and all of its domestic subsidiaries. The obligations of the Company and the subsidiaries under the Credit Facility and the guarantees thereof are secured by substantially all of the assets of such entities.

The Credit Facility contains significant financial and operating covenants, including prohibitions on the ability to incur certain additional indebtedness or to pay dividends, and restrictions on the ability to make capital expenditures. Amounts available under the delayed draw term loan facility may be borrowed in connection with permitted acquisitions (but not reborrowed) during the 18-month period that began on July 22, 2002, subject to certain conditions. The Credit Facility also contains borrowing conditions and customary events of default, including nonpayment of principal or interest, violation of covenants, inaccuracy of representations and warranties, cross-defaults to other indebtedness, bankruptcy and other insolvency events (other than in the case of certain foreign subsidiaries). The Company was in compliance with all the financial and operating covenants at March 29, 2003. The term loan amortizes quarterly as follows: $825,000 each quarter beginning September 30, 2002 and ending June 30, 2009 and $76,725,000 each quarter beginning September 30, 2009 and ending June 30, 2010. The delayed draw term loan facility will amortize quarterly commencing March 31, 2004 based on the amounts outstanding as of that date as follows: (i) 2% per quarter in 2004, (ii) 4% per quarter in 2005, (iii) 6% per quarter in 2006, (iv) 8% per quarter in 2007 and (v) 10% per quarter in each of the first two quarters in 2008.

Borrowings under the Credit Facility bear interest, at the Company's option, at either (i) a base rate (equal to the greater of the prime rate and the federal funds rate plus 0.5%) plus the applicable margin (the "Base Rate Loans") or (ii) an adjusted eurodollar LIBOR (adjusted for reserves) plus the applicable margin (the "Eurodollar Rate Loans"). With respect to the term loan, the "applicable margin" is (i) with respect to Base Rate Loans, 2.00% per annum and (ii) with respect to Eurodollar Rate Loans, 3.00% per annum. With respect to the delayed draw term loan facility and the revolving credit facility, the "applicable margin" is, with respect to Eurodollar Rate Loans, initially 2.75% per annum. The "applicable margin" with respect to Eurodollar Rate Loans is subject to a pricing grid which ranges from 2.75% per annum to 2.00% per annum (2.75% based on results through March 29, 2003), depending on the leverage ratio. The "applicable margin" with respect to Base Rate Loans will always be 1.00% per annum less than the "applicable margin" for Eurodollar Rate Loans. In October 2002, Berry entered into an interest rate collar arrangement to protect $50.0 million of the outstanding variable rate term loan debt from future interest rate volatility. The collar floor is set at 1.97% LIBOR (London Interbank Offering Rate) and capped at 6.75% LIBOR. At March 29, 2003, shareholders' equity has been reduced by $0.6 million to adjust the agreement to fair market value. At March 29, 2003, the Company had unused borrowing capacity under the Credit Facility's revolving line of credit of $85.5 million. However, covenants under the Credit Facility may limit the Company's ability to make such borrowings and as of March 29, 2003, the Company could have borrowed $24.8 million.

5.   STOCK-BASED COMPENSATION

The Company has adopted the disclosure provisions of Statement of Financial Accounting Standards (SFAS) No. 148, "Accounting for Stock-Based Compensation - Transition and Disclosure, an amendment of FASB Statement No. 123". The Statement requires prominent disclosures in both annual and interim financial statements regarding the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The Company accounts for stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board Opinion 25, "Accounting for Stock Issued to Employees." Compensation cost for stock options, if any, is measured as the excess of the fair value of the Company's stock at the date of grant over the amount an employee must pay to acquire the stock. The fair value for options granted by Holding have been estimated at the date of grant using a Black Scholes option pricing model with the following weighted average assumptions:

                                      THIRTEEN WEEKS ENDED
                            -----------------------------------------
                                COMPANY              PREDECESSOR
                            -----------------    --------------------
                                MARCH 29,             MARCH 30,
                                  2003                  2002
                            -----------------    --------------------

  Risk-free interest rate         4.0%                  4.0%
  Dividend yield                  0.0%                  0.0%
  Volatility factor                .25                   .25
  Expected option life            5.0 years             5.0 years

For purposes of the pro forma disclosures, the estimated fair value of the stock options are amortized to expense over the related vesting period. Because compensation expense is recognized over the vesting period, the initial impact on pro forma net income may not be representative of compensation expense in future years, when the effect of amortization of multiple awards would be reflected in the Consolidated Statement of Operations. The following is a reconciliation of reported net income to net income as if the Company used the fair value method of accounting for stock-based compensation.

                                                     THIRTEEN WEEKS ENDED
                                                 -----------------------------
                                                   COMPANY       PREDECESSOR
                                                 ------------   -------------
                                                   MARCH 29,       MARCH 30,
                                                     2003            2002
                                                 ------------   ------------
 Reported net income                                $3,079         $4,766
 Stock-based employee compensation
   expense included in reported income,
   net of tax                                           --             --
 Total stock-based employee compensation
   expense determined under fair value
   based method, for all awards, net of tax           (518)          (144)
                                                 -----------    ------------
 Pro forma net income                               $2,561         $4,622
                                                 ===========    ============

6.   OPERATING SEGMENTS

The Company has three reportable segments: containers, closures, and consumer products. The Company evaluates performance and allocates resources based on operating income before depreciation and amortization of intangibles adjusted to exclude (i) Merger expense, (ii) Holding's legal and professional expense, (iii) drink cup patent litigation expense, (iv) uncompleted acquisition expense, (v) acquisition integration expense, (vi) plant shutdown expense, (vii) non-cash compensation, and (viii) management fees and reimbursed expenses paid to First Atlantic ("Adjusted EBITDA"). Adjusted EBITDA is not a measure of performance under GAAP and has been presented because we believe that investors use Adjusted EBITDA to analyze operating performance, which includes the company's ability to incur additional indebtedness and to service existing indebtedness. Adjusted EBITDA should not be considered in isolation or as a substitute for net income, net cash from operating activities or other income or cash flow statement data prepared in accordance with GAAP. In addition, comparability to other companies using similarly titled measures is not recommended due to differences in the definitions and methods of calculation used by various companies. The accounting policies of the reportable segments are the same as those described in the summary of significant accounting policies in the Company's Form 10-K filed with the Securities and Exchange Commission for the year ended December 28, 2002.



                                                    THIRTEEN WEEKS ENDED
                                                 ------------------------
                                                  COMPANY    PREDECESSOR
                                                 ----------- ------------
                                                  MARCH 29,    MARCH 30,
                                                    2003         2002
                                                 ----------- ------------
Net sales:
  Containers                                       $ 61,561    $ 58,178
  Closures                                           35,103      33,463
  Consumer Products                                  28,734      31,293
Adjusted EBITDA:
  Containers                                         15,694      15,859
  Closures                                            7,603       7,450
  Consumer Products                                   4,318       6,406
Total assets:
  Containers                                        349,790     203,799
  Closures                                          234,128     158,846
  Consumer Products                                 178,962     101,601
Reconciliation of Adjusted EBITDA to income before income taxes:

     Adjusted EBITDA for reportable segments      $  27,615   $  29,715
     Net interest expense                           (11,518)    (12,806)
     Depreciation                                    (9,535)    (10,358)
     Amortization                                      (615)       (477)
     Loss on disposal of property and equipment          --        (144)
     Acquisition integration expense                     (2)       (178)
     Plant shutdown expense                            (322)       (938)
     Holding's legal and professional expense            --         (26)
     Management fees                                     --        (131)
                                                  ----------  ---------
     Income before income taxes                    $  5,623    $  4,657
                                                  ==========  =========

7.   CONDENSED CONSOLIDATING FINANCIAL INFORMATION

Holding conducts its business through its wholly owned subsidiary, Berry. Holding and all of Berry's domestic subsidiaries fully, jointly, severally, and unconditionally guarantee on a senior subordinated basis the $250.0 million aggregate principal amount of 10 3/4% Berry Plastics Corporation Senior Subordinated Notes due 2012. Berry and all of Berry's subsidiaries are 100% owned by Holding. Separate narrative information or financial statements of guarantor subsidiaries have not been included as management believes they would not be material to investors. Presented below is condensed consolidating financial information for Holding, Berry, and its subsidiaries at March 29, 2003 and December 28, 2002 and for the thirteen week period ended March 29, 2003 and March 30, 2002. The equity method has been used with respect to investments in subsidiaries.


                                                                MARCH 29, 2003 (COMPANY)

                               -------------------------------------------------------------------------------------------
                                BPC Holding    Berry Plastics   Combined       Combined
                                Corporation     Corporation    Guarantor     Non-guarantor  Consolidating
                                  (Parent)        (Issuer)    Subsidiaries   Subsidiaries    Adjustments     Consolidated
                               ------------    ------------   ------------   ------------   -------------    ------------

CONSOLIDATING BALANCE SHEETS

Current assets                 $         1     $    50,802    $    82,486    $    11,516    $        --     $     144,805
Net property and equipment              --          73,464        106,913         16,127             --           196,504
Other noncurrent assets             77,768         635,104        256,428         10,691       (558,420)          421,571
                               -----------     -----------    -----------    -----------    ------------    -------------
Total assets                   $    77,769     $   759,370    $   445,827    $    38,334    $  (558,420)    $     762,880
                               ===========     ===========    ===========    ===========    ============    =============

Current liabilities            $        --     $    46,998    $    23,028    $     6,410    $        --     $      76,436
Noncurrent liabilities                  --         634,603        451,348         23,658       (500,934)          608,675
Equity (deficit)                    77,769          77,769        (28,549)         8,266        (57,486)           77,769
                               -----------     -----------    ------------   -----------    ------------    -------------
Total liabilities and equity   $    77,769     $   759,370    $   445,827    $    38,334    $  (558,420)    $     762,880
                               ============    ===========    ===========    ===========    ============    =============
(deficit)

                                                              DECEMBER 28, 2002 (COMPANY)

                               -------------------------------------------------------------------------------------------
                                BPC Holding    Berry Plastics   Combined      Combined
                                Corporation     Corporation    Guarantor     Non-guarantor  Consolidating
                                  (Parent)       (Issuer)     Subsidiaries   Subsidiaries    Adjustments    Consolidated
                               ------------    ------------   ------------   ------------   -------------    ------------
CONSOLIDATING BALANCE SHEETS

Current assets                 $         1     $    58,995    $    73,940    $    11,192    $        --     $     144,128
Net property and equipment              --          68,431        108,567         16,134             --           193,132
Other noncurrent assets             74,021         650,613        314,099         11,129        (626,546)         423,316
                               -----------     -----------    -----------    -----------    ------------    -------------
Total assets                   $    74,022     $   778,039    $   496,606    $    38,455    $   (626,546)   $     760,576
                               ===========     ===========    ===========    ===========    ============    =============

Current liabilities            $        --     $    52,111    $    21,142    $     6,674    $         --    $      79,927
Noncurrent liabilities              (1,141)        600,539        449,814         22,925        (466,651)         605,486
Equity (deficit)                    75,163         125,389         25,650          8,856        (159,895)          75,163
                               -----------     -----------    -----------    -----------    ------------    -------------
Total  liabilities and equity
(deficit)                      $    74,022     $   778,039    $   496,606    $    38,455    $   (626,546)   $     760,576
                               ============    ===========    ===========    ===========    ============    =============

                                                        THIRTEEN WEEKS ENDED MARCH 29, 2003 (COMPANY)
                                  -----------------------------------------------------------------------------------------
                                    BPC Holding   Berry Plastics  Combined       Combined
                                    Corporation    Corporation    Guarantor     Non-guarantor  Consolidating
                                      (Parent)      (Issuer)     Subsidiaries   Subsidiaries     Adjustments   Consolidated
                                   -----------    ------------   ------------   -------------  -------------   ------------

CONSOLIDATING STATEMENT OF OPERATIONS

Net sales                         $         --    $    46,405   $    73,479     $     5,514   $          --   $     125,398
Cost of goods sold                          --         31,611        57,586           5,124              --          94,321
                                  ------------    -----------   -----------     -----------    ------------   -------------
Gross profit                                --         14,794        15,893             390              --          31,077
Operating expenses                          --          5,770         7,601             565              --          13,936
                                  ------------    -----------   -----------     -----------    ------------   -------------
Operating income (loss)                     --          9,024         8,292            (175)             --          17,141
Other expenses                              --             --            --              --              --              --
Interest expense, net                     (201)           183        11,189             347              --          11,518
Income taxes (benefit)                       7          2,491            (1)             47              --           2,544
Equity in net (income) loss
  from subsidiary                       (2,885)         3,465           569              --          (1,149)             --
                                 -------------   -----------   -----------     -----------    ------------   -------------

Net income (loss)                 $      3,079    $    2,885    $    (3,465)    $      (569)   $      1,149   $       3,079
                                  ============    ===========   ===========     ===========    ============   =============

CONSOLIDATING STATEMENT OF CASH FLOWS

Net income (loss)                 $      3,079    $     2,885   $    (3,465)    $      (569)   $      1,149   $       3,079
Non-cash expenses                         (194)         6,063         6,394             774               --         13,037
Equity in net (income) loss
  from subsidiary                       (2,885)         3,465           569              --           (1,149)            --
Changes in working capital                  --         (7,872)       (6,877)           (597)              --        (15,346)
                                  ------------    -----------   -----------     -----------    -------------  -------------
Net cash provided by (used for)
  operating activities                      --          4,541        (3,379)           (392)              --            770
Net cash used for investing
  activities                                --         (9,825)       (4,514)           (599)              --        (14,938)
Net cash  provided by (used for)
  financing activities                      --         (6,429)        7,750           1,245               --          2,566
Effect on exchange  rate changes
  on cash                                   --             --            --              14               --             14
                                  ------------    -----------   -----------     -----------    -------------  -------------
Net increase (decrease) in cash
  and cash equivalents                      --        (11,713)         (143)            268               --        (11,588)
Cash and cash equivalents at
  beginning of period                        1         15,156           264             192               --         15,613
                                  ------------    -----------   -----------     -----------    -------------  -------------
Cash and cash equivalents at
  end of period                   $          1    $     3,443   $       121    $        460    $              $       4,025
                                  ============    ===========   ===========    ============    ============== =============


                                                      THIRTEEN WEEKS ENDED MARCH 30, 2002 (PREDECESSOR)
                                  ------------------------------------------------------------------------------------------
                                    BPC Holding   Berry Plastics   Combined        Combined
                                    Corporation    Corporation     Guarantor     Non-guarantor  Consolidating
                                      (Parent)      (Issuer)      Subsidiaries   Subsidiaries    Adjustments   Consolidated
                                  -------------  --------------   ------------   ------------   -------------  ------------


CONSOLIDATING STATEMENT OF
 OPERATIONS

Net sales                               $   --      $  42,003     $  75,593        $  5,338     $        --       $ 122,934
Cost of goods sold                          --         26,786        58,757           4,756              --          90,299
                                  ------------    -----------   -----------     -----------    ------------   -------------
Gross profit                                --         15,217        16,836             582              --          32,635
Operating expenses                          29          6,250         8,080             669              --          15,028
                                  ------------    -----------   -----------     -----------    ------------   -------------
Operating income (loss)                    (29)         8,967         8,756             (87)             --          17,607
Other expenses                              --             81            63              --              --             144
Interest expense, net                    4,354            433         7,386             633              --          12,806
Income taxes (benefit)                    (155)             8             5              33              --            (109)
Equity in net (income) loss
  from subsidiary                       (8,994)          (549)          753              --           8,790              --
                                  ------------    -----------   -----------     -----------    ------------   -------------

Net income (loss)                       $4,766       $  8,994        $  549         $  (753)       $ (8,790)    $     4,766
                                  ============    ===========  ============     ===========    ============   =============

CONSOLIDATING STATEMENT OF CASH
 FLOWS

Net income (loss)                     $  4,766       $  8,994        $  549        $  (753)       $  (8,790)      $  4,766
Non-cash expenses                          125          3,862         6,890            733               --         11,610
Equity  in  net  (income)   loss
  from subsidiary                       (8,994)          (549)          753             --            8,790             --
Changes in working capital               4,075         (5,036)       (6,693)        (1,233)              --         (8,887)
                                  ------------    -----------   -----------    -----------      -----------   ------------
Net cash  provided by (used for)
  operating activities                     (28)         7,271         1,499         (1,253)              --          7,489
Net  cash  used  for   investing
  activities                                --         (6,152)       (6,781)           (66)              --        (12,999)

Net cash  provided by (used for)
  financing activities                    (411)        (1,050)        5,078          1,992               --          5,609
Effect on exchange rate changes
  on cash                                   --             --            --           (557)              --           (557)
                                  ------------    -----------   -----------    -----------      -----------    -----------
Net increase  (decrease) in cash
  and cash equivalents                    (439)            69          (204)           116               --           (458)
Cash  and  cash  equivalents  at
  beginning of period                      440            121           410            261               --          1,232
                                  ------------    -----------   -----------    -----------      -----------   ------------
Cash and cash equivalents at end
  of period                             $    1        $   190        $  206    $       377         $     --         $  774
                                  ============   ============   ===========    ===========      ===========   ============

8.   RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

In April 2002, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 145, Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13 and Technical Corrections (SFAS No. 145). Upon the adoption of SFAS No. 145, all gains and losses on the extinguishment of debt for periods presented in the financial statements will be classified as extraordinary items only if they meet the criteria in APB Opinion No. 30, Reporting the Results of Operations - Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions (APB No. 30). The provisions of SFAS No. 145 related to the rescission of FASB Statement No. 4 and FASB Statement No. 64 shall be applied for fiscal years beginning after May 15, 2002. As a result, the Company will reclassify the extraordinary item in the Statements of Operations to continuing operations in its 2003 third quarter financial statements. Any gain or loss on extinguishment of debt that was classified as an extraordinary item in prior periods presented that does not meet the criteria in Opinion 30 for classification as an extraordinary item must be reclassified. The provisions of SFAS No. 145 related to the rescission of FASB Statement No. 44, the amendment of FASB Statement No. 113 and Technical Corrections became effective as of May 15, 2002 and did not have a material impact on the Company.

In June 2002, the FASB issued Statement of Financial Accounting Standards No. 146, Accounting for Costs Associated with Exit or Disposal Activities (SFAS No.146). SFAS No. 146 nullifies Emerging Issues Task Force (EITF) Issue No, 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)." SFAS No. 146 generally requires companies to recognize costs associated with exit activities when they are incurred rather than at the date of a commitment to an exit or disposal plan and is to be applied prospectively to exit or disposal activities initiated after December 31, 2002. The initial adoption of this statement did not have a material impact on the Company.

On April 30, 2003, the FASB issued Statement of Financial Accounting Standards No. 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities ("SFAS No. 149"). SFAS No. 149 amends and clarifies accounting for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities under Statement 133 and is to be applied prospectively to contracts entered into or modified after June 30, 2003. The Company is currently evaluating the effects, if any, that this standard will have on its results of operations and financial position.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS



ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION



The following table sets forth the expenses expected to be incurred in connection with this registration statement and the transactions contemplated hereby, all of which expenses are estimated.



        Legal fees and expenses                             $100,000
        Accounting fees and expenses                          20,000
        Miscellaneous expenses                                10,000
                                                            --------
           Total                                            $130,000
                                                            ========





ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.



We are incorporated under the laws of the State of Delaware. Section 145 of the Delaware General Corporation Law ("DGCL") provides that a Delaware corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits and proceedings, whether civil, criminal, administrative or investigative (other than action by or in the right of the Corporation -- a "derivative action"), if they acted in good faith an in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful.

A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys' fees) incurred in connection with the defense or settlement of such action, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation's certificate of incorporation, bylaws, disinterested director vote, stockholder vote, agreement, or otherwise.

The DGCL further authorizes a Delaware corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145.

The company's Certificate of Incorporation and Bylaws provide for the indemnification of the company's directors to the fullest extent permitted under Delaware law. The company's Certificate of Incorporation limits the personal liability of a director to the corporation or its stockholders to damages for breach of the director's fiduciary duty. The company has purchased insurance on behalf of its directors and officers.



ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.



During the three years preceding the filing of this registration statement, we have not sold securities without registration under the Securities Act of 1933, except as described below.



On May 14, 2001, the Company acquired all of the outstanding capital stock of Pescor Plastics, Inc. ("Pescor"), for aggregate consideration of approximately $24.8 million. The acquisition was financed through the issuance by Holding of $9.8 million of Series C Preferred Stock and additional borrowings under senior credit facility. Holding issued 13,168 shares of Series C Preferred Stock, to certain selling shareholders of Pescor in reliance on Section 4(2) of the Securities Act. The Series C Preferred Stock was comprised of 3,063 shares of Series C-1 Preferred Stock, 1,910 shares of Series C-2 Preferred Stock, 2,135 shares of Series C-3 Preferred Stock, 3,033 shares of Series C-4 Preferred Stock, and 3,027 shares of Series C-5 Preferred Stock. The Series C Preferred Stock had stated values ranging from $639 per share to $1,024 per share, and dividends accrued at a rate of 14% per annum. In addition, the holders of the Series C Preferred had options beginning on December 31, 2001 to convert the Series C Preferred Stock to Series D Preferred Stock and Class B Nonvoting Common Stock. All of the preferred stock was retired in connection with the Acquisition.



On July 22, 2002, in connection with the Acquisition, we sold $250,000,000 in aggregate principal amount of our 10 3/4% Senior Subordinated Notes due 2012 (the "old notes"), to J.P. Morgan Securities Inc., Goldman, Sachs & Co., Credit Suisse First Boston and The Royal Bank of Scotland (the "initial purchasers") in a private placement in reliance on Section 4(2) under the Securities Act, at an offering price of $1,000 per $1,000 principal amount at maturity. The old notes were immediately resold by the initial purchasers in transactions exempt from the registration requirements of the Securities Act, to persons they reasonably believed to be "qualified institutional buyers" (as defined in Rule 144A under the Securities Act) and outside the United States, to non-U.S. persons in offshore transactions in reliance on Regulation S under the Securities Act.



On July 22, 2002, in connection with the Acquisition, BPC Holding issued 2,543,552.09 shares of common stock to GS Capital Partners 2000, L.P., GS Capital Partners 2000 Offshore, L.P., GS Capital Partners 2000 GmbH & Co. Beteiligungs KG, Bridge Street Special Opportunities Fund 2000, L.P. and GS Capital Partners 2000 Employees Fund, L.P. worth $254,355,209 in a private placement in reliance on Section 4(2) under the Securities Act.

ITEM 16. EXHIBITS AND FINANCIAL DATA SCHEDULES



(a) EXHIBITS

The following is a list of all the documents filed as party of the Registration Statement

   NUMBER                                          DESCRIPTION
   ------                                           -----------
    2.1           Agreement and Plan of Merger, dated as of May 25, 2002, among GS Berry Acquisition Corp., GS
                  Capital Partners 2000, L.P., GS Capital Partners 2000 Offshore, L.P., GS Capital Partners
                  2000 GmbH & Co. Beteiligungs KG, Bridge Street Special Opportunities Fund 2000, L.P., GS
                  Capital Partners 2000 Employee Fund, L.P., Stone Street Fund 2000, BPC Holding Corporation,
                  Berry Plastics Corporation, the Stockholders listed on Schedule 1 attached thereto, Atlantic
                  Equity Partners International II, L.P., J.P. Morgan Partners (SBIC), LLC, BPC Equity, LLC
                  and Ira G. Boots (filed as Exhibit 2.1 to the Current Report on Form 8-K filed on July 31,
                  2002 (the "Form 8-K") and incorporated herein by reference)

    2.2           First Amendment dated as of July 17, 2002 among GS Berry Acquisition Corp., GS Capital
                  Partners 2000, L.P., GS Capital Partners 2000 Offshore, L.P., GS Capital Partners 2000 GmbH
                  & Co. Beteiligungs KG, Bridge Street Special opportunities Fund 2000, L.P., GS Capital
                  Partners 2000 Employee Fund, L.P., Stone Street Fund 2000, BPC Holding Corporation, Berry
                  Plastics Corporation, the Stockholders listed on Schedule 1 attached thereto, Atlantic
                  Equity Partners International II, L.P., J.P. Morgan Partners (SBIC), LLC, BPC Equity, LLC
                  and Ira G. Boots to the Agreement and Plan of Merger, dated as of May 25, 2002. (filed as
                  Exhibit 2.2 to the Form 8-K and incorporated herein by reference)

    2.3           Second Amendment dated as of July 22, 2002 among GS Berry Acquisition Corp., GS Capital
                  Partners 2000, L.P., GS Capital Partners 2000 Offshore, L.P., GS Capital Partners 2000 GmbH
                  & Co. Beteiligungs KG, Bridge Street Special Opportunities Fund 2000, L.P., GS Capital
                  Partners 2000 Employee Fund, L.P., Stone Street Fund 2000, BPC Holding Corporation, Berry
                  Plastics Corporation, the Stockholders listed on Schedule 1 attached thereto, Atlantic
                  Equity Partners International II, L.P., J.P. Morgan Partners (SBIC), LLC, BPC Equity, LLC
                  and Ira G. Boots to the Agreement and Plan of Merger, dated as of May 25, 2002. (filed as
                  Exhibit 2.3 to the Form 8-K and incorporated herein by reference)

    3.1           Certificate of Incorporation of the Company (filed as Exhibit 3.3 to the Registration
                  Statement on Form S-1 filed on February 24, 1994 (the "Form S-1") and incorporated herein by reference)

    3.2           Bylaws of the Company (filed as Exhibit 3.4 to the Form S-1 and incorporated herein by reference)

    3.3           Amended and Restated Certificate of Incorporation of BPC Holding Corporation ("Holding")
                  (filed as Exhibit 4.1 to the Form S-8 filed on August 6, 2006 (the "Form S-8") and incorporated herein by reference)

    3.4           Amended and Restated Bylaws of Holding (filed as Exhibit 4.2 to the Form S-8 and incorporated herein by reference)

    4.1*          The Indenture, dated as of July 22, 2002, among BPC Holding Corporation, the Company, the other guarantors listed on the signature page thereof, and U.S. Bank Trust National
                  Association, as trustee relating to the 10 3/4% Senior Subordinated Notes due 2012

    4.2*          The Registration Rights Agreement, dated July 22, 2002, among BPC Holding, the Company, the other guarantors listed on the signature page thereof, and J.P. Morgan Securities Inc.,
                  Goldman, Sachs & Co., the Royal Bank of Scotland and Credit Suisse First Boston Corporation,
                  as Initial Purchasers relating to the 10 3/4% Senior Subordinated Notes due 2012

    4.3*          Supplemental Indenture, dated as of August 6, 2002, among the Company, BPC Holding
                  Corporation, Berry Iowa Corporation, Packerware Corporation, Knight Plastics, Inc., Berry
                  Sterling Corporation, Berry Plastic Design Corporation, Poly-Seal Corporation, Berry
                  Plastics Acquisitions Corporation III, Venture Packaging, Inc., Venture Packaging Midwest,
                  Inc., Berry Plastics Technical Services, Inc., CPI Holding Corporation, Aerocon, Inc.,
                  Pescor,

                  Inc., Berry Tri-Plas Corporation and Cardinal Packaging, Inc., the new guarantors listed on the signature page thereof, and U.S. Bank Trust National Association, as trustee

    5.1*          Opinion of Fried, Frank, Harris, Shriver & Jacobson, as to the legality of the securities

   10.1*          Stockholders Agreement dated as of July 22, 2002, among BPC Holding Corporation, GS Capital
                  Partners 2000, L.P., GS Capital Partners Offshore, L.P., GS Capital Partners 2000GmbH & Co.
                  Beteiligungs KG, GS Capital Partners 2000 Employee Fund, L.P., Stone Street Fund 2000, L.P.,
                  Bridge Street Special Opportunities Fund 2000, L.P., Goldman Sachs Direct Investment Fund
                  2000, L.P., J.P. Morgan Partners (BHCA), L.P., J.P. Morgan Partners Global Investors, L.P.,
                  J.P. Morgan Partners Global Investors (Cayman), L.P., J.P. Morgan Partners Global Investors
                  (Cayman) II, L.P. and J.P. Morgan Partners Global Investors A, L.P.

   10.2           Stockholders Agreement dated as of July 22, 2002, among BPC Holding Corporation, and those stockholders listed on Schedule A attached thereto (filed as Exhibit 4.6 to the Form S-8 and incorporated herein by reference)

   10.3*          Credit and Guaranty Agreement, dated as of July 22, 2002, among Berry Plastics Corporation,
                  BPC Holding Corporation, certain Subsidiaries of Berry Plastics Corporation, as guarantors, various lenders, Goldman Sachs Credit Partners, L.P., JP Morgan Chase Bank, Fleet National
                  Bank, The Royal Bank of Scotland and General Electric Capital Corporation

   10.4           Employment Agreement dated December 24, 1990, as amended, between the Company and R. Brent
                  Beeler ("Beeler") (filed as Exhibit 10.10 to the Form S-1 and incorporated herein by reference)

   10.5           Amendment to Beeler Employment Agreement dated November 30, 1995 (filed as Exhibit 10.8 to the Annual report on Form 10-K filed on March 28, 1996 (the "1995 Form 10-K") and incorporated herein by reference)

   10.6           Amendment to Beeler Employment Agreement dated June 30, 1996 (filed as Exhibit 10.7 to the
                  Registration Statement on Form S-4 filed on July 17, 1996 (the "1996 Form S-4") and incorporated herein by reference)

   10.7           Employment Agreement dated December 24, 1990 as amended, between the Company and James M.
                  Kratochvil ("Kratochvil") (filed as Exhibit 10.12 to the Form S-1 and incorporated herein by reference)

   10.8           Amendment to Kratochvil Employment Agreement dated November 30, 1995 (filed as Exhibit 10.12 to the 1995 Form 10-K and incorporated herein by reference)

   10.9           Amendment to Kratochvil Employment Agreement dated June 30, 1996 (filed as Exhibit 10.13 to the 1996 Form S-4 and incorporated herein by reference)

   10.10          Employment Agreement dated as of January 1, 1993, between the Company and Ira G. Boots
                  ("Boots") (filed as Exhibit 10.13 to the Form S-1 and incorporated herein by reference)

   10.11          Amendment to Boots Employment Agreement dated November 30, 1995 (filed as Exhibit 10.14 to the 1995 Form 10-K and incorporated herein by reference)

   10.12          Amendment to Boots Employment Agreement dated June 30, 1996 (filed as Exhibit 10.16 to the
                  1996 Form S-4 and incorporated herein by reference)

   10.13          Employment Agreement dated as of January 21, 1997, between the Company and Bruce J. Sims
                  ("Sims") (filed as Exhibit 10.14 to the Form 10-K filed March 29, 2000 (the "1999 Form
                  10-K") and incorporated herein by reference)

   10.14          Financing Agreement dated as of April 1, 1991, between the City of Henderson, Nevada Public
                  Improvement Trust and the Company (including exhibits) (filed as Exhibit 10.17 to the Form
                  S-1 and incorporated herein by reference)

   10.15*         Employment Agreement dated as of August 14, 2000, between the Company and William J.
                  Herdrich

   10.16          BPC Holding Corporation 2002 Stock Option Plan dated August 5, 2002 (filed as Exhibit 4.7 to the Form S-8 and incorporated herein by reference)

   10.17          BPC Holding Corporation Key Employee Equity Investment Program dated August 5, 2002 (filed as Exhibit 4.6 to the Form S-8 and incorporated herein by reference)

   10.18*         Pledge and Security Agreement dated as of July 22, 2002, between Berry Plastics Corporation, and the other grantors party thereto and Fleet National Bank, as the Collateral Agent

   10.19*         Amendment to Beeler Employment Agreement dated as of June 30, 2001

   10.20*         Amendment to Boots Employment Agreement dated as of June 30, 2001

   10.21*         Amendment to Kratochvil Employment Agreement dated as of June 30, 2001

   10.22*         Amendment to Sims Employment Agreement dated as of July 16, 2002

   10.23          BPC Holding Corporation 1996 Stock Option Plan (filed as Exhibit 10.16 to the Form 10-K filed March 24, 2003 (the "2002 Form 10-K") and incorporated herein by reference)

   12.1*          Ratio of earnings to fixed charges

   21.1*          List of Subsidiaries

   23.1*          Consent of Fried, Frank, Harris, Shriver & Jacobson (included in Exhibit 5.1)

   23.2**         Consent of Ernst & Young LLP

   24.1*          Powers of Attorney

   25.1*          Statement of Eligibility and Qualification of Trustee on Form T-1 of U.S. Bank Trust
                  National Association under the Trust Indenture Act of 1939



----------

*     Previously filed.

**    Filed herewith

(b) FINANCIAL STATEMENT SCHEDULE:

None.



ITEM 17. UNDERTAKINGS



The Registrant hereby undertakes:

      (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

            (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in effective registration statement; and



            (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;


      (2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and



      (3) to remove from registration means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES


Pursuant to the requirements of the Securities Act of 1933, as amended, Berry Plastics Corporation has duly caused this Post-Effective Amendment No. 3 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Evansville, State of Indiana on June 11, 2003.


                          Berry Plastics Corporation

                          By: /s/  JAMES M. KRATOCHVIL
                              -----------------------------------
                              James M. Kratochvil
                              Executive Vice President, Chief Financial Officer, Treasurer and Secretary


Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 3 to the Registration Statement has been signed by the following persons in the capacities indicated on June 11, 2003.




                 SIGNATURE                                        TITLE
                 ---------                                        -----
                   *                          President, Chief Executive Officer, and the
-----------------------------------------     Director (Principal Executive Officer)
             IRA G. BOOTS

        /s/ JAMES M. KRATOCHVIL               Executive Vice President, Chief Financial
-----------------------------------------     Officer, Treasurer and Secretary
          JAMES M. KRATOCHVIL                 (Principal Financial Officer)

                   *                          Chairman of the Board
-----------------------------------------
           JOSEPH GLEBERMAN

                   *                          Director
-----------------------------------------
        CHRISTOPHER C. BEHRENS

                   *                          Director
-----------------------------------------
           PATRICK J. DALTON

                   *                          Director
-----------------------------------------
           DOUGLAS F. LONDAL

                   *                          Director
-----------------------------------------
            MATHEW J. LORI

*By:    /s/ JAMES M. KRATOCHVIL
-----------------------------------------
          JAMES M. KRATOCHVIL
          as Attorney-in-Fact


                                   SIGNATURES



Pursuant to the requirements of the Securities Act of 1933, as amended, BPC Holding Corporation has duly caused this Post-Effective Amendment No. 3 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Evansville, State of Indiana on June 11, 2003.



                                BPC Holding Corporation

                                By:  /s/    JAMES M. KRATOCHVIL
                                     -----------------------------------------
                                     James M. Kratochvil
                                     Executive Vice President, Chief Financial
                                     Officer, Treasurer and Secretary



Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 3 to the Registration Statement has been signed by the following persons in the capacities indicated on June 11, 2003.



                    SIGNATURE                                      TITLE
                    ---------                                      -----
                        *                           President, Chief Executive Officer and
------------------------------------------------    Director (Principal Executive Officer)
                  IRA G. BOOTS

             /s/ JAMES M. KRATOCHVIL                Executive Vice President, Chief Financial
------------------------------------------------    Officer, Treasurer and Secretary
               JAMES M. KRATOCHVIL                  (Principal Financial Officer)

                        *                           Chairman of the Board
------------------------------------------------
                JOSEPH GLEBERMAN

                        *                           Director
------------------------------------------------
             CHRISTOPHER C. BEHRENS

                        *                           Director
------------------------------------------------
                PATRICK J. DALTON

                        *                           Director
------------------------------------------------
                DOUGLAS F. LONDAL

                        *                           Director
------------------------------------------------
                 MATHEW J. LORI

* By:        /s/ JAMES M. KRATOCHVIL
------------------------------------------------
               JAMES M. KRATOCHVIL
               as Attorney-in-fact

                                   SIGNATURES



Pursuant to the requirements of the Securities Act of 1933, as amended, Berry Iowa Corporation, Packerware Corporation, Knight Plastics, Inc., Berry Sterling Corporation, Berry Plastics Design Corporation, Poly-Seal Corporation, Venture Packaging, Inc., Venture Packaging Midwest, Inc., Berry Plastics Technical Services, Inc., CPI Holding Corporation, Cardinal Packaging, Inc., Aero Con, Inc., Berry Tri-Plas Corporation, Berry Plastics Acquisition Corporation III, Pescor, Inc., Berry Plastics Acquisition Corporation IV, Berry Plastics Acquisition Corporation V, Berry Plastics Acquisition Corporation VI, Berry Plastics Acquisition Corporation VII, Berry Plastics Acquisition Corporation VIII, Berry Plastics Acquisition Corporation IX, Berry Plastics Acquisition Corporation X, Berry Plastics Acquisition Corporation XI, Berry Plastics Acquisition Corporation XII, and Berry Plastics Acquisition Corporation XIII, each has duly caused this Post-Effective Amendment No. 3 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Evansville, State of Indiana on June 11, 2003.



                                 BERRY IOWA CORPORATION
                                 PACKERWARE CORPORATION
                                 KNIGHT PLASTICS, INC.
                                 BERRY STERLING CORPORATION
                                 BERRY PLASTICS DESIGN CORPORATION
                                 POLY-SEAL CORPORATION
                                 VENTURE PACKAGING, INC.
                                 VENTURE PACKAGING MIDWEST, INC.
                                 BERRY PLASTICS TECHNICAL SERVICES, INC.
                                 CPI HOLDING CORPORATION
                                 CARDINAL PACKAGING, INC.
                                 AERO CON, INC.
                                 BERRY TRI-PLAS CORPORATION
                                 BERRY PLASTICS ACQUISITION CORPORATION III
                                 PESCOR, INC.
                                 BERRY PLASTICS ACQUISITION CORPORATION IV
                                 BERRY PLASTICS ACQUISITION CORPORATION V
                                 BERRY PLASTICS ACQUISITION CORPORATION VI
                                 BERRY PLASTICS ACQUISITION CORPORATION VII
                                 BERRY PLASTICS ACQUISITION CORPORATION VIII
                                 BERRY PLASTICS ACQUISITION CORPORATION IX
                                 BERRY PLASTICS ACQUISITION CORPORATION X
                                 BERRY PLASTICS ACQUISITION CORPORATION XI
                                 BERRY PLASTICS ACQUISITION CORPORATION XII
                                 BERRY PLASTICS ACQUISITION CORPORATION XIII

                                 By: /s/  JAMES M. KRATOCHVIL
                                     ----------------------------------------
                                     James M. Kratochvil
                                     Executive Vice President,
                                     Chief Financial Officer,
                                     Treasurer and Secretary

                                   SIGNATURES




Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 3 to the Registration Statement has been signed by the following persons in the capacities indicated on June 11, 2003.



                  SIGNATURE                                  TITLE
                  ---------                                  -----
                      *                       President, Chief Executive Officer, and
-----------------------------------------     Director (Principal Executive Officer)
                IRA G. BOOTS

           /s/ JAMES M. KRATOCHVIL            Executive Vice President, Chief Financial
-----------------------------------------     Officer, Treasurer, Secretary and Director
             JAMES M. KRATOCHVIL              (Principal Financial Officer)


*By:       /s/ JAMES M. KRATOCHVIL
    -------------------------------------
             JAMES M. KRATOCHVIL
             as Attorney-in-fact

                                   SIGNATURES



Pursuant to the requirements of the Securities Act of 1933, as amended, Berry Plastics Acquisition Corporation XIV, LLC, and Berry Plastics Acquisition Corporation XV, LLC, each has duly caused this Post-Effective Amendment No. 3 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Evansville, State of Indiana on June 11, 2003.



                                             BERRY PLASTICS ACQUISITION
                                             CORPORATION XIV, LLC
                                             BERRY PLASTICS ACQUISITION
                                             CORPORATION XV, LLC

                                             By:  /s/ JAMES M. KRATOCHVIL
                                                  ----------------------------
                                                  James M. Kratochvil
                                                  Executive Vice President,
                                                  Chief Financial Officer,
                                                  Treasurer and Secretary



Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 3 to the Registration Statement has been signed by the following persons in the capacities indicated on June 11, 2003.



                SIGNATURE                                   TITLE
                ---------                                   -----
                    *                          President, Chief Executive Officer, and
-------------------------------------------    Manager (Principal Executive Officer)
              IRA G. BOOTS

         /s/ JAMES M. KRATOCHVIL               Executive Vice President, Chief Financial
-------------------------------------------    Officer, Treasurer, Secretary and Manager
           JAMES M. KRATOCHVIL                 (Principal Financial Officer)


*By:     /s/ JAMES M. KRATOCHVIL
--------------------------------
           JAMES M. KRATOCHVIL
           as Attorney-in-fact

                                  EXHIBIT INDEX

    NUMBER                                          DESCRIPTION
    ------                                          -----------
      2.1         Agreement and Plan of Merger, dated as of May 25, 2002, among GS Berry Acquisition Corp., GS
                  Capital Partners 2000, L.P., GS Capital Partners 2000 Offshore, L.P., GS Capital Partners
                  2000 GmbH & Co. Beteiligungs KG, Bridge Street Special Opportunities Fund 2000, L.P., GS
                  Capital Partners 2000 Employee Fund, L.P., Stone Street Fund 2000, BPC Holding Corporation,
                  Berry Plastics Corporation, the Stockholders listed on Schedule 1 attached thereto, Atlantic
                  Equity Partners International II, L.P., J.P. Morgan Partners (SBIC), LLC, BPC Equity, LLC
                  and Ira G. Boots. (filed as Exhibit 2.1 to the Current Report on Form 8-K filed on July 31,
                  2002 (the "Form 8-K") and incorporated herein by reference)

      2.2         First Amendment dated as of July 17, 2002 among GS Berry Acquisition Corp., GS Capital
                  Partners 2000, L.P., GS Capital Partners 2000 Offshore, L.P., GS Capital Partners 2000 GmbH
                  & Co. Beteiligungs KG, Bridge Street Special Opportunities Fund 2000, L.P., GS Capital
                  Partners 2000 Employee Fund, L.P., Stone Street Fund 2000, BPC Holding Corporation, Berry
                  Plastics Corporation, the Stockholders listed on Schedule 1 attached thereto, Atlantic
                  Equity Partners International II, L.P., J.P. Morgan Partners (SBIC), LLC, BPC Equity, LLC
                  and Ira G. Boots to the Agreement and Plan of Merger, dated as of May 25, 2002. (filed as
                  Exhibit 2.2 to the Form 8-K and incorporated herein by reference)

      2.3         Second Amendment dated as of July 22, 2002 among GS Berry Acquisition Corp., GS Capital
                  Partners 2000, L.P., GS Capital Partners 2000 Offshore, L.P., GS Capital Partners 2000 GmbH
                  & Co. Beteiligungs KG, Bridge Street Special Opportunities Fund 2000, L.P., GS Capital
                  Partners 2000 Employee Fund, L.P., Stone Street Fund 2000, BPC Holding Corporation, Berry
                  Plastics Corporation, the Stockholders listed on Schedule 1 attached thereto, Atlantic
                  Equity Partners International II, L.P., J.P. Morgan Partners (SBIC), LLC, BPC Equity, LLC
                  and Ira G. Boots to the Agreement and Plan of Merger, dated as of May 25, 2002. (filed as
                  Exhibit 2.3 to the Form 8-K and incorporated herein by reference)

      3.1         Certificate of Incorporation of the Company (filed as Exhibit 3.3 to the Registration
                  Statement on Form S-1 filed on February 24, 1994 (the "Form S-1") and incorporated herein by reference)

      3.2         Bylaws of the Company (filed as Exhibit 3.4 to the Form S-1 and incorporated herein by reference)

      3.3         Amended and Restated Certificate of Incorporation of BPC Holding Corporation ("Holding")
                  (filed as Exhibit 4.1 to the Form S-8 filed on August 6, 2002 (the "Form S-8") and incorporated herein by reference)

      3.4         Amended and Restated Bylaws of Holding (filed as Exhibit 4.2 to the Form S-8 and incorporated herein by reference)

      4.1*        The Indenture, dated as of July 22, 2002, among BPC Holding Corporation, the Company, the other guarantors listed on the signature page thereof, and U.S. Bank Trust National
                  Association, as trustee relating to the 10 3/4% Senior Subordinated Notes due 2012

      4.2*        The Registration Rights Agreement, dated July 22, 2002, among BPC Holding, the Company, the other guarantors listed on the signature page thereof, and J.P. Morgan Securities Inc.,
                  Goldman, Sachs & Co., the Royal Bank of Scotland and Credit Suisse First Boston Corporation,
                  as Initial Purchasers relating to the 10 3/4% Senior Subordinated Notes due 2012

      4.3*        Supplemental Indenture, dated as of August 6, 2002, among the Company, BPC Holding
                  Corporation, Berry Iowa Corporation, Packerware Corporation, Knight Plastics, Inc., Berry
                  Sterling Corporation, Berry Plastic Design Corporation, Poly-Seal Corporation, Berry
                  Plastics Acquisitions Corporation III, Venture Packaging, Inc., Venture Packaging Midwest,
                  Inc., Berry Plastics Technical Services, Inc., CPI Holding Corporation, Aerocon, Inc.,
                  Pescor, Inc., Berry Tri-Plas Corporation and Cardinal Packaging, Inc., the new guarantors listed

                  on the signature page thereof, and U.S. Bank Trust National Association, as trustee

      5.1*        Opinion of Fried, Frank, Harris, Shriver & Jacobson, as to the legality of the securities

     10.1*        Stockholders Agreement dated as of July 22, 2002, among BPC Holding Corporation, GS Capital
                  Partners 2000, L.P., GS Capital Partners Offshore, L.P., GS Capital Partners 2000 GmbH & Co.
                  Beteiligungs KG, GS Capital Partners 2000 Employee Fund, L.P., Stone Street Fund 2000, L.P.,
                  Bridge Street Special Opportunities Fund 2000, L.P., Goldman Sachs Direct Investment Fund
                  2000, L.P., J.P. Morgan Partners (BHCA), L.P., J.P. Morgan Partners Global Investors, L.P.,
                  J.P. Morgan Partners Global Investors (Cayman), L.P., J.P. Morgan Partners Global Investors
                  (Cayman) II, L.P. and J.P. Morgan Partners Global Investors A, L.P.

     10.2         Stockholders Agreement dated as of July 22, 2002, among BPC Holding Corporation, and those stockholders listed on Schedule A attached thereto (filed as Exhibit 4.6 to the Form S-8 and incorporated herein by reference)

     10.3*        Credit and Guaranty Agreement, dated as of July 22, 2002, among Berry Plastics Corporation,
                  BPC Holding Corporation, certain Subsidiaries of Berry Plastics Corporation, as guarantors, various lenders, Goldman Sachs Credit Partners, L.P., JP Morgan Chase Bank, Fleet National
                  Bank, The Royal Bank of Scotland and General Electric Capital Corporation

     10.4         Employment Agreement dated December 24, 1990, as amended, between the Company and R. Brent
                  Beeler ("Beeler") (filed as Exhibit 10.10 to the Form S-1 and incorporated herein by reference)

     10.5         Amendment to Beeler Employment Agreement dated November 30, 1995 (filed as Exhibit 10.8 to the Annual report on Form 10-K filed on March 28, 1996 (the "1995 Form 10-K") and incorporated herein by reference)

     10.6         Amendment to Beeler Employment Agreement dated June 30, 1996 (filed as Exhibit 10.7 to the
                  Registration Statement on Form S-4 filed on July 17, 1996 (the "1996 Form S-4") and incorporated herein by reference)

     10.7         Employment Agreement dated December 24, 1990 as amended, between the Company and James M.
                  Kratochvil ("Kratochvil") (filed as Exhibit 10.12 to the Form S-1 and incorporated herein by reference)

     10.8         Amendment to Kratochvil Employment Agreement dated November 30, 1995 (filed as Exhibit 10.12 to the 1995 Form 10-K and incorporated herein by reference)

     10.9         Amendment to Kratochvil Employment Agreement dated June 30, 1996 (filed as Exhibit 10.13 to the 1996 Form S-4 and incorporated herein by reference)

     10.10        Employment Agreement dated as of January 1, 1993, between the Company and Ira G. Boots
                  ("Boots") (filed as Exhibit 10.13 to the Form S-1 and incorporated herein by reference)

     10.11        Amendment to Boots Employment Agreement dated November 30, 1995 (filed as Exhibit 10.14 to the 1995 Form 10-K and incorporated herein by reference)

     10.12        Amendment to Boots Employment Agreement dated June 30, 1996 (filed as Exhibit 10.16 to the
                  1996 Form S-4 and incorporated herein by reference)

     10.13        Employment Agreement dated as of January 21, 1997, between the Company and Bruce J. Sims
                  ("Sims")(filed as Exhibit 10.14 to the Form 10-K filed March 29, 2000 (the "1999 Form 10-K")
                  and incorporated herein by reference)

     10.14        Financing Agreement dated as of April 1, 1991, between the City of Henderson, Nevada Public
                  Improvement Trust and the Company (including exhibits) (filed as Exhibit 10.17 to the Form
                  S-1 and incorporated herein by reference)

     10.15*       Employment Agreement dated as of August 14, 2000, between the Company and William J.
                  Herdrich

     10.16        BPC Holding Corporation 2002 Stock Option Plan dated August 5, 2002 (filed as Exhibit 4.7 to the Form S-8 and incorporated herein by reference)

     10.17        BPC Holding Corporation Key Employee Equity Investment Program dated August 5, 2002 (filed as Exhibit 4.6 to the Form S-8 and incorporated herein by reference)

     10.18*       Pledge and Security Agreement dated as of July 22, 2002, between Berry Plastics Corporation, and the other grantors party thereto and Fleet National Bank, as the Collateral Agent.

     10.19*       Amendment to Beeler Employment Agreement dated as of June 30, 2001

     10.20*       Amendment to Boots Employment Agreement dated as of June 30, 2001

     10.21*       Amendment to Kratochvil Employment Agreement dated as of June 30, 2001

     10.22*       Amendment to Sims Employment Agreement dated as of July 16, 2002

     10.23        BPC Holding Corporation 1996 Stock Option Plan (filed as Exhibit 10.16 to the 2002 Form 10-K and incorporated herein by reference).

     12.1*        Ratio of earnings to fixed charges

     21.1*        List of Subsidiaries

     23.1*        Consent of Fried, Frank, Harris, Shriver & Jacobson (included in Exhibit 5.1)

     23.2**       Consent of Ernst & Young LLP

     24.1*        Powers of Attorney

     25.1*        Statement of Eligibility and Qualification of Trustee on Form T-1 of U.S. Bank Trust
                  National Association under the Trust Indenture Act of 1939



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*     Previously filed.

**    Filed herewith.